                                                      REGISTRATION NO. 333-87375

   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1999
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            ALCAN ALUMINIUM LIMITED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            CANADA                            3334                        NOT APPLICABLE
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL             (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                          1188 SHERBROOKE STREET WEST
                        MONTREAL, QUEBEC, CANADA H3A 3G2
                                 (514) 848-8000

   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           DAVID MCAUSLAND, SECRETARY
                            ALCAN ALUMINIUM LIMITED
                          1188 SHERBROOKE STREET WEST
                        MONTREAL, QUEBEC, CANADA H3A 3G2
                                 (514) 848-8000

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                             ---------------------
                                   Copies to:

  SIMPSON THACHER & BARTLETT     MILBANK, TWEED, HADLEY & MCCLOY        SULLIVAN & CROMWELL
     425 LEXINGTON AVENUE                      LLP                       ST. OLAVE'S HOUSE
     NEW YORK, N.Y. 10017            1 CHASE MANHATTAN PLAZA              IRONMONGER LANE
      ATTN: ALAN M. KLEIN           NEW YORK, NEW YORK 10005              LONDON EC2V 8EY
        (212) 455-2000             ATTN: DONALD B. BRANT, JR.          ATTN: SCOTT D. MILLER
                                         (212) 530-5000                 011-44-207-710-6500

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after the effective date of this registration statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 1999

PROSPECTUS                                                U.S. OFFER TO EXCHANGE
                            ALCAN ALUMINIUM LIMITED

     The boards of directors of Alcan Aluminium Limited and Pechiney have approved a combination of the two companies. The combination is being effected through an offer by Alcan to exchange newly issued Alcan common shares for all outstanding Pechiney common shares "A," called herein "Pechiney A Shares," Pechiney preferred shares "B," called herein "Pechiney B Shares," and Pechiney American depositary shares each representing 0.5 of a Pechiney A Share, called herein "Pechiney ADSs," and together with the Pechiney A Shares and the Pechiney B Shares, called the "Pechiney Securities."

     Alcan is offering to exchange:

     -  1.7816 Alcan common shares for every Pechiney A Share,

     -  1.9598 Alcan common shares for every Pechiney B Share, and

     -  0.8908 of an Alcan common share for every Pechiney ADS.
 The offer and withdrawal rights will expire at 11:00 a.m., New York City time,
 on           , 2000 unless the offer is extended. Pechiney Securities that are tendered pursuant to the offer may be withdrawn at any time prior to the expiration date.

     Alcan's offer to acquire all of the outstanding Pechiney Securities is being made through two separate offers:

     - a U.S. offer open to all holders of Pechiney Securities who are located in the United States and Canada, and

     - a French offer open at the Paris Bourse to all other holders of Pechiney Securities who are located outside of the United States or Canada.

     These offers together are being made for all of the outstanding Pechiney Securities.

     Alcan is separately offering to acquire all of the outstanding shares of Alusuisse Lonza Group AG ("Algroup") in exchange for Alcan common shares. That offer is not being made by and is not covered by this prospectus. Alcan's offers for the Pechiney Securities and Alcan's offer for the Algroup shares are being made pursuant to a combination agreement, dated September 15, 1999, among Alcan, Pechiney and Algroup. The combination agreement contemplates a three-way merger of equals of Alcan, Pechiney and Algroup. Alcan is referred to in this prospectus on a pro forma basis following completion of the combination as the "Combined Company."

     This prospectus contains detailed information concerning the U.S. offer for Pechiney Securities and the proposed combination. The complete combination agreement is attached as Annex A. We recommend that you read this prospectus and the combination agreement carefully.

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS RELATING TO THE COMBINATION THAT WE DESCRIBE STARTING ON PAGE 16 OF THIS PROSPECTUS.

     The common shares of Alcan are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol "AL."

     The information contained in this prospectus is subject to completion and amendment. A registration statement relating to the Alcan common shares has been filed with the Securities and Exchange Commission. The Alcan common shares may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Alcan common shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

      The Dealer Manager for the U.S. offer is Morgan Stanley Dean Witter.

                   The date of this prospectus is           .

           QUESTIONS AND ANSWERS ABOUT THE COMBINATION AND THE OFFERS

Q:  WHY ARE ALCAN, PECHINEY AND ALGROUP PROPOSING TO COMBINE?

A: The combination of Alcan, Pechiney and Algroup will create one of the world's largest aluminum companies with complementary operations and technologies, a sustainable low-cost position in primary aluminum, advanced aluminum fabricating facilities located globally and strong positioning for future low-cost growth and expansion. It will also create a world leader in the flexible and specialty packaging business.

     The boards of directors of each of Alcan, Pechiney and Algroup believe that the combination will improve the companies' ability to generate long-term growth and shareholder value by reducing selling, general and administrative expenses and optimizing research and development and the efficiency of their production facilities.

     To review the reasons for the combination in greater detail, see "The Combination -- Reasons for the Combination" on page 21.

Q:  IF ALCAN AND PECHINEY ARE COMBINING, WHY IS ALCAN MAKING OFFERS TO ACQUIRE
     PECHINEY SECURITIES?

A:  The offers by Alcan to exchange Alcan common shares for all Pechiney
     Securities and the offer by Alcan to exchange Alcan common shares for all of Algroup's shares are simply the means to effect the combination in an efficient manner. The boards of directors of Alcan, Pechiney and Algroup fully intend the transaction to be a "merger of equals."

Q:  ARE THE OFFERS FOR PECHINEY SECURITIES AND ALGROUP SHARES CONDITIONAL UPON
     EACH OTHER?

A: No, the offers for Pechiney Securities and the offer for Algroup shares are independent of each other. If the Algroup offer is not completed but the offers for Pechiney Securities are completed, Alcan and Pechiney will still combine. To review the benefits of a combination of Alcan and Pechiney without Algroup, see "The Combination -- Benefits of an Alcan-Pechiney Combination" on page 24.

Q:  HOW MANY ALCAN COMMON SHARES WILL I RECEIVE IF THIS OFFER IS COMPLETED?

A: You will receive 1.7816 Alcan common shares for each Pechiney A Share you tender, 1.9598 Alcan common shares for each Pechiney B Share you tender and
     0.8908 of an Alcan common share for each Pechiney ADS you tender. This is referred to as the "exchange ratio." The exchange ratio will not change even if the market price of Alcan common shares or any Pechiney Securities increases or decreases.

     No fractional Alcan common shares will be issued. Alcan will make arrangements on reasonable terms for Alcan common shares representing fractional shares to be aggregated and sold on the market. You will receive a pro rata portion of the net cash proceeds instead of any fractional Alcan common shares that would have been issued to you.

Q:  ARE THERE ANY CONDITIONS TO THE OBLIGATIONS OF ALCAN TO COMPLETE THIS OFFER?

A: The only condition to this offer is that valid acceptances, that have not been withdrawn, in respect of Pechiney Securities which carry more than 67% of the total voting rights of Pechiney, calculated on a fully diluted basis at the end of the offering period, are tendered in this offer and the French offer, on a combined basis. If this condition is neither met nor waived by agreement of both Alcan and Pechiney, Alcan will have the right to withdraw this offer and will not be required to accept or pay for any Pechiney Securities tendered pursuant to this offer.

Q:  WILL I KNOW WHETHER THE 67% MINIMUM SHARE CONDITION HAS BEEN SATISFIED
     BEFORE I LOSE MY RIGHT TO WITHDRAW SHARES FROM THIS OFFER?

A: No, under the terms of this offer, your withdrawal rights extend only to the expiration date. The definitive results of the offers for Pechiney Securities will not be known until approximately nine French business days after the expiration date.

Q:  IF THE OFFERS FOR PECHINEY SECURITIES ARE SUCCESSFUL, WHAT WILL HAPPEN TO
     PECHINEY SECURITIES THAT WERE NOT TENDERED OR THAT WERE TENDERED BUT SUBSEQUENTLY WITHDRAWN? DOES ALCAN INTEND TO "SQUEEZE OUT" FOR CASH OR OTHER CONSIDERATION ANY PECHINEY SECURITIES THAT REMAIN OUTSTANDING FOLLOWING COMPLETION OF THE OFFERS?

A: The purpose of the offers is to enable Alcan to acquire all of the outstanding Pechiney Securities. If Alcan acquires Pechiney Securities pursuant to the offers, Alcan may exercise its statutory right, to the extent available, and all other means legally available to it, to acquire all of the Pechiney Securities not tendered. Alcan may engage in subsequent transactions with Pechiney to combine and integrate the two businesses. The resulting financial strategies and dividend policies of Pechiney may differ from those that would be established by Pechiney if it remained an independent company. If Alcan were to obtain at least 95% of the total voting rights in Pechiney, it might consider launching, to the extent permitted by French law, a withdrawal offer (offre publique de retrait) which could be followed by a compulsory acquisition (retrait obligatoire) of the remaining shares.

Q:  WHAT PERCENTAGE OF THE COMBINED COMPANY WILL BE OWNED BY FORMER HOLDERS OF
     PECHINEY SECURITIES?

A: Assuming acceptance in full of Alcan's offers for the Pechiney Securities and Algroup's shares, the former holders of Pechiney Securities would own approximately 29% of the Combined Company's outstanding common shares, on a fully diluted basis, immediately after the combination. If only the offers for Pechiney Securities are completed and all of the Pechiney Securities are exchanged for Alcan common shares, holders of Pechiney Securities will own approximately 39.7% of the Combined Company's outstanding common shares, on a fully diluted basis, immediately after the combination.

Q:  WHO WILL MANAGE THE COMBINED COMPANY?

A: If the offers for the Pechiney Securities and the offer for the Algroup shares are both successful, the board of directors of the Combined Company will consist of 12 members who will be proposed as directors, four of whom will be nominees of Alcan, four of whom will be nominees of Pechiney and four of whom will be nominees of Algroup. If only the offers for Pechiney Securities are completed, the Algroup nominees will not be proposed for election. Instead, the board of directors of the Combined Company will consist of 11 members with the four nominees of Alcan selecting two additional nominees and the four nominees of Pechiney selecting one additional nominee.

     Mr. Jacques Bougie, currently the President and Chief Executive Officer of Alcan, will serve as the chief executive officer of the Combined Company and Mr. Jean-Pierre Rodier, currently the Chief Executive Officer of Pechiney, will serve as president and chief operating officer of the Combined Company. It is expected that Mr. Bougie will retire after approximately two years, when the successful integration of the three companies has been completed, and that Mr. Rodier will succeed Mr. Bougie as chief executive officer of the Combined Company.

     The persons to be nominated to the Board of the Combined Company are listed under "Summary -- Directors and Management of Alcan after the Combination" on page 6 and more detailed information, including information on the executive officers of the Combined Company, is provided in "Management Information Subsequent to the Combination" on page 100.

Q:  WHERE WILL THE COMBINED COMPANY HAVE ITS DOMICILE?

A: The registered office and legal headquarters of the Combined Company will be in Montreal, Canada. The Combined Company will also have business sector operating headquarters in Montreal, Paris, Zurich and Cleveland. The office of the CEO will be in New York City.

Q:  WILL I RECEIVE MY USUAL ANNUAL DIVIDEND FROM PECHINEY PRIOR TO THE
     COMPLETION OF THE COMBINATION?

A: Yes, if any annual dividend is payable. In addition, Pechiney intends to pay a special dividend to its shareholders at the time of, and conditional upon, completion of the offers. This special dividend, together with Pechiney's annual dividend, and including the "precompte" tax and any other tax payable by Pechiney under French tax law in connection with these dividends, will represent a gross amount not exceeding $549 million in the aggregate. Any such dividends will be paid in euros. In the event that the entirety of this amount is declared and paid as a special dividend, no annual dividend for fiscal year 1999 will be declared before the completion of the Pechiney offers.

Q:  WHAT IS THE EXPECTED DIVIDEND POLICY OF THE COMBINED COMPANY?

A: Alcan expects that the Combined Company will pay quarterly dividends on the common shares. The amount of such dividends will be determined by the board of directors in light of the Combined Company's earnings from operations, capital requirements and financial condition.

Q:  WHAT WILL HAPPEN TO MY FUTURE DIVIDENDS IF I DO NOT ACCEPT THIS OFFER?

A: Alcan is not in a position at this stage to state what the dividend policy of the Combined Company will be in respect of the Pechiney Securities after successful offers, but it is likely that such policy will be determined in the context of Pechiney's integration into the Combined Company. This policy could bring about a large reduction in the level of dividends paid on Pechiney Securities, or even an end to the payment of dividends on the Pechiney Securities, subject to the rights of holders of Pechiney B Shares.

Q:  WILL I BE TAXED ON THE ALCAN COMMON SHARES THAT I RECEIVE IN THIS OFFER?

A: It is not currently known whether or not the exchange of shares pursuant to this offer will require holders of Pechiney Securities to recognize gain for U.S. federal income tax purposes. For U.S. federal income tax purposes, whether U.S. holders will recognize gain or loss realized in respect of their Pechiney Securities exchanged in the offer will depend, in part, on whether Alcan acquires Pechiney Securities in the offers possessing 80% or more of the voting rights of all Pechiney Securities. It will also depend, in part, on whether the U.S. offer and French offer and any subsequent offers (including a withdrawal offer under French law (offre publique de retrait)) are made exclusively for Alcan shares rather than cash. If Alcan subsequently engages in any other offer or transaction through which Alcan acquires the remaining Pechiney Securities for cash, this offer will likely be fully taxable to U.S. holders of Pechiney Securities. U.S. holders of Pechiney Securities will not generally be subject to Canadian federal income tax in respect of any gain or loss realized in respect of their Pechiney Securities exchanged in this offer, whether or not gain is recognized for U.S. federal income tax purposes. We urge you to consider carefully the discussion of the tax consequences related to this offer and the combination and to review these tax consequences with your tax advisor.

Q:  WHAT WILL BE THE ACCOUNTING TREATMENT OF THE COMBINATION?

A: A combination of all three companies is intended to be accounted for using the pooling of interests method under generally accepted accounting principles, or GAAP, of Canada, provided that substantially all of the Pechiney Securities and the Algroup shares are tendered. A final determination can be made only when the outcome of the offers for Pechiney Securities and Algroup shares is known. The combination of all three companies will be accounted for using the purchase method of accounting under U.S. GAAP. The combination of Alcan and Pechiney without Algroup will be accounted for using the purchase method of accounting under both Canadian and U.S. GAAP. The unaudited pro forma combined financial information set forth in this prospectus has been prepared to demonstrate the various possible outcomes. For a more detailed description of the circumstances affecting the accounting treatment, please see "The Combination -- Accounting Treatment" on page 37.

Q:  I HOLD CERTIFICATES FOR PECHINEY ADSS. HOW DO I ACCEPT THIS OFFER?

A: If you hold certificates for Pechiney ADSs, complete and sign the letter of transmittal and send it, together with your American depositary share certificates and any other required documents, to the U.S. exchange agent before the expiration of this offer. If your certificates are not available, you may also follow guaranteed delivery procedures described in this prospectus. Do not send your certificates to Alcan, the dealer manager or the information agent.

Q:  I HOLD PECHINEY ADSS IN BOOK-ENTRY FORM. HOW DO I ACCEPT THIS OFFER?

A: If you hold Pechiney ADSs in book-entry form, complete the confirmation of a book-entry transfer of your Pechiney ADSs into the U.S. exchange agent's account at The Depositary Trust Company, commonly known as DTC, and send either an agent's message or a letter of transmittal and any other required documents to the U.S. exchange agent before the expiration of this offer.

Q:  I HOLD PECHINEY A SHARES OR PECHINEY B SHARES THROUGH A FRENCH FINANCIAL
     INTERMEDIARY. HOW DO I ACCEPT THIS OFFER?

A: If your Pechiney A Shares or Pechiney B Shares are held through a French financial intermediary, you do not need to complete the letter of transmittal. Instead, your French financial intermediary should send you an order form and instructions for accepting this offer before the last day of the acceptance period. If you have not yet received instructions from your French financial intermediary, please contact your French financial intermediary directly. If your Pechiney shares are held in pure registered form (nominatif pur), you will first have to request that your shares be converted to administered registered form (nominatif administre).

Q:  I HOLD PECHINEY A SHARES OR PECHINEY B SHARES THROUGH A U.S. CUSTODIAN, SUCH
     AS A BROKER, BANK OR TRUST COMPANY. HOW DO I ACCEPT THIS OFFER?

A: If you hold Pechiney A Shares or Pechiney B Shares through a U.S. custodian, you do not need to complete the letter of transmittal. Instead, your U.S. custodian should either forward to you the order form sent by the French financial intermediary that holds the shares on behalf of the U.S. custodian as record owner or send you a separate form prepared by the U.S. custodian. If you have not yet received instructions from your U.S. custodian, please contact your U.S. custodian directly. If your shares are held in pure registered form (nominatif pur), you will first have to request that your shares be converted to administered registered form (nominatif administre).

Q:  WILL THERE BE ANY LIMITATIONS ON MY ABILITY TO PARTICIPATE IN THIS OFFER IF
     I RECENTLY BOUGHT MY PECHINEY A SHARES OR PECHINEY B SHARES?

A: For your Pechiney A Shares or Pechiney B Shares to be eligible for tender into this offer, you must have acquired them at least three days before the expiration date of this offer.

Q:  WHAT HAPPENS IF I CHANGE MY MIND AFTER I TENDER MY PECHINEY SECURITIES?

A:  You may withdraw your tender of Pechiney Securities at any time before the expiration date, which has initially been set as 11:00 a.m., New York City
     time, on           , 2000, unless extended. If the expiration date is
     extended you may also withdraw your securities during the extension period. If you change your mind again, you can retender your securities by following the tender procedures again before this offer expires.

Q:  DO I NEED TO DO ANYTHING IF I WANT TO RETAIN MY PECHINEY SECURITIES?

A: No. If you want to retain your Pechiney Securities, you do not need to take any action.

Q:  WHEN DOES THIS OFFER EXPIRE?

A:  This offer will expire at 11:00 a.m., New York City time, on           ,
     2000 unless extended. You must tender your Pechiney Securities and deliver all required instructions and documents before then in order to accept this offer.

Q:  WHAT HAPPENS IF THE OFFERS ARE NOT SUCCESSFUL?

A: If the offers for Pechiney Securities are not successful, Alcan will return your Pechiney Securities to you promptly after determining the outcome of the offers.

Q:  WHEN WILL I KNOW THE OUTCOME OF THE OFFERS?

A: The French Conseil des Marches Financiers, or CMF, will announce the results of the offers for Pechiney Securities on a preliminary basis between six or seven French business days after the expiration date and on a final basis not more than nine French business days after the expiration date. Alcan will issue a press release announcing the results of the offers promptly after each announcement by the CMF.

Q:  WILL I HAVE TO PAY ANY BROKERAGE COMMISSIONS OR TRANSACTION FEES?

A: If your Pechiney Securities are registered in your name and you tender them directly to the U.S. exchange agent, you will not have to pay any brokerage commissions or transaction fees. If you hold your Pechiney Securities through a bank or broker, you should consult with them as to whether they charge any transaction fees or service charges. For more information regarding brokerage commissions and fees, see "Terms of the Offer -- Fees and Expenses."

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A:  If you have more questions about this offer, you should contact:

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
OFFER TO EXCHANGE...........................................       i
QUESTIONS AND ANSWERS ABOUT THE COMBINATION AND THE
  OFFERS....................................................      ii
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...      ix
ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN
  PERSONS...................................................      ix
SUMMARY.....................................................       1
SELECTED HISTORICAL FINANCIAL DATA..........................       8
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL
  INFORMATION...............................................      11
RISK FACTORS................................................      16
  Integration of the companies may fail or disrupt
     operations.............................................      16
  Regulatory approvals may not be obtained or may impose
     adverse conditions.....................................      16
  Increased exposure to currency exchange rate fluctuations
     may cause adverse financial results....................      16
  The Combined Company will be exposed to market and credit
     risk in derivatives....................................      17
  The substantial increase in the number of Alcan common
     shares following the combination may adversely affect
     their market price.....................................      17
  The Combined Company may be exposed to increased
     environmental costs and liabilities....................      17
  The Combined Company will be exposed to trading and
     brokerage risks........................................      17
  The Combined Company will be exposed to potential risks of
     losses from operations in lesser developed countries...      17
  The market for Pechiney Securities may be adversely
     affected by the offers.................................      17
CURRENCY PRESENTATIONS AND EXCHANGE RATES...................      19
THE COMBINATION.............................................      20
  Background of the Combination.............................      20
  Reasons for the Combination...............................      21
  Benefits of an Alcan-Pechiney Combination.................      24
  Recommendation of Pechiney's Board of Directors...........      25
  The Combination Agreement.................................      25
REGULATORY MATTERS..........................................      35
ACCOUNTING TREATMENT........................................      37
TERMS OF THE OFFER..........................................      38
  Introduction..............................................      38
  Terms of the Offer........................................      38
  Conditions to Commencement of the Offer...................      38
  Condition to Completion of the Offer......................      38
  Compulsory Acquisition....................................      38
  Grounds for Withdrawing the Offer.........................      39
  The Expiration Date.......................................      39
  Extension, Termination and Amendment......................      39
  Fractional Shares.........................................      40
  Procedures for Tendering Pechiney Securities..............      40
  Guaranteed Delivery.......................................      42
  Withdrawal Rights.........................................      43
  Acceptance and Return of Pechiney Securities..............      43
  Miscellaneous.............................................      44
  Delivery of Alcan Common Shares...........................      44
  Fees and Expenses.........................................      44
  Stock Exchange Listing of Alcan Common Shares.............      44
  Treatment of Pechiney Stock Options.......................      45
  Effect of the Offers on the market for Pechiney
     Securities.............................................      45

                                                                PAGE
                                                                ----
Subsequent Transactions to Integrate the Business of Alcan
and Pechiney and Future Dividend Policy.....................      45
  Increased Competition.....................................      46
THE COMPANIES...............................................      47
  Alcan.....................................................      47
  Pechiney..................................................      59
  Algroup...................................................      75
MATERIAL TAX CONSEQUENCES RELATING TO THE U.S. OFFER........      94
  United States Federal Income Tax Consequences.............      94
  Canadian Federal Income Tax Considerations................      99
MANAGEMENT INFORMATION SUBSEQUENT TO THE COMBINATION........     100
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS...........     105
DESCRIPTION OF ALCAN COMMON SHARES..........................     137
MARKET PRICE AND DIVIDEND DATA..............................     137
COMPARISON OF SHAREHOLDERS' RIGHTS..........................     139
VALIDITY OF SECURITIES......................................     151
EXPERTS.....................................................     151
WHERE YOU CAN FIND MORE INFORMATION.........................     152
INFORMATION FROM PECHINEY AND ALGROUP.......................     154
ANNEX A Combination Agreement...............................     A-1
ANNEX B Algroup Consolidated Financial Statements and
Management's Discussion
              and Analysis..................................     B-1

               CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning industry growth and other trend projections, anticipated financial or operating performance, business and financial prospects, strategies, objectives, goals, targets and synergies, and the savings and benefits anticipated to be realized from the combination of Alcan, Pechiney and Algroup or the combination of Alcan and Pechiney. Forward-looking statements in this prospectus are sometimes preceded by, followed by or include the words "believe", "expects", "estimates", "intends", "anticipates", "plans" or similar expressions. Forward-looking statements and information relating to Alcan, Pechiney and Algroup are based on the beliefs of their respective managements as well as assumptions made by, and information currently available to, each of Alcan, Pechiney and Algroup. Although the companies believe that the expectations reflected in such forward-looking statements are reasonable, readers are cautioned that these forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors, in addition to those discussed elsewhere in this prospectus and in the documents we incorporate by reference, could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include those set forth under the heading "Risk Factors" as well as the following:

            -  global aluminum supply and demand conditions,

            - aluminum ingot prices and the cost or availability of other raw materials,

            -  cyclical demand and pricing in the companies' principal markets,

            - the effectiveness of management's implementation of its plans and strategies,

            -  the development and use of new products and technologies,

            -  natural disasters and other business conditions,

            -  changes in government regulations,

            - economic developments within the countries in which the companies conduct business and

            - other factors relating to the companies' operations, such as litigation, labor negotiations and fiscal regimes.

          ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     Alcan is a Canadian corporation. Most of Alcan's directors and officers, as well as the experts named in this prospectus, are not citizens or residents of the United States and all or a substantial part of the assets of these individuals may be located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these individuals or to realize against them or Alcan within the United States upon judgments of courts of the United States predicated upon civil liabilities under the Securities Act of 1933. McCarthy Tetrault, our Quebec counsel, has advised us, however, that the civil liability provisions of that Act may be enforced in original actions taken in the Province of Quebec against us or any such individual, but judgments of United States courts predicated on such provisions will not be enforceable in the Province of Quebec unless they meet the requirements for the recognition and enforcement of foreign judgments under the Civil Code of Quebec.

                                    SUMMARY

     This summary highlights selected information from this prospectus. It does not contain all of the information that is important to you. You should read carefully the entire prospectus and the additional documents referred to in this prospectus.

THE COMBINATION AND THE OFFERS

     Alcan, Pechiney and Algroup have agreed to combine to form one of the world's largest aluminum companies, with complementary operations and technologies, a sustainable low-cost position in primary aluminum, advanced aluminum fabricating facilities located globally and strong positioning for future low-cost growth and expansion. In addition, the combination will establish a world leader in the flexible and specialty packaging business. The Combined Company had pro forma 1998 revenues of $23.3 billion and will have a unique strategic position in the global aluminum and packaging markets. See "The Combination -- Reasons for the Combination."

     The combination will be effected through independent offers by Alcan to exchange Alcan common shares for Pechiney Securities and to exchange Alcan common shares for Algroup shares. Alcan's offer to exchange Alcan common shares for Algroup shares is not being made by this prospectus.

     Alcan is offering to exchange:

     -  1.7816 Alcan common shares for every Pechiney A Share,

     -  1.9598 Alcan common shares for every Pechiney B Share, and

     -  0.8908 of an Alcan common share for every Pechiney ADS.

     For legal and regulatory reasons, Alcan's offer to acquire all of the Pechiney Securities is being be made through two separate offers:

     - a U.S. offer open to all holders of Pechiney Securities who are located in the United States and Canada, and

     - a French offer open at the Paris Bourse to all other holders of Pechiney Securities who are located outside of the United States or Canada.

     The U.S. and French offers for Pechiney Securities will be made at the same time and on the same terms and completion of the offers will be subject to the same condition. This prospectus covers only Alcan's U.S. offer for Pechiney Securities.

     Alcan's shareholders approved the issuance of Alcan common shares pursuant to the offers for Pechiney Securities and the offer for Algroup shares on November 22, 1999. The combination now remains subject to acceptance of the offers by holders of at least the requisite percentage of voting rights pertaining to Pechiney Securities and Algroup shares as well as satisfaction of other conditions set forth in the combination agreement, including the receipt of the requisite regulatory approvals. See "The Combination -- The Combination Agreement."

     Although the combination agreement contemplates the combination of Alcan, Pechiney and Algroup, the offers for Pechiney Securities and the offer for Algroup shares are independent. There are three possible outcomes of the offers for Pechiney Securities and Algroup shares that are relevant to holders of Pechiney Securities:

     - the share exchange offers for Pechiney Securities and Algroup shares are both completed, resulting in the combination of Alcan, Pechiney and Algroup,

     - only the share exchange offers for Pechiney Securities are completed, resulting in the combination of Alcan and Pechiney, or

     - the share exchange offers for Pechiney Securities are not completed, resulting in Pechiney's continued independence and existence apart from Alcan and Algroup.

     If all of the Pechiney Securities and Algroup shares are acquired and exchanged for Alcan common shares, the current holders of Pechiney Securities and Algroup shares will own approximately 29% and 27%, respectively, of the outstanding common shares of the Combined Company, on a fully diluted basis, immediately after the combination and the current Alcan shareholders will own approximately 44% of the outstanding common shares of the Combined Company, on a fully diluted basis, immediately after the combination.

     If only the offers for Pechiney Securities are completed and all of the Pechiney Securities are acquired and exchanged for Alcan common shares, holders of Pechiney Securities will own approximately 39.7% of the outstanding common shares, on a fully diluted basis, and the current Alcan shareholders will own the remaining 60.3%, on a fully diluted basis.

THE COMPANIES

ALCAN ALUMINIUM LIMITED (See page 47)
1188 Sherbrooke Street West
Montreal, Quebec, Canada H3A 3G2
(514) 848-8000

     Alcan is engaged in all significant aspects of the aluminum business, including the following:

     - mining and processing of bauxite and the refining of bauxite into alumina,

     -  generation of electricity for use in smelting aluminum,

     -  the smelting of aluminum from alumina,

     -  recycling of used and scrap metal,

     -  fabrication of aluminum and aluminum alloys into semi-finished products,

     -  distribution and marketing of aluminum, and

     - production and sale of industrial chemicals in connection with its aluminum operations.

     In 1998 and the first six months of 1999, Alcan had sales and operating revenues of $7,789 million and $3,598 million, respectively.

     With 1998 production of 1,481,000 metric tonnes, Alcan is the world's second largest producer of primary aluminum. Alcan has interests in eight bauxite mines in six countries, totaling about 400,000,000 metric tonnes of proven bauxite reserves. Its smelter system has operating costs which are among the lowest in the world with almost 1,700,000 metric tonnes of annual capacity, mostly drawing on its own hydroelectric power resources. The new Alma smelter currently under construction will increase this total by over 300,000 metric tonnes each year. Supplied by its advanced aluminum rolling mills in North America, Europe and Brazil, Alcan is also a leading producer of flat rolled products used in beverage cans, automotive and other sectors. It also has a growing participation in the recycling industry with an annual recycling capacity of over 805,000 metric tonnes.

     Consistent with its resolve to earn in excess of its cost of capital in order to deliver higher shareholder returns, Alcan set a new additional pre-tax earnings improvement target of $700 million in March 1999. Together with Alcan's original target of $300 million launched in 1997, this translates into a $1 billion goal by the end of 2001. Alcan has implemented its Full Business Potential (FBP) program, aimed at identifying and realizing optimal returns from existing assets, including projects currently under development, with a view to achieving this performance goal.

     During the past five years, Alcan has refocused its activities on its core business of primary aluminum and fabrication. It has divested 60 businesses, using the proceeds to strengthen its balance sheet and invest in its high quality, low-cost smelting and fabrication system.

PECHINEY (See page 59)
Place du Chancelier Adenauer
75218 Paris Cedex 16
France
011-33-156-28-20-00

     Pechiney operates in two core businesses:

     -  the production of primary aluminum and aluminum products and

     -  the production of packaging materials.

     Pechiney mines bauxite and produces alumina, principally for use in its aluminum smelting facilities, and licenses alumina refining and aluminum smelting technology. Pechiney also produces semi-finished products for use in the packaging, transportation, building and equipment industries and distributes semi-finished aluminum and stainless steel products. Pechiney designs, manufactures and markets a wide range of packaging materials for food, healthcare and beauty products. In 1998 and the first six months of 1999, Pechiney had revenues of E9,836 million and E4,843 million, respectively.

     With a controlled capacity of 1,083,000 metric tonnes, Pechiney is the world's fourth largest producer of primary aluminum and the world's second largest producer of technical flat rolled products for the aerospace and transportation industries. It is also a global leader in smelting technology:
80% of the world's recently constructed smelting capacity uses Pechiney technology. Pechiney is one of the world's foremost specialty packaging manufacturers and is among the world's largest producers of flexible tubes and deluxe cosmetics packaging.

     Since 1996, Pechiney has successfully implemented an ambitious cost cutting program. By the end of 1999, Pechiney expects that the target of 20% cost reduction, excluding raw material, will have been achieved. This program has enabled Pechiney to strengthen its cost position and implement its strategy of profitable growth.

ALUSUISSE LONZA GROUP AG (See page 75)
Feldeggstrasse 4,
Postfach CH-8034
Zurich, Switzerland
011-411-386-2273

     Algroup is a diversified industrial enterprise whose activities are focused on aluminum and packaging. Algroup had 1998 net sales of CHF 7.5 billion, or CHF
9.6 billion if Algroup's recently demerged chemicals and energy businesses were included, and net sales for the six months ended June 30, 1999 of CHF 3.7 billion, or CHF 4.7 billion if Algroup's chemicals and energy businesses were included.

     Algroup currently operates through three divisions:

     -  Algroup Alusuisse (Primary Materials and Fabricated Products),

     -  Algroup Lawson Mardon (Food, Flexible and Tobacco Packaging) and

     -  Algroup Wheaton (Pharmaceutical and Cosmetics Packaging).

     Algroup Alusuisse's activities cover all stages of primary aluminum production. Algroup Alusuisse also produces a wide range of value-added fabricated products with a particular focus on automotive and mass transportation customers as well as special products for the industrial and building markets.

     Algroup Lawson Mardon is a producer and converter of flexible packaging materials for the food and beverage industries and a manufacturer of folding cartons and flexible packaging materials.

     Algroup Wheaton offers a wide range of products for the pharmaceutical sector, including blister pouches, vials, glass and plastic containers, tubing glass and folding cartons. It produces aerosols and pump dispenser containers, tube laminates and glass and plastic bottles for the cosmetics and personal care sectors.

     Algroup has sought to improve profitability through a focused approach to diversification by which it imposes rigorous financial discipline to assess risk among its various activities. Algroup manages its diversified activities with the aim of leading these activities to achieve "best-in-class" standards, as measured by alva(TM), an economic value added-based standard developed by Algroup.

     Under the terms of the combination agreement, Algroup agreed to divest its fine and specialty chemicals and energy businesses to existing Algroup shareholders. This divestiture, which is referred to in this prospectus as the "chemicals division demerger", was effected on November 1, 1999. The chemicals and energy businesses represented approximately 24% of Algroup's 1998 net revenues. These businesses are reflected as discontinued operations in the Algroup financial statements in this prospectus. See "Algroup -- Business Description -- The Chemicals Division Demerger."

REASONS FOR THE COMBINATION (See page 21)

     The companies believe that the combination will create increased value for the shareholders of all three companies and will form one of the world's largest aluminum companies. The Combined Company will pool technological expertise, customer knowledge and technical know-how. In primary aluminum, the Combined Company will benefit from a sustainable low-cost position and opportunities for low-cost growth based upon Alcan's owned hydroelectric power providing low-cost electricity, Pechiney's industry-leading high-amperage technology and Algroup's access to low-cost bauxite and alumina, among other factors. The Combined Company will be a world leader in rolled aluminum products, which include sheet for the beverage can, foil, aerospace and automotive industries.

     The combination will also create a world leader in the flexible and specialty packaging business with pro forma 1998 sales of $4.2 billion. The packaging business will provide the Combined Company with significant earnings power and a strong platform from which the Combined Company can actively pursue growth opportunities in this industry.

     Management of Alcan, Pechiney and Algroup believe that the combination will generate at least $600 million in annual cost synergies to be substantially achieved within two years of the completion of the combination, over and above existing profit improvement programs that are already underway in each of the companies. The synergies are expected to be achieved from:

     -  lower selling, general and administrative expenses,

     -  volume purchasing,

     -  more efficient operations and

     -  rationalizing research and development efforts.

     Estimated one-time costs, including severance costs, to achieve these savings are expected to be approximately $600 million.

BENEFITS OF A COMBINATION OF ALCAN AND PECHINEY (See page 24)

     For a description of the benefits of a combination of Alcan and Pechiney without Algroup, see page 24.

THE COMBINATION AGREEMENT (See page 25)

     On September 15, 1999, Alcan, Pechiney and Algroup executed the combination agreement setting forth in detail the terms by which the three companies will combine. The combination agreement is attached as Annex A to this prospectus. We encourage you to read the combination agreement as it is the legal document that governs the combination.

TERMINATION OF THE COMBINATION AGREEMENT (See page 29)

     Subject to certain conditions and requirements, a party may terminate the combination agreement with respect to another party if, prior to the commencement of the relevant offer,

     - it provides written notice to the other parties of its intention to enter into an agreement providing for an alternative transaction, as defined in the combination agreement, or its board of directors has resolved to recommend an alternative transaction;

     - conditions to commencement of the offer with respect to such companies have become incapable of satisfaction;

     - another party is in material breach of any of its material obligations under the combination agreement;

     - Alcan has not commenced its offer for the other party's securities by June 30, 2000; or

     - a material adverse effect on the financial condition, properties, business or results of operation of a party has occurred after the date of the combination agreement.

     The circumstances in which Alcan, Pechiney and Algroup can agree to terminate the combination agreement are described in more detail in "The Combination -- The Combination Agreement -- Termination."

TERMINATION PAYMENTS (See page 31)

     Alcan, Pechiney or Algroup may be required to pay a termination fee to one or both of the other parties under certain circumstances where an alternative transaction is proposed. As long as all the parties continue to be bound by the combination agreement, the aggregate termination fee payable by any party is $150 million. The termination fee payable is reduced to $100 million where the combination agreement has been terminated with respect to a party and one of the remaining parties is subsequently required to pay a termination fee.

TERMS OF THE U.S. OFFER (See page 38)

     In order to effect the combination, Alcan is offering to exchange:

     -  1.7816 Alcan common shares for every Pechiney >A Share you tender,

     -  1.9598 Alcan common shares for every Pechiney B Share you tender, and

     -  0.8908 of an Alcan common share for every Pechiney ADS you tender.

     The U.S. offer will begin on           , 2000 and end at 11:00 a.m., New
York City time, on           , 2000. The offering period may be extended by the
French Conseil des Marches Financiers under certain circumstances. You must tender your Pechiney Securities before the expiration of the U.S. offer to participate.

     Completion of the offers for Pechiney Securities is subject to the condition that Alcan receives valid acceptances, that have not been withdrawn, in respect of Pechiney Securities which carry more than 67% of the total voting rights of Pechiney calculated on a fully diluted basis at the end of the offering period.

CONDITIONS TO COMMENCEMENT OF THE OFFER (See page 38)

     Alcan will not make the offers for Pechiney Securities unless certain conditions to commencing the offers are satisfied or waived, including the following:

     - approval of the New York and Toronto stock exchanges for listing of the Alcan common shares to be issued in the offers for Pechiney Securities, and

     - the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which is referred to in this prospectus as the HSR Act, and the Competition Act (Canada) and clearance of the offers for Pechiney Securities by the European Commission under the applicable European Council regulation.

EXPIRATION DATE (See page 39)

     This offer will expire at 11:00 a.m., New York City time on           ,
2000, unless extended.

PROCEDURES FOR TENDERING PECHINEY SECURITIES (See page 40)

     The procedure for tendering Pechiney Securities varies depending on whether you hold Pechiney ADSs, Pechiney A Shares or Pechiney B Shares, whether you possess physical certificates or a financial intermediary holds physical certificates for you and whether you hold your securities in book-entry form. You should read carefully the procedures for tendering your securities on pages 40 through 42 of this prospectus as well as the transmittal materials.

WITHDRAWAL RIGHTS (See page 43)

     You will be able to withdraw your tender of Pechiney Securities at any time prior to the expiration date.

DELIVERY OF ALCAN COMMON SHARES (See page 44)

     In the event this offer is successful, the exchange agent will deliver Alcan common shares to tendering holders promptly following the publication by the French Conseil des Marches Financiers of the final results of the offers for Pechiney Securities.

INTERESTS OF DIRECTORS AND OFFICERS (See page 100)

     You should be aware that certain members of the management and board of directors of Pechiney have certain interests in the combination that are different from, or in addition to, the interests they may have as Pechiney shareholders. Pechiney's senior executive officers and directors collectively
own less than    % of Pechiney's outstanding capital stock. These interests are described in "Management Information Subsequent to the Combination" beginning on page 100.

DIVIDENDS (See page 138)

     Under the terms of the combination agreement, Pechiney will pay a special dividend to its shareholders at the time of, and conditional upon, successful completion of the offers pursuant to their terms. This special dividend, together with the ordinary annual dividend, precompte tax or any other tax payable by Pechiney under French tax law in connection with these dividends, will represent a gross amount not exceeding $549 million in the aggregate including precompte and other tax. See "The Combination -- The Combination Agreement -- Mutual Covenants -- Operation of Business".

COMPARISON OF RIGHTS OF PECHINEY SHAREHOLDERS AND ALCAN SHAREHOLDERS (See page
139)

     You will receive Alcan common shares if you tender your Pechiney Securities in the offer. There are numerous differences between the rights of a shareholder in Pechiney, a French company, and the rights of a shareholder in Alcan, a Canadian corporation. We urge you to review the discussion under "Comparison of Shareholders' Rights" beginning on page 139 for a summary of these differences.

ACCOUNTING TREATMENT (See page 37)

     Assuming that the offers for Pechiney Securities and the offer for Algroup shares are fully accepted, existing shareholders of Alcan, former shareholders of Pechiney and former shareholders of Algroup will have 44%, 29% and 27%, respectively, of the ownership interests in the Combined Company on a fully diluted basis. Moreover, the board of directors of the Combined Company will be comprised of an equal number of representatives from each of the combining companies, and senior management will also be drawn from the three combining companies. Accordingly, from an accounting point of view, none of the combining companies will be considered to be an acquirer. Therefore, if substantially all of the Pechiney Securities and Algroup shares are acquired by Alcan within a reasonable time of each other pursuant to the share exchange offers, the combination of all three companies is expected to be accounted for using the pooling of interests method under Canadian GAAP, subject to regulatory approval. Under the pooling of interests method, the assets and liabilities of the combining companies are added together, after harmonization of significant accounting principles and policies, at their stated book values. If, however, the share exchange offers for Pechiney and Algroup are not completed within a reasonable period of time of each other or if less than substantially all of the Pechiney Securities and Algroup shares are exchanged for Alcan common shares, the combination will be accounted for using the purchase method of accounting under Canadian GAAP. Similarly, if the offer for Pechiney Securities is completed but the offer for Algroup shares is not completed, the combination of Alcan and Pechiney will be accounted for using the purchase method of accounting under Canadian GAAP.

     Under U.S. GAAP, the combination of all of Alcan, Pechiney and Algroup or the combination of Alcan and Pechiney without Algroup would be accounted for using the purchase method of accounting.

     Under the purchase method of accounting, the book value of the Alcan common shares issued pursuant to the share exchange offers would be based on the market value of the Alcan common shares. Accordingly, in the consolidated financial statements of the Combined Company, the market value of the Alcan common shares issued would be allocated to the assets and liabilities of one or the other or both of Pechiney and Algroup, based upon their respective fair values, with any excess of the purchase price over the allocated value of the net identifiable assets being treated as goodwill. This method will result in the carrying values of the assets, including goodwill, attributable to one or the other or both of Pechiney and Algroup being substantially higher than the former book values of those assets.

     The Combined Company had pro forma 1998 sales and operating revenues of $23.3 billion using the pooling of interests method of accounting under Canadian GAAP and $21.6 billion using the purchase method of accounting under U.S. GAAP. The Combined Company had pro forma 1998 income from continuing operations of $918 million using the pooling of interests method of accounting under Canadian GAAP and $525 million using the purchase method of accounting under U.S. GAAP.

REGULATORY APPROVALS (See page 35)

     Completion of the combination is subject to certain regulatory approvals including competition and securities authorities' approvals. There can be no assurance that all necessary approvals will be granted or that they will be granted on favorable terms. It is possible that certain regulatory approvals will be subject to conditions, including the demerger of certain assets or businesses and thereby materially affect certain of the financial assumptions upon which the information in this prospectus is based. The companies may choose to proceed with the Pechiney offers and the Algroup offer even though they are required to comply with such conditions.

LISTING OF ALCAN SHARES (See page 44)

     Alcan will apply for the listing of the common shares issued in the share exchange offers on the London, New York, Paris, Swiss and Toronto stock exchanges, among others, and will comply with all of the usual requirements of such exchanges within the time periods specified by such exchanges. Alcan's common shares are currently listed on the Toronto, New York, Chicago, Pacific, London, Paris, Brussels, Amsterdam, Frankfurt and Swiss stock exchanges.

MATERIAL INCOME TAX CONSEQUENCES (See page 94)

     FOR U.S. FEDERAL INCOME TAX PURPOSES, WHETHER A U.S. HOLDER WILL RECOGNIZE GAIN OR LOSS REALIZED IN RESPECT OF THEIR PECHINEY SECURITIES EXCHANGED IN THE OFFER WILL DEPEND, IN PART, ON WHETHER ALCAN ACQUIRES PECHINEY SECURITIES IN THE OFFERS POSSESSING 80% OR MORE OF THE VOTING RIGHTS OF ALL PECHINEY SECURITIES. IT WILL ALSO DEPEND, IN PART, ON WHETHER THE U.S. OFFER AND THE FRENCH OFFER AND ANY SUBSEQUENT OFFERS FOR PECHINEY SECURITIES (INCLUDING A WITHDRAWAL OFFER UNDER FRENCH LAW (OFFRE PUBLIQUE DE RETRAIT)) ARE MADE EXCLUSIVELY FOR ALCAN SHARES RATHER THAN CASH. IF ALCAN SUBSEQUENTLY ENGAGES IN A SQUEEZE OUT UNDER FRENCH LAW (RETRAIT OBLIGATOIRE) OR ANY OTHER OFFER THROUGH WHICH ALCAN ACQUIRES THE REMAINING PECHINEY SECURITIES FOR CASH, THIS OFFER WILL LIKELY BE FULLY TAXABLE TO U.S. HOLDERS OF PECHINEY SECURITIES. U.S. HOLDERS OF PECHINEY SECURITIES WILL NOT GENERALLY BE SUBJECT TO CANADIAN FEDERAL INCOME TAX IN RESPECT OF ANY GAIN OR LOSS REALIZED IN RESPECT OF THEIR PECHINEY SECURITIES EXCHANGED IN THE OFFER, WHETHER OR NOT GAIN IS RECOGNIZED FOR U.S. FEDERAL INCOME TAX PURPOSES. WE URGE YOU TO CONSIDER CAREFULLY THE DISCUSSION OF THE TAX CONSEQUENCES RELATED TO THIS OFFER AND THE COMBINATION AND TO REVIEW THESE TAX CONSEQUENCES WITH YOUR TAX ADVISOR.

THE EXCHANGE AGENT (See page 44)

                    has been appointed exchange agent in connection with this offer. The Letter of Transmittal (or facsimile copies thereof) and certificates for Pechiney ADSs should be sent by each tendering Pechiney securityholder or his or her broker, dealer, bank or other nominee to the exchange agent at the addresses set forth on the back cover of this prospectus.

REQUESTS FOR ASSISTANCE

     If you have questions or want copies of additional documents, you may contact:

        The information agent,           , or

        The dealer manager, Morgan Stanley Dean Witter.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following tables set forth selected historical financial data of (1) Alcan and Pechiney as at and for the six months ended June 30, 1999 and 1998 and each of the last five fiscal years ended December 31, 1998 and (2) Algroup as at and for the six months ended June 30, 1999 and 1998 and each of the last three fiscal years ended December 31, 1998. The selected historical financial data of Alcan and Pechiney have been derived from, and should be read in conjunction with, Alcan's and Pechiney's consolidated financial statements, including the notes thereto, which are incorporated by reference into this prospectus. The selected historical financial data of Algroup have been principally derived from, and should be read in conjunction with Algroup's consolidated financial statements, including the notes thereto, which are included as Annex B to this prospectus.

ALCAN

     Alcan reports in U.S. dollars and in accordance with Canadian GAAP with reconciliation to U.S. GAAP. A description of the differences between Canadian GAAP and U.S. GAAP is set forth in Note 5 of the "Notes to Consolidated Financial Statements", included in Alcan's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference into this prospectus.

                                                     SIX MONTHS ENDED
                                                         JUNE 30,                   YEARS ENDED DECEMBER 31,
                                                 -------------------------   --------------------------------------
                                                    1999          1998       1998    1997    1996    1995     1994
                                                 -----------   -----------   -----   -----   -----   -----   ------
                                                        (unaudited)                        (audited)
                                                    (in millions)of US$                    except per share amounts
CANADIAN GAAP INFORMATION
Sales and operating revenues....................    3,598         3,939      7,789   7,777   7,614   9,287    8,216
Net income before extraordinary item............      109           203        399     468     410     543       96
Net income......................................      109           203        399     485     410     263       96
Total assets....................................    9,588         9,301      9,901   9,374   9,228   9,736   10,003
Long-term debt (including current portion)......    1,600         1,262      1,703   1,277   1,338   1,773    2,290
Other debt......................................       85           198         86     238     178     212      195
Cash and time deposits..........................      616           440        615     608     546      66       27
Shareholders' equity............................    5,248         5,405      5,519   5,074   4,864   4,835    4,661
Net income per Share before extraordinary
  item..........................................     0.48          0.87       1.71    2.02    1.74    2.30     0.34
Net income per Share............................     0.48          0.87       1.71    2.09    1.74    1.06     0.34
Cash dividends per Share........................     0.30          0.30       0.60    0.60    0.60    0.45     0.30
U.S. GAAP INFORMATION
Net income......................................      105           211        417     521     420     266      175
Net income per Share............................     0.46          0.91       1.79    2.25    1.79    1.07     0.69
OTHER FINANCIAL DATA -- CANADIAN GAAP
Net debt*.......................................    1,069         1,020      1,174     907     970   1,919    2,458
EBIT**..........................................      262           438        745     854     758   1,072      459
EBITDA**........................................      497           661      1,207   1,290   1,189   1,519      890

---------------

* Net debt equals Long-term debt (including current portion) plus Other debt less Cash and cash equivalents.

** The supplemental financial data includes earnings before interest and taxes, referred to as EBIT, and earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. EBIT and EBITDA are not substitutes for net income, cash flows and other measures of financial performance as defined by generally accepted accounting principles, and may be defined differently by other companies. Management believes that EBITDA provides a measure of operating results that is unaffected by the financing and accounting effects of acquisitions and differences in capital structures among otherwise comparable companies.

     In 1998, Alcan adopted, on a retroactive basis without restatement of prior years, the new Canadian GAAP recommendations dealing with accounting for income taxes.

     In 1995, Alcan adopted, on a prospective basis, the new Canadian GAAP recommendations dealing with accounting for joint ventures.

PECHINEY

     Pechiney reports in euros and in accordance with U.S. GAAP.

                                                   SIX MONTHS ENDED
                                                       JUNE 30,                    YEARS ENDED DECEMBER 31,
                                               -------------------------   ----------------------------------------
                                                  1999          1998       1998     1997    1996     1995     1994
                                               -----------   -----------   -----   ------   -----   ------   ------
                                                      (unaudited)                         (audited)
                                                       )     (in millions of euros except per share and ADS amounts
U.S. GAAP INFORMATION(1)
Net sales.....................................    4,843         5,225      9,836   10,633   9,813   10,471    9,003
Income (loss) from continuing operations......      299           181        311      277    (454)      80     (434)
Total assets..................................    9,744         9,150      9,198    9,076   8,567    8,538   10,605
Long-term debt (including current portion)....    1,348         1,933      1,932    1,832   1,412    1,664    3,460
Other debt....................................    1,732           782      1,188    1,030   1,458    1,150      962
Cash and marketable securities................      784           527      1,033      578     618      635      584
Shareholders' equity..........................    2,926         2,577      2,540    2,458   2,053    2,005    1,658
Earnings (loss) per Common Share "A"..........     3.66          2.21       3.80     3.49   (5.90)    4.04    (9.95)
Earnings (loss) per Preferred Share "B/CIP"...     4.38          2.93       5.25     4.94   (4.45)    5.49    (8.51)
Earnings (loss) per ADS.......................     1.83          1.10       1.90     1.74   (2.95)    2.02    (4.98)
Cash dividends per Common Share "A"...........       --            --       0.80     0.61    0.50     0.50       --
Cash dividends per Preferred Share "B/CIP"....       --            --       1.96     1.57    1.45     1.45     1.45
Cash dividends per ADS........................       --            --       0.40     0.30    0.25     0.25       --
CANADIAN GAAP INFORMATION
Income (loss) from continuing operations......      299           181        311      277    (454)     N/A      N/A
Earnings (loss) per Common Share "A"..........     3.66          2.21       3.80     3.49   (5.90)     N/A      N/A
OTHER FINANCIAL DATA -- U.S. GAAP
Net debt*.....................................    2,296         2,188      2,087    2,284   2,252    2,179    3,838
EBIT**........................................      271           326        561      505    (308)     455     (206)
EBITDA**......................................      471           515        939      888      97      780      491

---------------

In 1998, 1997 and 1996, the consolidated financial statements were initially prepared in French francs and then translated to euros using the official exchange rate of 6.55957 French francs per euro in place as of January 1, 1999.

The comparability of Pechiney's consolidated financial statements from one year to another is not affected by the translation to euros. Additionally, the comparability of Pechiney's consolidated financial statements with the financial statements of other companies which are presented in euros in 1998 and which were previously presented in French francs in 1997 and 1996 is not affected. However, Pechiney's consolidated financial statements, as presented in euros, are not comparable with the financial statements of other companies which are presented in euros in 1998 but which were previously presented in a currency other than the French franc in 1997 and 1996.

(1) Under U.S. GAAP, investments in joint ventures are accounted for using the equity method, whereas under Canadian GAAP such investments are accounted for using the proportionate consolidation method. This difference in accounting treatment has no impact on income or shareholders' equity. Under U.S. GAAP, the accrued pension liability recognized in the balance sheet includes the amount required to recognize the minimum liability arising from the excess of the accumulated benefit obligation over the fair value of plan assets. Under Canadian GAAP, the additional minimum liability is not recognized.

* Net debt equals Long-term debt (including current portion) plus Other debt less Cash and cash equivalents.

** The supplemental financial data includes earnings before interest and taxes, referred to as EBIT, and earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. EBIT and EBITDA are not substitutes for net income, cash flows and other measures of financial performance as defined by generally accepted accounting principles, and may be defined differently by other companies. Management believes that EBITDA provides a measure of operating results that is unaffected by the financing and accounting effects of acquisitions and differences in capital structures among otherwise comparable companies.

ALGROUP

     Algroup reports in CHF and in accordance with international accounting standards. For a discussion of the principal differences between international accounting standards and Canadian GAAP and international accounting standards and U.S. GAAP as they pertain to Algroup, see Note 33 to Algroup's consolidated financial statements which are included as Annex B to this prospectus.

                                                                 SIX MONTHS ENDED             YEARS ENDED
                                                                     JUNE 30,                DECEMBER 31,
                                                             -------------------------   ---------------------
                                                                1999          1998       1998    1997    1996
                                                             -----------   -----------   -----   -----   -----
                                                             (unaudited)   (unaudited)         (audited)
                                                                  (in)millions of CHF except per share amounts
IAS INFORMATION
Net sales...................................................    3,691         3,875      7,497   7,238   5,800
Income from continuing operations...........................      157           165        322     319     245
Total assets................................................    8,295         7,932      7,400   7,498   6,809
Long-term debt (including current portion)..................    1,392         1,496      1,203   1,592   1,884
Other debt..................................................    1,249         1,057        980     892     481
Cash and cash equivalents...................................      445           277        360     328     317
Shareholders' equity........................................    3,327         2,933      3,101   2,765   2,395
Basic earnings per Share from continuing operations.........     25.0          26.4       51.4    51.8    40.0
Diluted earnings per Share from continuing operations.......     25.1          26.4       51.3    51.4    39.8
Basic earnings per Share....................................     44.2          39.9       84.7    75.3    67.5
Diluted earnings per Share..................................     43.4          39.1       82.8    73.2    65.4
U.S. GAAP INFORMATION
Income from continuing operations...........................       84           163        303     305     N/A
Diluted earnings per Share from continuing operations.......     14.0          26.1       48.4    49.2     N/A
Diluted earnings per Share..................................     33.2          39.1       71.4    69.4     N/A
Shareholders' equity........................................    3,707           N/A      3,537   3,280     N/A
OTHER FINANCIAL DATA -- IAS
Net debt*...................................................    2,196         2,276      1,823   2,156   2,048
EBIT**......................................................      302           338        648     625     517
EBITDA**....................................................      511           535      1,034     986     800

---------------

* Net debt equals Long-term debt (including current portion) plus Other debt less Cash and cash equivalents.

** The supplemental financial data includes earnings before interest and taxes, referred to as EBIT, and earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. EBIT and EBITDA are not substitutes for net income, cash flows and other measures of financial performance as defined by generally accepted accounting principles, and may be defined differently by other companies. Management believes that EBITDA provides a measure of operating results that is unaffected by the financing and accounting effects of acquisitions and differences in capital structures among otherwise comparable companies.

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The pro forma financial statements in this prospectus are presented in U.S. dollars. The pro forma financial statements reflecting the combination of Alcan, Pechiney and Algroup have been prepared using the pooling of interests method of accounting under Canadian GAAP and the purchase method of accounting under U.S. GAAP reconciled where necessary to Canadian GAAP. The pro forma financial statements reflecting the combination of Alcan and Pechiney without Algroup have been prepared using the purchase method of accounting under U.S. GAAP reconciled where necessary to Canadian GAAP.

     The pro forma financial statements are not necessarily indicative either of the results that actually would have been achieved if transactions reflected therein had been effective during the periods presented or of the results which may be obtained in the future.

     The following table sets out certain selected pro forma consolidated financial information of the combined company based on the consolidated financial information of Alcan as at and for the six months ended June 30, 1999, the year ended December 31, 1998 and, with respect to the pooling of interests method of accounting, the year ended December 31, 1997, adjusted in each case as indicated to give effect to:

     (a) the completion of the share exchange offers for Pechiney Securities and Algroup shares, the payment of the Pechiney dividends and, in the case of the purchase method of accounting, the completion of the initial public offering of American National Can Group, Inc. by Pechiney, prepared to reflect both the pooling of interests method of accounting under Canadian GAAP and the purchase method of accounting under U.S. GAAP;

     (b) in the case of the purchase method of accounting, the distribution of the net assets pursuant to the Algroup chemicals division demerger and, in the case of the pooling of interests method of accounting, the reclassification of those net assets as net assets of discontinued operations;

     (c) the completion of the offers for Pechiney Securities, the initial public offering of American National Can Group, Inc. and the payment of the Pechiney dividends, prepared using the purchase method of accounting under U.S. GAAP; and

     (d) the completion of the offer for the Algroup shares and the Algroup chemicals division demerger, prepared using the purchase method of accounting under U.S. GAAP.

     The table assumes that all of the Pechiney Securities and Algroup shares are acquired pursuant to the share exchange offers and are exchanged for Alcan common shares. The table should be read in conjunction with the pro forma financial statements. See also "Accounting Treatment" for an explanation of the circumstances in which the combination may be accounted for using the pooling of interests or the purchase methods of accounting.

                                                           (A)(B)
                                            PECHINEY AND ALGROUP SHARE EXCHANGES                      (C)
                                  --------------------------------------------------------         PECHINEY
                                           POOLING METHOD               PURCHASE METHOD         SHARE EXCHANGE
                                  --------------------------------   ---------------------   ---------------------
                                  SIX MONTHS     YEAR       YEAR     SIX MONTHS     YEAR     SIX MONTHS     YEAR
                                    ENDED       ENDED      ENDED       ENDED       ENDED       ENDED       ENDED
                                   JUNE 30,    DEC. 31,   DEC. 31,    JUNE 30,    DEC. 31,    JUNE 30,    DEC. 31,
                                     1999        1998       1997        1999        1998        1999        1998
                                  ----------   --------   --------   ----------   --------   ----------   --------
                                    (unaudied and in millions of US$t
Sales and operating revenues....    11,109      23,320     24,075      10,289      21,606       7,778      16,438
Net income......................       480         918      1,000         291         525         309         480
Total assets....................    25,470      26,594        N/A      28,677      29,678      20,292      21,402
Long-term debt (including
  current portion)..............     3,974       4,945        N/A       3,116       3,996       2,531       3,436
Other debt......................     3,456       2,973        N/A       2,395       2,068       1,358       1,121
Cash and time deposits..........     1,633       1,982        N/A       1,420       1,862       1,134       1,600
Shareholders' equity............     9,880      10,281        N/A      14,840      15,084      10,200      10,444
Net income per Share............      0.95        1.82       1.99        0.57        1.03        0.83        1.30
OTHER FINANCIAL DATA
Net debt*.......................     5,797       5,936        N/A       4,091       4,202       2,755       2,957
EBIT**..........................       693       1,870      1,897         373       1,172         353         916
EBITDA**........................     1,304       3,053      3,047       1,118       2,620         860       1,909


                                           (D)
                                         ALGROUP
                                     SHARE EXCHANGE
                                  ---------------------
                                  SIX MONTHS     YEAR
                                    ENDED       ENDED
                                   JUNE 30,    DEC. 31,
                                     1999        1998
                                  ----------   --------
Sales and operating revenues....     6,109      12,957
Net income......................        93         473
Total assets....................    17,729      17,912
Long-term debt (including
  current portion)..............     2,185       2,263
Other debt......................       955         866
Cash and time deposits..........       902         877
Shareholders' equity............     9,957      10,204
Net income per Share............      0.25        1.31
OTHER FINANCIAL DATA
Net debt*.......................     2,238       2,252
EBIT**..........................       282       1,028
EBITDA**........................       748       1,932

---------------

* Net debt equals Long-term debt (including current portion) plus Other debt less Cash and Cash equivalents.

** The supplemental financial data includes earnings before interest and taxes, referred to as EBIT, and earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. EBIT and EBITDA are not substitutes for net income, cash flows and other measures of financial performance as defined by generally accepted accounting principles, and may be defined differently by other companies. Management believes that EBITDA provides a measure of operating results that is unaffected by the financing and accounting effects of acquisitions and differences in capital structures among otherwise comparable companies.

PRO FORMA CAPITALIZATION

     The following table sets forth the consolidated capitalization of Alcan as at June 30, 1999, and as at June 30, 1999 adjusted to give effect to:

     (a) the completion of the offers for Pechiney Securities and Algroup shares, the payment of the Pechiney dividends and the completion of the Algroup chemicals division demerger and, in the case of the purchase method of accounting, the completion of the initial public offering of American National Can Group, Inc., prepared to reflect both the pooling of interests method of accounting under Canadian GAAP and the purchase method of accounting under U.S. GAAP (see column (a) below);

     (b) the completion of the offers for Pechiney Securities, the initial public offering of American National Can Group, Inc. and the payment of the Pechiney dividends, prepared using the purchase method of accounting under U.S. GAAP (see column (b) below); and

     (c) the completion of the offer for Algroup shares and the Algroup chemicals division demerger, prepared using the purchase method of accounting under U.S. GAAP (see column (c) below).

     The table assumes that all of the Pechiney Securities and Algroup shares are acquired pursuant to the share exchange offers and are exchanged for Alcan common shares. The table should be read in conjunction with the financial statements of Alcan and the pro forma financial statements. See also "Accounting Treatment" for an explanation of the circumstances in which the combination may be accounted for using the pooling of interests or the purchase methods of accounting.

                                                               (A)
                                                      PECHINEY AND ALGROUP
                                                      SHARE EXCHANGE OFFERS            (B)              (C)
                                                  -----------------------------      PECHINEY         ALGROUP
                                                     POOLING        PURCHASE      SHARE EXCHANGE   SHARE EXCHANGE
                                      ALCAN          METHOD          METHOD           OFFER            OFFER
                                  -------------   -------------   -------------   --------------   --------------
                                      AS AT           AS AT           AS AT           AS AT            AS AT
                                  JUNE 30, 1999   JUNE 30, 1999   JUNE 30, 1999   JUNE 30, 1999    JUNE 30, 1999
                                  -------------   -------------   -------------   --------------   --------------
                                           )                                          (unaudited and US$ millions
Long-term debt (including
current portion)................      1,600           3,974           3,116            2,531            2,185
SHAREHOLDERS' EQUITY
Preference shares (authorized --
  unlimited)....................        160             176             160              160              160
Common shares (authorized --
  unlimited)....................      1,213           3,240          10,741            6,101            5,854
Retained earnings...............      3,946           6,527           4,018            4,018            4,022
Other...........................        (71)            (63)            (79)             (79)             (79)
                                      -----          ------          ------           ------           ------
Total shareholders' equity......      5,248           9,880          14,840           10,200            9,957
CONSOLIDATED CAPITALIZATION.....      6,848          13,854          17,956           12,731           12,142
                                      =====          ======          ======           ======           ======

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

     The following tables set forth certain historical per share data for Alcan and Pechiney and unaudited pro forma and equivalent pro forma combined per share data to reflect the consummation of the combination of (a) Alcan and Algroup,
(b) Alcan, Algroup and Pechiney and (c) Alcan and Pechiney based upon the historical financial results of Alcan, Pechiney and Algroup and the exchange of Pechiney Securities and Algroup shares for newly issued Alcan common shares. The pro forma data are not necessarily indicative of actual or future operating results or of the financial position that would have occurred or will occur upon consummation of the combination. You should read the data presented below in conjunction with the unaudited pro forma combined financial data set forth under "Unaudited Pro Forma Combined Financial Statements" and the separate historical consolidated financial statements of Alcan, Pechiney and Algroup which are included and incorporated herein by reference. All amounts are stated in U.S. dollars.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

                                                      ALCAN                                         PECHINEY(1)
                                  ----------------------------------------------   ---------------------------------------------
                                                                                                      (B)              (C)
                                                  (A)         (B)         (C)                      PRO FORMA        PRO FORMA
                                  HISTORICAL   PRO FORMA   PRO FORMA   PRO FORMA   HISTORICAL      EQUIVALENT       EQUIVALENT
                                     PER          PER         PER         PER          PER            PER              PER
                                    SHARE        SHARE       SHARE       SHARE      "A" SHARE     "A" SHARE(3)     "A" SHARE(3)
                                  ----------   ---------   ---------   ---------   -----------   --------------   --------------
POOLING OF INTERESTS METHOD OF
ACCOUNTING (CANADIAN GAAP)
SIX MONTHS ENDED JUNE 30, 1999
 Net income from continuing
   operations...................     0.48          N/A        0.95         N/A         1.66           1.69              N/A
 Dividends (2)..................     0.30          N/A        0.30         N/A           --           0.53              N/A
 Book value.....................    23.38          N/A       19.91         N/A        36.96          35.47              N/A
YEAR ENDED DECEMBER 31, 1998
 Net income from continuing
   operations...................     1.71          N/A        1.82         N/A         4.45           3.24              N/A
 Dividends (2)..................     0.60          N/A        0.60         N/A         0.94           1.07              N/A
 Book value.....................    23.71          N/A       20.65         N/A        36.43          36.79              N/A
YEAR ENDED DECEMBER 31, 1997
 Net income from continuing
   operations...................     2.02          N/A        1.99         N/A         3.84           3.55              N/A
 Dividends (2)..................     0.60          N/A        0.60         N/A         0.67           1.07              N/A
YEAR ENDED DECEMBER 31, 1996
 Net income/(loss) from
   continuing operations........     1.74          N/A         N/A         N/A        (7.55)           N/A              N/A
 Dividends (2)..................     0.60          N/A        0.60         N/A         0.64           1.07              N/A
PURCHASE METHOD OF ACCOUNTING
 (U.S. GAAP)
SIX MONTHS ENDED JUNE 30, 1999
 Net income from continuing
   operations...................     0.46         0.25        0.57        0.83         1.66           1.02             1.48
 Dividends (2)..................     0.30         0.30        0.30        0.30           --           0.53             0.53
 Book value.....................    23.69        28.12       29.81       28.22        36.96          53.10            50.28
YEAR ENDED DECEMBER 31, 1998
 Net income from continuing
   operations...................     1.79         1.31        1.03        1.30         4.45           1.84             2.32
 Dividends (2)..................     0.60         0.60        0.60        0.60         0.94           1.07             1.07
 Book value.....................    23.90        28.81       30.30       28.90        36.43          53.97            51.49

                                                                      PECHINEY(1)
                                  ------------------------------------------------------------------------------------
                                                     (B)              (C)                         (B)          (C)
                                                  PRO FORMA        PRO FORMA                   PRO FORMA    PRO FORMA
                                  HISTORICAL      EQUIVALENT       EQUIVALENT     HISTORICAL   EQUIVALENT   EQUIVALENT
                                      PER            PER              PER            PER          PER          PER
                                   "B" SHARE     "B" SHARE(4)     "B" SHARE(4)       ADS         ADS(5)       ADS(5)
                                  -----------   --------------   --------------   ----------   ----------   ----------
POOLING OF INTERESTS METHOD OF
ACCOUNTING (CANADIAN GAAP)
SIX MONTHS ENDED JUNE 30, 1999
 Net income from continuing
   operations...................      2.41           1.86              N/A           0.82         0.85          N/A
 Dividends (2)..................        --           0.59              N/A             --         0.27          N/A
 Book value.....................     36.96            N/A              N/A          18.48        17.74          N/A
YEAR ENDED DECEMBER 31, 1998
 Net income from continuing
   operations...................      6.14           3.57              N/A           2.22         1.62          N/A
 Dividends (2)..................      2.29           1.18              N/A           0.47         0.53          N/A
 Book value.....................     36.43            N/A              N/A          18.21        18.39          N/A
YEAR ENDED DECEMBER 31, 1997
 Net income from continuing
   operations...................      5.43           3.90              N/A           1.91         1.77          N/A
 Dividends (2)..................      1.73           1.18              N/A           0.33         0.53          N/A
YEAR ENDED DECEMBER 31, 1996
 Net income/(loss) from
   continuing operations........      5.70            N/A              N/A          (3.78)         N/A          N/A
 Dividends (2)..................      1.86           1.18              N/A           0.32         0.53          N/A
PURCHASE METHOD OF ACCOUNTING
 (U.S. GAAP)
SIX MONTHS ENDED JUNE 30, 1999
 Net income from continuing
   operations...................      2.41           1.12             1.63           0.82         0.51         0.74
 Dividends (2)..................        --           0.59             0.59             --         0.27         0.27
 Book value.....................     36.96            N/A              N/A          18.48        26.55        25.14
YEAR ENDED DECEMBER 31, 1998
 Net income from continuing
   operations...................      6.14           2.02             2.55           2.22         0.92         1.16
 Dividends (2)..................      2.29           1.18             1.18           0.47         0.53         0.53
 Book value.....................     36.43            N/A              N/A          18.21        26.99        25.74

                                               Algroup(1)
                                  ------------------------------------
                                                  (A)          (B)
                                               PRO FORMA    PRO FORMA
                                  HISTORICAL   EQUIVALENT   EQUIVALENT
                                     PER          PER          PER
                                    SHARE       SHARE(6)     share(6)
                                  ----------   ----------   ----------
POOLING OF INTERESTS METHOD OF
ACCOUNTING (CANADIAN GAAP)
SIX MONTHS ENDED JUNE 30, 1999
 Net income from continuing
   operations...................      8.69          N/A        19.60
 Dividends (2)..................        --          N/A         6.19
 Book value.....................    340.25          N/A       410.72
YEAR ENDED DECEMBER 31, 1998
 Net income from continuing
   operations...................     36.16          N/A        37.54
 Dividends (2)..................        --          N/A        12.38
 Book value.....................    358.94          N/A       425.97
YEAR ENDED DECEMBER 31, 1997
 Net income from continuing
   operations...................     35.41          N/A        41.05
 Dividends (2)..................     12.62          N/A        12.38
YEAR ENDED DECEMBER 31, 1996
 Net income/(loss) from
   continuing operations........       N/A          N/A          N/A
 Dividends (2)..................     14.02          N/A        12.38
PURCHASE METHOD OF ACCOUNTING
 (U.S. GAAP)
SIX MONTHS ENDED JUNE 30, 1999
 Net income from continuing
   operations...................      9.09         5.16        11.76
 Dividends (2)..................        --         6.19         6.19
 Book value.....................    340.25       580.00       614.86
YEAR ENDED DECEMBER 31, 1998
 Net income from continuing
   operations...................     33.35        27.02        21.25
 Dividends (2)..................        --        12.38        12.38
 Book value.....................    358.94       594.39       624.97

---------------

(1) Euro and Swiss Francs were translated using the period-end rate at the end of each financial period.

(2) The Combined Company pro forma dividends per share represents the historical per share dividend paid by Alcan.

(3) The Pechiney share "A" pro forma equivalent per share data have been computed on the ratio of 1.7816 Alcan common shares to one Pechiney "A" share.

(4) The Pechiney share "B" pro forma equivalent per share data have been computed on the ratio of 1.9598 Alcan common shares to one Pechiney "B" share.

(5) The Pechiney ADS pro forma equivalent per share data have been computed on the ratio of 0.8908 Alcan common shares to one Pechiney ADS.

(6) The Algroup pro forma equivalent per share data have been computed on the ratio of 20.6291 Alcan common shares to one Algroup share.

COMPARATIVE PER SHARE MARKET INFORMATION

     Alcan common shares are listed for trading on the New York Stock Exchange under the symbol "AL". Pechiney ADSs are listed for trading on the New York Stock Exchange under the symbol "PY". Pechiney A Shares are listed for trading on the monthly settlement market (Premier Marche a Reglement Mensuel) of the Paris Bourse under the Sicovam code 13290. The Pechiney A shares are also traded in euros on SEAQ International under the symbol "PECHaq.L". The Pechiney B Shares are listed on the immediate settlement market (Premier Marche au Comptant) of the Paris Bourse under the Sicovam code 3640.

     The following table presents per share closing market prices as reported on the New York Stock Exchange Composite Tape for Alcan common shares and Pechiney ADSs and the closing market price for Pechiney A Shares and Pechiney B Shares on the Paris Bourse and converted into U.S. dollars:

     - on August 9, 1999, the last trading day prior to the public announcement of this offer, and

     -  on           , 2000, the latest practicable date prior to the printing
        of this document.

     The table also presents the implied equivalent per share value for Pechiney A Shares, Pechiney B Shares and Pechiney ADSs by multiplying the price per Alcan common share by the number of Alcan common shares that will be exchanged for each Pechiney A Share, Pechiney B Share and Pechiney ADS, i.e., 1.7816, 1.9598 and 0.8908, respectively.

     Pechiney shareholders are urged to obtain current market quotations for the Alcan common shares and Pechiney A Shares, Pechiney B Shares and Pechiney ADSs before making a decision with respect to the offer.

                                                                                      PECHINEY      PECHINEY       PECHINEY
                                           PECHINEY       PECHINEY                    A SHARE         ADS          B SHARE
                              ALCAN         A SHARE        B SHARE      PECHINEY     EQUIVALENT    EQUIVALENT     EQUIVALENT
                           SHARE PRICE       PRICE          PRICE       ADS PRICE      PRICE         PRICE          PRICE
                           -----------    -----------    -----------    ---------    ----------    ----------    ------------
August 9, 1999(1)......     $31.8125       $55.3190       $49.3270      $27.9375      $56.6772      $28.3386       $62.3461
        , 2000.........

---------------
(1) The prices per Pechiney A Share and Pechiney B Share have been translated into U.S. dollars at $1.07 per euro, the noon buying rate in New York City for cable transfers on August 9, 1999 as certified for customs purposes by the Federal Reserve Bank of New York.

                                  RISK FACTORS

     The following risk factors apply to the combination of Alcan, Pechiney and Algroup as well as to the combination of Alcan and Pechiney without Algroup. You should carefully consider the factors set forth below together with the information contained in this prospectus relating to Alcan, Pechiney and Algroup and the other information contained in this prospectus before making a decision to exchange your Pechiney Securities.

INTEGRATION OF THE COMPANIES MAY FAIL OR DISRUPT OPERATIONS.

     The anticipated benefits and synergies expected to result from the share exchange offers will depend in part upon whether the operations of Alcan can be integrated in an efficient and effective manner with those of Pechiney and Algroup. Successful integration will require the integration of various aspects of each company's business. It is possible that this integration will not be accomplished successfully. Failure to successfully integrate the business organizations could have a material adverse effect on the financial condition and results of the operations of the Combined Company and result in the failure to achieve certain of the expected benefits from the combination. The failure to realize anticipated synergies and other operating efficiencies could result in the failure to achieve certain of the benefits sought to be achieved in the combination. The integration of the business organizations could interfere with the activities of one or more of the companies' businesses which could have material adverse effects on their operations. In addition, the integration of the business organizations may involve a number of other risks, including the diversion of management's attention from the day-to-day operations of each company's business.

REGULATORY APPROVALS MAY NOT BE OBTAINED OR MAY IMPOSE ADVERSE CONDITIONS.

     Completion of the combination is subject to certain regulatory approvals, including competition and securities authorities' approvals. See "Regulatory Matters." There can be no assurance that all necessary approvals will be granted or that they will be granted on favorable terms. It is possible that certain regulatory approvals will be subject to conditions that adversely affect the financial position or operations of the Combined Company, including the demerger or divestiture of certain assets or business divisions or the making of restrictive undertakings. Should any such demergers or divestitures or undertakings be required and implemented, there could be a material effect upon the business of the Combined Company. Although such effect could be negative, the companies may nevertheless elect to proceed with the share exchange offers as being in their respective best financial and strategic interests. Any final decision in this regard would be made by the companies.

     Numerous jurisdictions throughout the world claim jurisdiction under their competition or antitrust laws in respect of acquisitions or mergers which have the potential to affect their domestic marketplace. Although Alcan, Pechiney and Algroup do not anticipate that there will be any proceedings in any jurisdiction which, if taken, would have a material impact on the completion of the share exchange offers or the operations of the Combined Company, there can be no assurance that such investigations or proceedings, whether by governmental authorities or private parties, will not be initiated and, if initiated, will not have a material impact on the completion of the share exchange offers or the operations of the Combined Company.

INCREASED EXPOSURE TO CURRENCY EXCHANGE RATE FLUCTUATIONS MAY CAUSE ADVERSE FINANCIAL RESULTS.

     Following completion of the share exchange offers, the Combined Company may be exposed to additional currency exchange risk with respect to the euro and CHF and certain other currencies as a significant portion of revenues will be generated in these currencies and a significant portion of operating expenses will be incurred in these currencies. Changes in the value of the euro or the CHF and certain other currencies in relation to the U.S. dollar may have an adverse effect on the Combined Company's operating results following completion of the share exchange offers for Pechiney Securities and Algroup shares. Although the Combined Company may enter into hedging arrangements with respect to the exchange rate risk, there can be no assurance that the Combined Company will engage in such arrangements or that such arrangements will be successful.

THE COMBINED COMPANY WILL BE EXPOSED TO MARKET AND CREDIT RISK IN DERIVATIVES.

     Each of Alcan, Pechiney and Algroup uses derivatives to hedge, among other things, its exposure to changes in exchange rates, interest rates and metals prices, and in trading activities. In addition, Pechiney expects to hedge its special dividend to be paid upon completion of the offers for Pechiney Securities, in a gross amount not to exceed $549 million, against any changes in
the dollar/euro conversion rate from        , 2000 until the date of payment of
such dividend. Each company bears both market risk and credit risk with respect to its use of derivatives.

THE SUBSTANTIAL INCREASE IN THE NUMBER OF ALCAN COMMON SHARES FOLLOWING THE COMBINATION MAY ADVERSELY AFFECT THEIR MARKET PRICE.

     Upon completion of the offers for Pechiney Securities and the offer for Algroup shares, additional Alcan common shares, representing up to approximately 56% of the share capital of the Combined Company, will be available for trading in the public market. The increase in the number of Alcan common shares, including the increase in stock held by persons who were formerly shareholders in either Pechiney or Algroup, may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, the Alcan common shares.

THE COMBINED COMPANY MAY BE EXPOSED TO INCREASED ENVIRONMENTAL COSTS AND LIABILITIES.

     Each of Alcan, Pechiney and Algroup is subject to a broad range of environmental laws and regulations in each of the jurisdictions in which it operates. These laws and regulations impose increasingly more stringent environmental protection standards regarding, among other things, air emissions, wastewater discharges, the use and handling of hazardous materials, waste disposal practices, and the remediation of environmental contamination. These standards can create the risk of substantial environmental costs and liabilities, including liabilities associated with divested assets and past activities. Currently, each of Alcan, Pechiney and Algroup is involved in a number of compliance efforts and legal proceedings concerning environmental matters. Each of Alcan, Pechiney and Algroup has established reserves for environmental remediation activities and liabilities. However, environmental matters cannot be predicted with certainty, and there can be no assurance that these amounts will be adequate. In addition, future developments, such as changes in law or environmental conditions, could result in increased environmental costs and liabilities that could have a material adverse effect on the Combined Company's financial position and results of operations.

THE COMBINED COMPANY WILL BE EXPOSED TO TRADING AND BROKERAGE RISKS.

     Each of Pechiney and Algroup engage, and the Combined Company will engage, in substantial trading activities. Although each of Pechiney and Algroup believes it has established, and it is expected that the Combined Company will maintain, appropriate risk management procedures, trading activities involve elements of forecast, including the purchase and sale of forwards and futures, as well as options both on and off exchanges, and bearing the market risk with respect to positions taken and the risk of default by its counterparties.

THE COMBINED COMPANY WILL BE EXPOSED TO POTENTIAL RISKS OF LOSSES FROM OPERATIONS IN LESSER DEVELOPED COUNTRIES.

     The Combined Company will have operations in developing countries which may be more vulnerable to risks of war, civil disturbances and adverse governmental action, which may disrupt or impede operations and markets, restrict the movement of funds, impose limitations on foreign exchange transactions or result in the expropriation of assets. Certain of the countries in which the Combined Company will operate have recently been subject to economic instability, which could adversely affect operations in such countries.

THE MARKET FOR PECHINEY SECURITIES MAY BE ADVERSELY AFFECTED BY THE OFFERS.

     If the offers for Pechiney Securities are successful, the liquidity and market value of the remaining Pechiney Securities held by the public could be adversely affected by the fact that they will be held by a smaller number of holders.

     Depending upon the number of Pechiney Securities acquired pursuant to the Pechiney offers, following their completion the Pechiney ADSs may no longer meet the requirements of the New York Stock Exchange for continued listing and the Pechiney A Shares, as well as the Pechiney B Shares, may no longer meet the requirements of the Paris Bourse for continued listing. Moreover, to the extent permitted under applicable law and stock exchange regulations, Alcan may seek to cause the delisting of the Pechiney ADSs, Pechiney A Shares and Pechiney B Shares on such exchanges.

     If one or both of the New York Stock Exchange and the Paris Bourse were to delist the Pechiney ADSs, Pechiney A Shares and Pechiney B Shares, the market therefor could be adversely affected. Although it is possible that the Pechiney ADSs, Pechiney A Shares and Pechiney B Shares would be traded on other securities exchanges or in the over-the-counter market, and the price quotations would be reported by such exchanges, or through the National Association of Securities Dealers, Inc. Automated Quotations System or by other sources, there can be no assurance that any such trading quotations will occur. In addition, the extent of the public market for the Pechiney ADSs, Pechiney A Shares and Pechiney B Shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Pechiney ADSs, Pechiney A Shares and Pechiney B Shares, as the case may be, remaining at such time, the interest in maintaining a market in the Pechiney ADSs, Pechiney A Shares and Pechiney B Shares, as the case may be, on the part of securities firms and the possible termination of registration of ADSs under the Securities Exchange Act of 1934. If such registration is terminated, Pechiney could cease filing periodic reports with the SEC, which could further impact the value of the Pechiney ADSs. To the extent the availability of such listings or quotations depends on steps taken by Alcan or Pechiney, Alcan or Pechiney may or may not take such steps. Therefore, you should not rely on any such listing or quotation being available.

                   CURRENCY PRESENTATIONS AND EXCHANGE RATES

     In this prospectus, unless otherwise specified, all references to "US$" or '$" are to United States dollars, all references to "C$" are to Canadian dollars, all references to "CHF" are to Swiss francs and all references to 'E" are to euros.

     The following table sets out, for the periods and dates indicated, certain information concerning the rates of exchange for C$ and CHF per US$1.00 and US$1.00 per ECU and E, based on the noon buying rate in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York.

                                                               SIX MONTHS
                                                             ENDED JUNE 30     YEAR ENDED DECEMBER 31
                                                             --------------    -----------------------
                                                             1999     1998     1998     1997     1996
                                                             -----    -----    -----    -----    -----
High             C$.......................................   1.45     1.41     1.41     1.34     1.33
                 CHF......................................   1.36     1.44     1.29     1.34     1.16
                 E........................................   1.18       --       --       --       --
                 ECU(2)...................................     --     1.12     1.23     1.25     1.29
Low              C$.......................................   1.53     1.47     1.58     1.44     1.38
                 CHF......................................   1.56     1.53     1.54     1.54     1.35
                 E........................................   1.03       --       --       --       --
                 ECU(2)...................................     --     1.07     1.07     1.05     1.22
Period end       C$.......................................   1.47     1.47     1.54     1.43     1.37
                 CHF......................................   1.56     1.52     1.37     1.46     1.34
                 E........................................   1.03       --       --       --       --
                 ECU(2)...................................     --     1.10     1.17     1.10     1.28
Average(1)       C$.......................................   1.49     1.44     1.49     1.39     1.36
                 CHF......................................   1.49     1.50     1.45     1.45     1.24
                 E........................................   1.07       --       --       --       --
                 ECU(2)...................................     --     1.09     1.12     1.13     1.25

---------------

(1) The average of the noon buying rates for C$, CHF and E on the last business day of each month during the relevant period.

(2) The euro was launched as the single European currency on January 1, 1999. Given its recent introduction, there is no historical exchange rate data concerning the euro for inclusion in this prospectus. As a result, this section also provides historical exchange rate data concerning the European Currency Unit, or ECU. The ECU, the predecessor to the euro, is a composite currency, consisting of specified amounts of currencies of 12 European Union member states. The ECU basket was composed of specified amounts of the German mark, the U.K. pound sterling, the French franc, the Italian lira, the Dutch guilder, the Belgian franc, the Luxembourg franc, the Danish kroner, the Irish punt, the Greek drachma, the Spanish peseta and the Portuguese escudo. In accordance with European Council Regulation No. 1103/97, substitution of the euro for the ECU took place at the rate of one euro for one ECU. Since the United Kingdom, Denmark and Greece are not currently participating in the European Monetary Union, some of the currencies (U.K. pound sterling, Danish kroner and Greek drachma) in the ECU basket were not considered for euro purposes. Accordingly, ECU exchange rates cannot be regarded as comparable with euro exchange rates for historical purposes.

     On December 22, 1999, the noon buying rate in New York as certified for customs purposes by the Federal Reserve Bank of New York was C$1.48 and CHF1.59 per US$1.00 and US$1.00 per E1.01.

     No representation is made that the Canadian dollar, Swiss franc, euro, ECU or U.S. dollar amounts could have been or could in the future be so converted at any particular rate or at all.

                                THE COMBINATION

     Alcan, Pechiney and Algroup have agreed to combine in accordance with the terms of the combination agreement. As soon as practicable following the satisfaction or waiver of all conditions to commencement of the offers for Pechiney Securities described below, Alcan will offer to acquire every Pechiney A Share in exchange for 1.7816 Alcan common shares, every Pechiney B Share in exchange for 1.9598 Alcan common shares and every Pechiney ADS in exchange for
0.8908 of an Alcan common share.

     As soon as practicable following the satisfaction or waiver of all conditions to commencement of the offer for Algroup shares described below, Alcan will offer to purchase every Algroup share in exchange for 20.6291 Alcan common shares.

     The Algroup exchange ratio was determined on a fully diluted basis, assuming all of Algroup's outstanding convertible bonds were converted into Algroup shares prior to the chemicals division demerger. Because all the convertible bonds were not converted prior to the chemicals division demerger, the holders of the outstanding bonds will be entitled to receive additional Algroup shares on exercise of their conversion right as they did not receive shares in Lonza Group AG in the demerger. To the extent Algroup issues or is required to issue additional Algroup shares above the threshold set out in the combination agreement or the bondholders become entitled to shares on conversion, the Algroup exchange ratio will be reduced in order that the total number of Alcan common shares issued in the offer for Algroup shares, on a fully diluted basis, remains the same as if Algroup had only issued, or been required to issue, shares up to the threshold.

BACKGROUND OF THE COMBINATION

     At a regular meeting of Alcan's board of directors on March 25, 1999, Alcan's management reviewed several strategic opportunities, including potential business combinations, which Alcan might pursue. The board authorized management to hold exploratory discussions with potential partners.

     On April 13, 1999, representatives of Alcan and Pechiney met in New York City to discuss general strategic opportunities. As part of this discussion, Alcan presented Pechiney with a strong strategic rationale for considering a business combination. Pechiney management agreed to consider the opportunity and the parties agreed to hold a follow-up meeting at the end of the month. Separately, on April 26, 1999, representatives of Alcan and Algroup met in London, England to discuss strategic alternatives and the strategic rationale for a business combination. Algroup responded positively and the parties also discussed the possibility of a three-way combination involving Pechiney. On April 29, 1999, representatives of Alcan and Pechiney met in Paris. At this meeting, Pechiney agreed to further discussions with Alcan and the parties also discussed the possibility of a three-way combination involving Algroup.

     In parallel with their respective discussions with Alcan, representatives of Pechiney and Algroup were jointly considering opportunities to maximize shareholder value through unique industrial combinations. Pechiney and Algroup agreed during these discussions that there was significant value in combining the two companies. However, the parties also recognized the unique opportunity available through a three-way merger with another party. Pechiney and Algroup identified Alcan as their preferred possible third partner.

     Alcan, Pechiney and Algroup each recognized the existence of some common ground on which to base discussions regarding a business combination. As a result, a meeting took place in London on May 8, 1999 and a series of follow-up telephone calls ensued in May 1999 to further advance the principles upon which a combination could be completed. Alcan had retained Morgan Stanley & Co. Incorporated to act as its financial advisor in respect of the proposed transaction on April 1, 1999. At about the same time, Pechiney retained Credit Suisse First Boston and Rothschild & Cie and Algroup retained Goldman Sachs to act as financial advisors in evaluating the proposed transaction.

     In order to facilitate the parties' discussion of the relative values of each company and to estimate potential synergies, the parties retained Arthur Andersen LLP on May 24, 1999 to manage a process intended by the parties to yield a consistent financial comparison of the parties and to compile information supplied by each of the parties and eliminate duplication based on discussion with the parties, while at the same time preventing the transmission of competitively sensitive information.

     The parties met in New York City on June 19, 1999 to review the compilation by Arthur Andersen LLP of the potential synergies and to discuss possible configurations of a business combination.

     The parties entered into confidentiality agreements on June 21, 1999 in order to exchange confidential information for the purpose of evaluating a business combination, including business and legal due diligence investigations.

     On July 3 and 4, 1999 in London, the chief executive officers of the three companies were presented with the results of the compilation by Arthur Andersen LLP, the preliminary views of legal counsel with respect to regulatory and structural issues and the assessment of the financial advisors on structural alternatives. In discussions following these meetings, the CEOs re-affirmed the necessity that a combination of the three companies must make strong strategic sense and have the potential to create significant value for all shareholders.

     As part of the negotiation process, each company described its business to the other parties' financial and strategic advisors. These presentations were designed to allow for adequate sharing of information among the financial advisors on which to base a valuation assessment. Following these presentations, each company's team of advisors prepared a valuation assessment which was shared among the financial advisors.

     On July 17 and 18, 1999 and again on July 29 and 30, 1999, the chief executive officers met in New York City to discuss the valuation assessment and structure recommendations of the financial advisors and agreed to the broad terms of a possible business combination.

     As part of the negotiation process, one non-executive director from each company participated in a working group charged with making recommendations with respect to corporate governance matters relating to the Combined Company. These representatives were Dr. John R. Evans for Alcan, Etienne Davignon for Pechiney and Martin Ebner for Algroup.

     In early August, each company called a special meeting of its board of directors to consider the proposed transaction. After considering the strategic rationale, valuation assessment, synergy potential and available alternatives, each of the companies' boards was of the opinion that the proposed transaction was in the best interests of their respective companies and shareholders.

     The boards of directors of Alcan and Algroup authorized their respective companies to sign a three-way memorandum of understanding and a two-way definitive combination agreement between Alcan and Algroup. On August 10, 1999, the Pechiney Board authorized the signing of the memorandum of understanding and Pechiney commenced the French mandatory information and consultation process with Pechiney's works councils regarding a possible three-way combination. On August 11, 1999, the combination was publicly announced.

     Pechiney completed the information and consultation process on September 15, 1999, and, on the same date, the Pechiney board of directors then approved the execution of the combination agreement. The same day, Alcan, Pechiney and Algroup executed the combination agreement which supersedes the memorandum of understanding and the two-way combination agreement between Alcan and Algroup and establishes the terms and conditions of the combination. See "The Combination Agreement."

REASONS FOR THE COMBINATION

     The companies believe that the combination will create increased value for the shareholders of all three companies. The combination will establish one of the world's largest aluminum companies with complementary operations and technologies, a sustainable low-cost position in primary aluminum, advanced aluminum fabricating facilities located globally and strong positioning for future low-cost growth and expansion. It will also create a world leader in the flexible and specialty packaging business. The companies believe that the consolidation of the three companies will generate at least $600 million in annual cost synergies, to be substantially achieved within two years from completion of the combination, over and above existing profit improvement programs. The Combined Company would have had pro forma 1998 sales and operating revenues of $23.3 billion using the pooling of interests method of accounting under Canadian GAAP and $21.6 billion using the purchase method of accounting under U.S. GAAP and a balanced base of revenues from operations in primary and fabricated aluminum, packaging and trading. The Combined Company will occupy a unique strategic position in the global marketplace and will have approximately 91,000 employees working from 276 operating facilities around the world serving increasingly global as well as regional customers.

     SUSTAINABLE LOW-COST POSITION IN PRIMARY ALUMINUM

     In addition to low-cost raw materials, primary aluminum production requires large quantities of electrical energy. Smelting efficiency increases with increased amperage. Accordingly, the Combined Company will benefit from:

     - Alcan's ownership of hydroelectric power, which provides low-cost electricity,

     -  Pechiney's industry-leading high-amperage technology, and

     -  Algroup's access to low-cost bauxite and alumina.

     LOW-COST GROWTH

     The aluminum industry is capital intensive and therefore, growth typically requires significant additional capital. The Combined Company will be in a position to increase its smelting capacity in the following capital-efficient ways:

     - increasing amperage at a number of smelters by using Pechiney's high-amperage technology,

     - expanding existing modern smelters where there is available low-cost power and existing infrastructure, and

     - increasing integration of geographically complementary bauxite, alumina and smelting capacities, particularly in relation to the Combined Company's Australian operations.

     LEADING ALUMINUM FABRICATION SYSTEM

     The fabrication system of the Combined Company presents opportunities for:

     - transferring technology and best manufacturing practices to achieve a lower cost position,

     -  rationalizing European production facilities, and

     - servicing the high growth market for automotive applications in both North America and Europe.

     CREATING A WORLD LEADER IN THE FLEXIBLE AND SPECIALTY PACKAGING BUSINESS

     Pechiney and Algroup's packaging businesses offer an advantageous geographic fit with:

     - balanced and complementary activities between North America and Europe, better enabling the Combined Company to serve multinational customers with operations in both geographic areas,

     - the capability to serve global and regional customers around the world from 159 facilities with a high standard of quality and service, and

     - significant earnings power and a strong platform from which the Combined Company can actively pursue growth opportunities in this industry.

     CUSTOMERS

     Customers of the aluminum and specialty packaging industries are themselves consolidating and becoming increasingly global in the scope of their operations. These larger customers, as well as regional customers, are seeking full-service suppliers with the scale and regionally-based facilities to meet their needs. Aluminum customers will benefit from working with a company that has a sustainable low-cost position, increased research and development and technological capabilities, as well as, the capacity and reach to address aluminum fabrication needs in any region. Packaging customers will benefit from working with a company that is a leading supplier in most of its chosen areas of business. As a global aluminum and specialty packaging company, the Combined Company will be positioned to work with customers anywhere in the world to address their needs by supplying them with existing products and developing new technologies and applications which the customers require.

     COST SYNERGIES

     Management of Alcan, Pechiney and Algroup believe that the Combination will generate at least $600 million in annual cost synergies, over and above existing profit improvement programs that are already underway in each of the companies. These synergies are expected to be achieved in the following areas:

     - Selling, General and Administrative Expenses. Cost savings are expected to be realized by combining corporate and head office services and trading, sales and distribution staff support services.

     - Purchasing. Operating and capital cost savings are expected to be realized through volume purchasing and the ability to manage projects on a larger scale.

     - Operations. Operating cost savings are expected to be realized through optimizing production and reloading of facilities and extending production runs.

     - R & D. Research and development cost savings are expected to be realized by combining research facilities, technical services and information technology.

     It is expected that a very substantial portion of these savings will be realized within approximately 24 months of the completion of the combination. Estimated one-time costs (including severance costs) to achieve these savings are expected to be approximately $600 million. The companies believe that approximately 80% of these savings will be generated from the aluminum operations with the remainder derived from packaging.

     FINANCIAL RESOURCES

     The Combined Company will have substantial financial resources. For the year ended December 31, 1998, the pro forma sales and operating revenues and EBITDA (the average aluminum metal price for 1998 was $1,380 per metric tonne) of the Combined Company were $23.3 billion and $3.1 billion, respectively, using the pooling of interests method of accounting under Canadian GAAP and $21.6 billion and $2.6 billion, respectively, using the purchase method of accounting under U.S. GAAP. As at December 31, 1998, the pro forma consolidated assets and shareholders' equity of the Combined Company were $26.6 billion and $10.3 billion, respectively, using the pooling of interests method of accounting under Canadian GAAP and $29.7 billion and $15.1 billion, respectively, using the purchase method of accounting under U.S. GAAP. See the pro forma financial statements reflecting the combination of Alcan, Pechiney and Algroup.

     KEY FACTS CONCERNING THE COMBINED COMPANY

     The Combined Company will be one of the world's largest low-cost primary aluminum producers with:

     -  interests in 11 bauxite mines and 10 alumina refineries,

     -  interests in 27 aluminum smelters on six continents,

     - control of 3.3 million metric tonnes of global smelting capacity (including capacity under construction), and

     - 2.0 million metric tonnes of smelting capacity in the lowest third of the cost curve of smelters worldwide (including capacity under construction).

     In aluminum fabrication, the Combined Company will have:

     - interests in 46 sheet/light gauge production facilities on four continents (which shipped 2,733,000 metric tonnes in 1998),

     - interests in 24 other aluminum fabrication facilities (which shipped 435,000 metric tonnes of other fabricating products in 1998), including aluminum wire and cable operations in North America, extrusion operations in Europe and Asia and aluminum composite production in Europe and Asia, and

     - a position as a significant supplier to key industries such as the aerospace, automotive, other transport and beverage can industries on a global basis.

     The Combined Company intends to pool technological expertise, customer knowledge and technical know-how in rolled aluminum products. In the automotive industry, where the use of aluminum is growing, the Combined Company will be a leading player. In aerospace, the Combined Company will also be an important supplier with strong customer relationships worldwide. In can sheet, which is the largest application for aluminum sheet, the Combined Company will have a significant position. The Combined Company will also have a leading aluminum and metal trading and brokerage business, including a founding seat on the London Metal Exchange.

     The Combined Company will have advanced technology and new product development capability in several key areas including:

     -  alumina refining,

     -  smelting cell technology,

     -  aluminum rolling,

     -  automotive applications, and

     -  continuous strip caster technologies.

     The combination will also result in the creation of a significant world supplier of both flexible and specialty packaging products with pro forma 1998 sales of $4.2 billion and a leading position in key growth sectors such as pharmaceutical, personal care, food flexible packaging, tobacco and cosmetics packaging. By bringing together leading and complementary packaging companies, the Combined Company will be positioned to serve customers globally in each of its chosen targeted business areas from 159 facilities.

BENEFITS OF AN ALCAN-PECHINEY COMBINATION

     In the event that the offer for Algroup shares is not completed, it is expected that a two-way Alcan-Pechiney combination would still create significant value for the shareholders of both companies although the benefits are expected to be significantly less than those for a three way combination. The combination of Alcan and Pechiney would establish one of the world's largest aluminum companies with complementary operations and technologies, a low-cost position in primary aluminum and advanced aluminum fabricating facilities located globally. The combination of Alcan and Pechiney would also provide opportunities for future low-cost growth and expansion. It would also include a major flexible and specialty packaging business. The combination of Alcan and Pechiney would have had pro forma 1998 operating revenues of $16.4 billion and would have a strong strategic position in the global marketplace.

     CUSTOMERS

     The combination of Alcan and Pechiney would be positioned to work with customers anywhere in the world to address their needs by supplying them with existing products and by developing new technologies and applications which the customers require.

     COST SYNERGIES

     Management of Alcan expects that the combination of Alcan and Pechiney would generate approximately $200 million in annual cost synergies to be achieved in the same areas as described in "Reasons for the Combination -- Cost Synergies".

     It is expected that a very substantial portion of these savings would be realized within approximately 24 months of the completion of the combination of Alcan and Pechiney. Estimated one-time costs (including severance costs) to achieve these savings are expected to be approximately equivalent to expected cost synergies for one year.

     FINANCIAL RESOURCES

     The combination of Alcan and Pechiney would have substantial financial resources. For the year ended December 31, 1998, the pro forma operating revenues and EBITDA (the average aluminum metal price for 1998 was $1,380 per metric tonne) of the combination of Alcan and Pechiney were $16.4 billion and $1.9 billion, respectively. As at December 31, 1998, the pro forma consolidated assets and shareholders' equity of the combination of Alcan and Pechiney were $21.4 billion and $10.4 billion, respectively. See the pro forma financial statements reflecting the combination of Alcan and Pechiney.

     KEY FACTS ABOUT A COMBINATION OF ALCAN AND PECHINEY

     The combination of Alcan and Pechiney would be one of the world's largest low-cost primary aluminum producers with:

     -  interests in 10 bauxite mines and nine alumina refineries,

     -  interests in 24 aluminum smelters on six continents,

     - control of 3.1 million metric tonnes of global smelting capacity (including capacity under construction), and

     - 1.9 million metric tonnes of smelting capacity in the lowest third of the cost curve of smelters worldwide (including that which is under construction).

     The combination of Alcan and Pechiney would be one of the world's largest aluminum rolling companies with:

     - interests in 42 sheet/light gauge production facilities on four continents (which shipped 2,442,000 metric tonnes in 1998),

     - interests in 15 other aluminum fabrication facilities (which shipped 331,000 metric tonnes of other fabricating products in 1998), and

     - a position as a significant supplier on a global basis to key industries such as the aerospace, automotive, other transport, and beverage can industries.

     The combination of Alcan and Pechiney would pool technological expertise, customer knowledge and technical know-how in rolled aluminum products. In the automotive industry, where the use of aluminum is growing, the combination of Alcan and Pechiney would be a leading player. In aerospace, the combination of Alcan and Pechiney would also be an important supplier with strong customer relationships worldwide. In can sheet, which is the largest application for aluminum sheet, the combination of Alcan and Pechiney would have a significant position.

     The combination of Alcan and Pechiney would have leadership positions in research and development and new product development in several key areas including:

     -  smelting cell technology,

     -  aluminum rolling, and

     -  continuous strip caster technologies.

     The combination of Alcan and Pechiney would also be a significant world supplier of both flexible and specialty packaging with pro forma 1998 sales of $1.9 billion. The combination of Alcan and Pechiney would be a major supplier of personal care and cosmetics packaging products to customers around the world, with a particularly strong position in Europe. Specialty packaging is a profitable high-growth business and the combination of Alcan and Pechiney would be well positioned to pursue further opportunities in this consolidating industry.

RECOMMENDATION OF PECHINEY'S BOARD OF DIRECTORS

     Pechiney completed the French mandatory information and consultation process with its works councils regarding the combination on September 15, 1999, and, on the same date, the Pechiney board of directors approved the execution of the combination agreement. Under the combination agreement, the Pechiney board of directors agreed that it will at all times recommend that holders of Pechiney Securities accept the offers, except upon the occurrence of specified events affecting Alcan or Pechiney, regardless of whether the offer for Algroup shares
is completed. On        , 2000, the Pechiney board of directors recommended that
holders of Pechiney Securities accept this offer and the French offer.

THE COMBINATION AGREEMENT

     The following is a summary of the material terms of the combination agreement. This description is qualified in its entirety by the full text of the combination agreement which is attached to this prospectus as Annex A. We urge you to read the combination agreement carefully. In the event that there are any differences between this summary and the combination agreement, the terms of the combination agreement shall prevail.

ACTION BY ALCAN'S BOARD OF DIRECTORS

     Under the combination agreement, Alcan agreed that its board of directors would recommend that Alcan shareholders approve the issuance of Alcan common shares in connection with the Pechiney and Algroup share exchange offers, except as specified below, regardless of whether the offers for both companies are completed. The Alcan board was permitted to withdraw or adversely modify its recommendation that shareholders approve the issuance of Alcan common shares in connection with the offers for Pechiney Securities, or Algroup shares on the occurrence of certain events affecting either or both of Pechiney and Algroup. At a meeting held on November 22, 1999, Alcan's shareholders approved the issuance of Alcan common shares in connection with the offers for Pechiney Securities and Algroup shares.

     The Alcan board may terminate the combination agreement, permitting it to withdraw or adversely modify its recommendation if a proposal constituting an alternative transaction of the type described below for Alcan is made. In this instance, a termination payment would be payable by Alcan.

ACTION BY PECHINEY'S BOARD OF DIRECTORS

     Pechiney has agreed its board of directors will recommend at all times that holders of Pechiney Securities accept the offers for Pechiney Securities, except as specified below, regardless of whether the offer for Algroup shares is completed.

     The Pechiney board may withdraw or adversely modify its recommendation to accept the offers for Pechiney Securities on the occurrence of certain events affecting Alcan or Pechiney.

ACTION BY ALGROUP'S BOARD OF DIRECTORS

     Algroup has agreed that its board of directors will recommend at all times that holders of Algroup shares accept the Algroup share exchange offer, except as specified below, regardless of whether the offers for Pechiney Securities are completed.

     The Algroup board may withdraw or adversely modify its recommendation to accept the offer for Algroup shares on the occurrence of certain events affecting Alcan or Algroup.

MUTUAL COVENANTS

     No Solicitation

     Each of the parties has agreed that it will not solicit, initiate, assist or encourage inquiries or proposals from any other person or participate in any discussions with respect to a competing transaction and, except as described below under "Alternative Transactions", each party has agreed that it will:

     - not furnish any information to any person, other than one of the parties to the combination agreement in connection with a competing transaction;

     -  not assist or participate in a competing transaction; or

     - not facilitate or encourage any effort by any person with respect to a competing transaction.

     Operation of Business

     Each of the parties has agreed that it will, among other things:

     - not do anything in the operation of its business that is reasonably likely to be inconsistent with the economic or business fundamentals of, or materially hinder, the consummation of either of the share exchange offers for Pechiney Securities or Algroup shares;

     - not issue any shares or rights to acquire shares, except pursuant to obligations that existed on August 11, 1999 and pursuant to existing employee stock option and stock purchase plans;

     - not repurchase or redeem any shares or rights to acquire shares or permit its subsidiaries, except wholly-owned subsidiaries, to repurchase or redeem any shares or rights to acquire shares, except in connection with employee stock purchase plans;

     - not declare, pay or set aside payment for any dividend or distribution on its shares or on the shares of its subsidiaries, except as described below under "Dividend Payments";

     - notify each of the other parties of any material breach of any representation or warranty given by it in the combination agreement and of any circumstance that would be reasonably likely to result in any such representation or warranty not being true in all material respects if repeated at any time during the term of the combination agreement;

     - not take any action, or permit any of its subsidiaries to take any action, that would make any representation or warranty contained in the combination agreement untrue in any material respect;

     - not amend or change its articles of association, by-laws or other comparable governing instruments, except as contemplated under the combination agreement;

     - not make or commit for capital expenditures exceeding certain limits, except as previously disclosed;

     - not invest in any assets, except in the ordinary course of business, or shares for consideration exceeding certain limits;

     - notify the other parties of any investments in assets or shares for consideration exceeding certain limits;

     - divest or sell any assets, except in the ordinary course of business, or shares in any subsidiary or associated entity of the party, including rights to acquire shares with a fair market value exceeding certain limits, with the exception of the Algroup chemicals division demerger; and

     - not make, and not permit any of its subsidiaries to make, any material tax election.

DIVIDEND PAYMENTS

     In addition, the combination agreement permits the payment by Pechiney of its regular annual dividend and, subject to the completion of the offers for Pechiney Securities, a special dividend to holders of Pechiney Securities. This special dividend, together with the regular annual dividend and including the precompte tax and any other tax payable by Pechiney under French tax law in connection with these dividends may not exceed $549 million in the aggregate. The combination agreement also permits, in the case of Alcan, quarterly dividends consistent with past practice and, in the case of all three parties, dividends between wholly-owned companies in a group.

THE COMBINATION

     Each of the parties has agreed that it will, among other things:

     - cooperate with the other parties and use commercially reasonable efforts to take, or cause to be taken, all action required in connection with the completion of the share exchange offers, including:

       - the making and obtaining of any necessary government, third-party or regulatory consents, filings or applications that may be required;

       - ensuring that the Alcan common shares to be issued pursuant to the share exchange offers are listed on the London, New York, Paris, Swiss and Toronto stock exchanges;

     - not do anything, unless it is provided for in the combination agreement, that would prevent the combination from being accounted for as a "pooling of interests" under Canadian GAAP; and

     - not do anything, unless it is provided for in the combination agreement, that would cause each of the share exchange offers to fail to constitute a "tax free" exchange of shares to shareholders resident for tax purposes in France, Switzerland or the United States, except for a corporation holding Algroup shares with a value exceeding CHF 2 million.

COVENANTS BY ALCAN

     Alcan has agreed that it will, among other things:

     - use its best efforts to ensure that, upon the completion of the applicable share exchange offer the Alcan common shares issued in connection with such offer are listed on the London, New York, Paris, Swiss and Toronto stock exchanges and are freely transferable through the facilities of such stock exchanges under applicable law, except by a holder of a sufficient number of Alcan common shares to affect materially the control of Alcan;

     - use commercially reasonable efforts to permit the exchange, through acceptance of the share exchange offer for Pechiney Securities, of Pechiney Securities held by Pechiney employees through a Fonds Commun de Placement d'Entreprise and the exchange of Pechiney Securities resulting from the exercise of options held by employees through employee option plans; and

     - seek relief from the SEC as necessary to conduct the share exchange offer for Pechiney Securities in the United States.

COVENANTS BY PECHINEY

     Pechiney has agreed that it will, among other things:

     - use commercially reasonable efforts to enable outstanding rights granted by Pechiney to acquire Pechiney Securities to be exercised prior to the completion of the offers for Pechiney Securities or to cause the holders of such rights to accept Alcan common shares in place of Pechiney Securities at the time such rights are exercised;

     - use commercially reasonable efforts to permit the exchange, through acceptance of the share exchange offer for Pechiney Securities, of all Pechiney Securities held by Pechiney employees through a Fonds Commun de Placement d'Entreprise; and

     - not dispose, and will ensure that Pechiney Nederland N.V. does not dispose of any of the 982,669 Pechiney A Shares held by Pechiney Nederland N.V. or tender such shares to the share exchange offer for Pechiney Securities.

COVENANTS BY ALGROUP

     Algroup agreed, among other things, to complete the chemicals division demerger, which was completed in November 1999. Algroup also agreed that it would:

     - not permit any adjustment to the conversion terms of its outstanding convertible bonds as a result of the completion of the chemicals division demerger which would result in more than 6,641,796 Algroup shares being outstanding, assuming full conversion of such convertible bonds. If the number of Algroup shares outstanding would exceed such amount, the exchange ratio for the Algroup share exchange offer would be adjusted in Alcan's favor to take account of such excess; and

     - use commercially reasonable efforts to enable outstanding rights other than employee options granted by Algroup to acquire Algroup shares to be exercised prior to the completion of the Algroup share exchange offer or to cause the holders of such rights to accept Alcan common shares in place of Algroup shares at the time such rights are exercised.

CORPORATE GOVERNANCE

     The parties have agreed to take all action that may be required to ensure that the nominees described under "Management Information Subsequent to the Combination -- Executive Officers"; "-- Board of Directors"; and "-- Committees of the Board of Directors" are appointed to manage the business and affairs of the Combined Company, which will continue to be governed by the Canada Business Corporations Act.

     A corporation governed by the Canadian Business Corporations Act must meet certain requirements with respect to the number of resident Canadians on its board of directors and, in some cases, committees of the board. The Canadian Minister of Industry has announced the government's intention to introduce amendments to the Canada Business Corporations Act early in 2000 that would reduce the current Canadian residency requirement for the members of boards of directors of corporations governed by that Act from a majority to 25%. The proposed amendments have not yet been released, will be subject to parliamentary approval and may not come into effect prior to the completion of the share exchange offers. However, the parties believe that the proposed composition of the Combined Company's board of directors and its committees described under "Management Information Subsequent to the Combination" will satisfy the residency requirements of the Canada Business Corporations Act for the year ended December 31, 2000.

ALTERNATIVE TRANSACTIONS

     The combination agreement provides that any party may enter into discussions with any third party that, without encouragement, enticement or solicitation by the applicable party, makes a written proposal to that party that constitutes an "alternative transaction".

     The term "alternative transaction" means for these purposes an offer or proposal made to one or more of Alcan, Pechiney or Algroup, as the case may be, in writing and duly authorized by the board of directors of the person or entity making the offer or proposal:

     - to acquire by means of amalgamation, merger, purchase, exchange or otherwise all of the shares of or all or substantially all of the assets of Alcan, Pechiney or Algroup;

     - that would be a transaction substantially more favorable to the shareholders of Alcan, Pechiney or Algroup than the combination;

     - that, except in the case of a transaction involving all or substantially all of the assets of a party, is available to all holders of shares in such party; and

     - that is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the offer or proposal.

     Such discussions are only permitted to the extent that they are required by applicable laws and regulations, which includes fiduciary duties applicable to the board of directors of such party. If a party enters into discussions regarding an alternative transaction, such party is not permitted to:

     - provide to any third party any information about either of the other two parties to the combination agreement; or

     - provide to any third party any information about itself unless such third party enters into a confidentiality and standstill agreement on customary terms and which also permits disclosure of the alternative transaction to the other two parties to the combination agreement.

     Each of the parties to the combination agreement has agreed to inform the other two parties forthwith upon becoming aware of any alternative transaction or any other unsolicited inquiry, submission, offer or proposal with respect to a competing transaction.

TERMINATION

     The combination agreement may be terminated, with respect to Pechiney, by the mutual written consent of Pechiney and Alcan, to the extent such termination is permitted by applicable laws and stock exchange rules. The combination agreement may be terminated, with respect to Algroup, by the mutual written consent of Algroup and Alcan, to the extent such termination is permitted by applicable laws and stock exchange rules.

     Termination by Alcan

     Alcan may terminate the combination agreement with respect to Pechiney if, prior to the commencement of the offers for Pechiney Securities:

     - Alcan has provided written notice to the other parties of its intention to enter into an agreement providing for an alternative transaction or Alcan's board of directors has resolved to recommend an alternative transaction, provided that Alcan is not in breach of its obligations not to solicit or initiate a competing transaction, and provided further that the offers for Pechiney Securities have not commenced;

     - any of the conditions to commencement of the offers for Pechiney Securities summarized below, except those that may be waived only by Pechiney, has become incapable of satisfaction and Alcan has given the other parties at least 10 days' written notice of its intention to terminate;

     - Pechiney is in material breach of any of its material obligations under the combination agreement and such breach is not curable or is not cured within 30 days after Alcan gives Pechiney and Algroup written notice of the breach;

     - Alcan has not commenced the offers for Pechiney Securities by June 30, 2000;

     - the board of directors of Pechiney withdraws or adversely modifies its recommendation unless such action is taken for one or more of the reasons described above under "Action by the Boards of Directors -- Pechiney Board of Directors", with the exception of the reason relating to an alternative transaction for Pechiney;

     - the Pechiney board has recommended an alternative transaction to holders of Pechiney Securities; or

     - a material adverse effect on the financial condition, properties, business or results of operation of Pechiney, its subsidiaries and its interests in associates entities taken as a whole has occurred after the date of the combination agreement.

     Alcan may terminate the combination agreement with respect to Algroup if, prior to the commencement of the offer for Algroup shares:

     - Alcan has provided written notice to the other parties of its intention to enter into an agreement in connection with an alternative transaction or Alcan's board of directors has resolved to recommend an alternative transaction, provided that Alcan is not in breach of its obligations not to solicit or initiate a competing transaction, and provided further that the offer for Algroup shares has not commenced;

     - any of the conditions to commencement of the offer for Algroup shares summarized below, except for any condition that may be waived only by Algroup, has become incapable of satisfaction and Alcan has given the other parties at least 10 days' written notice of its intention to terminate;

     - Algroup is in material breach of any of its material obligations under the combination agreement and such breach is not curable or is not cured within 30 days after Alcan gives Algroup and Pechiney written notice of the breach;

     -  Alcan has not commenced the offer for Algroup shares by June 30, 2000;

     - the board of directors of Algroup withdraws or adversely modifies its recommendation, unless such action is taken for one or more of the reasons described above under "Action by Boards of Directors -- Algroup Board of Directors", with the exception of the reason relating to an alternative transaction for Algroup;

     - the Algroup board has recommended an alternative transaction to holders of Algroup shares; or

     - a material adverse effect on the financial condition, properties, business or results of operation of Algroup, its subsidiaries and its interests in associated entities taken as a whole has occurred after the date of the combination agreement.

     Termination by Pechiney

     Pechiney may still terminate the combination agreement with respect to itself if, prior to the commencement of the offers for Pechiney Securities:

     - it has provided written notice to the other parties of its intention to enter into an agreement providing for an alternative transaction or its board of directors has resolved to recommend an alternative transaction, provided that Pechiney is not in breach of its obligations not to solicit or initiate a competing transaction;

     - any of the conditions to commencement of the offers for Pechiney Securities summarized below, except those that may be waived only by Alcan, has become incapable of satisfaction and Pechiney has given the other parties at least 10 days' written notice of its intention to terminate;

     - Alcan is in material breach of any of its material obligations under the combination agreement and such breach is not curable or is not cured within 30 days after Pechiney gives Alcan and Algroup written notice of the breach;

     - Alcan has not commenced the offers for Pechiney Securities by June 30, 2000;

     - the board of directors of Alcan has recommended an alternative transaction to Alcan's shareholders; or

     - a material adverse effect on the financial condition, properties, business or results of operation of Alcan, its subsidiaries and its interests in associated entities taken as a whole has occurred after the date of the combination agreement.

     Pechiney was also permitted to terminate the combination agreement with respect to itself if the board of directors of Alcan had withdrawn or adversely modified its recommendation that Alcan shareholders approve the issuance of Alcan common shares pursuant to the offers for Pechiney Securities, unless such action was taken for one or more of the reasons relating to the offers for Pechiney Securities described above under "Action by Boards of Directors -- Alcan Board of Directors", with the exception of the reason relating to an alternative transaction for Alcan.

     Termination by Algroup

     Algroup may still terminate the combination agreement with respect to itself if, prior to the commencement of the offer for Algroup shares:

     - it has provided written notice to the other parties of its intention to enter into an agreement providing for an alternative transaction or its board of directors has resolved to recommend an alternative transaction, provided that Algroup is not in breach of its obligations not to solicit or initiate a competing transaction;

     - any of the conditions to commencement of the offer for Algroup shares summarized below, except for any condition that may be waived only by Alcan, has become incapable of satisfaction and Algroup has given the other parties at least 10 days' written notice of its intention to terminate;

     - Alcan is in material breach of any of its material obligations under the combination agreement and such breach is not curable or is not cured within 30 days after Algroup gives Alcan and Pechiney written notice of the breach;

     -  Alcan has not commenced the offer for Algroup shares by June 30, 2000;

     - Alcan's board of directors has recommended an alternative transaction to Alcan's shareholders; or

     - a material adverse effect on the financial condition, properties, business or results of operation of Alcan, its subsidiaries and its interests in associated entities taken as a whole has occurred after the date of the combination agreement.

     Algroup was also permitted to terminate the combination agreement with respect to itself if the board of directors of Alcan had withdrawn or adversely modified its recommendation that Alcan's shareholders approve the issuance of common shares pursuant to the offer for Algroup shares, unless such action was taken for one or more of the reasons relating to the offer for Algroup shares described above under "Action by Boards of Directors -- Alcan Board of Directors", with the exception of the reason relating to an alternative transaction for Alcan.

     Termination Fees

     In certain circumstances where Alcan, Pechiney or Algroup terminates the combination agreement in favor of an alternative transaction or if the board of directors of a party withdraws or adversely modifies the recommendation to its shareholders, that party will be required to pay a termination fee to one or both of the other parties. As long as all the parties continue to be bound by the combination agreement, the aggregate termination fee payable by any party is $150 million. If the combination agreement has been terminated with respect to a party, and subsequently one of the remaining parties is required to pay a termination fee, the termination fee payable by that party is reduced to $100 million.

     Payments by Pechiney

     Pechiney will be required to pay the termination fee if:

     - Pechiney terminates the combination agreement in favor of an alternative transaction;

     - Alcan terminates the combination agreement because Pechiney's board of directors has withdrawn or adversely modified its recommendation or has recommended an alternative transaction in circumstances where it is not permitted to do so; or

     - after the commencement of the offers for Pechiney Securities, the Pechiney board withdraws or adversely modifies its recommendation in favor of an alternative transaction or the Pechiney board recommends an alternative transaction.

     The termination fee paid by Pechiney will be divided equally between Alcan and Algroup, unless the combination agreement was previously terminated with respect to Algroup, in which case Alcan will receive the entire reduced termination fee of $100 million.

     Payments by Algroup

     Algroup will be required to pay the termination fee if:

     - Algroup terminates the combination agreement in favor of an alternative transaction;

     - Alcan terminates the combination agreement because Algroup's board of directors has withdrawn or adversely modified its recommendation or has recommended an alternative transaction in circumstances where it is not permitted to do so; or

     - after the commencement of the offer for Algroup shares, the Algroup board withdraws or adversely modifies its recommendation in favor of an alternative transaction or recommends an alternative transaction.

     The termination fee paid by Algroup will be divided equally between Alcan and Pechiney, unless the combination agreement was previously terminated with respect to Pechiney, in which case Alcan will receive the entire reduced termination fee of $100 million.

     Payments by Alcan

     Alcan will be required to pay the termination fee if:

     - Alcan terminates the combination agreement in favor of an alternative transaction;

     - Pechiney terminates the combination agreement because the Alcan board of directors has withdrawn or adversely modified its recommendation that Alcan shareholders approve the issuance of common shares in connection with the offers for Pechiney Securities in favor of an alternative transaction or has recommended an alternative transaction in circumstances where it is not permitted to do so; or

     - Algroup terminates the combination agreement because the Alcan board has withdrawn or adversely modified its recommendation that Alcan shareholders approve the issuance of common shares in connection with the offer for Algroup shares in favor of an alternative transaction or has recommended an alternative transaction in circumstances where it is not permitted to do so; or

     - after the commencement of the offers for Pechiney Securities or Algroup shares, the Alcan board withdraws or adversely modifies its recommendation in favor of an alternative transaction.

     The termination fee will be divided equally between Pechiney and Algroup, unless:

     - the combination agreement was previously terminated with respect to Pechiney, in which case Algroup will receive the entire termination fee at the reduced level of $100 million; or

     - the combination agreement was previously terminated with respect to Algroup, in which case Pechiney will receive the entire reduced termination fee of $100 million.

INDEMNIFICATION

     From and after the completion of the offers for Pechiney Securities, Alcan has agreed to:

     - indemnify the present and former directors and officers of Pechiney and its subsidiaries against any damages, costs and expenses incurred in connection with matters existing or occurring at or prior to the consummation of the offers for Pechiney Securities regardless of when asserted or claimed; and

     - maintain in effect for a period of six years the existing directors' and officers' liability insurance of Pechiney.

     From and after the consummation of the offer for Algroup shares, Alcan has agreed to:

     - indemnify the present and former directors and officers of Algroup and its subsidiaries against any damages, costs and expenses incurred in connection with matters existing or occurring at or prior to the consummation of the offer for Algroup shares regardless of when asserted or claimed; and

     - maintain in effect for a period of six years the existing directors' and officers' liability insurance of Algroup.

CONDITIONS TO COMMENCEMENT OF THE OFFERS FOR PECHINEY SECURITIES

     The following is a summary of the conditions that must be satisfied or waived before Alcan may make the offers for Pechiney Securities.

      (1) The issuance of Alcan common shares to be delivered to holders of Pechiney Securities has been duly approved by Alcan's shareholders. This condition has been satisfied.

      (2) The Alcan common shares issuable to holders of Pechiney Securities have been authorized for listing on the New York and Toronto stock exchanges. This condition may be waived only by Pechiney.

      (3) Alcan has performed in all material respects, all of the obligations set forth in the combination agreement that are required to be performed by Alcan before the commencement of the offers for Pechiney Securities. This condition may be waived only by Pechiney.

      (4) Pechiney has performed in all material respects, all of the obligations set forth in the combination agreement that are required to be performed by Pechiney before the commencement of the offers for Pechiney Securities. This condition may be waived only by Alcan.

      (5) No material adverse effect on the financial condition, properties, business or results of operations of Alcan, its subsidiaries and its interests in associated entities taken as a whole has occurred since the date of the combination agreement. This condition may be waived only by Pechiney.

      (6) No material adverse effect on the financial condition, properties, business or results of operations of Pechiney, its subsidiaries and its interests in associated entities taken as a whole has occurred since the date of the combination agreement. This condition may be waived only by Alcan.

      (7) No court or governmental entity has enacted any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order that restrains or prohibits the completion of the offer or the Combination. This condition may be waived only by the agreement of Alcan and Pechiney.

      (8) The waiting periods applicable to the completion of the offers for Pechiney Securities under the HSR Act and the Canadian Competition Act have expired or been terminated, the European Commission has cleared the offers for Pechiney Securities under the European Council merger regulation, all filings required to be made with any governmental entity before the completion of the offers for Pechiney Securities have been made and all consents, registrations, approvals, permits and authorizations required to be obtained from any governmental entity before the completion of the offers for Pechiney Securities have been obtained. This condition may be waived only by the agreement of Alcan and Pechiney.

      (9) Alcan's registration statement on SEC Form S-4 (of which this prospectus is a part) has become effective under the Securities Act of 1933.

     (10) The Algroup chemicals division demerger has been completed, unless the combination agreement has been terminated with respect to Algroup. This condition has been satisfied.

     (11) The representations and warranties made by Alcan in the combination agreement are true and correct in all material respects on the date of satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in (1), (2), (9) and (10) above. This condition may be waived only by Pechiney.

     (12) The representations and warranties made by Pechiney in the combination agreement are true and correct in all material respects on the date of satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in (1), (2), (9) and (10) above. This condition may be waived only by Alcan.

CONDITION TO THE COMPLETION OF THE OFFERS FOR PECHINEY SECURITIES

     The only condition to the completion of the offers for Pechiney Securities, once commenced, is that Alcan receives in the U.S. offer and the French offer, valid acceptances, that have not been withdrawn, in respect of Pechiney Securities which carry more than 67% of the total voting rights in Pechiney, calculated on a fully diluted basis at the end of the offering period. If this condition is not satisfied nor waived by Alcan with the agreement of Pechiney, Alcan will withdraw the offers for Pechiney Securities and will not be required to accept or pay for any Pechiney Security tendered to these offers.

TREATMENT OF PECHINEY STOCK OPTIONS AND PECHINEY SECURITIES HELD THROUGH A FONDS COMMUN DE PLACEMENT D'ENTREPRISE

     At the time the offers for Pechiney Securities are commenced, and conditional upon their completion, Alcan has agreed that it will make separate offers to the holders of options to subscribe for new Pechiney A Shares under employee option plans enabling those holders, if they exercise their options, once these options are vested, to exchange their Pechiney A Shares for Alcan common shares on the same basis as under the offers for Pechiney Securities. At the time the offers for Pechiney Securities are commenced, and conditioned upon their completion, Alcan has also agreed that it will, if necessary, make separate offers for Pechiney A Shares held by Pechiney employees through a Fonds Commun de Placement d'Entreprise (i.e., a French employees collective investment vehicle). These Pechiney A Shares cannot be tendered under the offer.

ACQUISITION OF PECHINEY SECURITIES NOT TENDERED

     The purpose of the offers for Pechiney Securities is to enable Alcan to acquire all of the outstanding Pechiney Securities, with the possible exception of the 982,669 Pechiney A Shares held by Pechiney Nederland N.V., a Pechiney subsidiary. If Alcan acquires Pechiney Securities pursuant to the offers, Alcan may exercise its statutory right, if and to the extent available, and all other means legally available to it, to acquire all of the outstanding Pechiney Securities not tendered, other than those held by Pechiney Nederland N.V. If Alcan were to obtain at least 95% of the total voting rights in Pechiney, it might consider launching a withdrawal offer (offre publique de retrait) which could be followed by a compulsory acquisition (retrait obligatoire) of the remaining shares held by the public.

CONDITION TO COMMENCEMENT OF THE ALGROUP OFFER

     Conditions to commencement of the Algroup offer are set forth in the combination agreement attached as Annex A hereto.

CONDITIONS TO THE COMPLETION OF THE ALGROUP OFFER

     The conditions to the completion of the Algroup offer, once commenced, are also set forth in the combination agreement attached as Annex A hereto.

                               REGULATORY MATTERS

     In order to complete the combination, the companies must receive authorization from various U.S., Canadian and European governmental agencies. It is possible that one or more governmental entities may fail to provide the requested approvals or may seek, as a condition of approval, various regulatory concessions. Receipt of all necessary regulatory approvals and consents (other than immaterial approvals and consents) by each of Alcan, Pechiney and Algroup is a condition to completion of the combination, and any party may deem that this condition has not been satisfied if any U.S., Canadian or European regulatory body conditions its approval upon concessions or satisfaction of conditions which could reasonably be expected to have a material adverse effect on the Combined Company. There can be no assurance that the required regulatory approvals and consents will be obtained within the time frame contemplated by the combination agreement or on terms that are satisfactory to the parties.

     None of Alcan, Pechiney and Algroup is aware of any material licenses or regulatory permits that it holds which might be adversely affected by the combination or by the offers for Pechiney Securities and Algroup shares or of any material approval or other action by any federal, provincial, state or foreign government or any administrative or regulatory agency that would be required to be obtained prior to making the offers or accepting securities pursuant thereto except as have been obtained or applied for, or as described herein.

ANTITRUST AND COMPETITION

     United States Hart-Scott-Rodino Antitrust Improvements Act of 1976

     Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, which is referred to below as the FTC, a share exchange offer may not be completed until notification has been filed with the FTC and the Antitrust Division of the Department of Justice and a 30 day waiting period has been observed. This waiting period may be terminated by the FTC and the Antitrust Division before its expiration. Each of Alcan, Pechiney and Algroup has filed a notification and report form under the HSR Act with the FTC and the Antitrust Division. On September 24, 1999, the Antitrust Division requested additional information and documentary material. This request has the effect of extending the waiting period under the HSR Act until 20 calendar days after substantial compliance with the request. The parties are in the process of complying with this request. The expiration or termination of the waiting period does not bar the FTC or the Antitrust Division from challenging any of the offers before or after their completion.

     European Union Antitrust Laws

     Alcan, Pechiney and Algroup all conduct business in member states of the European Union. The European Council merger regulation requires that certain mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding certain thresholds be formally notified to and approved by the European Commission before such mergers and acquisitions are implemented. Formal notification by Alcan of the combination was accepted by the European Commission on October 6, 1999.

     The European Commission must review each of the share exchange offers to determine if they are compatible with the common market. A merger or acquisition which does not create or strengthen a dominant position that would significantly impede effective competition in the common market or in a substantial part of the common market is considered to be compatible with the common market.

     The European Commission has carried out a preliminary phase one investigation of the transaction and has determined to initiate a phase two investigation. The European Commission must make a final decision as to whether or not the combination is compatible with the common market by March 2000.

     Competition Act (Canada)

     Each of the share exchange offers is a notifiable transaction for the purposes of Part IX of the Competition Act (Canada) and, therefore, could not be completed until the applicable waiting periods under that Act expired.

     Although those waiting periods have expired, the Commissioner of Competition is still reviewing each of the share exchange offers. If the Commissioner determines that any or all of the share exchange offers would likely lessen or prevent competition substantially, the Commissioner may apply to the Competition Tribunal (a special purpose quasi-judicial tribunal), for an order to, among other things, enjoin or dissolve any or all of the share exchange offers. The expiration of the waiting periods described above without the Commissioner having made such an application does not bar him from challenging a transaction at any time up to three years after such transaction has been completed.

     Swiss Antitrust Laws

     Under Swiss antitrust laws, mergers or acquisitions involving parties with certain aggregate sales and with individual sales within Switzerland exceeding certain thresholds have to be formally notified to and approved by the Swiss Competition Commission before such mergers or acquisitions are implemented. Alcan, Pechiney and Algroup filed formal notification of the Combination with the Swiss Competition Commission on October 1, 1999.

     The Swiss Competition Commission reviewed the share exchange offers and, on November 8, 1999, approved of the offers as compatible with Swiss antitrust laws.

     Other Jurisdictions

     The offers for Pechiney Securities and Algroup shares are also subject to the requirements of applicable antitrust legislation in certain jurisdictions outside of the United States, Canada, the European Union and Switzerland in which Alcan, Pechiney and Algroup conduct business and have operations. In some jurisdictions, merger notifications and other regulatory filings and consents are required prior to completion of the combination. Alcan, Pechiney and Algroup are currently in the process of completing the required filings and responding to requests for information from the relevant regulatory authorities.

STOCK EXCHANGES

     Alcan will apply to list the Alcan common shares issuable pursuant to the offers for Pechiney Securities and Algroup shares on the London, New York, Paris, Swiss and Toronto stock exchanges, among others, and will have to comply with all of the usual requirements of such exchanges within periods specified by these stock exchanges. Alcan's common shares are currently listed on the Montreal, Toronto, Vancouver, New York, Chicago, Pacific, London, Paris, Brussels, Amsterdam, Frankfurt and Swiss stock exchanges.

SECURITIES REGULATORY AUTHORITIES

     The offers for Pechiney Securities will be made in accordance with French law and U.S. federal and state securities law. The Alcan common shares issued pursuant to the offers for Pechiney Securities to holders resident in the United States and to holders of Pechiney ADSs will be registered with the SEC.

     The offers for Pechiney Securities are not being made to holders of Pechiney Securities in jurisdictions outside of France or the United States where the making or acceptance of such offer would not be in compliance with the laws of such jurisdictions. However, Alcan may seek exemption orders or take such other actions as it may deem necessary in order to extend the offers for Pechiney Securities to holders in such jurisdictions. For example, Alcan intends to seek exemptions from the securities regulatory authorities in Canada to permit the offers for Pechiney Securities to be made to holders of Pechiney Securities in Canada without compliance with the take-over bid requirements otherwise applicable in Canada.

INVESTMENT CONTROLS

     Under French investment control rules, acquisitions of businesses engaged in the defense sector are subject to the prior approval of the French Minister of Economy, who has a one month period from the date of notification to clear or postpone the proposed investment. Approval is deemed given in the event that the Minister fails to respond within that one month period. As certain Pechiney subsidiaries are currently engaged in the defense industry, a formal application was filed by Alcan in relation to the offers for Pechiney Securities. The French State has cleared the proposed combination, subject to Alcan's acceptance of certain undertakings relating to, among other things, the continuation of orders passed by the French Ministry of Defense. The offers for Pechiney Securities will not be commenced until after the final approval has been obtained.

                              ACCOUNTING TREATMENT

     Assuming that at least substantially all of the shares of each of Pechiney and Algroup are acquired by Alcan pursuant to the share exchange offers, the combination is expected to be accounted for using the pooling of interests method under Canadian GAAP, subject to certain regulatory review. The use of the pooling of interests method is appropriate under Canadian GAAP where the ownership interests of two or more companies are joined together through an exchange of voting shares and none of the parties can be identified as an acquirer, irrespective of the fact that the transaction is effected through the issuance of shares of one of the combining entities. Under the pooling of interests method, the assets and liabilities of the combined companies are added together, after harmonization of significant accounting principles and policies, at their stated book values.

     Assuming that all of the Pechiney Securities and Algroup shares are acquired by Alcan pursuant to the share exchange offers and that such shares are exchanged for Alcan common shares, existing Alcan shareholders, former Pechiney shareholders and former Algroup shareholders will have 44%, 29% and 27%, respectively, of the ownership interests in the Combined Company on a fully diluted basis. Moreover, if offers for the Pechiney Securities and the Algroup shares are completed, the board of directors of the Combined Company will be comprised of an equal number of representatives from each of the combining companies. Senior management will also be drawn from the three combining companies. Accordingly, from an accounting point of view, none of the combining companies will be considered to be an acquirer. See "Unaudited Pro Forma Combined Financial Information -- Alcan, Pechiney and Algroup -- Pooling
Method -- Canadian GAAP".

     Under U.S. GAAP, both the combination of the three companies and a combination of Alcan and Pechiney without Algroup would be accounted for using the purchase method of accounting. See "Unaudited Pro Forma Combined Financial Information -- Alcan, Pechiney and Algroup -- Purchase Method -- U.S. GAAP" and "-- Alcan and Pechiney -- Purchase Method -- U.S. GAAP."

     Under Canadian GAAP, if the offers for the Pechiney Securities are not completed within a reasonable period of time of the offer for the Algroup shares, it is likely that the combination would be accounted for under the purchase method of accounting. In addition, if less than substantially all of the Pechiney Securities and Algroup shares are exchanged for Alcan common shares, the combination would be accounted for under the purchase method of accounting. In addition, the combination of Alcan and Pechiney without Algroup would be accounted for using the purchase method of accounting under Canadian GAAP.

     Under the purchase method of accounting, the book value of the Alcan common shares issued pursuant to the exchange offers would be based on the market value of the common shares. Accordingly, in the consolidated financial statements of the Combined Company, the market value of the Alcan common shares issued would be allocated to the assets and liabilities of one or the other or both of Pechiney and Algroup, based upon their respective fair values, with any excess of the purchase price over the allocated value of the net identifiable assets being treated as goodwill. This method will result in the carrying values of the assets, including goodwill, attributable to one or the other or both of Pechiney and Algroup being substantially higher than the former book values of those assets.

     The Combined Company had pro forma 1998 sales and operating revenues of $23.3 billion using the pooling of interests method of accounting under Canadian GAAP and $21.6 billion using the purchase method of accounting under U.S. GAAP. The Combined Company had pro forma 1998 income from continuing operations of $918 million using the pooling of interests method of accounting under Canadian GAAP and $525 million using the purchase method of accounting under U.S. GAAP.

                               TERMS OF THE OFFER

INTRODUCTION

     Alcan and Pechiney are entering into a merger of equals pursuant to which Alcan is offering to exchange newly issued Alcan common shares for all of the outstanding Pechiney Securities. Alcan is making two concurrent offers for Pechiney Securities (with separate exchange offer documents): the U.S. offer and the French offer. The U.S. offer is being made to all beneficial holders or holders of record of Pechiney Securities in the United States and Canada.

     The French offer is being made only to beneficial holders and holders of record of Pechiney Securities who are not residents of the United States or Canada. The French offer is not being made directly or indirectly in, or by use of any means or instrumentality (including, without limitation, the mail, facsimile transmission, telex or telephone) of interstate or foreign commerce or any facilities of a national securities exchange of, the United States. The U.S. offer and the French offer will commence and terminate concurrently.

     The French offer will provide the same consideration and will be made on the same terms and subject to the same conditions and will otherwise be conducted in substantially the same manner as the U.S. offer, including any amendments thereto. The offers for Pechiney Securities are not being made in, nor may any of the offer documents be sent to countries other than the United States, Canada or the Republic of France.

     No later than the date of the commencement of this offer, Alcan will file with the SEC a statement on Schedule TO furnishing certain information with respect to this offer as required by Rule 14d-3 under the Exchange Act. Under Rule 14D-9, Pechiney is required to send to its securityholders a statement setting forth its position with respect to the U.S. offer, and file with the SEC a Schedule 14D-9, including such statement, within 10 business days after the commencement of the U.S. offer. Pechiney will file its Schedule 14D-9 concurrently with the filing of Alcan's Schedule TO.

TERMS OF THE OFFER

     In order to effect the combination, Alcan is offering to exchange:

     -  1.7816 Alcan common shares for every Pechiney A Share you tender;

     -  1.9598 Alcan common shares for every Pechiney B Share you tender; and

     -  0.8908 of an Alcan common share for every Pechiney ADS you tender.

CONDITIONS TO THE COMMENCEMENT OF THE OFFER

     In accordance with the combination agreement, Alcan will not begin the offer until all conditions to the combination, which are described under "The Combination -- The Combination Agreement -- Conditions to the Commencement of the Offers for Pechiney Securities" are satisfied or waived.

     For a full description of the conditions, see the combination agreement attached as Annex A hereto.

CONDITION TO COMPLETION OF THE OFFER

     This offer to exchange Alcan common shares for your Pechiney Securities is subject to the condition that Alcan has received, in the U.S. offer, at the expiration date of the U.S. offer, and in the French offer, at the expiration date of the French offer, on a combined basis, valid acceptances, which have not been withdrawn, in respect of Pechiney Securities which carry more than 67% of the total voting rights in Pechiney calculated on a fully diluted basis at the expiration date of the French offer. For this purpose each Pechiney ADS shall be treated as carrying one half of one voting right in Pechiney. This condition is waivable by Alcan but only if Pechiney agrees to such waiver.

COMPULSORY ACQUISITION

     If Alcan acquires less than all of the Pechiney Securities pursuant to the offers, Alcan may exercise its statutory right, to the extent available, and all other means legally available to it, to acquire all of the Pechiney Securities not tendered. If Alcan were to obtain at least 95% of the total voting rights in Pechiney, it may consider launching, to the extent permitted by French law, a withdrawal offer (offre publique de retrait) which could be followed by a compulsory acquisition (retrait obligatoire) of the remaining shares held by the public.

GROUNDS FOR WITHDRAWING THE OFFER

     In accordance with French law and practice, Alcan reserves the right to:

     - request that the Conseil des Marches Financiers, or CMF, authorize Alcan to withdraw the French offer if during the offering period, Pechiney should take steps that are of certain and immediate effect (d'application certaine et immediate) that modify the nature (consistance) of Pechiney, if the CMF authorizes the withdrawal of the French offer, Alcan may withdraw both the French offer and the U.S. offer; or

     - withdraw the French offer and U.S. offer within five days of the publication by the CMF of a timetable for a competing offer to acquire Pechiney Securities filed by another person or group with the CMF and which is an alternative transaction within the meaning of the combination agreement.

THE EXPIRATION DATE

     To be eligible to receive Alcan common shares pursuant to this offer, you must validly tender, and not withdraw, your Pechiney Securities on or prior to the expiration date.

     The expiration date will be [          ], 2000 unless this offer is
extended, in which case the expiration date shall be the latest date to which the offer is extended. If the offer period is extended, Alcan will amend the expiration date to reflect the final expiration date determined by the CMF and will notify the U.S. exchange agent by oral or written notice. Alcan will inform you by press release or other public announcement of any extension of the offer.

EXTENSION, TERMINATION AND AMENDMENT

     Subject to applicable U.S. and French law, Alcan may request the CMF to extend the period of time for the French offer for Pechiney Securities. In addition, the CMF may, acting on its own, at any time or from time to time extend the period of time for the French offer. If the French offer is extended, the U.S. offer will also be extended.

     Alcan may terminate the offers upon the occurrence of any of the conditions specified above under "Grounds for Withdrawing the Offer".

     Any extension or termination will be followed as promptly as practicable by oral or written notice to the U.S. exchange agent. If Alcan makes a material change to the offer, Alcan will promptly inform you of the change through a press release or other public announcement. A material change in the terms of this offer could include the following:

     -  change in the timing of the offer;

     -  an increase in the consideration offered for the Pechiney Securities; or

     -  a waiver of the minimum acceptance condition.

     In accordance with French tender offer regulations, in the event that a competing offer for Pechiney Securities is approved by the CMF, the CMF may require an extension of the offer period or deem tenders prior to the opening of such competing offer to be invalid and require retenders for tenders to be effective under such circumstances.

     Except as noted above, during any such extension, all Pechiney Securities previously tendered and not withdrawn will remain subject to this offer, provided the tendering holders will have the right to withdraw their Pechiney Securities at any time prior to the expiration date. See "-- Withdrawal Rights".

     Alcan will make public announcements of material changes to the U.S. offer by issuing a press release to the Dow Jones News Service in the United States.

FRACTIONAL SHARES

     No fractional Alcan common shares will be issued in connection with the offer. Alcan will make arrangements on reasonable terms for Alcan common shares representing fractional entitlements to be aggregated and sold on the market and the net proceeds of sale (converted, to the extent necessary, at the spot rate of exchange into United States dollars) to be distributed among the persons entitled thereto.

PROCEDURES FOR TENDERING PECHINEY SECURITIES

     By following the procedures described below, your acceptance of this exchange offer will be a binding agreement between you and Alcan in accordance with the terms and subject to the conditions set forth in this prospectus and the letter of transmittal.

     Procedures for Tendering Pechiney ADSs

     Pechiney ADS Certificates. If you hold Pechiney ADS certificates, you may tender your Pechiney ADSs by delivering prior to the expiration date the following materials to the U.S. exchange agent at one of its addresses set forth on the back cover of this prospectus:

     -  your Pechiney ADS certificates;

     - a properly completed and duly executed letter of transmittal, or a facsimile copy, with any required signature guarantees; and

     -  any other documents required by the letter of transmittal.

     Pechiney ADSs in Book-Entry Form. If you hold your Pechiney ADSs in book-entry form, you may tender your Pechiney ADSs following the procedure for book-entry transfer described below. If you tender your Pechiney ADSs in this way, you must deliver prior to the expiration date the following materials to the U.S. exchange agent at one of its addresses set forth on the back cover of this prospectus:

     - a timely confirmation of a book-entry transfer (a "book-entry confirmation") of such Pechiney ADSs into the U.S. exchange agent's account at the Depositary Trust Corporation, or DTC, pursuant to the procedures described below;

     - a properly completed and duly executed letter of transmittal, or a facsimile copy, with any required signature guarantees, or an agent's message (as defined below); and

     -  any other documents required by the letter of transmittal.

     The U.S. exchange agent will establish an account with respect to Pechiney ADSs at DTC for purposes of this offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Pechiney ADSs by causing DTC to transfer such Pechiney ADSs into the U.S. exchange agent's account in accordance with DTC's procedure for the transfer. You must deliver prior to the expiration date to the U.S. exchange agent at one of its addresses set forth on the back cover of this prospectus (1) the appropriate letter of transmittal, or a facsimile copy thereof, properly completed and duly executed, together with any required signature guarantees, or (2) an agent's message in lieu of the letter of transmittal, and any other required documents. An "agent's message" is a message transmitted by DTC to, and received by, the U.S. exchange agent as part of a book-entry confirmation. The book-entry confirmation states that DTC has received an express acknowledgment from the DTC participant tendering the Pechiney ADSs that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

     Signature Guarantees. Signatures on all letters of transmittal must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other "eligible institution", as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing is referred to as an "eligible institution"). Signature guarantees are not required in cases in which Pechiney ADSs are tendered:

     - by a registered holder of Pechiney ADSs who has not completed either the box entitled "Special Registration Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal; or

     -  for the account of an eligible institution.

     Pechiney ADSs Held in "Street Name". If you hold Pechiney ADSs in "street name" through your broker, bank or custodian, you should contact your broker, bank or custodian to discuss the appropriate procedures for tendering.

     ADS Certificates Registered in Another Name. If a Pechiney ADS certificate is registered in the name of a person other than the signer of the letter of transmittal, or if certificates for unexchanged Pechiney ADSs are to be issued to a person other than the registered holder(s), the certificates representing these securities must be endorsed or accompanied by appropriate stock powers. The stock powers must be signed exactly as the name or names of the registered owner or owners appear on the Pechiney ADS certificate, with the signature(s) on the certificates or stock powers guaranteed as described above.

     In the event you desire to tender Pechiney ADSs pursuant to the offer but you cannot deliver your Pechiney ADS certificates and other required documents prior to the expiration date or you cannot complete the procedure for book-entry transfer on a timely basis, you may nevertheless be able to tender your Pechiney ADSs pursuant to the procedures for guaranteed delivery described below. See
"-- Guaranteed Delivery". DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURE DOES NOT CONSTITUTE DELIVERY TO THE U.S. EXCHANGE AGENT.

     Pechiney A Shares and Pechiney B Shares held by financial intermediaries. If your Pechiney A Shares or Pechiney B Shares are held through a French financial intermediary, you do not need to complete the letter of transmittal. Instead, your French financial intermediary should send you an order form and instructions for participating in this offer. If you have not yet received instructions from your French financial intermediary, please contact your French financial intermediary directly.

     If you hold your shares through a U.S. custodian, you do not need to complete a letter of transmittal. Instead, your U.S. custodian should either forward you the order form sent by the French financial intermediary that holds the shares on behalf of the custodian as record owner or send a separate form prepared by the custodian. If you have not yet received instructions from your U.S. custodian, please contact your U.S. custodian directly.

     If you hold shares in pure registered (nominatif pur) form, you cannot tender them unless you first request that they be converted to administered registered (nominatif administre) form. If you wish to tender such shares, you must first make the necessary arrangements for such conversion with your French financial intermediary or U.S. custodian, as applicable.

     THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC OR A DEPOSITARY BANK, IS AT YOUR OPTION AND RISK. DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE U.S. EXCHANGE AGENT. IF YOU ELECT TO DELIVER YOUR CERTIFICATES AND OTHER MATERIALS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME FOR DELIVERY PRIOR TO THE EXPIRATION DATE.

     Other Requirements

     By executing a letter of transmittal, you will irrevocably appoint us or our designees as your attorneys-in-fact and proxies. Your appointment will be to the full extent of your rights with respect to the Pechiney Securities tendered by you and accepted for exchange by us and any and all other Pechiney Securities issued or issuable in respect of such Pechiney Securities on or after
          . Your appointment will be effective, and your voting rights will be affected, only when we accept for exchange your tendered Pechiney Securities in accordance with the terms of the offer. Your appointment will be irrevocable. Upon the effectiveness of your appointment, all prior proxies given by you will be revoked without further action, and you will not be able to give powers of attorney, proxies or written consents with respect to the Pechiney Securities tendered by you. Our designees will have the authority to exercise all your voting and other rights at any meeting of Alcan's shareholders, by written consent in lieu of any such meeting or otherwise. Alcan reserves the right to require that, in order for Pechiney Securities to be deemed validly tendered, immediately upon Alcan's acceptance of such Pechiney Securities for exchange, Alcan must be able to exercise all rights of ownership, including full voting and disposition rights, with respect to such Pechiney Securities.

     If the letter of transmittal, notice of guaranteed delivery or any certificates or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other persons acting in a fiduciary or representative capacity, such persons should so indicate when signing. Proper evidence of authority to act must be submitted by such persons, although we may waive this requirement.

     If any Pechiney A Share, Pechiney B Share or Pechiney ADS certificate or other evidence of ownership has been mutilated, destroyed, lost or stolen, you must (1) furnish to the U.S. exchange agent satisfactory evidence of ownership and of the destruction, loss or theft or such certificate, (2) indemnify the U.S. exchange agent against loss, and (3) comply with any other reasonable requirements.

     Your tender of Pechiney Securities pursuant to any of the procedures described above will constitute your binding agreement with us to the terms and conditions of this offer.

     Determination of Validity

     We will determine, in our discretion, all questions as to the validity, form and eligibility for exchange of any tendered Pechiney Securities. Our determination will be final and binding on the holders of Pechiney Securities. We reserve the absolute right to reject any and all tenders that we determine are not in proper form. We also reserve the right to waive any defect or irregularity in the tender or any securities of any particular holder, whether or not similar defects or irregularities are waived in the case of other securityholders. Unless otherwise waived by you, your tender of securities will not be valid until all defects or irregularities have been cured or waived. None of Alcan, the U.S. exchange agent, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in the tender of any securities, or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of this offer will be final and binding on the holders of Pechiney Securities.

GUARANTEED DELIVERY

     If you desire to tender Pechiney Securities pursuant to this offer and your certificates are not immediately available or you cannot deliver such certificates and all other required documents to the U.S. exchange agent prior to the expiration date, or you cannot complete the procedure for book-entry transfer on a timely basis, you may nevertheless tender such Pechiney Securities provided that all of the following conditions are satisfied:

     -  the tender is made by or through an eligible institution;

     - a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the U.S. exchange agent as provided below on or prior to the expiration date; and

     - the certificates for your tendered Pechiney Securities or a confirmation of a book-entry transfer of Pechiney Securities into the U.S. exchange agent's account at DTC as described above, in proper form for transfer, together with a properly completed and duly executed transmittal letter or a manually executed facsimile copy, with any required signature guarantee or, in the case of a book-entry transfer, an agent's message and all other documents required by the letter of transmittal, are received by the U.S. exchange agent within three New York Stock Exchange trading days after the date of execution of such notice of guaranteed delivery.

     The notice of guaranteed delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the U.S. exchange agent. The notice of guaranteed delivery must in all cases include a guarantee by an eligible institution in the form set forth in such notice.

WITHDRAWAL RIGHTS

     Tenders of Pechiney Securities made pursuant to this offer are irrevocable, except that you may withdraw Pechiney Securities tendered pursuant to this offer at any time prior to the expiration date. You may also withdraw Pechiney
Securities tendered pursuant to this offer at any time after [          ],
unless Alcan has accepted your Pechiney Securities for exchange pursuant to this offer.

     For a withdrawal to be effective, the U.S. exchange agent must receive a timely written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus. Any such notice must specify the name of the person who tendered the Pechiney Securities being withdrawn, the number of Pechiney Securities being withdrawn and the name of the registered holder if different from that of the person who tendered such Pechiney Securities.

     If certificates evidencing ADSs being withdrawn have been delivered or otherwise identified to the U.S. exchange agent, then, prior to the physical release of such certificates, (1) the U.S. exchange agent also must receive the name of the registered holder and the serial numbers of the particular certificate evidencing the ADSs and (2) the signature(s) on the notice of withdrawal must be guaranteed by an eligible institution unless such ADSs have been tendered for the account of an eligible institution. If Pechiney Securities have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of ADSs or warrants. If you have tendered Pechiney A Shares or Pechiney B Shares, the notice of withdrawal must specify the name and number of the SICOVAM account to be credited with the withdrawal of shares.

     You may not rescind a withdrawal. If you withdraw Pechiney Securities, they will be deemed not validly tendered for purposes of this offer. However, you may re-tender withdrawn Pechiney Securities at any time prior to the expiration of this offer by following the procedures described above under "Terms of the Offer -- Procedures for Tendering Pechiney Securities."

     We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. Our determination shall be final and binding on the holders of the Pechiney Securities. None of Alcan, the U.S. exchange agent, the information agent, the dealer managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Pechiney Securities properly withdrawn will be deemed not to have been validly tendered for purposes of this offer. However, withdrawn Pechiney Securities may be re-tendered at any time prior to the expiration date by following the procedures described above under "-- Procedures for Tendering Pechiney Securities."

ACCEPTANCE AND RETURN OF PECHINEY SECURITIES

     Subject to the terms and conditions of the offer, we will exchange Pechiney Securities validly tendered and not properly withdrawn for Alcan common shares, or return such Pechiney Securities as promptly as practicable under French tender offer practice after the expiration date. Subject to applicable rules of the SEC, we reserve the right to delay acceptance for exchange, or delay exchange, of Pechiney Securities in order to comply in whole or in part with any applicable law.

     Acceptance of Tendered Pechiney Securities.

     If this offer is successful, we will be deemed to have accepted for exchange Pechiney Securities validly tendered and not properly withdrawn on the expiration date, as set forth in the final results of the offer (avis de resultat definitif) published in France by the CMF. Subject to the terms and conditions of the offer, the newly issued Alcan common shares will be transferred to the account of the financial intermediary who tendered the Pechiney Securities.

     Return of Tendered Pechiney Securities

     In case any Pechiney Securities tendered in accordance with the instructions set forth in the offer materials are not accepted for exchange pursuant to the terms and condition of this offer, we will cause these securities to be returned in accordance with the procedures outlined in such materials.

MISCELLANEOUS

     If we increase the consideration offered to any holder of Pechiney Securities prior to the expiration date, we will pay the increased consideration to all holders of Pechiney Securities that are exchanged in this offer, whether or not such Pechiney Securities were tendered prior to the announcement of such increase. In addition, the CMF may require an extension of the offer period or deem prior tenders invalid from the opening of the increased offer and require re-tenders in such circumstances. No such increase is currently expected.

DELIVERY OF ALCAN COMMON SHARES

     In the event the offer is successful, the U.S. exchange agent will deliver Alcan common shares to tendering holders of Pechiney Securities promptly following the publication by the CMF of the final results of the offers for Pechiney Securities. If the offer is consummated, the final settlement date for the offer will be within approximately four to 10 business days following publication of the final results.

FEES AND EXPENSES

     Except as set forth below, we will not pay any fees or commissions to any broker or other person soliciting tenders of Pechiney Securities pursuant to this offer.

     Morgan Stanley is acting as dealer manager in the United States in connection with this offer and they or certain of their affiliates have provided certain financial advisory services to Alcan in connection with the transactions. Morgan Stanley will receive reasonable and customary compensation for its services as financial advisor and dealer-manager. We will indemnify the financial advisor against specified liabilities and expenses in connection with this offer, including liabilities under the U.S. federal securities laws.

     We have also retained [          ] to act as information agent in
connection with this offer. The information agent may contact holders of Pechiney Securities by mail, telephone, telex, fax, e-mail and personal interview and may request brokers, dealers and other nominee shareholders to forward these offer materials to owners of Pechiney Securities. The information agent will receive reasonable and customary fees for these services, plus reimbursement of out-of-pocket expenses.

     We have retained [          ] to act as U.S. exchange agent and the U.S.
forwarding agent in connection with this offer. We will pay the U.S. exchange agent reasonable and customary compensation for its services in connection with this offer, plus reimbursement for out-of-pocket expenses. We will reimburse brokers, dealers commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     We will indemnify the information agent and the U.S. exchange agent against certain liabilities and expenses in connection with this offer, including liabilities under the U.S. federal securities laws.

     Indemnification for liabilities under the U.S. federal securities laws may be unenforceable as against public policy.

     The cash expenses to be incurred in connection with this offer will be paid
by Alcan and are estimated in the aggregate to be approximately [          ].
Such expenses include registration fees, fees and expenses of the financial advisor and dealer-manager, U.S. exchange agent and information agent, accounting and legal fees and printing costs, among others.

STOCK EXCHANGE LISTING OF ALCAN COMMON SHARES

     Alcan will apply for the listing of the common shares issued in the share exchange offers on the London, New York, Paris, Swiss and Toronto stock exchanges, among others, and will comply with all of the usual requirements of such exchanges within the time periods specified by such exchanges. Alcan's common shares are currently listed on the Toronto, New York, Chicago, Pacific, London, Paris, Brussels (by means of depository certificates), Amsterdam, Frankfurt and Swiss stock exchanges.

TREATMENT OF PECHINEY STOCK OPTIONS

     At the time the offers for Pechiney Securities are commenced, and conditional upon their completion, Alcan has agreed that it will make separate offers to the holders of options to subscribe for new Pechiney A Shares under employee option plans enabling those holders, if they exercise their options, once these options are vested, to exchange their Pechiney A Shares for Alcan common shares on the same basis as under the offers for Pechiney Securities.

EFFECT OF THE OFFERS ON THE MARKET FOR PECHINEY SECURITIES

     If the offers for Pechiney Securities are successful, the liquidity and market value of the remaining Pechiney Securities held by the public could be adversely affected by the fact that they will be held by a smaller number of holders.

     The Pechiney ADSs are listed and traded on the New York Stock Exchange. The Pechiney A Shares are listed and traded on the Paris Bourse and are also quoted on SEAQ International. The Pechiney B Shares are listed on the Paris Bourse. Depending upon the number of Pechiney Securities acquired pursuant to the offers, following their completion the Pechiney ADSs may no longer meet the requirements of the New York Stock Exchange and the Pechiney A Shares, as well as the Pechiney B Shares may no longer meet the requirements of the Paris Bourse for continued listing. Moreover, to the extent permitted under applicable law and stock exchange regulations, Alcan may seek to cause the delisting of the Pechiney ADSs, Pechiney A Shares and Pechiney B Shares on such exchanges.

     If one or both of the New York Stock Exchange and the Paris Bourse were to delist the Pechiney ADSs, Pechiney A Shares and Pechiney B Shares, the market therefor could be adversely affected. Although it is possible that the Pechiney ADSs, Pechiney A Shares and Pechiney B Shares would be traded on other securities exchanges or in the over-the-counter market, and the price quotations would be reported by such exchanges, or through the National Association of Securities Dealers, Inc. Automated Quotations System or by other sources, there can be no assurance that any such trading quotations will occur. In addition, the extent of the public market for the Pechiney ADSs, Pechiney A Shares and Pechiney B Shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Pechiney ADSs, Pechiney A Shares and Pechiney B Shares, as the case may be, remaining at such time, the interest in maintaining a market in the Pechiney ADSs, Pechiney A Shares and Pechiney B Shares, as the case may be, on the part of securities firms and the possible termination of registration of ADSs under the Securities Exchange Act of 1934. If such registration is terminated, Pechiney could cease filing periodic reports with the SEC, which could further impact the value of the Pechiney Securities. To the extent the availability of such listings or quotations depends on steps taken by Alcan or Pechiney, Alcan or Pechiney may or may not take such steps. Therefore, you should not rely on any such listing or quotation being available.

SUBSEQUENT TRANSACTIONS TO INTEGRATE THE BUSINESSES OF ALCAN AND PECHINEY AND FUTURE DIVIDEND POLICY

     If Alcan obtains greater than 67% but less than 95% of the voting rights of Pechiney, it may engage in subsequent transactions, such as a simplified subsequent offer, a merger or transfer of assets, in order to combine and integrate the two businesses. The resulting financial strategies and dividend policies of Pechiney may differ from those that would be established by Pechiney if it remained an independent company. If the Alcan offer for Algroup shares is successful, such transactions could be extended to include Algroup.

     Alcan and Pechiney are not in a position at this stage to state what their dividend policy will be in respect of Pechiney Securities after a successful offer, but it is likely that such policy will be determined in the context of Pechiney's integration into the enlarged combined company. This policy could bring about a large reduction in the level of dividends paid by Pechiney, or even an end to dividends being paid at all, subject to the rights of holders of Pechiney B Shares.

INCREASED COMPETITION

     The global and European Union markets in which Alcan, Pechiney and Algroup are present are subject to vigorous domestic and foreign competition and may be adversely affected by, among other things, significant low-cost imports from Eastern Europe or developing countries, the emergence of new competitors, capacity growth of existing competitors and competing products. Although some of the major players are currently engaged in merger processes, the companies' belief is that this vigorous domestic and foreign competition will remain. If the offer for Algroup shares is successful but the offers for Pechiney Securities are not, Pechiney is likely to face increased competition from the combination of Alcan and Algroup.

                                 THE COMPANIES

INFORMATION CONCERNING ALCAN

BUSINESS DESCRIPTION

     Alcan is the parent company of an international group involved in all aspects of the aluminum industry. Through subsidiaries, joint ventures and related companies around the world, the activities of Alcan include bauxite mining, alumina refining, power generation, aluminum smelting, manufacturing and recycling as well as research and technology. Approximately 36,000 people are directly employed by Alcan.

     In the 97 years since it was established, Alcan has developed a unique combination of competitive strengths. Alcan is a multicultural and multilingual enterprise reflecting the differing corporate and social characteristics of the many countries in which it operates. Within a universal framework of policies and objectives, individual subsidiaries conduct their operations with a large measure of autonomy. With operations and sales offices in more than 30 countries, Alcan is one of the most international aluminum companies and a leading producer of flat-rolled aluminum products.

1.  OVERVIEW OF SEGMENTS/DIVISIONS

     In April 1999, Alcan was restructured into two business operating groups to better support the achievement of its Full Business Potential II targets. Alcan's bauxite mining, alumina refining, power generation and primary aluminum activities are the responsibility of the Alcan Primary Metal Group. All downstream or fabrication activities, such as sheet, foil, flexible packaging, cable and extrusions as well as recycling activities and secondary metal production are the responsibility of the Alcan Global Fabrication Group. The two operating groups are self-sufficient, but operate within a universal framework of strategy and policies.

     The corporate office focuses on enterprise strategy and profitable growth, while overseeing governance, policy and compliance matters.

2.  HISTORY/RECENT DEVELOPMENTS

     Alcan is a limited liability Canadian company, incorporated on June 3, 1902, with its headquarters and registered office in Montreal, Canada. It was formed as a subsidiary of the Pittsburgh Reduction Company, one of the founding companies of the aluminum industry, to establish a smelter and hydroelectric power facility in Shawinigan, Quebec. In 1928, the international operations and domestic U.S. operations were separated into two competing companies that became Alcan and Alcoa Inc., respectively. During the Second World War substantial expansion of hydroelectric and smelting capacity took place in Quebec to supply aluminum for the war effort. In the 1950s, hydroelectric and smelting capacity was added in British Columbia. During the postwar period Alcan expanded internationally and invested in fabricating activities to stimulate demand for its primary metal production. By the 1980s it was the most international of aluminum companies, including a substantial presence in the United States and in Europe.

     Since 1994, Alcan has divested several fabricating businesses which were not considered to be a strategic fit for the company and which did not create long-term value for its shareholders. As part of this process, in 1996, Alcan sold 12 non-strategic downstream businesses in the U.K. and in the U.S. During 1998, Alcan increased its shareholding in Indian Aluminium Company, Limited ("Indal") from 34.6% to 54.6%, which thereby became a subsidiary. Alcan also decreased its shareholding in Nippon Light Metal Company, Ltd. ("NLM") from 45.6% to 5.1%. In the first half of 1999, Alcan sold its Aughinish alumina refinery in Ireland and its pistons business in Nuremberg, Germany. In July 1999, Alcan sold its wholly-owned subsidiary, Alcan France, which produces building systems. On September 30, 1999, Alcan and South Korea's Taihan Electric Wire Co., Ltd. announced the formation of Alcan Taihan Aluminum Limited, a jointly-owned company with modern rolling assets to serve the growing market for aluminum rolled products throughout the Asia/Pacific region.

     On October 18, 1999, Alcan reported third quarter consolidated net income of $158 million compared to $71 million in the previous quarter and $107 million in the third quarter of 1998. After dividends paid on the Alcan preference shares, net income per Alcan common share for the quarter is 71 cents compared to 32 cents in the second quarter and 46 cents a year earlier.

     The results for the quarter included net non-operating gains of $42 million or 19 cents per share. These comprised gains on the sale of non-core assets, principally a further sale of shares in NLM in Japan and Alcan's building products business in France, totaling $47 million (21 cents per share), partly offset by rationalization costs in the Quebec smelter system amounting to $5 million. Also, the currency revaluation of deferred income taxes resulted in a charge of $2 million (1 cent per share). The prior year quarter included a gain on currency revaluation of deferred income tax, partly offset by losses at NLM and restructuring charges, netting to a gain of $4 million, or 2 cents per share. Excluding all these items, earnings per share were 53 cents compared to 44 cents a year earlier, a 20% improvement.

     Consistent with its resolve to earn in excess of its cost of capital in order to deliver higher shareholder returns, Alcan, in March 1999, set a new additional earnings improvement target of $700 million, pre-tax. Together with Alcan's original target of $300 million launched in 1997, this translates into a $1 billion goal by the end of 2001. Alcan implemented the Full Business Potential (FBP) program, aimed at identifying and realizing optimal returns from existing assets (including projects currently under development) with a view to achieving this performance goal. Alcan also adopted Economic Value Added (EVA), a performance tool that measures financial returns after a charge for the cost of capital employed in the business.

3.  BAUXITE AND ALUMINA

3.1      Products

     Alumina (aluminum oxide) is produced from bauxite, the basic aluminum-bearing ore, by a chemical process. Depending upon quality, between four and five metric tonnes of bauxite are required to produce approximately two metric tonnes of alumina. A portion of the alumina produced by Alcan is sold in the metallurgical and chemical alumina markets.

3.2      Sales and Marketing/Customers

     Alcan produces approximately 3.4 million metric tonnes of smelter-grade alumina, of which some 3 million metric tonnes is required by its current smelting operations. The remainder is sold to third parties. In addition, Alcan produces approximately 400,000 metric tonnes of chemical-grade alumina which is sold to third parties in the form of various alumina chemicals.

3.3      Production Facilities

3.3.1 Canada Alcan owns alumina facilities with a capacity of about 1.2 million metric tonnes per year at Jonquiere (Quebec). Bauxite for this operation is obtained from Brazil (see below), Guinea (see below) and other sources. Alumina and alumina-based chemicals produced at Jonquiere supply, in part, the smelters in Quebec and are also sold in chemical markets.

3.3.2 Australia Alcan has a 21.4% interest in a company which operates an alumina plant at Gladstone (Queensland) which has a capacity of about 3.3 million metric tonnes per year. Each participant in that plant supplies bauxite for toll conversion. Alcan's bauxite is purchased from Comalco Limited ("Comalco") in Australia under a long-term contract. Alcan's share of production from Gladstone is used to supply the Alcan smelter at Kitimat (British Columbia) and is also sold to third parties. In 1998, Alcan and Comalco signed an agreement providing for the future development of Alcan's Ely bauxite mine in Cape York, Queensland, Australia, with Comalco's adjacent operations. This becomes effective at the beginning of 2000.

3.3.3 Brazil Alcan purchased close to 2 million metric tonnes of bauxite in 1998 under contracts in effect through 1999 from a 12.5%-owned company, Mineracao Rio do Norte S.A. ("MRN"). MRN's Trombetas mine in the Amazon region has an operating capacity of about 10 million metric tonnes per year. Bauxite purchased from MRN is processed at the Jonquiere plant (see above) and at the Alumar alumina refinery in Sao Luis (Brazil) which has an annual capacity of about 1.2 million metric tonnes; Alcan owns a 10% interest and future expansion rights in the latter refinery. Alcan owns alumina facilities

(and related bauxite mining facilities) with a capacity of about 150,000 metric tonnes per year at Ouro Preto which supply smelters in Brazil.

3.3.4 Ghana Alcan purchased about 400,000 metric tonnes of bauxite in 1998 from Ghana Bauxite Co. Ltd. ("GBC") in which it holds an interest of 80%. The bauxite purchased is used for processing at the Burntisland plant (see below), the Aughinish plant and the Jonquiere plant (see above).

3.3.5 Guinea Alcan purchased 4 million metric tonnes of bauxite in 1998 under contracts in effect through 2011 from Compagnie des Bauxites de Guinee S.A. ("CBG"). Alcan has a 33% interest in Halco (Mining) Inc.; Halco holds a 51% interest in CBG, the remaining 49% being held by the Republic of Guinea. CBG's mine in the Boke region of Guinea has an operating capacity of about 12 million metric tonnes per year. Bauxite purchased from CBG is processed at the Aughinish plant and the Jonquiere plant (see above) and is also sold to third parties.

3.3.6 India In May 1998, Alcan acquired a 20% interest in the proposed Utkal alumina project in Orissa, India. A further 20% is held by Alcan's subsidiary, Indal. The project consists of a one million metric tonne integrated alumina plant and bauxite mine, with potential to further expand production capacity. In February 1999, Alcan increased its direct interest in the project to 35%, subject to regulatory approval. Alcan's decision regarding the beginning of construction is expected to be made in early 2000. Indal owns bauxite mining facilities at Chandgad and Lohardaga, as well as alumina facilities at Belgaum and Muri with a total capacity of 360,000 metric tonnes of alumina per year.

3.3.7 Jamaica Alcan has a 93% interest in alumina facilities (and related bauxite mining facilities) with an annual capacity of about 1.2 million metric tonnes. The Government of Jamaica owns the remaining 7% interest in these facilities. Alcan is responsible for management of the operations. In 1998, most of Alcan's share of the alumina produced was supplied to Alcan smelters in Canada and the United States.

3.3.8 United Kingdom Alcan operates an alumina plant in Burntisland (Scotland), which has an annual capacity of approximately 120,000 metric tonnes of special aluminas and other chemicals. Bauxite for this operation is purchased from Ghana (see above). Production from this plant is sold in the chemical market.

Alumina capacities -- As at August 1999
(thousands of metric tonnes)
                                                           % OF                               ALCAN
                                                      OWNERSHIP            ANNUAL          SHARE OF
LOCATIONS                  SUBSIDIARIES +              BY ALCAN          CAPACITY          CAPACITY
------------------------   -------------------        ---------          --------          --------
SMELTER-GRADE ALUMINA

AUSTRALIA...............   Gladstone                       21.4             3,500               749(1)
                           (Queensland)
BRAZIL..................   Ouro Preto                       100               150               150
                           (Saramenha,
                           Minas Gerais)
                           Alumar                            10             1,200               120
                           (Sao Luis)
CANADA..................   Vaudreuil                        100             1,045             1,045
                           (Jonquiere, Quebec)
INDIA...................   Belgaum                         54.6
                           (Karnataka)                                        216               216
                           Muri                            54.6
                           (Bihar)
JAMAICA.................   Kirkvine                          93
                           (Manchester)                                     1,150             1,070(1)
                           Ewarton                           93
                           (St. Catherine)
TOTAL SMELTER-GRADE ALUMINA                                                                   3,350

SPECIALTY CHEMICAL ALUMINAS
CANADA..................   Vaudreuil                        100               130               130
                           (Jonquiere, Quebec)
INDIA...................   Belgaum                         54.6
                           (Karnataka)                                        144               144
                           Muri                            54.6
                           (Bihar)
UNITED KINGDOM..........   Burntisland                      100               120               120
                           (Fife, Scotland)
TOTAL SPECIALTY CHEMICAL ALUMINAS                                                               394
TOTAL SUBSIDIARIES                                                                            3,744

---------------

+  Includes joint ventures, proportionately consolidated.

1 Restated to better reflect the actual production levels achieved over a period of time.

3.4      Raw Materials

3.4.1 Bauxite Reserves Alcan obtains its bauxite from mining subsidiaries, joint ventures, consortium companies and third-party suppliers. To meet its bauxite needs in 1998, Alcan used 8.0 million metric tonnes from its mines and purchased 3.3 million metric tonnes from third parties. Alcan believes its demonstrated bauxite reserves are sufficient to meet its needs for the next 30 years. Alcan also has access to additional resources to meet its needs beyond this period. In 1997 and 1998, Alcan spent $1.6 million and $2.9 million, respectively, on exploration and development of bauxite reserves.

3.4.2 Chemicals and Other Materials Alcan, together with its subsidiaries, related companies and joint ventures, produces a wide range of specialty aluminas and aluminum hydroxides for different uses, such as ceramics, refractories, water treatment chemicals, catalysts and coagulants. Its products are also used as flame retardants and smoke suppressants for plastics and resins. The principal manufacturing facilities for special aluminas and aluminum hydroxides are located in Canada, the U.K. and India.

     Certain chemicals and other materials, e.g., aluminum fluoride, required for the production of aluminum at Alcan's smelters, are also produced by its chemical operations. Other materials, e.g., caustic soda, fuel oil, fluorspar and petroleum coke, are purchased from third parties.

4.  PRIMARY ALUMINUM

4.1      Products

4.1.1 Aluminum Aluminum is produced through the electrolytic reduction of alumina. Electrical energy is used to separate the aluminum from the oxygen in alumina. Approximately two metric tonnes of alumina yield one metric tonne of metal.

4.1.2 Other Aluminum Sources Other sources of aluminum include the following: purchases of primary aluminum under contracts and spot purchases, purchases of aluminum used beverage cans and aluminum scrap for recycling and purchases of customer scrap returned against ingot or semi-fabricated product sales contracts. In addition, some aluminum fabricated products are purchased for resale. Purchases in 1998 of aluminum of all types from all sources amounted to 1,227,000 metric tonnes, compared with 1,254,000 metric tonnes in 1997 and 1,003,000 metric tonnes in 1996.

4.2      Sales and Marketing/Customers

     In 1998, Alcan sold 648,000 metric tonnes of primary aluminum to third parties. Virtually all this ingot was in the form of value-added ingot, primarily billet, sheet ingot or foundry alloy. The remainder of the primary metal produced was sold to Alcan's own fabricating operations, primarily as sheet ingot, wire bar or molten metal, used for the continuous casting of rod or sheet.

     Approximately half of the primary aluminum produced in Alcan's North and South American smelters is consumed in Alcan's fabricating facilities, while the remaining half is sold to third party customers, primarily in North America and Asia. North American third party sales have been focused on both customized extrusion billet and foundry alloys. These markets have been very strong, supported by growth in automotive demand, and by a buoyant economy. Although Alcan has been short of metal in Europe, the duty barrier for aluminum from Canada and high logistics costs have made it impractical to ship significant tonnages of metal to Europe.

     Alcan is a major supplier of extrusion ingot to independent extruders and foundry ingot to independent shape casting foundries. Alcan also sells alloys to independent foundries in Canada, Italy, the United Kingdom and the United States.

     Alcan's ingot product realizations were $1,558 per metric tonne in 1998 compared to $1,739 per metric tonne in 1997 and $1,658 per metric tonne in 1996. These figures relate to primary and secondary ingot and scrap.

4.3      Production Facilities

4.3.1 Smelting Alcan owns and operates 16 primary aluminum smelters with a total annual rated capacity of 1,699,000 metric tonnes. Seven of these smelters, having a total annual rated capacity of 1,118,000 metric tonnes, are located in Canada; the other smelters are located in Brazil, India, the U.K. and the U.S. During 1998, Alcan's smelters produced 1,481 kilotonnes of primary aluminum:
1,107,000 metric tonnes in Canada, 129,000 metric tonnes in the U.S., 124,000 metric tonnes in the United Kingdom, 103,000 metric tonnes in Brazil and 18,000 metric tonnes in India.

     Utilization of smelting capacities varies from time to time according to business conditions. Due to difficult industry and market conditions, and following the consolidation of Indian Aluminium Company, Limited in mid-1998, approximately 204,000 metric tonnes of capacity remain shut down at smelters in the U.S., the U.K. and India. In November 1997, Alcan restarted 22 kilotonnes per year of capacity at its smelter in Kitimat, (British Columbia.), as one of several elements of a legal agreement reached in August 1997 with the government of British Columbia to settle the long-standing dispute related to that government's rejection of the Kemano Completion Project.

     For many years, Alcan has been engaged in smelter modernization and rebuilding programs to retrofit or replace some of its older facilities. It intends to continue these programs with a view to increasing productivity, improving working conditions and minimizing the impact of its operations on the environment. In 1998, Alcan announced the construction of a 375,000-metric tonne annual capacity aluminum smelter in Alma, Quebec. The total cost for the new smelter is estimated at $1.6 billion, and construction is expected to be completed in 2001. On March 22, 1999, Alcan announced the closure of the Isle-Maligne smelter to be completed by December 1999. That date has now been extended to March 2000 for the final 25,000 metric tonnes. It had been previously intended that the Isle-Maligne smelter be shut down when the new Alma smelter becomes operational.

Smelter capacities -- As at August 1999
(thousands of metric tonnes)
                                                                              % OF
                                                                         OWNERSHIP          ANNUAL
LOCATIONS                             SUBSIDIARIES                        BY ALCAN        CAPACITY
------------------------------        ---------------------------        ---------        --------

CANADA........................        Arvida                                   100             238
                                      (Jonquiere, Quebec)
                                      Grande-Baie                              100             186
                                      (La Baie, Quebec)
                                      Laterriere                               100             210
                                      (Chicoutimi, Quebec)
                                      Shawinigan                               100              88
                                      (Quebec)
                                      Isle-Maligne                             100              75(1)
                                      (Alma, Quebec)
                                      Beauharnois                              100              49
                                      (Melocheville, Quebec)
                                      Kitimat                                  100             272
                                      (British Columbia)
Total in Canada                                                                              1,118
BRAZIL........................        Ouro Preto                               100              51
                                      (Saramenha, Minas Gerais)
                                      Aratu                                    100              58
                                      (Bahia)
INDIA.........................        Belgaum                                 54.6
                                      (Karnataka)
                                      Hirakud                                 54.6             110(2)
                                      (Orissa)
                                      Alupuram                                54.6
                                      (Kerala)
UNITED KINGDOM................        Lynemouth                                100             130
                                      (Northumberland, England)
                                      Lochaber                                 100              38
                                      (Inverness-shire, Scotland)
                                      Kinlochleven                             100               8
                                      (Argyll, Scotland)
UNITED STATES.................        Sebree                                   100             186
                                      (Kentucky)
Total outside Canada..........                                                                 581
TOTAL SUBSIDIARIES............                                                               1,699

---------------

1  This facility will be permanently closed by year-end.

2  Reflects some potline shutdowns at Alupuram.

4.3.2 Other Aluminum Sources Alcan operates three specialized plants in the U.S., with a total annual capacity of 481,000 metric tonnes, for the recycling of used beverage cans and process scrap returned from customers. A similar plant in the U.K. operates with a capacity of 70,000 metric tonnes per year.

Alcan also operates a facility in the U.K. for the production of 70,000 metric tonnes per year of sheet ingot from aluminum scrap. In Brazil, Alcan operates a dedicated used beverage can recycling facility with an initial capacity of 40,000 metric tonnes per year.

     Alcan operates secondary aluminum smelters in Italy, India and Thailand which have capacities of 56,000, 25,000 and 30,000 metric tonnes per year, respectively, for the production of secondary aluminum from aluminum scrap.

4.4      Raw Materials

4.4.1 Electricity The smelting of one metric tonne of aluminum requires between 14 and 18.5 megawatt-hours of electric energy. Alcan produces low-cost electricity at its own hydroelectric generating plants in Canada. These plants have an installed generating capacity of 3,600 megawatts, of which 2,700 megawatts may be considered to be hydraulically available over the long term. These facilities supply all the power needs of Alcan's Canadian smelters.

     In Canada, all water rights pertaining to Alcan's hydroelectric installations are owned by Alcan except for those relating to the Peribonka River in Quebec. A charge (redevance statutaire) is payable to the Quebec provincial government based on total energy generation, escalating at the same rate as the Consumer Price Index in Canada. In 1984, Alcan and the Quebec provincial government signed a lease extending the company's water rights relating to that river to December 31, 2033 against an annual payment based on sales realizations of aluminum ingot. In British Columbia, rentals and generation taxes for electricity used in smelting and related purposes are directly related to the sales realizations of aluminum produced at Kitimat. For electricity sold to third parties within that province, Alcan pays provincial water rentals at rates which are fixed by the British Columbia provincial government, similar to those paid by B.C. Hydro, the provincially-owned electric utility.

     One-third of Alcan's installed hydroelectric capacity in Canada was constructed prior to the end of 1943, another third by the end of 1956 and the remainder by the end of 1959. All these facilities are expected to remain fully operational over the foreseeable future. In addition to electricity generated at its generating plants, as described above, Alcan has agreed to purchase, under a long-term agreement, between one and three billion kWh of electrical energy annually from Hydro-Quebec beginning in 2001. Electricity required by Alcan's smelters in Canada is obtained from the foregoing sources. Electricity which is surplus to Alcan's needs is sold to neighbouring utilities or customers under both long-term and short-term arrangements.

     For smelters located outside of Canada, electricity is obtained from a variety of sources. The smelters in England and Scotland operate their own coal-fired and hydroelectric generating plants, respectively. Indal operates its own coal-fired generating plant for one of its smelters, while its two other smelters are dependent upon purchased electricity. The smelters in Brazil obtain some of their electricity requirements from owned hydroelectric generating plants and purchase the balance. The smelter in the U.S. purchases electricity under a long-term contract.

5.  ALUMINUM CONVERSION

5.1      Products

     The conversion of aluminum ingot into semi-fabricated and finished products requires the application of a variety of intermediate processes, known generally as fabricating. Many other producers of primary aluminum are also in the business of supplying those products. In addition, there are many independent fabricators which purchase primary and recycled aluminum from the primary producers and the post-consumer market.

     Nearly 90 % of Alcan's fabricated aluminum products volume is composed of rolled products such as sheet and foil as well as flexible packaging. A major portion of Alcan sheet is can stock for beverage containers. Other important end-use markets for sheet include building and construction, transportation,the printing industry and the industrial distribution market. Alcan also rolls foil for household and commercial packaging applications and for industrial products.

     Since 1990, Alcan has made significant investments in the expansion, upgrade and acquisition of rolled products facilities in North and South America and in Europe. In 1998, Alcan undertook an expansion of its rolling mill at Pindamonhangaba in Brazil. The plant, which has an ultimate capacity of 280 kilotonnes per year, is coming on stream in the second half of 1999 and will support the rapidly growing South American can sheet market. In the past year, substantial progress was made by the Alcan Global Automotive Products Group with the signing of a strategic alliance and long-term supply agreement with General Motors along with continued progress with GM, Ford and other automakers in North America and Europe toward developing lighter, more efficient vehicles. In 1998, Alcan also realigned its interests in the Asia/Pacific region, selling the majority of its interest in Nippon Light Metal Company, Ltd. in Japan. In September 1999, Alcan and South Korea's Taihan Electric Wire Co., Ltd. formed a new company in Korea to provide a platform to serve the growth of the rolled products market with a focus on can sheet throughout the Asia/Pacific region.

     Through a number of selected downstream businesses, Alcan manufactures and sells other fabricated aluminum products such as rod, wire and cable for the electrical industry, and extrusions for the building and construction market.

5.2  Sales and Marketing/Customers

     In 1998, Alcan shipped 1,823,000 metric tonnes of fabricated products and manufactured another 289,000 metric tonnes from customer-owned metal, which together represented 72% of Alcan's total volume for the year. Alcan's fabricated aluminum products business is mainly composed of a number of large, capital-intensive rolling operations as well as some smaller downstream businesses, and represents over 76% of Alcan's total sales and operating revenues of $7.8 billion. Alcan, together with its subsidiaries, related companies and joint ventures, carries out fabricating operations in more than 50 plants in 13 countries.

5.2.1 Flat-rolled Products In 1998, Alcan's shipments of rolled products, including conversion of customer-owned metal amounted to 1,893,000 metric tonnes or 90% of its total fabricated products shipments. Principal markets are beverage can sheet, other packaging, transportation (including automotive), building products, lithographic sheet and other industrial applications.

5.2.2 Wire and Cable Aluminum is also cast and rolled into rod, which is then drawn into wire and stranded into cable for the transmission and distribution of electricity. Rod is also used for mechanical applications such as screen wire and cable armouring.

5.2.3 Castings Another method of fabrication is the casting of molten aluminum into components for machinery, automotive products and aircrafts.

5.2.4 Extrusions Examples of end-products using extrusions include windows, doors and automotive components. Alcan is also a major supplier of extrusion ingot to third party extruders in many countries.

5.3      Production Facilities

5.3.1 Flat-rolled Products Alcan is the world's largest producer and marketer of flat-rolled aluminum products (sheet and foil), which constitute 90% of Alcan's fabricated product volume. At the end of 1998, Alcan's annual sheet and foil manufacturing capacity in its principal fabricating markets was as follows: over 1,100,000 metric tonnes in North America; 150,000 metric tonnes in South America; over 950,000 metric tonnes in Europe; and 140,000 metric tonnes in Asia.

     A major portion of Alcan's sheet is in the form of can stock for beverage containers. Other important end-use markets for sheet include building and construction, transportation, the printing industry and the industrial distribution market. Alcan foil is used for household and commercial packaging applications and for industrial products. Alcan's project to expand capacity at its Pindamonhangaba, Brazil rolling mill to 280,000 metric tonnes is currently undergoing customer qualification trials. Alcan will invest $46 million to expand production of aluminum rolled sheet for the automotive and distribution markets at its Kingston, Ontario mill. The expansion is expected to be complete by the end of 2000. In April 1999, Alcan and Arco

Aluminum, Inc. announced a $22 million expansion of their jointly owned Logan aluminum rolling mill in Kentucky, U.S.

5.3.2 Wire and Cable Alcan's main wire and cable businesses are located in Canada and the U.S.

5.3.3 Extrusions Alcan's subsidiaries, related companies and joint ventures produce extruded products in several countries (including India, Italy, China, Malaysia and Thailand) and sell these products locally and in other countries for the building, construction, transportation and engineering markets.

ROLLING CAPACITIES BY REGION
(thousands of metric tonnes) -- As at December 1999
NORTH AMERICA                                               EUROPE
Saguenay                                                    Rogerstone
(Quebec)                                                    (United Kingdom)
Kingston                                                    Falkirk
(Ontario)                                                   (United Kingdom)
Logan                                                       Norf
(Kentucky)                                                  (Germany)
Oswego                                                      Pieve
(New York)                                                  (Italy)
Terre Haute                                                 Nachterstedt
(Indiana)                                                   (Germany)
Fairmont                                                    Gottingen
(West Virginia)                                             (Germany)
Louisville                                                  Bresso
(Kentucky)                                                  (Italy)
TOTAL NORTH AMERICA                           1091          TOTAL EUROPE                            1267
SOUTH AMERICA                                               ASIA
Pinda                                                       Alcan Taihan Aluminium
(Brazil)                                                    (South Korea)
Utinga                                                      Selangor
(Brazil)                                                    (Malaysia)
TOTAL SOUTH AMERICA                                         Patumtani
                                                            (Thailand)
                                               262          TOTAL ASIA                               135

6.  RECYCLING

6.1      Products

     Alcan's annual recycling capacity is now 775 kilotonnes. Alcan operates two facilities for the production of foundry alloys primarily from recycled aluminum: one in India, the other in Italy. Most of these plants serve domestic automotive markets. In addition, sheet ingot is produced from a variety of scrap in the U.K.

     In the case of used beverage cans ("UBCs"), Alcan has a well-established and growing North American recycling network. Alcan's U.S. plants processed more than 20.1 billion cans, or 31 % of all UBCs recycled by Americans, in 1998. Alcan purchases UBCs throughout North America and remelts the UBCs, together with its customers' can production scrap, at three locations in the U.S., producing new can sheet ingot. Over 2.1 billion UBCs were purchased by Alcan in Canada, which represents roughly 60 % of all aluminum cans recycled in Canada.

6.2   SALES AND MARKETING/CUSTOMERS

     Recycled metal is primarily sold to Alcan's own rolling facilities to produce can sheet.

6.3   PRODUCTION FACILITIES

     In February 1998, Alcan started up a dedicated UBC recycling plant, which has an ultimate capacity of 80 kilotonnes per year, at Pindamonhangaba, Brazil. In the U.K., Alcan has a growing infrastructure of 26 can recycling centres and over 500 independents. Alcan plays leading roles in joint industry programs to promote aluminum collection and recycling in many of the countries where it operates.

     Alcan also operates an environmentally advanced operation in Quebec for the recovery of aluminum from the dross that forms on the surface of molten metal. In Italy, the Borgofranco plant serves Alcan's fabricating plants in Germany, Switzerland and Italy as well as recycles customers' manufacturing scrap and post-consumer aluminum packaging material. As well, the plant recovers aluminum and salt from saline slag, a by-product of aluminum recycling. As a matter of course, Alcan operates facilities in many plants to recycle aluminum scrap generated internally by fabricating activities.

Recycling plant capacities -- As at August, 1999
(thousands of metric tonnes)
                                                                                 % of
                                                                            ownership      Annual
Locations                                                   Subsidiaries     by Alcan    capacity
FOUNDRY ALLOYS AND REMELT SCRAP INGOT
     INDIA......................................                  Taloja         54.6          25
                                                            (Maharastra)
     ITALY......................................    Borgofranco di Ivrea          100       70(1)
                                                       (Piemonte region)
          TOTAL FOUNDRY ALLOYS                                                                 95
SHEET INGOT FROM UBCS AND CUSTOMER PROCESS SCRAP
     BRAZIL.....................................               Pinda 100          100          40*
                                                       (Pindamonhangaba,
                                                              Sao Paulo)
     UNITED KINGDOM.............................              Warrington          100          70
                                                               (England)
     UNITED STATES..............................                   Berea          100
                                                              (Kentucky)
                                                              Greensboro          100      500(1)
                                                               (Georgia)
                                                                  Oswego          100
                                                              (New York)
SHEET INGOT FROM MISCELLANEOUS SCRAP
     UNITED KINGDOM.............................              Warrington          100          70
                                                               (England)
          TOTAL SHEET INGOT                                                                   680
TOTAL SUBSIDIARIES                                                                            775

---------------

*Ultimate annual capacity is 80 kilotonnes per year.

(1) Reflects the continued optimization of current assets.

7. RESEARCH & DEVELOPMENT

     Alcan's research and technology efforts are managed by its two operating groups: Alcan Primary Metal (covering bauxite, alumina and chemicals as well as primary metal production) and Alcan Global Fabrication. Research and technology is a global system of three research laboratories, applied engineering centers and technical departments. The research laboratories, responsible for approximately 60 % of the total R & D expenses for Alcan, play a major role in innovation through basic and applied research. Two laboratories are located in Canada (at Kingston, Ontario, and Jonquiere, Quebec) and one is in the U.K. (Banbury, Oxfordshire). Together, they employ about 475 people. In recent years, Alcan's R & D effort has been refocused on core processes and products. Close to 90 % of the activities in the R & D centers are now directed towards improved product and process development programs for the mainstream businesses and focus on assisting operating units to achieve increased productivity, higher quality and reduced costs. Additionally, intellectual property management safeguards Alcan's process and product technologies and trademarks. Alcan's operating companies manage applied engineering centers and technical departments located close to key markets and operating divisions. These include the Applied Materials Center located in North America for canning technology, and technical centers in North America and in Europe for automotive technologies. These centers are focused on major products and provide technical and product development support to customers, drawing extensively on the resources and scientific disciplines in the research centers.

RESEARCH AND DEVELOPMENT EXPENSES FOR THE ALCAN GROUP

TOTAL FOR 1998 -- $70 MILLION*
Alcan Global Fabrication Group                           60%
Alcan Primary Metal Group                                40%

---------------

* Includes close to $4 million for environmental R & D projects.

8.  ENVIRONMENTAL REGULATIONS

     Underlying Alcan's environmental commitment are two major components; a global Environmental Management System and Product Stewardship. The first is a commitment to ensuring that Alcan's manufacturing processes are compatible with the environment. The second is a commitment to ensuring that Alcan's products, in every stage of their life cycles, make the most of the inherent environmental value of aluminum.

     In most of the countries where Alcan operates production facilities, environmental control regulations have been established or are in the process of being established. Alcan believes that its existing and planned anti-pollution measures will enable it to satisfy statutory and regulatory demands without material effect on its competitive position. Alcan's capital expenditures to protect the environment and improve working conditions at the smelters and other locations were $71 million in 1998. Similar expenditures for 1999 and 2000 are expected to be $115 million and $190 million, respectively. In addition, expenditures charged against revenue for environmental protection were $91 million in 1998 and are expected to be $95 million in 1999 and $90 million in 2000. In respect of years beyond 2000, Alcan expects that capital and operating expenditures will continue at approximately the same levels.

9.  PROPERTIES

     Alcan believes that its properties, most of which are owned, are suitable and adequate for its operations.

10. EMPLOYEE RELATIONS

     At December 31, 1998, the number of Alcan employees were allocated as follows: approximately 15,000 in North America, 11,000 in Europe, 3,000 in South America, 5,000 in Asia and Pacific areas and 2,000 in other areas. A majority of the hourly-paid employees is represented by labor unions. There are 24 collective labor agreements in effect in Canada, the majority of which expire in 2003 or later.

     In February 1998, Alcan and the unions representing Alcan hourly-paid employees in Quebec signed agreements with 18-year terms, collectively known as the "Framework Agreement on Operational Stability", under which the parties commit to attempt to use all means to renew collective agreements and settle disputes without recourse to traditional leverage tools such as strikes, lockouts and pressure tactics.

     In June and July 1998, Alcan and the unions representing Alcan hourly-paid employees in Quebec signed labor contracts valid until December 31, 2003.

     In July 1999, Alcan and the Canadian Auto Workers, Local 2301, representing approximately 1400 Kitimat employees, agreed to a three-year contract.

     In October 1999, an agreement for a five-year labor contract was reached between the United Steelworkers of America, Local 9443, representing approximately 450 Sebree employees.

     In April 1999, Alcan signed an agreement with the unions representing approximately 160 Lochaber employees; it is set to expire in April 2001.

     The agreement signed by Alcan and the unions representing approximately 60 Kinlochleven employees will expire in June 2000, upon closure of the plant.

     Alcan is currently negotiating with the unions representing approximately 500 Lynemouth employees the Lynemouth plant to replace the agreement set to expire on December 31, 1999.

YEAR 2000 ISSUE -- SUPPLIERS

     Alcan business units have surveyed all critical third party suppliers to address their Year 2000 readiness and to provide Alcan with information for contingency planning. The surveying, follow-up and analysis of responses from these third party suppliers is essentially complete. Suppliers and customers will generally not provide any guarantee that they will be Year 2000 compliant. However, if a third party supplier has not confirmed that it has executed a year 2000 program and given Alcan assurance of its readiness for the transition to the new millennium then the Alcan business unit has prepared contingency plans to reduce or eliminate the risk presented by such supplier. Communication with third parties regarding year 2000 is a process that will continue through the end of 1999 and into the first quarter of 2000, as needed.

     Alcan is dependent upon a number of third parties including utilities and raw material suppliers. Alternate suppliers are not available in all cases. Alcan operates or controls, through direct ownership or joint ventures, the supply of a majority of its requirements for bauxite and alumina. This enables Alcan to assess and manage risk directly with respect to these key raw materials. Special attention is given to electricity suppliers since Alcan's smelting and fabricating businesses rely heavily on electricity to process materials. An interruption of more than a few hours in electricity supplies could have serious consequences for Alcan's smelters. Alcan generates its own power for approximately 75% of its smelter capacity requirements which gives Alcan control over power supply risks from these sources. Other power requirements are generally from major utilities linked to national grid systems. These major utilities have reported that they have appropriate year 2000 programs that will limit the likelihood of extended year 2000 related disruptions.

     Costs of Alcan's overall program to address the Year 2000 issue are expensed as incurred and, including costs associated with contingency planning, are estimated at less than $50 million. Costs from the beginning of the project to September 30, 1999 were $41 million. These projections do not include any costs associated with business disruptions involving supplier or customer non-performance. Information received to date from customers indicates that they do not expect the Year 2000 will create a major disruption in their business and purchases of product from Alcan. The costs of the supplier survey program are included within these cost figures.

INFORMATION CONCERNING PECHINEY

BUSINESS DESCRIPTION

1.       OVERVIEW OF SEGMENTS/DIVISIONS

     Pechiney is one of the global market leaders in two core businesses: the production of primary aluminum and aluminum products and the production of packaging materials. Pechiney believes it is the leading European producer and the world's fourth largest producer of primary aluminum, based on 1998 controlled production capacities, and one of the leading European producers of flat-rolled aluminum products, based on 1998 sales volume. Pechiney's aluminum technology is recognized as one of the most efficient in the world. Pechiney believes that it is also one of the world leaders in the production of packaging materials for the food, personal care and beauty industries (based on 1998 sales). Pechiney's other activities include the production of ferroalloys and international trade.

1.1      Aluminum

     Pechiney's aluminum business is comprised of two segments: Aluminum Metal and Aluminum Conversion.

     Aluminum Metal. In this segment, Pechiney believes it is the leading European producer and the world's fourth largest producer of primary aluminum, based on 1998 controlled production capacity (1,083,000 metric tonnes). Pechiney also produces bauxite and alumina, principally for use in the primary aluminum smelting facilities in which Pechiney has an equity interest. In this segment, Pechiney also licenses alumina and aluminum technology and know-how and sells related equipment and believes that approximately 80% of world smelting capacity recently put into operation uses Pechiney's technology.

     Aluminum Conversion includes the activities of:

     - Aluminium Mill Products, where Pechiney specializes in the manufacture of flat-rolled aluminum products for the transportation, packaging and building industries and hard alloy aluminum extrusions. Pechiney believes it is one of the leading European producers of flat-rolled aluminum products, based on 1998 sales volumes; and

     - Extrusions, where Pechiney specializes primarily in the manufacture and sale of aluminum extrusions for the building, transportation and equipment industries.

1.2      Packaging

     Pechiney's packaging business is globally organized in three divisions:
Plastic Packaging, Food, Healthcare and Beauty Packaging and Deluxe Cosmetic Worldwide Packaging.

     Plastic Packaging. Pechiney is a leading North American and European producer of flexible packaging for the food, meat and dairy, healthcare and specialty markets. Plastic Packaging also includes the production of caps and overcaps for the wine and liquor industries.

     Health and Beauty Packaging. Pechiney is a world leader in the manufacture of flexible plastic, laminated and aluminum tubes for the cosmetics, personal care and healthcare markets, based on 1998 production. This segment also produces aluminum aerosol and spray cans.

     Deluxe Cosmetics Worldwide Packaging. Pechiney is one of the world's principal producers of plastic packaging for makeup, perfume and cosmetics, based on 1998 sales.

1.3      Other Businesses

     Pechiney's business also includes Ferroalloys, where Pechiney mainly produces silicon and ferroalloys as well as abrasives and refractories, and International Trade, where Pechiney operates the following lines of business: a worldwide network of sales agencies, which markets products manufactured by Pechiney and third parties; a non-ferrous metal and other basic material trading operation; a metal brokerage activity; and the distribution of semi-finished aluminum and stainless steel products.

2.       HISTORY AND RECENT DEVELOPMENTS

     Pechiney is the successor company of Pechiney Ugine Kuhlman, which was created through the 1971 merger of two French manufacturing companies, Compagnie Pechiney and Ugine Kuhlman. Each of these companies for over a century had been developing new technologies for the conversion of natural resources and basic raw materials into a wide range of metal and chemical products. At the end of the 19th century, Pechiney developed a technique for producing aluminum by electrolysis and dedicated an increasing portion of its capital expenditures to this manufacturing process. To be more competitive in the post-World War I environment, Pechiney reorganized its production unit by merging with Societe Electrometallurgique Francaise. Beginning in 1950, due to its need to access new energy sources and raw materials, Pechiney decided to participate in the consolidation of the chemical industry in France (to integrate more closely its non-ferrous metal conversion activities) and to work in foreign countries to develop its foreign upstream aluminum activities.

     Compagnie Pechiney and Ugine Kuhlman merged in 1971, creating an industrial group with diversified and complementary activities. In 1983, the company readopted the name of "Pechiney". After having been included in the nationalization plan adopted by the French State in 1982, Pechiney was privatized in December 1995 through an offering of shares and the French State no longer holds any significant equity interest in Pechiney.

DATE        SIGNIFICANT COMPANY TRANSACTIONS                              BUSINESS
----        --------------------------------                              --------
1982....    Nationalized by French State                                  Aluminum
1982....    Sale of specialty steel business                              Steel
1983....    Sale of specialty chemical business                           Chemicals
1983....    Reorganization and readoption of the "Pechiney" name
1987....    Sale of copper conversion activities                          Copper Conversion
1988....    Acquisition of American National Can                          Beverage Can
1988....    Consolidation of packaging, turbine component and
            international aluminum assets in Pechiney International
1992....    Sale of nuclear fuel assembly and zirconium/titanium          Nuclear fuel assembly
            activities                                                    and zirconium/titanium
1995....    Restructuring around core businesses (Aluminum and            Packaging, Turbine
            Packaging) and divestiture of Food, Metal and Specialty       Components
            North America, Beverage Glass North America, and Turbine
            Components.
1995....    Privatization of Pechiney
1997....    Pechiney International merged into Pechiney
1998....    French State sells its remaining interest in Pechiney

     On August 2, 1999, Pechiney sold its controlling equity interest in American National Can through an initial public offering conducted in the United States. Pechiney currently owns approximately 45% of the outstanding capital stock of American National Can. On September 21, 1999, Pechiney acquired Century Aluminium Company's rolled products and cast plate units in the United States.

3.  ALUMINUM METAL

     In the segment of Aluminum Metal, Pechiney specializes in the production and sale of primary aluminum, and the production of bauxite and alumina. Pechiney believes that its industrial and commercial positions, together with its smelter technology, place it at the forefront of the aluminum industry. Pechiney believes that it is the leading European producer and the world's fourth largest producer of primary aluminum, based on 1998 controlled production capacity.

3.1      Bauxite and Alumina

3.1.1    Products

     In addition to producing primary aluminum, Pechiney has interests in companies that produce bauxite and alumina and produces and sells non-metallurgical alumina. Pechiney also licenses alumina and aluminum production technology and sells equipment.

3.1.2    Production Facilities

     Bauxite Production Facilities In 1998, the bauxite mines in Greece and Guinea in which Pechiney has an equity interest supplied all of the bauxite requirements of Pechiney's Gardanne (France) and Fria (Guinea) alumina refineries, and a significant portion of the requirements of Pechiney's Saint-Nicolas (Greece) refinery. Pechiney obtained approximately 2.8 million metric tonnes of bauxite from these mines in 1998 (including the Friguia mine in which Pechiney sold its equity interests in October 1998).

     In addition to Pechiney's share of output from these mines, Pechiney purchases, pursuant to long-term supply contracts, bauxite for the supply of Aluminium de Grece (ADG) and for the Gladstone refinery (Australia) from Comalco, one of Pechiney's partners in the Gladstone facility.

     Alumina Production Facilities. The share of production output obtainable by Pechiney from the alumina refineries which it owns or in which it has an equity interest amounts to approximately 2.1 million metric tonnes per year. Its production of metallurgical alumina is generally sufficient to satisfy more than 85% of the alumina requirements of its smelters. In addition, part of its share of alumina produced at Gardanne is sold to third parties as non-metallurgical alumina.

     During the first half of 1999, start-ups and developments arising from the principal investments identified under the Challenge Program, which was designed to increase capacities and reduce raw material consumption, continued.

     - The full effect of previous debottlenecking actions increased the production capacity of the Gladstone (QAL) plant to 3.65 million metric tonnes per annum.

     - The technical start-up difficulties which were experienced by Pechiney in relation to the first debottlenecking stage at Aluminium de Grece plant were resolved in mid-1999. These technical difficulties will lead to a lower production rate in 1999 than in 1998. The completion of the second debottlenecking stage was delayed one year and this investment is scheduled for commissioning in mid-2000. With other minor improvements, the plant's capacity is expected to reach 680,000 metric tonnes per annum at the end of 2000 and 750,000 metric tonnes per annum in 2001.

     - At Pechiney's Gardanne (France) plant, the new two-stroke attack process was developed and production should increase from 1998. However, various technical difficulties prevented full advantage being taken of capacity, which is expected to stand at 640,000 metric tonnes per annum at the end of 1999. The cogeneration unit (owned by a subsidiary of Electricite de France and Gaz de France) was commissioned in mid-year, significantly reducing energy costs; in the non-metallurgical alumina sector, capacity of the super-crusher unit was doubled, and another crusher unit is scheduled to start up in the first half of 2000.

3.2      Primary Aluminum

3.2.1    Products

     Primary aluminum is produced by smelting and then is cast into a number of different products, ranging from basic aluminum ingots, rolling ingots, billets and wire for conductors, to advanced and specialized products such as mechanical wire, welding wire and high purity aluminum. Pechiney also produces primary and secondary alloy ingots, principally for automotive applications.

3.2.2    Sales and Marketing/Customers

     Shipments by Geographic Region and by Aluminum Source. The products marketed by Pechiney are principally sold in the world's three major consumption zones (Europe, Asia/Pacific and North and South America). This international presence is made possible by Pechiney's local facilities and its strong international sales network. In the case of Alucam (Cameroon), Aluminium de Grece (Greece) and Aluminium Dunkerque (France), in addition to selling its own share (based on equity interests in the operating companies) of the production output of the smelting facilities, Pechiney obtains, for its own use or for resale, the production output share of the other shareholders of these facilities. In addition, in order to enhance the geographic efficiency of its operations and to meet customer requirements, Pechiney may purchase ingots from third parties for resale in different locations and in different shapes. Therefore, Pechiney's sales of primary aluminum generally exceed by approximately 15% to 25% its obtainable share of the annual production output of the smelting facilities in which it has an interest. In 1998, sales of primary aluminum originating from third parties represented 21% of total shipments.

     Shipments by Product. Pechiney distributes a full range of primary aluminum products, from the most standard, such as aluminum and alloy ingots, slabs and billets, to highly technical and specialized products such as welding and mechanical wire, high purity metals and thixotropic aluminum.

     Shipments by Customer Segment. The majority of the primary aluminum requirements of Pechiney's European conversion activities are supplied by Pechiney at prevailing market prices. Purchases have historically accounted for 28% to 38% of Pechiney's annual production in each year during the period 1992-1997. In 1998, intragroup sales accounted for 27% of total shipments, or 352,000 metric tonnes. In 1998, 73% of Pechiney's total shipments were made to a large number of third party customers. More than three-quarters of such shipments are purchased by customers representing individually less than 1% of annual production volume. No single customer accounts for more than 5% of sales to third parties. Pechiney generally enters into long-term supply contracts with those customers requiring such arrangements.

3.2.3    Production Facilities

     As at June 30, 1999, Pechiney's share of primary aluminum obtainable capacity (in metric tonnes of metal taken off) amounted to 1,083,000 metric tonnes per annum (which corresponds to the level achieved at the end of 1998).

     Approximately 40% of Pechiney's primary aluminum production capacity is located in France at facilities owned by Aluminium Pechiney (a wholly-owned subsidiary of Pechiney and Pechiney's principal operating company in France) and Aluminium Dunkerque (a 35%-owned affiliate). The remaining 60% of Pechiney's aluminum production capacity is located in Greece, The Netherlands, Australia, Canada and Cameroon.

     Pechiney believes that its portfolio of smelting facilities is well balanced among modern and competitive facilities, mature facilities, and small facilities which are becoming obsolete. The aluminum smelter portfolio is currently made up of:

     - new large capacity facilities using advanced technology, with production costs in line with the top 25% of facilities around the world: the Tomago facility, the Aluminerie de Becancour facility, the Aluminium Dunkerque facility and the Saint-Jean-de-Maurienne facility;

     - older facilities, with production costs within the average of worldwide facilities: Aluminium de Grece facility, Pechiney Nederland facility and Alucam facility;

     - two older, small capacity facilities with relatively high production costs. These facilities will most likely be decommissioned within the next ten years.

     The following table sets forth selected data regarding the aluminum smelters in which Pechiney has an interest.

                                                                                         SHARE OF
                                                                                          OUTPUT
                               EQUITY INTEREST OF                                       CONTROLLED
                                  PECHINEY IN       TOTAL CAPACITY   SHARE OF OUTPUT   BY PECHINEY                  YEAR OF LAST
                                   OPERATING         AT YEAR-END        OBTAINED       AT YEAR-END                 MAJOR CAPACITY
                                   COMPANIES             1998        BY PECHINEY (1)     1998 (1)      YEAR OF      INCREASE OR
PRIMARY ALUMINUM SMELTER DATA         (%)               (KT/Y)             (%)            (KT/Y)      START-UP     MODERNIZATION
-----------------------------  ------------------   --------------   ---------------   ------------   ---------   ----------------
FRANCE
Auzat (owned by Aluminium
 Pechiney)...................         100%                45               100%              45         1973            1981
Lannemezan (owned by
 Aluminium Pechiney).........         100%                45               100%              45         1962            1978
Saint-Jean-de-Maurienne
 (owned by Aluminium
 Pechiney)...................         100%               125               100%             125         1980            1986
Dunkerque (Aluminium
 Dunkerque, partly owned by
 Pechiney) (2)(5)............          35%               228               100%             228         1992              --
                                                                                          -----
TOTAL FRANCE.................                                                               443
                                                                                          -----

                                                                                         SHARE OF
                                                                                          OUTPUT
                               EQUITY INTEREST OF                                       CONTROLLED
                                  PECHINEY IN       TOTAL CAPACITY   SHARE OF OUTPUT   BY PECHINEY                  YEAR OF LAST
                                   OPERATING         AT YEAR-END        OBTAINED       AT YEAR-END                 MAJOR CAPACITY
                                   COMPANIES             1998        BY PECHINEY (1)     1998 (1)      YEAR OF      INCREASE OR
PRIMARY ALUMINUM SMELTER DATA         (%)               (KT/Y)             (%)            (KT/Y)      START-UP     MODERNIZATION
-----------------------------  ------------------   --------------   ---------------   ------------   ---------   ----------------
REST OF THE WORLD
Saint-Nicolas (owned by ADG)
 (3).........................          60%               150               100%             150         1969            1973
Vlissingen (owned by PNL
 C.V., Netherlands)..........          85%               175                85%             149         1971          --
Edea (owned by Alucam,
 Cameroon) (3)(5)............          47%                90               100%              90         1965            1982
Tomago (owned by Tomago
 Aluminium Pty.,
 Australia)..................          36%               435                36%             157         1984            1998
Becancour (owned by
 Aluminerie de Becancour,
 Canada) (4).................          25%               375                25%              94         1986            1990
                                                                                          -----
TOTAL REST OF THE WORLD......                                                               640
                                                                                          -----
TOTAL........................                                                             1,083
                                                                                          =====

---------------

(1) Includes the entire output of wholly-owned facilities plus, in the case of partly owned facilities, aluminum purchased pursuant to long-term contracts with the operating companies of the facilities (entered into in connection with Pechiney's indirect equity interest in such companies) and, in certain cases, aluminum that Pechiney obtains for its own use or resale as manager of a smelting facility (the total of the foregoing being the "obtainable" production capacity of a facility). In addition to the noted obtainable production capacity, with respect to the Tomago smelter, Pechiney has entered into a long-term purchase agreement with one of the other shareholders in the venture.

(2) Pechiney owns 35% of the capital of Aluminium Dunkerque, which owns the Dunkerque facility. Pechiney has entered into a long-term contract pursuant to which it is obligated to purchase the entire output of Aluminium Dunkerque. The assets of Aluminium Dunkerque are subject to pledges and other liens in favor of certain of the lenders that financed the construction of its smelters, under the related project financing.

(3) As the majority shareholder and manager of ADG and the major industrial shareholder and manager of Alucam, Pechiney effectively controls the marketing and sale of the aluminum production of their smelters.

(4) Pechiney owns 50% of Pechiney Reynolds Quebec Inc. (PRQ), which in turn owns 50.1% of the Aluminerie de Becancour which operates the Becancour facility. PRQ is obligated to take its share of Becancour's output and to cover its share of Becancour's expenses, as a result of which Pechiney's share of PRQ's results are included in Pechiney's cost of goods sold.

(5) Accounted for under the equity method.

     On the basis of output obtained, the production of primary aluminum totalled 1,034,000 metric tonnes in 1998. The increase of 71,000 metric tonnes over 1997 was mainly due to the restart of temporarily idled production capacity at the Saint-Jean-de-Maurienne, Vlissingen and Saint-Nicolas facilities in the first half of 1998.

     At the end of 1998 and the beginning of 1999, the 80 cells added to potlines 1 and 2 at the Tomago facility were started up ahead of schedule, increasing the plant's production capacity to 435,000 metric tonnes a year.

     In the first six months of 1999, Pechiney's primary aluminum production, calculated on the basis of take-off percentages, totalled 550,000 metric tonnes. In addition to efficiently operating the plant, the increase in output compared with 1998 was chiefly the result of the restarts conducted in 1998 and early 1999 and of the increase in Tomago's capacity in late 1998.

     Pechiney made various investments in 1998 and early 1999, including the following:

     - a continuous homogenization furnace for billets was installed at the Vlissingen plant in The Netherlands, resulting in a significant increase in homogenization capacity and a noticeable increase in the quality of products. Pechiney believes that the furnace is one of the largest installations of this type in the world;

     - as a part of the restructuring of the primary casting alloys activity, new casting equipment was installed at the Compiegne facility in France; and

     - new machinery was installed at the Saint-Jean-de-Maurienne smelting facility for the manufacture of aluminum alloy wire.

3.2.4    Sales of Technology

     Pechiney actively sells licenses of primary aluminum smelting and alumina refining technology and know-how to third parties. Pechiney believes that it is a world leader in the sales and licensing of such technology. Pechiney estimates that approximately 80% of recently commissioned smelting capacity in the world utilizes Pechiney technology. Pechiney also believes that its wholly-owned subsidiary, Electricite Charpente Levage, which sells specific equipment for aluminum smelters which exports 90% of its production, is one of the world's leading manufacturers of this equipment.

     Several major technology transfer contracts are currently being executed, among which are Aluar (which, in aluminum, is completing the extension of its Puerto Madryn primary aluminum production facility in Argentina using Pechiney AP-18 potline technology), Alcan's Alma (Quebec) facility (a construction using Pechiney AP-30 potline technology) and Billiton's Mozal (Mozambique) facility (a construction using the same Pechiney technology).

3.2.5    Competition

     Internationally, Pechiney's competitors in primary aluminum industries include the main North American industrial groups which, in addition to Alcan, include Alcoa, Reynolds and Kaiser Aluminium, as well as other major aluminum producers such as Alusaf (South Africa), Comalco (Australia) and Alba (Bahrain), and European companies such as Hydro Aluminium, Hoogovens, VAW and Inespal (purchased by Alcoa at the beginning of 1998).

     Aluminum products also compete in many markets with steel, copper, plastic and other materials that may substitute for aluminum in downstream applications.

3.3      Other Aluminum Products

     The Aluminum Metals segment also produces primary and secondary casting alloys. Pechiney's casting alloy business benefited from the excellent situation that prevailed in the French and European automotive market, and from the increased penetration of aluminum alloys in motor vehicles.

     Affimet, a wholly-owned subsidiary of Aluminium Pechiney, specializes in secondary alloys, a part of which is delivered in liquid form to French vehicle manufacturers.

     The restructuring of the primary casting alloys activity, begun in late 1997, was completed at the end of 1998 with the shutdown of the Riouperoux plant and the start-up of the new casthouse built on Affimet's Compiegne site. The new tools are now operating at full capacity, helping to consolidate the cost position of the primary alloys activity.

     The Aluminum Metals segment also produces high purity products. At its Mercus facility, Pechiney produces refined metal from high grade primary aluminum produced by the Auzat facility. Both smelter refining techniques (three-layer and segregation) are used to produce metal for electronic applications and semiconductors.

4.       ALUMINUM CONVERSION

     Aluminum Conversion includes the activities of Aluminium Mill Products and Extrusions.

4.1      Aluminium Mill Products (Rhenalu)

     Pechiney believes it is one of the leading European producers of aluminum semi-finished products, and the second leading producer of flat-rolled aluminum products in Europe with 13% of European production. It also produces hard alloy extrusions and specialty aluminum products with high value-added content.

4.1.1    Products

     Pechiney converts aluminum into a wide range of semi-finished products such as heavy plates, coated and uncoated plates and coils, foil, circles for flat products, bars, sections, tubes and wires made of hard aluminum alloys.

     On the basis of 1998 tonnage shipment forecasts, Pechiney believes it is the leading European producer of can stock and technical rolled products, with a particularly strong position in the production of heavy plates for the aerospace industry (the leading European producer and the second largest producer worldwide). Pechiney believes that it is a world leader in the relevant markets for circles for cookware, wide coils and refrigeration panels.

4.1.2    Sales and Marketing/Customers

     The Neuf-Brisach (France) facility is likely to consolidate its leading position in can stock, with an increase in European and export shipments. The "202" beverage can end (narrower and thinner than the "206") accounted in 1998 for over 70% of ends sold in Europe, and can body thickness reduction programs continue. Partnership relations have been strengthened with Nacanco, PLM, CCE and Impress Metal Packaging. Finally, the facility is developing its sales with CC&S in European and export markets, with Ball in China and with Toyo Seikan in Japan.

     The timeframe for sales contracts is usually under one year, except for certain can stock or technical rolled product contracts, which are entered into for several years.

     In France, Pechiney sells directly from its facilities. Outside France, the products are either sold directly by Pechiney or through Pechiney's network of International Trade agencies. A large share of standard rolled products is sold to independent distributors and to Almet's network.

     In the automotive sector, European manufacturers are stepping up their vehicle weight reduction programs, particularly through the use of aluminum in bodywork. In 1999, Pechiney has been retained to supply sheets for the hoods of the Peugeot 607 and the Renault Clio Sport.

     In 2000, for the first time in Europe, aluminum body parts are due to be manufactured for three mass-production vehicles. Pechiney has been selected as a supplier for these programs, which represent one million vehicles per year.

     In the cookware blanks market, Pechiney strengthened its partnership relations with the Seb-Tefal group.

     Sales of Jumbo 3 CM(R) continuous thin casting equipment continued worldwide; Pechiney strengthened its development and production resources for high-width thin continuous casting over 2300 mm.

     Aerospace, Transport, and Industry. Sales volumes of technical rolled products (Issoire, France) and hard alloy extrusions are expected to continue at their high 1998 levels in 1999, especially products for the aerospace markets, despite substantial reduction of heavy-gauge sheeting inventory by mainly American customers. Wide coils should also enjoy sales growth, despite the loss of some Asian customers. Demand for the facility's other products -- medium and heavy-gauge sheeting for mechanical engineering -- is expected to increase in the second half of 1999.

     Sales of hard alloy extrusions for aerospace continued to increase, due to favourable economic conditions.

4.1.3    Production Facilities

     All facilities are located in France and each is specialized in the production of one or more families of semi-finished products. The facilities at Neuf-Brisach, Issoire and Annecy also supply intermediate stock to other units, especially for the Rugles production site.

FACILITIES             PRODUCTS                               MARKETS
----------             --------                               -------
CONSUMER GOODS ROLLED PRODUCTS
Neuf-Brisach.......    Can stock                              Packaging (beverage and food cans)
                       Coils and sheets for automobiles       Automotive
                       Standard rolled products               Construction, industry, distribution
Nogueres...........    Recycling
Annecy.............    Disks                                  Domestic appliances, automotive
                       Lacquered products                     Transport, construction
Chambery...........    Cooling panels                         Refrigeration
Rugles.............    Foil and thin coils                    Packaging (flexible and semi-rigid)
                                                              Heat exchangers
Voreppe............    Engineering services                   Technical assistance in rolling
                                                              process and sales of continuous
                                                              casting and casthouse equipment
AEROSPACE, TRANSPORT AND INDUSTRY
Issoire............    Heavy-gauge sheets                     Aerospace, industrial equipment
                       Medium and light-gauge sheets          Tanks, dumpers, boats, high-speed
                                                              ships, aerospace
                       Wide coils                             Shipping containers, trucks, buses,
                                                              trailers
                       Bars and wide sections                 Transport, mechanical engineering
Montreuil-Juigne...    Bars, sections, tubes, wire            Bar-machining, aerospace, mechanical
                                                              engineering
Carquefou..........    Precision tubes                        Automotive, aerospace, sports
                                                              equipment
Froges.............    Refined thin coils                     Capacitors
Goncelin...........    "Bandoxal" anodized bright finish      Lighting and decoration
                       sheets
                       Etched and anodized foil               Electronics (capacitors)
Gerzat.............    Bottles and hollow bodies              Extinguishers, industrial gases,
                                                              diving equipment
Castelsarrazin.....    Continuous casting wire                Wire drawing

     On September 20 1999, Pechiney acquired two aluminum conversion plants in the U.S. from Century Aluminum and its subsidiary Century Aluminum of West Virginia. The activities comprise two units, the overall volumes of which totaled 216,000 metric tonnes in 1998.

     The Ravenswood (West Virginia) plant has an annual production capacity of over 270,000 metric tonnes of rolled products. The facility's rolling equipment is among the most powerful worldwide. It is one of the leading North American suppliers of technical rolled products for aerospace markets. Ravenswood is also a leading North American supplier of brazed products for the heat exchangers used in vehicle air-conditioning.

     The Vernon (California) plant, which specializes in the production of aluminum cast plates, has production capacity of 7,000 metric tonnes per year. The plant is the world's second largest producer of this type of product, which is chiefly intended for the mechanical engineering and investment goods markets.

4.1.4    Research and Development

     Research and development activities continued:

     - in products, in partnership with major customers, in can applications (thickness reduction), aerospace (approval of alloys for future large aircraft), automotive (approval of alloys for bodywork), land and sea transport (alloys for industrial vehicles and high-speed ships) and thin foil (high-resistance alloys); and

     - in classic conversion processes (rolled product casting and heat treatments) and in continuous casting (low thickness, high width).

4.1.5    Competition

     Besides Alcan and Algroup, the principal competitors of Pechiney in Europe are VAW, Alcoa and Hoogovens. The restructuring of the European rolled products industry continued in 1998 with the purchase of Inespal by Alcoa and the take-over of Reynolds' German, Italian and Spanish activities by VAW.

4.2      Extrusions

4.2.1    Products

     Pechiney's extrusions business involves the production and sale of soft aluminum alloy profiles, both raw and finished (by lacquering, anodizing, heat bar cutting and/or mechanical finishing).

4.2.2    Sales and Marketing/Customers

     In 1998, for the second consecutive year, business benefited from a favorable economic environment characterized by sustained demand in all European markets, including France and Germany. This environment led to a slight rise in extrusions sales volume (81,100 metric tonnes as compared with 80,600 metric tonnes in 1997), representing a production capacity utilization rate of more than 80%. Over the first half of 1999, market growth remained satisfactory in both France and Germany.

     Both in France and in Germany, further cost reductions were obtained. Industrial efficiency was increased at Softal and PAP, and action programs established in order to streamline industrial processes and increase equipment reliability were continued. In addition, cooperation with the automotive industry was stepped up and Pechiney worked with the major car makers and parts manufacturers and, among other products, supplied aluminum sections for door frames.

4.2.3    Production Facilities

     Pechiney has six production facilities, three located in France and three in Germany.

FACILITIES                                                   CAPACITY (KT/Y)           MARKETS
----------                                                   ---------------    ----------------------
FRANCE -- SOFTAL
Ham (Somme)..............................................          20           Building
Nuits-Saint-Georges (Cote-d'Or)..........................          20           Industry
Aubagne (Bouches-du-Rhone)...............................          12           Building, distribution
GERMANY -- PAP
Landau...................................................          12           Building, industry
Crailsheim...............................................          20           Industry
Burg.....................................................          12           Building, industry

     Pechiney's extrusions business meets the needs of the building industry (doors, windows, curtain walling systems, interior building frames) as well as of other industries (e.g., automotive, transport, mechanical applications, billboards, electricity and furniture).

     Pechiney, with strong positions in France (through its wholly-owned subsidiary, Softal) and in Germany (through its wholly-owned subsidiary, Pechiney Aluminium Presswerk -- PAP) believes that it is a major producer in the European extrusions market.

5.       PACKAGING

     Pechiney's packaging segment is made up of Plastic Packaging, Health and Beauty Packaging and Deluxe Cosmetics Worldwide Packaging (fully consolidated as of June 30, 1997) and also includes the production of caps and other closures.

5.1      Plastic Packaging

5.1.1    Products

     Pechiney is a major manufacturer in North America and Europe of flexible packaging for the food, meat and dairy, healthcare and specialty markets. It is also a major producer of barrier plastic bottles.

     In the United States and Europe, Pechiney produces a wide range of single and multilayer plain and printed films and laminations, pouches, bags, lidstock and thermoformed trays. Pechiney's plastic packaging product line includes more than 2,000 flexible products for its various customers and markets. These products differ in design and composition and are continually updated and improved to meet evolving customer demand. Numerous products are custom-designed. In addition, North American activities include the production of a wide range of single and multilayer polyolefin and PET barrier bottles for food products, such as condiments and sauces, and beverages, such as fresh juices and beer.

     Pechiney's plastic packaging products tend to be at the higher value-added end of both the flexible packaging and plastic bottle markets and are characterized by their strength and barrier properties that protect contents, especially food products, from oxygen permeation and, thereby, enhance shelf life.

5.1.2    Sales and Marketing/Customers

     In the United States, Pechiney's plastic packaging customers include Abbott Laboratories, Case Swayne, ConAgra, Inc., H.J. Heinz Company, Mott's Company (Cadbury-Schweppes), Hormel Foods Corporation, International Playtex, Inc., Johnson & Johnson, Keebler Co., Kraft Foods (a division of Philip Morris Companies, Inc.), Land O' Lakes, The Procter & Gamble Co. and RJR Nabisco Inc. Pechiney's five largest customers for plastic packaging in 1998 accounted for approximately 40% of its sales. In 1999, the market for flexible packaging is expected to remain very competitive, as consolidation of customers and competitors continued in Plastic Packaging's primary markets.

     Developed in recent years, PET barrier bottles for food products and fruit juice have experienced significant growth. Pechiney believes that this market should continue to grow, particularly in venues where glass packaging is not desirable.

     In Europe, pressure from retailers has forced manufacturers to accelerate cost-reduction initiatives in all areas, including packaging. Although the market is expected to remain stable in 1999, the industry has experienced substantial competitive pressure generated by continued consolidation of customers and competitors. Customers include Andros, Bel, Lactages, Chupa Chups, Danone, Kraft, Jacob Suchard, Mars, Nestle, Bahlsen and Senoble in the food industry, and Hoechst, Rhone Poulenc Rorer and Roche in pharmaceuticals.

5.1.3    Production Facilities

     Plastic Packaging currently operates 29 production facilities.

     FLEXIBLE PACKAGING          NUMBER OF PLANTS           PLASTIC BOTTLES           NUMBER OF PLANTS
     ------------------          ----------------           ---------------           ----------------
NORTH AMERICA                                        NORTH AMERICA
United States(1).............           15           United States(4).............            3
                                                     Canada.......................            1
EUROPE                                               EUROPE
France.......................            2           United Kingdom(5)............            2
Spain........................            2
Germany......................            1
Czech Republic(2)............            1
ASIA
China........................            1
AUSTRALIA
New Zealand(3)...............            1

---------------

(1) Includes Kenpak (2 plants) acquisition in April 1999.

(2) Cechobal, unconsolidated.

(3) Danaflex Packaging Corp. unconsolidated.

(4) Of which one is a combined flexible packaging and plastic bottle facility.

(5) Pet Plas' Packaging Ltd. plants; controlled since January 1999.

     Pechiney also operates two research and development centers in Neenah, Wisconsin, and Voreppe, France. The latter was opened in November 1998. Existing activities previously located in various European facilities have been centralized and this new site provides Pechiney with a dedicated flexible packaging development facility in Europe. In addition, Pechiney operates graphics centers in Neenah, Wisconsin; Dijon, France; Barcelona, Spain; and Zhongshan, China.

     In 1998, Pechiney made the following investments to expand business in activities which are expected to have potential for profitable growth in accordance with Pechiney's strategy.

     - In February 1998, Pechiney entered into a joint venture with EPL Technologies to market flexible packaging systems for the fresh-cut produce market in the United States. The new company will utilize Pechiney's film-making and marketing expertise along with EPL's produce quality-maintenance technology to develop packaging systems, including perforated film, specific to the type, cut and use of vegetables or fruit. Pechiney and EPL have equal ownership interests in the venture.

     - In December 1998, Pechiney acquired a majority interest in and management control of Danaflex Packaging Corporation Limited, a plastic packaging converter based in Wellington, New Zealand, which serves the Asia/Pacific market. The joint venture operates one plant and has expanded production capacity in the first half of 1999. Danaflex has been distributing Pechiney's flexible products in the region under a license agreement since 1991.

     - In January 1999, Pechiney acquired a controlling interest in Pet Plas Packaging Ltd., a manufacturer and marketer of custom PET preforms and bottles for the beverage and food industries. Pet Plas' experience and expertise in PET design and manufacture, along with its focus on custom specialty packaging is expected to strengthen Pechiney's base and provide bottle making capacity in Europe, enabling Pechiney to expand operations for single and multilayer bottles. Pet Plas operates two manufacturing facilities in the United Kingdom and sells to more than 25 countries.

     - In April 1999, Pechiney acquired 100 % of Kenpak, Inc., a converter of pouches and bags for the medical market. The acquisition fills a gap in Pechiney's product line in healthcare packaging. Kenpak operates two manufacturing facilities in the United States.

     In the United States, Pechiney actively invests in the improvement and upgrading of existing production capacity and product lines as well as in new capacity in order to maintain its competitive position.

     During 1998, a major restructuring of manufacturing facilities was completed to streamline operations and improve customer response time. The reorganization involved the transfer of more than 30% of the flexible packaging products to different facilities as part of a business and manufacturing realignment to technology-focused facilities; the shutdown of approximately one-third of the equipment base to eliminate outdated machinery and capital investment of approximately $70 million for new equipment and expansion of cellular manufacturing sites, designed for shorter lead times and greater production flexibility to meet customer requirements.

5.1.4    Research and Development

     The business's capacity for innovation is supported by teams of scientists and engineers at its research and development facilities in the United States and France and is critical to Pechiney's plastic packaging competitiveness. Pechiney also benefits from substantial know-how regarding numerous production technologies and has a strong position in the field of co-extruded multilayer barrier films and lacquered aluminum foil.

     Pechiney has significant proprietary technology and know-how in extrusion blow molding of high-barrier containers. During 1998, Pechiney's plastic bottles operations has continued to develop and commercialize its co-injection molding technology to manufacture patented, high-barrier PET plastic preforms. The preforms are later blown into bottles suited for products requiring oxygen-barrier protection, such as natural juices, beer, sauces and ketchup. Pechiney successfully introduced stock 16-ounce and 20-ounce bottles for packaging juices. In addition, Pechiney continued to improve the barrier PET beer bottle technology that was first introduced in 1997 in the United Kingdom -- the shelf life of the packaging for beer was extended to more than six months. The new plastic beer bottle uses patented technology, and Pechiney believes the package offers important advantages for products requiring high oxygen-barrier protection and has potential for venues where glass is prohibited or not desirable.

5.1.5    Competition

     Pechiney estimates that there are more than 300 participants in the North American flexible packaging market. Principal competitors in the flexible packaging market include Rexam, Cryovac (a division of Sealed Air Corporation), Curwood (a division of Bemis Co., Inc.), Printpack Inc. and, in the bottle market, Owens Illinois and Graham Packaging.

     In Europe, the market is equally fragmented, with approximately 250 companies operating in the sector. The top ten producers, including Pechiney, account for nearly half of the total market, and consolidation continues at a steady pace. The principal competitors in the European market include VAW, Constantia, Danisco (which acquired the flexible packaging operations of CarnaudMetalbox in 1995 and Sidlaw in 1998) and Amcor (which acquired UCB's flexible packaging business in 1996).

     In China, some larger flexible packaging companies are emerging in a very fragmented, regional market, as food companies, particularly multinationals, invest in modern equipment.

5.2      Health and Beauty Packaging (Cebal)

     Pechiney believes that its health and beauty packaging industry, with an international manufacturing base, is a world leader in the manufacture of collapsible laminated, plastic and aluminum tubes on the basis of 1998 production. It is also a world leader in the production of aluminum aerosol and spray cans.

5.2.1    Products

     Pechiney's principal products are collapsible laminated plastic and aluminum tubes and seamless aluminum aerosol cans for the cosmetics, personal care and healthcare markets. In 1998, tubes accounted for 77% of Cebal's sales, aerosol containers for 19% and other products for 4%. Pechiney believes that these products have high growth potential, especially in Asia and Latin America where per capita consumption is relatively low and growth in the market for packaging has been relatively high in recent years.

5.2.2    Sales and Marketing/Customers

     In Europe, demand over the first half of 1999 was fairly poor overall, in line with late 1998.

     The economic crisis in Russia and reduced demand in Germany continue to affect demand for aerosol cans and aluminum tubes, with a recent impact on toothpaste tubes in Eastern Europe.

     In North America, the laminated tubes business is well sustained by several toothpaste launches and the extension of our activity in the pharmaceuticals segment. Following a very good year in 1998 for plastic tubes, launches slowed down in the first months of 1999.

     In Asia, the aerosols business, which is currently chiefly related to the hair products market, declined. This is apparently the result of a fashion for gels in tubes rather than hair spray in aerosols. However, sharp growth was recorded in toothpaste, leading Pechiney to increase its production capacities.

5.2.3    Production Facilities

     Cebal has an international network of 30 production facilities located in 14 countries. The following table sets forth Cebal's production facilities.

TUBES                                    ALUMINUM    PLASTIC    LAMINATED       AEROSOLS
-----                                    --------    -------    ---------    --------------
EUROPE                                                                       EUROPE
France(1)(4).........................         1         3            1       France               1
Germany(2)...........................         1         1                    Germany(2)           1
Finland(2)...........................         1         1                    Spain                1
Italy(2).............................         1                              Finland(2)           1
Poland...............................                   1                    Italy(2)             1
United Kingdom.......................                   1                    United Kingdom       1
Czech Republic(3)....................         1                      1
Sweden...............................                   1
AMERICA
United States (4)....................                   4            3
Canada (4)...........................                   1            1
Mexico...............................                                1
ASIA                                                                         ASIA
China (5)............................                   1            1       China (5)            1
AFRICA
Morocco (6)..........................         1

---------------

(1) The Cebal division has six additional subsidiaries in France that are not indicated in this table: Copal (aluminum slugs), Cotuplas (mechanical construction), Sefimo (molds for plastic materials), DM Photogravure (photography), Cebal Savoie (molded parts) and Carrillon (adhesive labels).

(2) Combined tube and aerosol facility.

(3) Combined aluminum tube and plastic tube facility.

(4) Combined plastic tube and laminated tube facility.

(5) Combined plastic tube, laminated tube and aerosol facility.

(6) Tubes and household articles.

5.2.4    Competition

     Cebal's principal competitors tend to be local producers whose output is sold principally in a single region or country. Cebal's most significant international competitor in tubes was the British group Courtaulds, which has sold its laminated and aluminum tubes unit and put its plastic tubes business up for sale. In addition to Algroup, Cebal also competes with US Can and CrownCork in the market for aluminum aerosol cans.

5.3      Deluxe Cosmetics Worldwide Packaging

     The Techpack International group ("TPI") is one of the world's leading producers of high value added plastic packaging for perfume and cosmetics.

5.3.1    Products

     TPI's product development strategy targets markets with high value added -- makeup, perfume, skin care and hair care. It offers customers a wide range of packaging products, including lipstick tubes, mascara cases, boxes, caps, bottles, promotional items, jars and dispensers.

     Over the past few years, TPI has focused on stock packaging (products which can be sold to several customers on several continents) whose growth and profitability rates are higher than the market average because of the rapid turnover and cost reductions resulting from repetitive production runs. In makeup, especially, this policy has led to the creation of a wide range of stock products that can be personalized.

     From the beginning of 1999, TPI again demonstrated its creativity and technological expertise in all its packaging segments and participated in the launch of many major packaging products, including in skincare and perfume, in makeup, in blow-molding and in promotional articles.

5.3.2    Sales and Marketing/Customers

     TPI has an international network of sales and marketing companies. TPI works in partnership with the principal French market participants and well-known international groups. TPI's ten largest customers in 1998 represented 57% of its sales.

     57% of TPI's products are sold in selective distribution and 34% in mass market distribution. Mail-order, direct and other sales constitute the remainder of its sales. Most of TPI's sales are made directly to its customers through its own network.

5.3.3    Production Facilities

     In order to respond to the increasing internationalization of its customers and be present in emerging markets, TPI has set up a worldwide industrial network of 25 industrial facilities.

                                                         PERFUME/
                                                         SKIN AND                BLOW-     NUMBER OF
INDUSTRIAL FACILITIES                                    HAIR CARE    MAKEUP    MOLDING    FACILITIES
---------------------                                    ---------    ------    -------    ----------
EUROPE
France...............................................        X          X          X           10
Italy................................................                   X                       2
Spain................................................        X          X                       3
Germany..............................................        X          X                       1
AMERICAS
United States........................................        X          X                       3
Latin America........................................        X          X          X            4
ASIA/PACIFIC.........................................        X          X                       2
                                                                                               --
TOTAL................................................                                          25
                                                                                               ==

     In order to rationalize the structure of Pechiney and reduce costs, TPI continued in 1999 to restructure its activities by sector and specialize manufacturing facilities by product, as follows:

     - blow-molding plastic activities (hair care and personal care) in France are now exclusively conducted by Decoplast. TPI has also dedicated its Senlis facility to the manufacture of deluxe products and the La Roche sur Foron plant to the production of mass market packaging;

     - in injection-molding activities in France, LIR France focuses on makeup (cases and dispensers), while MT Packaging (a new entity resulting from the merger of Teleplastics into Moulage de Bretagne in December 1998) concentrates on skin care jars and perfume caps and boxes; and

     - Benson and Laffon in Italy operate in the market for makeup (tubes, cases and mascara cases), IMC and Eyelet in Spain in makeup (lipstick tubes), Henlopen and LIR USA in the United States in perfume (caps) and makeup (lipstick tubes, mascara cases and tubes).

     TPI's industrial base in Latin America was strengthened by the acquisition, in July 1999, of the remaining interest in TPI Novolit in Sao Paulo (Brazil), which specializes in blow-molding (personal care) and injection-molding (perfume caps) operations.

5.3.4    Competition

     TPI is one of the world leaders in the deluxe plastic packaging industry. TPI and its five largest competitors -- Crown Cork and Seal (United States), Qualipac (France), Rexam (United Kingdom -- Taiwan), Yoshida (Japan) and Yoshino (Japan) -- represent approximately 50% of the world market. The other half of the market is divided among numerous smaller niche competitors.

5.4      Other Packaging Activities

     Pechiney's other packaging activities are focused solely on the manufacture of caps and overcaps for the global wine, alcohol and spirits market. There are three production facilities in France and one unit in the United States (Cork & Seal of California).

     In 1998, overcapping benefited from the favorable market conditions, especially in the segment for glued caps made of thick laminates which reported strong growth. At the Vinitech fair, new innovations were launched in overcaps for sparkling wines and spirits. In California, the addition of finishing lines at existing installations has made it possible to make additional services available to local producers. This move generated a significant rise in sales volume and increased market share.

     Capping activities both for long screw caps for high-end liquor and short caps for spirits and pharmaceuticals remained vigorous. Beer foamers (caps which make it possible to reproduce draft beer foam in canned beer) also contributed to sales.

     The startup of new equipment at the Chalon plant and capital expenditures at the Mareuil (France) and California (United States) facilities resulted in substantially improved productivity.

6.       OTHER BUSINESSES

6.1      Ferroalloys

     Specializing in electric kiln reduction and high-temperature fusion techniques, Pechiney manufactures ferroalloys, specialty metals and electrofused products specially designed to upgrade the performance of steel and cast iron, light alloys, silicones, abrasives and refractories.

6.1.1    Products and Market

     Pechiney's principal products and markets are the following.

PRODUCTS                                                    MARKETS
--------                                                    -------
Ferroalloys (FeSi, CaSi, CaC2, innoculants,                 Steel (automotive, aerospace,
nodularisers).............................................  electric, packaging and building industries)
                                                            Foundry (automotive, water conveyance
                                                            industries)
Metals (Si, Mg, Ca ,Sr, Na)...............................  Chemicals (silicon industry)
                                                            Light alloys (automotive, aerospace
                                                            and packaging industries)
                                                            Steel
Fused alumina (white and brown)...........................  Abrasives (grinding wheels, cloths and papers and surface treatment
                                                            industries)
                                                            Refractories

     In 1999, Pechiney continued the strategic reorganization of its ferroalloys business portfolio to focus on value added products by consolidating its long-term relationships with customers, including manufacturers of grain-oriented sheets, stainless steel, cast iron pipes, silicones and abrasives.

6.1.2    Production Facilities

     In each of its three principal ferroalloys businesses, Pechiney uses energy intensive production processes.

     In order to create international growth in activities in which it has a competitive edge, such as silicon and steel-making and smelting alloys, Pechiney undertook a policy of developing alliances with foreign partners in 1996, which it continued to implement in 1999.

     - Pursuant to an agreement signed in 1996, Pechiney Electrometallurgie and Polsin-Karbid, a Polish calcium carbide producer, created two joint ventures in order to manufacture and sell calcium carbide desulfurization products to the Central and Eastern European steel industry. The two partners have a production facility in Silesia (Poland), which began production in 1998 and operates using Pechiney Electrometallurgie's industrial know-how.

     - In addition, under the agreement entered into in late 1998 by Pechiney Electrometallurgie and the South African company Samancor, the two companies agreed to merge their silicon activities to form INVENSIL, a jointly-owned subsidiary to be effective in 1999. The annual capacity of the new company, comprising four facilities in France and South Africa, represents 15% of the production of Western countries. This operation illustrates Pechiney Electrometallurgie's strategic ambition to become one of the world leaders in the silicon market.

     Major investments made in the first half of 1999 include: (i) power increase and set-up of a new type of electrode in one of the silicon furnaces at the Monricher facility (France), (ii) installation of a new conditioning unit at the Laudun facility (France), (iii) commissioning of diffuse fume extraction on the silicon carbide furnace at the Chateau-Feuillet facility (France) and (iv) start-up of the last two new-generation calcium furnaces at the La Roche de Rame facility (France).

6.1.3    Markets and Distribution

     In 1998, Pechiney's sales were chiefly made in the European market. Because Pechiney is a supplier to large heavy industries, its activity levels reflect trends in its markets. The first half of 1999 was characterized by a deterioration in the economic climate, leading to a slump in demand and sales prices for certain products, particularly silicon and alloys for the steel industry.

6.1.4    Competition

     Pechiney's principal competitors in the ferroalloy and silicon markets are Elkem (Norway) and Globe (United States). Norsk Hydro (Norway and Canada) remains the major manufacturer of magnesium after Dow Chemical (United States) decided to stop production. Treibacher (Austria) is the principal European manufacturer of fused alumina.

6.2      International Trade

     The international trade activity of Pechiney consists of three principal businesses: a global sales agency network through which Pechiney's products and certain complementary products are sold; trading and metals brokerage.

     Since 1999, Pechiney's international trade activity has also included a distribution business for aluminum semi-fabricated products and, secondarily, stainless steel products in France, Germany, Switzerland and Austria.

6.2.1    Sales Agency Network

     Pechiney's international trade sales agency network maintains an extensive international presence through its 40 agencies operating in more than 60 countries around the world. The sales agency network offers its principals a wide range of services, and is structured to keep pace with changes in their manufacturing strategies. Through this network, Pechiney distributes a variety of industrial products, mainly for Pechiney's other activities but also for third parties.

6.2.2    Trading

     Pechiney's international trading activities are carried out through four companies: Pechiney World Trade USA in the United States, Pechiney Trading Company (Switzerland), Pechiney Trading France (France) and Brandeis Ltd. (United Kingdom) in Europe.

     In this area, Pechiney specializes in the trading of primary aluminum, bauxite and metallurgical grade alumina. It maintains a global presence and is active both in intermediary markets and end user markets. Pechiney believes that it ranks as one of the largest traders worldwide, present at each stage of aluminum production, from bauxite mining to metal conversion. In 1998, aluminum trading activities took full responsibility for the marketing of the aluminum ingots produced or consumed by Pechiney's European facilities. The market continued to develop in two ways: first, toward new products such as production scrap, secondary materials and used beverage cans and, second, toward the sale of alumina pursuant to aluminum conversion contracts for the production of aluminum. Alumina trading continued to develop and consolidate its long-term supply sources in 1998.

     The refined copper trading business has also enhanced the development of synergies among the sales network, trading and brokerage activities.

     Operating from the United States, the ores and concentrates activity remains one of the world's major participants for copper, zinc and lead concentrates. The business has signed long-term supply contracts with the biggest mining companies in this field. A specific effort has been made to develop Australian sources for these products.

6.2.3    Brokerage

     Brandeis, a Pechiney subsidiary and a founding member of the London Metal Exchange, is one of the most active international brokers for nickel, copper, zinc and aluminum. Through its offices in London, Greenwich (Connecticut), Singapore and Tokyo, Brandeis provides 24-hour continuous service.

     In 1998, Brandeis suffered from the prevailing conditions on the metals market, i.e. lower metal prices and trading volumes and a reduction of broker commissions. A dispute with a former customer is currently in arbitration and was the subject of appropriate provisions in 1997 and 1998.

6.2.4    Distribution

     The Almet distribution network operates in Germany, Austria, Switzerland and France, serving Benelux from its French and German sites.

     Focusing on aluminum semi-fabricated products, the network also distributes stainless steels to complete its range. In synergy with Aluminium Mill Products' ATI business unit, Almet is particularly active in the aerospace, mechanical engineering and transport markets, as well as in boilermaking and construction. Operations involve 38 sales outlets and six service-centers equipped for finishing (slitting, cutting and machining). Pechiney is the priority source for the Almet network, on standard market terms.

     A company-wide project, supervised by a renewed management team, was launched in late 1998 with the objectives of capitalizing on the synergy existing between Aluminium Mill Products and Almet and of restoring profitability.

INFORMATION CONCERNING ALGROUP

BUSINESS DESCRIPTION

I.   Algroup

1.  OVERVIEW

     Algroup is a diversified industrial enterprise whose activities are focused on aluminum, packaging and chemicals. With 1998 revenues of CHF 9.6 billion (CHF
7.5 billion reflecting the recently demerged chemical and energy businesses as discontinued operations) inclusive of trading (CHF 1.0 billion) and discontinued operations of the packaging business, Algroup is the sixth largest industrial corporation in

Switzerland. Algroup operates in over 30 countries and has approximately 30,000 employees worldwide. In 1998, Algroup had operating income of CHF 897 million and net income was CHF 530 million. Algroup is headquartered in Zurich and its shares are listed on the Swiss Stock Exchange and form part of the 290-indexed securities in the SPI (Swiss Performance Index) as well as the much narrower index of leading stock indicators, the SMI (Swiss Market Index of the 22 most significant Swiss securities). Although Algroup's Lonza chemical and energy businesses are reflected as discontinued operations in the Algroup consolidated financial statements included as Annex B to this prospectus, the information contained in this overview has been prepared on a basis that includes Lonza Group AG as a part of the Algroup consolidated group.

     Algroup operates through three divisions: Algroup Alusuisse (Primary Materials and Fabricated Products), Algroup Lawson Mardon (Food Flexible and Tobacco Packaging) and Algroup Wheaton (Pharmaceutical and Cosmetics Packaging):

     Algroup Alusuisse (35.4% of sales and 38.0% of operating income in 1998): Algroup's primary material activities cover all stages of primary aluminum production, from its bauxite mine and alumina refinery in Australia, to its smelters in Iceland, Norway and Switzerland as well as its anode plant in Rotterdam, The Netherlands. In fabricated products, Algroup produces a wide range of value-added fabricated products with particular focus on automotive and mass transportation as well as special products for the industrial and building markets.

     Algroup Lawson Mardon (24.7% of sales and 19.6% of operating income in 1998): Algroup Lawson Mardon is a producer and converter of flexible packaging materials for the food and beverage markets supplying multinational customers for their branded products with tailor made packaging solutions in a range of materials from aluminum to plastics and paper. It is also a leading manufacturer of folding cartons and flexible packaging materials serving major tobacco customers worldwide.

     Algroup Wheaton (14.8% of sales and 10.0% of operating income in 1998): Algroup Wheaton is one of the leading suppliers to the global pharmaceutical and cosmetic industries. It offers a wide range of products for the pharmaceutical sector, including blister pouches, vials, glass and plastic containers, tubing glass as well as folding cartons. The division also selectively provides contract packaging services to pharmaceutical customers. Its offerings to the cosmetics and personal care sectors includes aerosols and pump dispenser containers, tube laminates and glass and plastic bottles.

     The remainder of 1998 sales and operating income on a consolidated basis were attributable to Algroup's demerged chemicals and energy businesses as well as central costs.

     Algroup's divisions in the chemical sector (fine chemicals and specialties and intermediates and additives), together with the energy business, constituting approximately 24% of sales and 32% of operating income, have been contributed to Lonza Group AG, which was demerged from Algroup and distributed to Algroup's shareholders on November 1, 1999 in the chemicals division demerger. The remainder of Algroup, constituting the aluminum and packaging activities, is part of the combination.

2.  ALGROUP HISTORY AND DEVELOPMENT

     Algroup was founded in 1888, as the
"Aluminium-Industrie-Aktien-Gesellschaft" and began its operation with the construction of the first European aluminum electrolysis plant at Rheinfall in Neuhasen in 1889. Over the following 40 years, Algroup, with its own bauxite mines, aluminum oxide operations, smelters, rolling and foil laminating mills and forging presses, became a large vertically integrated European lightweight metals group and played a leading role in the development of technology in the sector.

     After World War II, new plants were built or acquired in Germany, Italy and the United States. In the 1960s and 1970s following the construction of new smelters in Germany, Switzerland, Iceland, Norway and the United States, Algroup became a large primary aluminum producer with an annual capacity of 880,000 metric tonnes. During the latter half of the 1960s, together with an Australian partner, Algroup acquired the rights to very sizeable bauxite deposits in Gove in northern Australia. An alumina plant was constructed next to the bauxite mine and commenced operations in 1972. Today, its annual capacity amounts to 1.8 million metric tonnes of aluminum oxide.

     In 1974, following a diversification strategy, Algroup acquired Lonza AG, a medium-sized Swiss chemicals company which was a supplier of organic intermediates and polymers as well as of fertilizers for the Swiss market. Over the past 25 years, Lonza has developed with a focus on advanced organic intermediates and has withdrawn from commodity-based activities.

     Since the mid-1980s, following sector structural developments, Algroup has substantially reduced its reliance on primary aluminum activities. While keeping its efficient bauxite and alumina presence as well as its anode operations, Algroup has limited primary metal production to the low cost smelters in Iceland and Norway, maintaining a limited production volume in Switzerland for local, logistical reasons. Algroup has also refocused its downstream operations to emphasize upgrading the product-mix and focus on selected customers requiring higher technology solutions such as the automotive and mass transportation industries. In parallel, the packaging activities, originally developed as aluminum downstream operations, were separated in order to establish a new platform for growth, with a mandate to offer customers packaging solutions beyond the existing aluminum product range.

     In executing this strategic direction, in 1994 and 1996, Algroup acquired the Lawson Mardon Group in the food, beverage and tobacco packaging markets and Wheaton Inc. which provides packaging for the pharmaceutical and cosmetic markets. With this expanded product range Algroup became a leading supplier of flexible packaging for multinational customers in the food and beverage areas, a significant partner to the tobacco industry as well as the leading packaging supplier to the world's largest pharmaceutical and cosmetics/personal care companies.

     Recognizing the global consolidation process in the aluminum and packaging industries and in order to promote the related businesses in achieving best-in-class aspirations and market leadership ambitions, Algroup negotiated in 1998 a full merger with VIAG AG, a diversified German group. Due to differences in relative valuations which developed late in the process that were peculiarly relevant to the German corporate environment, this merger was not completed. Algroup continued to pursue the same aim, leading to the combination agreement with Alcan and Pechiney in September 1999.

     In light of the pending combination, Algroup has demerged its Lonza fine chemicals and specialities and Lonza intermediates and additives divisions and its energy business in the chemicals division demerger. These activities were transferred to a new company, Lonza Group AG. Each Algroup shareholder has received a right to acquire one share of Lonza Group AG for each share of Algroup held upon payment of CHF 10. The remaining Algroup, without the chemicals and energy activities, will then participate in the combination.

3.  GROUP STRATEGY

     Algroup has taken a focused approach to diversification, believing that industrial diversification at the corporate level is not the appropriate vehicle for reducing earnings cyclicality and risk, which is best left to the capital markets. For a number of years, Algroup has followed a strategy of preventing inappropriate cross-subsidizing any of its businesses. In all of its activities, Algroup provides goods and services to industrial customers, usually in the stage just prior to the approach to the final consumer or industrial end users. As such, Algroup has developed a core competence in dealing with diverse industrial market dynamics. Algroup organizes its businesses to address the level where the marketplace assigns it a distinct identity and where the businesses compete for customers.

     In the aluminum sector, Algroup's strategy is two-fold. The upstream sector is cost competitive but provides a good platform for selective expansion in alumina and anodes as well as marginal low cost capacity extension at existing smelters. The main emphasis in strategic development is in the area of fabricated products where Algroup has developed technological capabilities to address higher value added products so as to reduce the portion of large volume commodity items from the rolling operation. For the most part, the fabricated product business is European with specialities serving overseas markets. Algroup's emphasis is to address materials, components and engineering of lightweight mass transportation vehicles for worldwide customers. Composite materials and plastic foam panels for facade and display applications are also geared to international markets. Algroup has been actively engaged in offering to the European automotive industry lightweight components and sub-assemblies. The thrust towards specialization is also apparent in the area of speciality semi-finished products, or "semis", for industrial applications such as aluminum high-luster sheet, plates and large extrusions.

     Algroup's strategy in packaging is to be the leading global supplier to its major multinational customers by developing long-term, value-based partnerships. Algroup focuses its packaging activities on specific customer needs. The food packaging division concentrates on flexible packaging media for multinational customers. In the tobacco sector, Algroup specializes in folding cartons and inner foil for the major tobacco companies worldwide and invests in geographical regions close to the principal production sites of its customers. In pharmaceutical and cosmetics packaging, Algroup seeks to provide a wide product offering and differentiate itself through extensive technological capabilities.

     Algroup has sought to improve profitability through a focused approach to diversification by which it imposes rigorous financial discipline to assess risk among its various activities. Algroup manages its diversified activities with the aim of leading these activities to achieve "best-in-class" standards, as measured by alva(TM), an economic value added-based standard developed by Algroup.

II.  Aluminum Activities

1.  ALUMINUM INDUSTRY OVERVIEW

     The aluminum industry is global and is characterized by a number of vertically integrated competitors covering all relevant activities from bauxite mining to finished products. Aluminum activities are generally segmented into two areas: primary materials and fabricated products.

     Primary materials activities include bauxite mining, alumina refining and primary metal production. In 1998, the worldwide production of primary aluminum amounted to about 20 million metric tonnes. Recycled aluminum has become an additional raw material source as the industry has matured over time. Fabricated products are manufactured using a variety of technologies, the most important of which are rolling, extrusion and casting. Others, such as forging or wire drawing account for relatively small volumes.

2.  ALGROUP ALUSUISSE (PRIMARY MATERIAL AND FABRICATED PRODUCTS)

     Algroup Alusuisse encompasses both upstream and downstream aluminum activities. The following table sets forth principal financial data for this division for 1997 and 1998:

                                                                 1998        1997
                                                                ------      ------
                                                                (CHF in millions)
Net sales...................................................    3,079       2,735
Operating income............................................      340         300
Operating income (%)........................................     11.0%       11.0%
Net capital invested*.......................................    1,715       1,599
Return on net operating assets (%)**........................     19.6%       18.0%

---------------

* Net capital invested comprises the average of all assets and liabilities committed to the business operations of the group at historical period-end dates.

** Calculated at historical yearly average rates and includes group companies acquired during the financial year.

2.1      Primary Materials

2.1.1 Overview Algroup Alusuisse's primary materials activities operates its bauxite mine and alumina refinery at Gove, Australia, smelters in Iceland, Norway and Switzerland and an anode plant in the Netherlands. Algroup's own production of primary aluminum, amounting to 250,000 metric tonnes in 1998, covers about 65% of its own requirements for its fabricated products and packaging activities. The remaining requirements are covered by purchases in the open market and by tolling contracts with customers. In contrast to its primary aluminum position, the division is a net seller of bauxite, alumina and anodes as the output of these operations exceed internal requirements. Primary materials operations are supported by a trading function and research and development activities, both located in Switzerland, as well as by an engineering group with operations in Switzerland, Canada and Australia.

2.1.2 Bauxite and Alumina Algroup's principal bauxite mine and refinery plant, located on the Gove peninsula in the Northern Territory of Australia, started operation in 1971-72. The assets are jointly owned by Algroup, which holds a 70% participation through Alusuisse of Australia, and Gove Aluminium Ltd. ("GAL"), which holds a 30% interest. GAL is held by Australian partners CSR Limited and AMP as to 70% and 30%, respectively. Each of the joint venturers also owns 50% of Nabalco Pty Limited, the management company running the operations. Management of Algroup believes that the Gove joint venture is among the world's lowest cost alumina producers resulting from the size of operations, its low bauxite mining costs and the proximity to a large vessel ocean harbor.

     The lease for bauxite mining from the Commonwealth of Australia has a term of 42 years (starting in 1966) with a right to extend for a further 42 years. In addition to the right to mine bauxite for local refining purposes, the Gove joint venture can export up to 40 million metric tonnes of bauxite over a 20-year period for sale to third-party refineries.

     In 1998, Algroup's share of bauxite mined at the Gove joint venture was 4.5 million metric tonnes, of which 1.4 million metric tonnes were exported and the remainder used to produce 1.2 million metric tonnes of alumina. Design capacity at the start up of the Gove refinery was 1 million metric tonnes of alumina and has since expanded to 1.7 million metric tonnes. Further steps to increase the plant's output are currently being introduced to increase capacity to 1.9 million metric tonnes per annum by 2002.

2.1.3 Smelters Algroup Alusuisse produces primary aluminum at three smelters, Icelandic Aluminium Company Ltd. ("ISAL") located near Reykjavik, Iceland; Sor-Norge Aluminium A/S ("SOERAL") located at Husnes, Norway; and Algroup Alusuisse's smelter at Steg, Switzerland. ISAL, which is 100% owned by Algroup Alusuisse, has a design capacity of 160,000 metric tonnes per year but produced 162,000 metric tonnes in 1998 and is developing an increased capacity expected to enable production output of 180,000 metric tonnes per year over the next three years. Management believes that ISAL is among the first third industry-wide in terms of cost of production. SOERAL, which is 50% owned by Algroup Alusuisse produced 112,000 metric tonnes in 1998, while current upgrading is expected to increase capacity to 128,000 metric tonnes by 2002. The Steg smelter has a capacity level of 50,000 metric tonnes per year but, in light of industry over-capacity, Algroup Alusuisse has operated this smelter at an output of 32,000 metric tonnes in 1998.

     In addition to raw materials requirements, the smelting process requires availability of substantial amounts of energy. Algroup Alusuisse has long-term arrangements for the supply of raw materials and energy to each of its smelters. The ISAL smelter is fed from Algroup Alusuisse's interest in the Gove bauxite mine and its anode plant in Rotterdam. SOERAL is supplied jointly by each of the partners with Algroup supplying its share from Gove and Rotterdam. The Steg smelter receives alumina from Gove and anodes from an integrated production facility. ISAL is supplied with electrical power from Iceland's national power company which generates primarily from hydroelectric sources and has contracted supply through 2014 at rates that vary, subject to a collar, based on metal prices. SOERAL has a number of contracts for energy supply which are not dependent on metals prices, the most important of which expire in 2006. Steg is supplied with power generated by Algroup's energy division subject to medium-term contracts that will remain in place following the chemicals division demerger.

2.1.4 Anodes In contrast to the customary practice in the aluminum industry, in which anodes are produced in the smelter operation, Algroup produces anodes in a central facility in the Netherlands (Aluchemie). Algroup holds 69% of Aluchemie directly while SOERAL, its 50% joint venture, owns a further 9%. Aluchemie, the largest anode plant in the world, enables Algroup Alusuisse to exploit economies of scale as well as the harbor of Rotterdam which permits favorable logistics for importing raw materials and dispatching baked anodes.

     The main raw materials for anode production are calcined petroleum coke and pitch. Smaller amounts of burned-off anodes from smelters are also added. The production process is subdivided into two steps: mixing of the raw materials followed by cold shaping of the anode and baking of the anode at elevated temperature.

     In 1998, Aluchemie shipped 345,000 metric tonnes of anodes. Each of the three shareholders of Aluchemie is entitled to a volume of anodes corresponding to their shareholding at prices determined by formulae. Algroup's share of anodes produced by Aluchemie is sold through its trading arm, to Algroup's own smelters at ISAL and SOERAL and through longer term contracts, to third-party customers.

     In view of a growing demand for anodes, Aluchemie is expanding production capacity. Through the upgrading of its three mixing lines and the extension of two baking furnaces, a total anode output of 400,000 metric tonnes is expected to be reached in 2002.

2.1.5 Metals Trading Algroup's trading arm, Alusuisse Trading AG, trades on behalf of the aluminum and packaging activities of Algroup. It also engages in aluminum and related trading activities for third parties. Trading services for Algroup include four main activities: sales of excess raw materials such as alumina and anodes, purchases of metal and other raw materials to cover requirements that exceed internal supplies, managing risk exposures through LME transactions and managing the supply logistics between smelters and fabricating plants. Algroup's third party trading function, with a turnover in excess of CHF 1 billion in 1998, has a traditional focus on metal and alumina transactions and is currently being expanded to include semi-finished products.

2.1.6 Engineering Alesa Alusuisse Engineering Ltd ("Alesa") provides engineering services on a global basis to Algroup companies as well as to third parties. Alesa maintains engineering offices in Switzerland, Canada and Australia. The Australian office also provides technical services to the Gove alumina refinery on an ongoing basis. Its main areas of activities are:

     - Raw Material Technologies, including alumina refining, anode production and smelter technology;

     - Materials Handling Technologies, including shiploaders and unloaders, silo systems, airlifts and airgravity conveyors, dense phase conveying systems, flyash handling, aluminum chips handling and special applications; and

     - Process Automation, including electrolytic cell control systems and general purpose automation.

     Alesa is handling about 30 projects currently, almost all of which are for third-party customers in the aluminum industry, as well as in other industries such as power generation, cement production or automobile manufacturing.

2.2      Fabricated Products

2.2.1 Overview The fabricated products division includes all downstream aluminum activities of Algroup Alusuisse:

     -  rolling mills in Germany, Switzerland and the United Kingdom;

     -  extrusion plants in France, Germany, Switzerland and the Czech Republic;

     - engineering and marketing/sales of mass transportation systems in Switzerland;

     - facilities producing composite materials in Germany, the United States, Switzerland, the United Kingdom and China;

     -  sales and service centres in all important European markets;

     -  automotive components manufacturing units in Germany and Slovenia; and

     -  production of specialty aluminas in Germany.

     These activities are supported by sales and service centres in all important European markets and central research and development in Switzerland.

     In developing the fabricated products businesses, Algroup Alusuisse has traditionally pursued a dual strategy of focusing on higher value-added products and on selected market sectors. While each operation is responsible for reaching specific performance targets, their marketing and sales as well as product development activities are bundled in a market-oriented matrix structure designed to respond to the needs of each key end-user industry: automotive, mass transportation, display and facade.

     Individual operations are structured according to product lines, each with a specific market orientation. They thus provide the link between operational responsibility at plant level and joint market focus at divisional level. The two large fabricated product plants in Sierre, Switzerland and Singen, Germany incorporate both a rolling mill and extrusion plant. At Singen further activities such as composites and component manufacturing are also included within the operations.

2.2.2 Rolling Algroup Alusuisse has a relatively small share of European rolled product production with an output in 1998 of 260,000 metric tonnes. Algroup Alusuisse has, over the past several years, focused on higher value-added product lines and sought to limit production of commodity-like products. Algroup Alusuisse has rolling operations on the following sites:

     - Singen, Germany, which produced 140,000 metric tonnes in 1998, 50% of which represented foilstock the intermediate product for aluminum foil, supplied to the foil rolling and conversion activities of Algroup's packaging division also located at the Singen site. The close connection with the packaging activities has facilitated the development of specific alloy compositions for packaging applications. Furthermore, for internal deliveries, the rolling plant at Singen produces the skin sheet used in commodities. A further specialisation is in the areas of high-quality bright sheet for light reflector applications and closure stock for the manufacture of bottle caps or aluminum containers.

     - Sierre, Switzerland, which produced 85,000 metric tonnes in 1998 with the two main product lines being automotive sheet and industrial plates. In automotive sheet, the Sierre rolling mill supported by dedicated assets, meets the most demanding requirements for surface quality, formability and adaptation to car body production lines. In the area of plates the Sierre mill serves only industrial markets such as mould making, tooling and machinery.

     - Bridgnorth, United Kingdom, which had an output of 65,000 metric tonnes in 1998, of which 35,000 metric tonnes were converted to foilstock for the packaging division. The remaining output was used to produce litho sheet for offset printing plate manufactures.

2.2.3 Extrusion Algroup Alusuisse produces extruded products in four facilities: Singen, Germany, Sierre, Switzerland, St. Florentin, France and Decin, Czech Republic.

     Singen operates the largest extrusion press in Western Europe. The facility shipped 26,000 metric tonnes in 1998 principally for end-users in transportation, electromechanical and machinery. A sizeable part of its production is further processed internally into automotive components.

     Sierre production of 25,000 metric tonnes in 1998 was delivered mainly to the transportation and industrial markets. Large extrusions for railcar constructions are the most important product line of the operation and accounted for over 40% of 1998 sales. A further 30% of sales are to other mass transportation markets such as buses, road vehicles and shipbuilding.

     Algroup Alusuisse operates four presslines at St. Florentin. About 80% of the total output, amounting to 24,000 metric tonnes in 1998, was delivered to the French market in which Algroup has about a 13% share of sales. The operation targets end-users in the building (50%), transportation (30%) and industrial (20%) sectors. A large share of deliveries from this site is supplied with value-adding operations such as anodizing, lacquering, thermal barrier insulation or machining.

     Algroup Alusuisse owns a 61.5% interest in Alusuisse Decin ("ALD") which operates an extrusion plant at Decin in the Czech Republic. The remainder is held by the Czech state company KOD s.p. Shipments of about 30,000 metric tonnes in 1998 were almost equally divided between hard alloy and soft alloy extrusions. The product lines include: bars, tubes and profiles. Soft alloy profiles are primarily sold in the growing local market whereas applications for other product lines are predominantly found in Western Europe. ALD holds a leading position for machining bars in the German markets and further substantial volumes are distributed through Algroup Alusuisse's own sales and service centers network in other European countries.

2.2.4 Automotive and Other Transportation The main product lines included in this business area are:

     - extrusion-based safety systems and other structural automotive components, airfreight containers, suspension parts and forgings, all produced by Alusuisse Singen GmbH;

     - diecastings produced by Algroup's wholly-owned subsidiary, Alusuisse BDW, and its 66%-owned joint venture activity, Alusuisse-Tomos, in Slovenia.

     In 1998, Algroup Alusuisse recorded revenue of CHF 280 million from this unit. Safety systems include both bumper beams and side impact bars used as door reinforcement in cars. Algroup Alusuisse has developed a proprietary product in this area with high energy absorbing capacity that compares favorably to steel bumpers, which transfer the crash energy to the car structure or require costly additional energy absorbers. As car insurance costs are increasingly linked to actual repair costs in Europe, management believes there is a growing market potential for Algroup's safety systems.

     Structural automotive components include both ready to assemble dashboard support beams as currently installed in Mercedes A-class cars and spaceframe components developed for the new aluminum intensive Audi car.

     Algroup Alusuisse is also the world's leading producer of airfreight containers as used for baggage and cargo transport by all airlines. Around the clock repair services are provided in cooperation with partners on all major airfields.

     Diecastings for automotive application are produced in Germany and Slovenia. Products are typically machined after casting and delivered ready for assembly on automotive production lines. Algroup's proprietary diecasting technique has recently been further developed with a substantial research and development effort for the production of spaceframe knots required for the new Audi car. Alusuisse BDW was appointed as sole supplier and is now preparing to commence deliveries. To expand capacity, Algroup set up a joint venture in Slovenia to draw on the available competence in diecasting as well as favorable production costs.

2.2.5 Mass Transportation Marketing/Engineering Algroup Alusuisse's leading position in sales to end-users in the mass transportation industry has resulted from a dedicated engineering effort over many decades. With the support of 85 employees currently active, Alusuisse Road & Rail in Zurich has been a driving force for the substitution of steel by aluminum in mass transportation applications. Management estimates that 75% of all new passenger railcars being built worldwide are aluminum constructions and that Algroup Alusuisse's share of these sales exceeds 50%.

     Algroup Alusuisse has developed a number of innovative technical solutions to overcome the cost disadvantage of aluminum, primarily through assembling large extruded sections. In recent years, further improvements in cost efficiencies have been realised by incorporating aluminum-plastic composite panels for such elements as floor or roof sections.

     Similar design principles have been adopted in other areas of mass transportation such as buses and shipbuilding. Algroup Alusuisse now makes a wide spectrum of competencies available to the mass transportation market: design and engineering, prototype building, testing, delivery of components such as extrusions, composite panels or entire subassembly and fibre reinforced 3D-structures such as driver cabs for railway cars. This development illustrates Algroup's market-oriented approach towards light weight solutions which includes, in addition to aluminum, other light weight construction materials such as plastics.

2.2.6 Composites Algroup Alusuisse's composites activities had revenues of CHF 425 million in 1998. The main areas of application are facade, display and transportation. Algroup Alusuisse's products include: aluminum -- plastic composites, comprising an outer and inner skin of aluminum sheet surrounding a plastic core; foam plastic materials, covered, if required by specific market requirements, with paper or plastic layers; and fibre-reinforced plastic components, mainly for transportation applications. Algroup Alusuisse produces aluminum-plastic composites, known under the trade name Alucobond(R).

     The main applications for these products are ventilated facades for which composites have a number of advantages over more traditional materials such as stone or solid aluminum because of their low weight-to-stiffness ratio, ease of application and design variety. Unlike its principal competitors in this business, Algroup Alusuisse also produces composites with non-thermoplastic core materials, such as non-combustible composites with a mineral core material and super-light panels with a honeycomb core (Alucore(R)). In addition to facade applications, composites are now commonly used in display and transportation markets.

     Foamed plastic materials, known under tradenames such as FOREX(R), FOAM-X(R), etc, are also produced on continuous production lines by Algroup companies in Switzerland, Germany and the United States. Algroup Alusuisse also produces fibre-reinforced components in Switzerland for such applications as railcar driver cabs, bus components or car spoilers.

     In view of the fast growing market for composites and the growth potential inherent in new light-weight transportation solutions, Algroup Alusuisse pursues a strategy of fast growth through substantial investment in research and development for innovative product lines and cost reduction as well as a further expansion of geographic market coverage and of the product range through alliances with other producers.

2.2.7 Distribution Activities Algroup Alusuisse's own distribution network operates through legal entities in ten countries in Europe as well as in the United States and the Far East. These achieved third party sales of CHF 365 million in 1998. All of these companies engage in buy-resell activities on behalf of production plants and warehouses and are available where required for a "best-in-class" customer service: "Creating value for the customer" is the central strategic mission of Algroup Alusuisse's fabricated products distribution activities. With this aim, dedicated sales personnel operating in close contact with production plants are employed in different locations. This process is facilitated by the central management unit, Alusuisse Sales and Service Centres, as well as by a matrix organisation based on the key product lines. Added value to customers is provided by specific operations in warehouses such as saw or water jet cutting of plates to required size and shape.

2.2.8 Specialty Aluminas Algroup Alusuisse's Martinswerk plant located in Bergheim, Germany, historically produced alumina for European group smelters but was gradually transformed to a producer of non-metallurgical grade alumina. In the early 1990s, the plant was redimensioned and bauxite feedstock replaced by imported aluminum-hydroxide. Its total production of speciality aluminas amounted to 150,000 metric tonnes in 1998. The Martinswerk facility focuses on three product lines: flame retardant fillers for plastics, paper additives and speciality oxides.

III.  Packaging Activities

1.  PACKAGING INDUSTRY OVERVIEW

     The world market for packaging is estimated at $500 billion, of which about $300 billion or 60% is consumed in North America and Western Europe. Packaging is used to protect and present consumer goods in individual formats; it is also used to collate and transport consumer packages, and to protect and transport industrial and agricultural goods. Algroup is a leader in the manufacture and sale of individual packages to the producers of consumer goods in North America and Western Europe. It does not manufacture industrial or transit packaging.

     Algroup packaging sales were CHF 3.4 billion in 1998 and are concentrated in certain product segments where it has built a strong competitive position. 95% of its sales are made to customers in North America and Western Europe and 5% in other parts of the world.

2.  ALGROUP LAWSON MARDON (FOOD FLEXIBLES AND TOBACCO PACKAGING)

2.1      Overview and Divisional Strategy

     Algroup Lawson Mardon had sales of CHF 2,119 million in 1998. It operates from 54 manufacturing sites located in Western Europe and North America, and from one in Turkey. Each site is focused on only a small part of the product and market range of the Division.

     The sites are grouped into sectors according to their product or market specialisation and the sales breakdown of Algroup Lawson Mardon by sector in 1998 was:

-  Food Flexibles...........................................    55%
-  Foil Products............................................    23%
-  Tobacco Packaging........................................    14%
-  Cans.....................................................     4%
-  Print Finishing..........................................     4%

     Algroup Lawson Mardon's businesses have strong competitive positions and management's principal aim is to maintain and build on these positions, as a means of growing its value to shareholders. The division intends to exploit sales growth opportunities by following its customers to regions outside Western Europe and North America, where demand for its products and expertise is increasing.

     The following table sets forth key financial data for the food flexibles and tobacco packaging division:

                                                                 1998       1997
                                                                -------    -------
                                                                (CHF in millions)
Net sales...................................................     2,119      2,092
Operating income............................................       176        169
Operating income (%)........................................       8.3%       8.1%
Net capital invested*.......................................       809        786
Return on net operating assets (%)**........................      20.8%      21.1%

---------------

* Net capital invested comprises the average of all assets and liabilities committed to the business operations of the group at historical period-end rates.

** Calculated at historical yearly average rates and included group companies acquired during the financial year.

     In flexible packaging, the division's major product line, Algroup Lawson Mardon has sought to play a role in the further consolidation of the industry and especially to improve its market position in the North American market. It purchased Pacquet Oneida for this purpose in 1998. The proposed Combination fits well with the objective by increasing the scale and scope of operations, particularly in North America.

2.2      Food Flexibles

2.2.1 Overview The Food Flexibles sector had sales of CHF 1,165 million in 1998, or 55% of Algroup Lawson Mardon sales. Its principal activity is the printing, coating and laminating of plastic films, aluminum foil and paper into primary packaging materials for food manufacturers. The origins of this sector lie in the conversion of aluminum foil produced by the aluminum division. However, the sector has diversified by acquisition, especially through the 1994 purchase of Lawson Mardon Group. Algroup Lawson Mardon is now "materials neutral", with a large stake in the conversion of all the major materials required by customers.

     The main processes used in sector plants are rotogravure and flexographic printing; laminating using adhesives, wax or plastics extrusion; and various coating processes to add barrier properties, sealability or gloss. The sector's products are typically produced in wide reel format and then slit into narrow reels for delivery to customers where they are formed into sealed packages (around the customer's product) on automated machinery. Other types of flexible packaging manufactured by the same processes include lidding materials (e.g., for dairy cups) and certain types of label (especially for carbonated soft drinks packed in plastic bottles). In addition to flexible packaging, the sector also produces rigid plastics trays (e.g., for frozen meals) and, in Spain, folding cartons.

     Of total sales in this sector, 90% are made to food industry customers. There are also significant sales to non-food markets, including tobacco. The flexible packaging requirements of users in the pharmaceuticals and cosmetics industries are met by the Pharmaceuticals and Cosmetics Division, which shares some plants with Algroup Lawson Mardon and which also has some plants dedicated to pharmaceuticals flexibles.

     The Food Flexibles sector is organized regionally with business units in the United Kingdom and Ireland, Europe and North America. Additionally, however, some sales and marketing activities are led on a pan-European or global basis by a designated senior manager or team of managers. This approach enables the division to exploit its broad geographic spread of activity, especially with multinational customers who increasingly specify or buy on a pan-European or even global basis.

2.2.2 Industry Background Management of Algroup estimates that the size of the converted flexible packaging market is about $8.5 billion in North America and E$6.5 billion in Western Europe. The market growth rate, in terms of area, is estimated to be 4% per year in North America and 2-3% per year in Western Europe. Apart from the continuing growth of packaged food products, a number of factors favor flexible packaging. Relative to rigid packages, it uses less materials and therefore can be attractive for cost or environmental reasons. For example, demand for stand-up pouches is growing rapidly, either in replacement of rigid packages or to create differentiated new products. Flexible packaging is also benefitting from trends to portion packs and multi-packaging.

     On the other hand, flexible packaging makers are also experiencing greater market pressures from food manufacturers who are in turn responding to competitive demands from food retailers. Manufacturers are placing margins for packaging companies under pressure while at the same time demanding more sophisticated services from packaging companies, both in terms of product offerings as well as security and speed of supply. As a result, success in flexible packaging demands a high level of competence in a number of critical areas, especially product engineering, supply chain management and low-cost manufacturing.

2.2.3 Market/Products The main markets served by the Food Flexibles business are confectionery (e.g., countlines, bagged sweets, medicated confectionery, chewing gum), beverages (e.g., pouch material and film labels), dairy products (e.g., yoghurt lidding, soft cheese and processed cheese), savoury snacks, instant dried products (e.g., soups, coffee, bouillon cubes), biscuits, breakfast cereals and cigarettes.

2.2.4 Strategy Algroup Lawson Mardon intends to expand its position with major multinational customers of flexible packaging by exploiting its range of product capability and its wide geographic spread of manufacturing plants. It will seek further product and service differentiation by harnessing its innovation capabilities to customer needs, and by continuing preparedness to dedicate key machines to the requirements of individual customers. Algroup Lawson Mardon's current program to optimise its network of manufacturing sites will further specialize each plant on a narrower range of high value added product types and markets.

2.3      Foil Products

2.3.1 Overview The Foil Products sector had external sales of CHF 488 million in 1998, or 23% of Algroup Lawson Mardon sales. Foil products are sold mostly in Europe, from four manufacturing sites located in Germany, Switzerland, the United Kingdom and the Netherlands. Algroup is an integrated aluminum foil roller and converter. It rolls 100,000 metric tonnes/year. The principal outlets for this tonnage are set out below:

SOLD OUTSIDE ALGROUP (40%), PRINCIPALLY TO:       USED WITHIN ALGROUP (60%)
-------------------------------------------       -------------------------
Beverage carton producers                         Converted by the sector into:
Flexible packaging converters                     --  foil-based flexible packaging for food and
                                                      tobacco
Semi-rigid aluminum foil container                --  semi-rigid aluminum foil containers for
  manufacturers                                   pet food
Industrial users (e.g., automotive,               --  foil products for industrial uses (e.g.,
  insulation)                                         condensers)
                                                  Transferred to other parts of Algroup for
                                                  conversion into foil-based packaging for food,
                                                  pharmaceuticals and cosmetics

     The Foil Products sector uses cold rolling mills to roll the foil to its required thickness while retaining shape and surface quality across the whole width of the foil. Laminating, coating and printing equipment is used -- as in food flexibles -- to convert the foil reels. Die stamping presses are used to form coated or laminated foil materials into shallow trays for the pet food market.

2.3.2    Industry Background

     The production of aluminum foil and thin strip (up to 200 microns) in Western Europe was 604,000 metric tonnes in 1998. Market growth is anticipated to be limited in this area although management believes that the replacement of aluminum foil by other materials which took place in European packaging markets in the past has largely run its course. There is also some periodic volatility in the market for plain foil as changes in aluminum market prices from time to time encourage pipeline filling.

2.3.3 Products/Markets As outlined above, Algroup Lawson Mardon sells plain aluminum foil and strip to external customers, and it converts some of its own production into flexible packaging, containers and industrial/technical products. One of the largest applications for plain foil is the liquid beverage carton industry. Beverage carton materials for certain products (such as long-life milk and fruit juices) include a layer of aluminum foil to provide the protection necessary to preserve the product.

     Algroup Lawson Mardon is also investing in a new non-foil product line -- the coating of plastic films with silicon oxide (Ceramis(R)). Ceramis(R) products use proprietary technology developed by the division's research and development center in close cooperation with the Foil Products sector.

     Sales of plain and converted foil for industrial applications are made to an extremely diverse customer base but Algroup Lawson Mardon serves a number of key external customers in each of its principal product lines. These include Tetra-Pak and SIG for beverage carton foil; Constantia and Hueck for converter foil used in flexible packaging; and Plus Pak in strip for foil manufacturers. In foil-based flexible packaging, key customers include Nestle S.A. and British American Tobacco plc, while Mars Incorporated and Nestle S.A. are leading customers for pet food containers.

     Quality, service and technical development are all critical to the Foil Products Sector. In most beverage carton and flexible packaging applications the market demand has been for thinner foil which must remain absolutely pinhole free to provide essential oxygen or moisture barrier properties. As in food flexibles, customers now require much shorter lead times; the logistics management in rolling foil, laminating it to polypropylene, printing it, and converting it into pet food containers and lids is therefore critical to success.

2.3.4 Strategy In plain foil and strip the objective is to increase Algroup Lawson Mardon's share in the sector's chosen markets by continued investment in improving the quality and productivity of the main rolling mills. The sector will also maintain its program of alloy development to reinforce the differentiation of its speciality products. Improvements to its product range are expected to sustain its external sales of these products and will ensure the wider application of some of its speciality converted products, such as easy opening foil ends for cans. The foil container business, newly focused on the pet food market, will concentrate on building market share. Its dedication to one market will assist its efficiencies and its management of the supply chain.

2.4      Tobacco

2.4.1 Overview The Tobacco sector had sales of CHF 286 million in 1998, or 14% of Algroup Lawson Mardon sales. It operates from six sites, two in North America, three in Western Europe, and one in Turkey. The principal products at all of these sites are folding carton blanks which are produced by printing reels of paperboard, cutting and creasing the reels into individual blanks, and stacking them for delivery to the customer. In a cigarette company's plant the blanks are fed into automated cigarette-making and packing machines: the familiar flip-top and shell-and slide cartons of cigarettes. Outer cartons, typically collating ten packages of twenty cigarettes, are manufactured by the same process.

2.4.2 Industry Background Cigarette consumption is expected to continue to decline in North America and Western Europe but to continue to increase elsewhere which may affect overall demand for packaging. Folding cartons have, however, consistently taken share in the past from soft packs, and management expects this trend to continue in the future. Because of the relatively high concentration among cigarette producers, three customer groups account for 90% of Algroup Lawson Mardon's sales in this area: British American Tobacco plc, Philip Morris Companies Inc. and Imperial Tobacco.

     Low cost, precision manufacturing and high standards of service are critical competences in tobacco packaging. Manufacturers must deliver high quality cartons in exact sizes and appearances. Consistently-sized cartons ensure maximum performance on customers' high speed filling lines.

2.4.3 Strategy This sector has more than doubled its sales turnover since 1995 by offering major users high quality and service from industry-leading technology installed in sites dedicated to the tobacco industry. Algroup Lawson Mardon has successfully built and commissioned two new facilities close to two of the world's largest cigarette factories in order to provide the highest levels of flexibility in service.

Algroup Lawson Mardon's strategy is to continue growth in the Western markets (including benefits from a wider product range) and to follow the sector's customers into selected markets in the developing economies. Greenfield plants, acquisitions and product development are all likely to play a significant part in the further growth of this sector.

2.5      Other Sectors

2.5.1 Cans and Decorated Containers Food cans and decorated tinplate containers account for 4% of sales for Algroup Lawson Mardon and are manufactured on one site in the United Kingdom. Algroup Lawson Mardon operates a low-cost technology for its principal food can product line and will seek to grow its business in both pet and human food markets.

2.5.2 Print Finishing The Print Finishing business accounts for 4% of Algroup Lawson Mardon sales, all in the United Kingdom. The business provides services such as laminating and varnishing to commercial printers who manufacture brochures, company annual reports, magazine and book covers and other printed materials.

2.6      Production Sites and Employees

     Algroup Lawson Mardon has 54 manufacturing sites located in 11 countries. The largest site accounts for only 11% of divisional sales, while, for most products, the division is not dependent upon a single production site. Algroup Lawson Mardon has continuously invested in its production sites in order to increase productivity and, in some cases, to increase capacity. It has also invested in order to comply with new environmental regulations especially in the United Kingdom, and to improve its information systems. The division has approximately 6,600 employees in total at its production sites.

3.  PHARMACEUTICAL AND COSMETICS PACKAGING

3.1      Overview

     Algroup Wheaton is dedicated to the development, manufacture, and sale of a broad range of packaging products used in the pharmaceutical and personal care/cosmetic markets. Its products include a full range of rigid and flexible packaging. The division also manufactures and markets a line of laboratory equipment and specialty glass apparatus. Net sales for the year ended 1998 were CHF1,268 million, 58% of which were directed towards the pharmaceutical market, with 29% relating to the cosmetics market. In terms of geographical distribution of sales, 52% of sales were generated in North America, 43% in Europe and 5% in other parts of the world.

     The division produces and sells a full range of packaging products for pharmaceutical and cosmetic companies. Principal products include: blister lidding, strip packs, pouches, barrier form packs, flexible tube laminate, plastic containers and closures, molded glass bottles, glass tubing vials, drawn glass tubing, folding cartons, glass ampoules, aluminum seals, rubber stoppers, and contract packaging services. In addition, the division produces and sells products used primarily in life science laboratories including liquid handling devices, cell culture equipment, and specialty glass apparatus. Products are manufactured in facilities in North America, Europe, South America and through a joint venture in China.

     The following table sets forth key financial data for Algroup Wheaton:

                                                                 1998        1997
                                                                ------      ------
                                                                (CHF in millions)
Net Sales...................................................    1,268       1,249
Operating income............................................       90         116
Operating Income (%)........................................      7.1%        9.3%
Net capital invested*.......................................      666         643
Return on net operating assets (%)**........................     13.2%       18.5%

---------------

* Net capital invested comprises the average of all assets and liabilities committed to the business operations of the group at historical period-end rates.

** Calculated at historical yearly average rates and includes group companies acquired during the financial year.

3.2      Industry Background

Pharmaceutical Packaging

     The overall market for pharmaceutical packaging products is estimated to be $10 billion per year and is growing at a rate of about 5% annually. Growth rates vary significantly among product categories and regions. For example, demand for flexible packaging in North America is estimated to be growing 10% annually while demand for molded glass bottles is probably declining worldwide.

     As is the case with many industries, pharmaceutical companies continue to consolidate primarily to create critical mass in research and development of new drug therapies as well as to enhance marketing position. As consolidation continues, industry leaders will buy an increasingly disproportionate amount of packaging materials and services. These large pharmaceutical companies are expected to continue leveraging their enhanced purchasing power through the use of strategic sourcing techniques, including competitive tenders (increasingly on a global basis) to concentrate volume of purchases with fewer suppliers and at lower prices.

     At the same time, in an effort to drive costs out of the supply chain, pharmaceutical companies are outsourcing more activities, including the physical packaging of product and, in some cases, primary and secondary manufacturing steps. This trend towards outsourcing is creating new opportunities in the supply chain as pharmaceutical companies focus on core competencies (principally research and marketing).

Cosmetic Packaging

     The trend towards consolidation on a global basis is equally prevalent in the personal care/cosmetic market. Industry leaders such as L'Oreal, Proctor & Gamble, and Unilever are building global organizations in an attempt to gain economies of scale and create global brand equity. Overall demand for cosmetic packaging products is growing about 4% per year with packaging for skin treatment products growing at the fastest pace.

     Leading cosmetic and personal care companies are increasingly using global bids as a means to drive down costs and are building global purchasing organizations to facilitate this process. Suppliers to leading companies in this market must therefore build global capabilities to meet this demand. This trend towards global consolidation and increased use of large tenders, creates more intense price pressure as well as putting a premium on low cost supplier status.

3.3      Strategy

     The overall strategy for the Algroup Wheaton division is to create a global organization capable of efficiently delivering the broadest range possible of packaging products and services specifically for the healthcare and personal care/cosmetic markets.

     Every industry has its unique packaging requirements. Global capabilities and breadth of product are not therefore sufficient. Successful suppliers must have a thorough understanding of the critical requirements that are peculiar to the pharmaceutical and cosmetic markets. Quality systems, manufacturing environments (e.g., clean room manufacture), individual skill sets and more must be aligned with core markets.

     By choosing to focus on the pharmaceutical and cosmetic packaging markets, Algroup Wheaton has, in effect, chosen to become a supply chain company to these industries. Its success therefore depends on a thorough understanding of specific industry requirements and trends. Everything from developments in manufacturing technology, training programs for employees, new product developments, quality programs and more are heavily influenced by the specific requirements of these core markets.

     As the relevant markets continue to consolidate, industry leaders will account for a larger share of demand for packaging products and services. This, coupled with the tendency for industry leaders to rationalize their supply base, creates a premium on understanding and reacting swiftly to the needs of large global industry players.

     In an effort to coordinate the application of division resources for the benefit of industry leaders, Algroup Wheaton is implementing global key account management programs and processes with leading pharmaceutical and cosmetic customers. These initiatives include the formation of global cross-functional teams to coordinate resources with leading customers as well as the formation of business improvement teams to drive costs out of the supply chain.

3.4      North American Pharmaceuticals

     This business unit manufactures and sells packaging products and services used principally by ethical and generic drug manufacturers, animal health companies, biotech firms, diagnostic companies, and medical device companies based in North America. These products include plastic containers and closures to package pharmaceuticals, molded glass bottles, drawn glass tubing and tubing vials as well as folding cartons. Customers use these products to package a full range of OTC (over the counter) medications including cough and cold remedies and pain medications, various prescription medications in liquid and solid form, and injectable drugs for human and animal health. Products are sold primarily on a direct basis to industry leaders, but also through container distributors.

     The business unit ranks among the top three producers of molded glass bottles, tubing glass vials, and plastic containers for the relevant market. In addition, it has a growing position in the market for rubber stoppers and aluminum seals, contract packaging services, and folding cartons.

     The top five customers for this business unit for the year ending December 31, 1998 were: Johnson & Johnson, Becton, Dickinson and Company, American Home Products Corporation, Perrigo Company and Abbott Laboratories. In most instances, leading customers purchase a wide range of products (e.g., glass, plastic, cartons, etc.).

3.5      North American Cosmetics

     This business unit manufactures and sells packaging products and services used principally by leading cosmetic and personal care companies based in North America. These include plastic containers and closures, molded glass bottles, tubing vials and folding cartons. Products are sold primarily on a direct basis to industry leaders, but also through container distributors. Customers use these products to package a full range of personal care and cosmetic products including skin treatments, hair care products, nail enamel, perfumes, colognes and more. The business unit is the leading producer of molded glass bottles and decorated glass containers in the relevant market and is a leading supplier of plastic containers and closures.

3.6      Pharmaceutical Flexibles

     This business unit manufactures and sells packaging products and services used principally by ethical and generic drug manufacturers, animal health companies, diagnostic companies, and flexible tube manufacturers. These products include blister lidding for prescription and OTC pharmaceuticals, formpack (providing higher barriers), strip pack, tube laminates and pouches. Customers use these products to package a full range of OTC medications including cough and cold remedies and pain medications, various prescription medications in solid form, as well as diagnostic products. Products are sold primarily on a direct basis to industry leaders, but also through sales agents for export purposes.

     The business unit is the European leader in foil based pharmaceutical packaging products including blister lidding, pouches, strip packs, and high barrier aluminum packages. It is the second-largest supplier of these products in North America. It is also one of the leading suppliers of tube laminate used in the manufacture of flexible tubes in the health and personal care industries on a global basis.

3.7      European Pharmaceuticals

     This business unit manufactures a broad range of rigid and flexible packaging products for the pharmaceutical industry. Products are sold principally to leading pharmaceutical, diagnostic, and biotech companies. As in North American Pharmaceuticals, customers use these products to package a full range of OTC medications.

     The business unit is the leader in France and the United Kingdom in foil based pharmaceutical packaging products including blister lidding, pouches, strip packs, and high barrier aluminum packages. It is also one of the leading suppliers of plastic containers and closures in the United Kingdom to the pharmaceuticals, cosmetic, and food and beverage markets. In addition, it is the third largest supplier of glass ampoules in Europe with a leading position in 2 point ampoules.

     The European market for flexible packaging is growing by approximately 5% per year driven by the development of new drug therapies, the aging of the population and other favorable demographic trends. The market for plastic containers and closures is growing by 4% per year or less as much of the market has converted to flexible packaging. The market for 2 point ampoules is declining while demand for other glass ampoules is stagnant.

3.8      European Cosmetic

     This business unit is dedicated to the development, manufacture and sale of aluminum and tinplate aerosol cans for the personal care/cosmetic market. These products are typically used for hair sprays, deodorants, shaving, and other personal care products. This business unit is the market leader in Europe for aluminum aerosol cans used in the relevant market. It is also "backward integrated" in that it produces its own aluminum slugs in its Belfaux, Switzerland facility.

     The aerosol can market in Europe for personal care applications is estimated to be 2.4 billion units and is growing by about 2% annually. There is a recent conversion of deodorant products from aluminum to tinplate cans. Industry leaders such as L'Oreal and Unilever account for a very large share of the relevant market and exert tremendous pressure for cost reduction.

3.9      Science Products

     This business unit manufactures and sells a broad range of laboratory products through leading laboratory distributors worldwide. Principal product lines include plastic containers and closures and molded and tubular glass vials for laboratory applications, chromatography vials and accessories and other laboratory equipment. In addition, it sells packaging products to diagnostic companies based primarily in North America. End customers are typically life science research laboratories in the healthcare industry as well as government laboratories, environmental research laboratories, clinical laboratories, and educational laboratories.

3.10     Sales and Marketing

     Each business unit manages its own sales, marketing, and distribution functions. Each has its own sales forces and, in some instances, individual operating companies have their own field sales forces, marketing departments, and distribution channels. Key account management, response to global tenders, and global supply agreements are coordinated at the division level.

IV.  Other Matters

1.  INTELLECTUAL PROPERTY

     Algroup owns valuable intellectual property assets which relate to its products and the processes used in its businesses. Algroup holds a number of patents in various countries in Europe and North America which protect its processes and products developed by Algroup through its research and development activities. In addition, Algroup has acquired the right to use certain processes in its business under license. Algroup also owns a number of trade marks and trade names which are used to identify its products. For example, Algroup produces aluminum plastic composites known as Alucobond(R), foamed plastic materials known as FOREX(R) and high barrier transparent films for beverage cartons known as Ceramis(R). Algroup does not depend on any single patent, license or trademark with respect to its aluminum or packaging businesses.

2.  ENVIRONMENTAL PROTECTION AND REGULATION

     In virtually all of the jurisdictions in which Algroup operates, the operators are subject to regulations and legislation intended to protect health and safety and the environment. Algroup's commitment to environmental care is reflected in a business policy statement on safety, health and the environment which sets forth a global operating standard for all Algroup companies. This standard follows the proposals of ISO 14000 but extends them to include health and safety issues as well as environmental issues.

     In the Algroup Alusuisse division, attention is directed to managing energy and water utilization, release of greenhouse gases and proper disposal of hazardous agents or workplace injuries. Algroup Alusuisse's investments in the areas of safety, health and environmental compliance have been in the range of CHF 25 million per year with running costs of approximately CHF 50 million per year.

     The principal environmental risks to be managed in the two packaging divisions relate to the potential for contaminating air, ground water and soil. The emission of volatile organic compounds (VOCs) into the air is an issue mostly in the Food and Tobacco Division because of printing and laminating activities. Capture systems and abatement plants have been installed and the volume of VOCs has been reduced to one-third of 1994 levels. Plants yet to be equipped with abatement equipment are in Spain and Ireland where European directives are taking effect later than elsewhere in Europe and in one rented site in Canada.

     Two foil rolling plants, Bridgnorth, United Kingdom, and Kreuzlingen, Switzerland, have ground contamination issues caused by oil used in the cold rolling process. In both cases, the problem has been discussed with local authorities. At Bridgnorth, continuing oil losses will be stopped by the completion of a mill refurbishment program. Studies are in progress to determine the appropriate techniques of remediation to be taken. At Kreuzlingen, the pollution is controlled and further remediation measures are not required at present.

     Other ground contamination issues exist in the aerosol can business and in the glass business. They are under control, in cooperation with local authorities. Wastes are disposed of properly according to regulations: the one significant landfill issue is in New Jersey and is under active remediation and future investigation.

3.  COMPETITION

     The aluminum business is highly competitive and Algroup faces competition in the sale of both aluminum and aluminum products from a number of major suppliers in the markets in which it operates. Algroup also faces competition in the sale of its aluminum and composite products from products made from a number of other metals and materials.

     In its packaging business Algroup faces competition from a wide range of competitors. In some sectors of the packaging business such as food flexible packaging, Algroup competes with large, medium and small-scale producers. In other sectors such as plain aluminum foil and thin strip, Algroup faces competition from a more limited number of large-scale competitors.

4.  EMPLOYEES

     At December 31, 1998, Algroup employed approximately 30,000 people, including over 9,500 in Algroup Alusuisse, over 6,600 in Algroup Lawson Mardon and over 7,600 in Algroup Wheaton. Algroup's demerged chemicals and energy businesses employed approximately 5,700 people at the end of 1998.

     A majority of Algroup's employees in its production operations are members of labor unions and are covered by collective bargaining agreements. In certain operations, including most of the U.K. print-base and in Germany, union contracts are of relatively short duration (e.g., one year) and are negotiated on a national basis between representatives of the relevant industries and the national unions.

     There are incentive plans for certain employees in Europe and for a wider group of employees in North America through which employees can earn annual bonuses for the achievement of defined objectives.

5.  LEGAL PROCEEDINGS

     From time to time, Algroup becomes involved in various claims and lawsuits that arise in the ordinary course of its business. In relation to its continuing aluminum and packaging divisions, Algroup has not been a party to any legal proceedings that are reasonably likely to have a material adverse effect on Algroup's consolidated financial position or results of operations. Algroup is a defendant in a number of class action lawsuits arising out of an antitrust plea agreement by entities in Algroup's discontinued chemicals and energy operations which, pursuant to the Demerger Agreement described under "--The Chemicals Division Demerger" below, will primarily be the responsibility of the demerged chemicals entities.

6.  RESEARCH AND DEVELOPMENT

     Algroup is committed to research for new products and processes, as well as to improving continually its existing products and technologies. Much incremental development is undertaken at the plants, supported by research and development centers at Neuhausen, Switzerland and Chippis, Switzerland, which also devote attention to longer-term projects. Further development of the alumina production technology is carried out at the Gove refinery with the support of central research and development. Algroup's 1998 expenditure on research and development was CHF 65 million, of which CHF 38 million related to aluminum operations.

     The Neuhausen centre houses modern laboratories and a pilot plant. As well as employing 200 researchers, it maintains contact with universities and other scientific and engineering centres. The core technical competencies of the centre are converting and printing technology, the cold forming of metals, the performance of packaging materials, thin film technology, and organic chemical analysis.

     Central research and development is designed to support the high level of technical competencies required in fields relevant for all of Algroup Alusuisse's activities. These competencies include: joining technology; materials technology for aluminum, magnesium and plastics; surface treatment; corrosion, lamination technology, computer aided engineering and quality verification; and smelter and casting technologies.

     The strategy of forward integration from semi-finished products to components and systems has required a large part of Algroup Alusuisse's research and development resources to be dedicated towards this objective. As most Algroup products will be combined either in its plants or at customers' facilities, joining technologies including multimaterial joining (e.g. aluminum with fibre reinforced plastics) and their cost effective application are a key research area.

     Most research and development for new rigid packaging manufacturing processes and products takes place in Algroup-Lawson Mardon's research center in Millville, NJ. Here developments are made in plastics (new molding processes, manufacturing equipment, new materials, etc.). In addition, this facility houses a complete glass materials laboratory for analysis of batch materials, development of new glass formulas and more. Additional plastic development takes place in Algroup's U.K. plastic facilities as well.

     In packaging, Algroup focuses on new materials (often to improve barrier) and improved manufacturing processes. Neuhausen also provides customers with important services including shelf life predictability programs and a variety of packaging development competencies.

V.  The Chemicals Division Demerger

     Algroup and Lonza Group AG entered into a Separation and Demerger Agreement on 17 September 1999 (the "Demerger Agreement"). The Demerger Agreement sets out the basis of the separation from Algroup of the entities and businesses to be included in the chemicals division demerger, the ownership of those entities and businesses by Lonza Group AG (currently a wholly-owned subsidiary of Algroup) (the "Separation") and for the demerger of Lonza Group AG to the shareholders of Algroup (the "Offering"). The Demerger Agreement also provides the basis for certain new services arrangements between Algroup and Lonza Group AG, which will be provided on arms'-length terms.

     In the Demerger Agreement, Algroup has given certain limited warranties to Lonza Group AG including in relation to the ownership of intellectual property rights and that other assets to be owned by Lonza Group AG are to be held free of encumbrances.

     In connection with the chemicals division demerger, Algroup and Lonza Group AG obtained tax rulings from the Swiss federal and cantonal tax authorities confirming that the steps of the chemicals division demerger, the Separation and the Offering qualify as tax privileged transactions under Swiss tax laws. Subject to the fulfilment of certain conditions set forth below, neither Swiss federal nor cantonal profits taxes nor withholding taxes will be due in connection with the chemicals division demerger. These exemptions are based on Algroup's confirmation to the Swiss federal tax administration that the chemicals division demerger is not being made with the intention to sell Lonza Group AG or the shares in Lonza Group AG to a third party, and that no plan exists to concentrate the majority of the shares in Lonza Group AG in the hands of a single shareholder or related group of shareholders. If, however, such a concentration were to occur within five years from the date of the chemicals division demerger and the federal tax administration was to conclude that such concentration was intended or planned at the time of the chemicals division demerger, Algroup would, under Swiss law, be required to pay profit taxes on the excess of the fair market value over the tax value of the transferred chemicals and energy business determined as of the date of the chemicals division demerger.

     Should Lonza Group AG substantially change its business activities or should a shareholder or a group of shareholders acting in concert acquire, directly or indirectly (including by the acquisition of Alcan Shares) more than one-half of the voting rights of Lonza Group AG within five years of the date of the chemicals division demerger, the tax-exempt transfer of assets of the chemicals and energy businesses from Algroup to Lonza Group AG may be subject to retroactive taxation as described in the preceding paragraph.

     The issuance of shares in Lonza Group AG in connection with the Offering is subject to Swiss federal stamp duty at the rate of 1 per cent of the nominal value of the shares (i.e., 1 per cent on CHF 66.17 million). Lonza Group AG will, under Swiss law, bear the aggregate of any stamp duty costs due in connection with the issuance of the shares. Pursuant to the terms of the tax ruling granted by the Swiss federal tax administration, no stamp duty will be due on the issuance of securities and on the contribution by Algroup of the participations comprising the Lonza Business into Lonza Group AG.

     However, should a shareholder or a group of shareholders acting in concert acquire, directly or indirectly (including by the acquisition of Alcan Shares), more than one-third of the voting rights of Lonza Group AG or Algroup within five years from the date of the Demerger Agreement, a retroactive stamp duty liability will arise. In this case, stamp duty will be due by Lonza Group AG in an amount equal to 1 per cent of the fair market value of Lonza Group AG as of the date the chemicals division demerger became effective (less the nominal share capital of Lonza Group AG on which stamp duty upon issuance of the shares was already paid).

     In relation to these provisions, there would not be a retroactive liability to tax or stamp duty, if the entity directly or indirectly acquiring voting rights in Algroup or Lonza Group AG were itself a publicly held company which did not have a shareholder or concert party shareholders holding the requisite percentage in it. Therefore, the acquisition by Alcan of Algroup shares under the exchange offer for Algroup shares is not expected to give rise to such tax or stamp duty.

     The Demerger Agreement contains a cross indemnity between Algroup and Lonza Group AG in relation to any such taxes or stamp duties that become payable within this five year period. The entity in relation to which a change of ownership event occurs that results in tax or stamp duty being payable will be liable for all the taxes or duties so payable whether by itself or the other party.

     No tax rulings have been obtained in relation to the transfer of businesses and entities outside Switzerland for the purpose of effecting the chemicals division demerger. However, pursuant to the Demerger Agreement, Lonza Group AG has agreed to indemnify Algroup for any such taxes to the extent that, after giving effect to available tax losses, they exceed $20 million in aggregate.

     To support the foregoing indemnities Lonza Group AG has agreed that, if during the five years after the date of the chemicals division demerger, it distributes or demerges (in one or more transactions) for no consideration or for consideration substantially below market prices, a subsidiary or a business which in aggregate has net assets which exceed one-third of the consolidated net assets of Lonza Group AG, that subsidiary or business would provide a joint and several guarantee of the tax indemnity obligation of Lonza Group AG.

     Assuming the offer for Algroup shares is completed, then the rights and obligations of Algroup under the Demerger Agreement will be rights and obligations of a subsidiary of Alcan.

     Under the Demerger Agreement, Lonza Group AG is intended to have no net debt (without giving effect to the cash balance described below). This net debt will be calculated under the terms of the Demerger Agreement.

     In connection with the chemicals division demerger, the parties agreed in the combination agreement that the demerged company would have $234 million in cash on the effective date of the chemicals division demerger (June 30, 1999), conditional upon the successful completion of the offer for Pechiney Securities. If the offer for Pechiney Securities is not completed successfully, the demerged company would have $67 million in cash on the effective date of the chemicals division demerger.

              MATERIAL TAX CONSEQUENCES RELATING TO THE U.S. OFFER

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of the material United States federal income tax consequences to U.S. persons of the U.S. offer for Pechiney Securities and of the ownership or disposition of Alcan common shares acquired as a result of participation in the U.S. offer represents the opinion of Milbank, Tweed, Hadley & McCloy LLP to the extent it describes matters of law and legal conclusions. This discussion is based upon the provisions of United States federal income tax law, including the Internal Revenue Code of 1986, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect on the date of this prospectus. These laws are subject to change at any time without notice, possibly with retroactive effect. This summary is also based on statements regarding factual matters made in this prospectus. This discussion does not address any aspects of state or local taxation or any aspect of United States federal taxation other than the federal income tax and does not address any aspects of foreign taxation.

     For purposes of this discussion, you are a "U.S. person" if you are:

     -  an individual citizen or resident of the United States;

     - a corporation, or other entity treated as a corporation under United States federal income tax law, created or organized under the laws of the United States or of any State or the District of Columbia;

     - a partnership, or other entity treated as a partnership under United States federal income tax law, created or organized under the laws of the United States or of any State or the District of Columbia except to the extent the partnership or other entity is not treated as a domestic partnership under United States federal income tax law;

     - an estate the income of which is subject to United States federal income taxation regardless of its source;

     - a trust if its administration is subject to the primary supervision of a United States court and with respect to which one or more U.S. persons have the authority to control all substantial decisions of the trust; or

     - a trust if the trust was in existence and qualified as a "United States person", within the meaning of the Internal Revenue Code, on August 20, 1996 under the law as then in effect and elected to continue to be so treated.

     For purposes of this discussion, the term "U.S. holders," is used to refer to U.S. persons who will become beneficial owners of Alcan common shares as a result of participation in this offer.

     This discussion does not address all aspects of United States federal income taxation that may be relevant to you if you are a member of a special class of holders subject to special rules, for example, including:

     - if you do not hold your Pechiney Securities, or will not hold your Alcan common shares, as capital assets;

     - if you hold your Pechiney Securities pursuant to the exercise of an employee share option or otherwise as compensation;

     - if you hold your Pechiney Securities, or will hold your Alcan common shares, as part of a straddle, hedge or conversion transaction;

     - if your functional currency (within the meaning of Section 985 of the Code) is not the United States dollar; or

     - if you are subject to special treatment under the United States federal income tax laws, including (but not limited to) banks, insurance companies, tax-exempt organizations and broker-dealers.

     In this discussion, when we refer to "control" of Pechiney, we are referring to direct ownership of Pechiney Securities that represents at least 80% of the aggregate combined voting power of all classes of shares of Pechiney entitled to vote, including Pechiney ADSs.

     YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO:

     - THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR PARTICIPATION IN THIS OFFER AND OF YOUR OWNERSHIP AND DISPOSITION OF ALCAN COMMON SHARES AFTER THE CONSUMMATION OF THIS OFFER; AND

     - ANY ESTATE, GIFT, STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES TO YOU OF YOUR PARTICIPATION IN THIS OFFER AND OF YOUR OWNERSHIP AND DISPOSITION OF ALCAN COMMON SHARES AFTER THE CONSUMMATION OF THIS OFFER.

     Consequences of the Offer

     Whether a U.S. holder will recognize any gain or loss realized in respect of their Pechiney Securities exchanged in this offer will depend, in part, on whether Alcan acquires control, as specifically defined above, of Pechiney as a result of this offer and the French offer. It will also depend on whether this offer and any subsequent offers or other alternative transactions (including a withdrawal offer under French law (offre publique de retraite)) are treated as steps in an overall plan and are integrated for U.S. federal income tax purposes, and whether any subsequent offers or other alternative transactions are made exclusively for Alcan shares. If Alcan subsequently engages in a squeeze out under French law (retrait obligatoire) or any other offer through which Alcan acquires the remaining Pechiney Securities for cash, this offer will likely be fully taxable to holders of Pechiney Securities. Because the timing, terms and conditions of any subsequent offer or other alternative transaction remain uncertain, it is impossible to determine at this time whether this offer would be treated as part of one transaction with any subsequent offer or other alternative transaction.

     Alcan Acquires Control of Pechiney in the Offers

     If Alcan is in control of Pechiney immediately after the consummation of this offer for Pechiney Securities, this offer will qualify as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code if any and all further offers by Alcan or subsequent transactions between Alcan and Pechiney are exclusively for Alcan shares. However, if Alcan subsequently engages in a squeeze out under French law (retrait obligatoire) or any other offer through which Alcan acquires the remaining Pechiney Securities for cash, this offer will likely be fully taxable to holders of Pechiney Securities if the squeeze out or subsequent offer and this offer are integrated for U.S. federal income tax purposes. If this offer qualifies as a tax-free reorganization, and subject to the discussion below relating to the application of Section 367 of the Code:

     - you will not recognize taxable gain or loss if you are a U.S. holder who receives Alcan common shares solely in exchange for Pechiney Securities pursuant to this offer;

     - you will recognize gain or loss if you are a U.S. holder to the extent you receive cash in lieu of a fractional interest in Alcan common shares. That gain or loss will be capital in character and will equal the difference between the U.S. dollar value of the Canadian dollar cash payment you receive on the date you or your agent receives the Canadian dollar payment and the ratable portion of the aggregate tax basis of the Pechiney A Share, Pechiney B Share or ADS, or portion of a share or ADS, surrendered by you in the exchange offer that is allocable to the fractional interest;

     - your tax basis in each Alcan common share received by you in this offer will be the same as the tax basis of the Pechiney Securities (or portion of a Pechiney Security) surrendered by you for each Alcan common share in this offer. Generally in a corporate reorganization, the average cost or "blended basis" method of basis allocation is used where the stock surrendered cannot be specifically identified, although it is possible that the IRS may allow basis allocation on a specific share by share basis if the shares are specifically identifiable by certificate. If you have used the "first-in-first-out" method of basis allocation to determine the basis of Pechiney Securities sold in previous years, you are not permitted to compute the basis of your remaining Pechiney Securities exchanged in the offer on a blended basis; and

     - your holding period in each Alcan common share received by you in the exchange offer will include your holding period for the Pechiney Securities, or portion of a share or receipt, surrendered by you in the offer.

     Alcan Does Not Acquire Control of Pechiney in the Offers

     If Alcan is not in control of Pechiney immediately after the consummation of this offer, and assuming that any subsequent offer or alternative transaction between Alcan and Pechiney in which control of Pechiney is acquired is not deemed integrated with this offer by the IRS, then the Alcan common shares you receive in exchange for Pechiney Securities pursuant to this offer will be received in a taxable sale or exchange and you will recognize gain or loss, in an amount equal to the positive or negative difference, as the case may be, between:

     - the fair market value in U.S. dollars of each Alcan common share received, as determined on the exchange date, plus the U.S. dollar value on the date of any Canadian dollar cash payment in lieu of a fractional interest of an Alcan common share that you receive in the offer; and

     - your adjusted tax basis in the Pechiney Securities you surrender in the offer.

     Any gain or loss you recognize will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the Pechiney Securities exceeds one year, and will be treated as derived from sources within the United States for foreign tax credit limitation purposes. If you are an individual U.S. holder, long term gain will be subject to United States federal income tax at a maximum rate of 20%. Because no cash will be received by you in the exchange offer, other than cash in lieu of a fractional interest in Alcan common shares, any United States federal income tax liability arising from the offer will have to be satisfied from your other resources.

     In addition, if taxable gain or loss is recognized by you:

     - your tax basis in each Alcan common share received by you in the offer on the date of the exchange will be equal to the fair market value of each Alcan common share on that date; and

     - your holding period in each Alcan common share will begin on the day immediately following such date.

     Effect of Subsequent Transactions on Tax Consequences

     The tax consequences described above in the case in which Alcan is not in control of Pechiney immediately after completion of this offer could differ if any subsequent offer or alternative transaction between Alcan and Pechiney were to occur after the consummation of this offer and Alcan did acquire control of Pechiney as a result of the subsequent offer or transaction. Then, provided that the remaining Pechiney Securities not tendered in this offer and held by holders other than Alcan were exchanged solely for Alcan common shares in the subsequent transaction, this offer and the subsequent transaction could be treated as related steps of one overall plan.

     If this and any subsequent offer or alternative transaction between Alcan and Pechiney were treated as related steps of one overall plan, the integrated transaction should qualify as a "reorganization" within the meaning of Section 368(a) of the Code if any and all subsequent offers by Alcan and transactions between Alcan and Pechiney are exclusively for Alcan shares. In that case, the United States federal income tax consequences to you of this offer would be the same as those described above in the case in which Alcan is in control of Pechiney immediately after the consummation of this offer. However, if Alcan subsequently engages in a squeeze out under French law (retrait obligatoire) or any other offer through which Alcan acquires the remaining Pechiney Securities for cash, this offer will likely be fully taxable to holders of Pechiney Securities.

     Application of Code Section 367

     If the offer qualifies as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code and you are a U.S. holder that is a 5% shareholder of Alcan immediately after the consummation of the offer, you will nevertheless recognize taxable gain (but not loss) on the offer unless the requirements described in the next paragraph for nonrecognition of any gain contained in
Section 367(a) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder are satisfied. None of these requirements apply if you are a U.S. holder that is not a 5% shareholder of Alcan immediately after the consummation of the exchange offer. In this discussion, when we refer to "5% shareholder," we are referring to a U.S. person owning, directly, indirectly, and with the application of certain constructive ownership rules set out in Sections 318 and 958(b) of the Code, 5% or more of either the aggregate voting power or the aggregate value of the shares of Alcan.

     Rules Applicable to U.S. Holders Who Will Own 5% or More of Alcan after the Exchange

     If you are a U.S. holder that will be a 5% shareholder of Alcan immediately after completion of the offer, you will recognize gain realized with respect to your Pechiney Securities exchanged in the offer unless you file a "gain recognition agreement" with the Internal Revenue Service. Pursuant to that agreement, you agree, among other requirements, to file an amended United States federal income tax return for the tax year in which the offer occurs to report and pay tax, together with interest, on any gain realized, but not recognized, by you in connection with the offer, if, within 5 years after the end of the tax year in which completion of the exchange offer occurs, Alcan disposes of all or any part of the Pechiney Securities surrendered by you in the offer. If you are a U.S. holder that will be a 5% shareholder of Alcan immediately after the consummation of the exchange offer and you fail to timely file a duly completed gain recognition agreement, the United States federal income tax consequences to you will be the same as those described above in the case in which, immediately after completion of the offer, Alcan is not in control of Pechiney. YOU SHOULD CONSULT YOUR TAX ADVISOR IF YOU THINK YOU MAY BE A U.S. HOLDER THAT WILL BE A 5% SHAREHOLDER OF ALCAN IMMEDIATELY AFTER THE CONSUMMATION OF THE OFFER.

     Consequences of Ownership and Disposition of Alcan common shares

     Dividends

     If you are a U.S. holder you will include in gross income, as ordinary dividend income, the gross amount, without reduction for any Canadian withholding taxes, of any distribution made by Alcan on account of its shares, held by you and deemed distributed from your proportionate share of Alcan's current or accumulated earnings and profits, as determined under United States federal income tax principles, when such distribution is actually or constructively received by you. This distribution will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. Any distribution made by Alcan on account of its shares held by you in excess of your proportionate share of Alcan's current and accumulated earnings and profits, as determined under United States federal income tax principles, will be treated as a nontaxable return of capital to the extent thereof, and to that extent you shall also reduce your adjusted tax basis in the Alcan common shares with respect to which the distribution is made. Any remaining portion of a distribution that exceeds your tax basis in the shares will be a capital gain to you.

     For United States federal income tax purposes, the amount of any dividend distribution by Alcan to a U.S. holder will be the United States dollar value of the Canadian dollar payment made, determined at the applicable spot exchange rate on the date of receipt by you or the depository, as the case may be, regardless of when or whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the payment is received to the date it is converted into United Sates dollars will be treated as ordinary income or loss derived from sources within the United States for foreign tax credit limitation purposes.

     Under the provisions of the Internal Revenue Code relating to the foreign tax credit, you, as a U.S. holder, will be entitled to a credit against your United States federal income tax liability subject to generally applicable limitations, for any tax withheld and paid over to Canada with respect to dividends Alcan pays to you. The dividends will be treated as derived from sources without the United States

(unlike any currency gains or losses as described above) for foreign tax credit limitation purposes, assuming that no more than 50% of both the aggregate voting power and the aggregate value of the shares of Alcan will be owned, directly, indirectly, and with the application of certain constructive ownership rules set out in Sections 318 and 958(b) of the Code, by U.S. persons at any time after the offer. The dividends generally will be treated separately, together with other items of "passive income" (or, in the case of certain U.S. holders, "financial services income"), from your other foreign-source income in computing the amount of the foreign tax credit allowable to you. However, you will not be able to claim a foreign tax credit with respect to Canadian withholding taxes imposed on distributions made by Alcan with respect to your shares if you have not held your shares for a period of 16 days during the 30 day period which begins 15 days before the ex-dividend date, or to the extent that you are under an obligation, whether pursuant to a short sale or otherwise, to make certain retained payments with respect to positions in substantially similar or related property.

     In lieu of claiming a credit, if you are a U.S. holder, you may generally claim a deduction for the amount of Canadian withholding taxes imposed on distributions made by Alcan with respect to your shares, which in the case of an individual will be an itemized deduction. While a deduction will not reduce your United States federal income tax liability on a dollar-for-dollar basis, as would a fully allowable foreign tax credit claimed with respect to the withholding taxes, a deduction is not subject to the limitations applicable to the foreign tax credit that are referred to in the preceding paragraph.

     Capital Gains

     If you sell or otherwise dispose of your Alcan common shares including in a redemption distribution treated as a sale or exchange, you will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized upon the sale or other disposition and your tax basis in the shares, also determined in U.S. dollars. Generally, this gain or loss will be capital gain or loss, will be long-term capital gain or loss if your holding period for the shares exceeds one year on the date of the sale or other disposition, and will be treated as derived from sources within the United States (as with currency gains or losses) for foreign tax credit limitation purposes. If you are an individual U.S. holder, this long-term capital gain will be subject to United States federal income tax at a maximum rate of 20%.

     Backup Withholding and Information Reporting

     In general, information reporting requirements will apply to dividend payments, or other taxable distributions, on Alcan common shares if the payments are made from within the United States and you are a non-corporate U.S. holder, and "backup withholding" at the rate of 31% will apply to these payments if:

     - you fail to provide an accurate taxpayer identification number in the manner required by the Internal Revenue Code and the applicable Treasury Regulations;

     - the Internal Revenue Service has notified you that you have failed to report all interest or dividends required to be shown on your United States federal income tax returns; or

     -  you fail to comply with applicable certification requirements.

     If you are a corporation or a person that is not a U.S. person, you may be required to establish your exemption from information reporting and back-up withholding by certifying your status on Internal Revenue Service Forms W-8BEN, or a suitable substitute form.

     Regulations making certain modifications to the backup withholding and information reporting rules will take effect for payments made after December 31, 2000.

     Amounts withheld under the backup withholding rules may be credited against your United States federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of the material Canadian federal income tax consequences of the acquisition, ownership and disposition of Alcan common shares acquired in the exchange offer is applicable to holders of Pechiney Securities ("U.S. holders") who are eligible U.S. holders (as defined below) and who, for the purposes of the Income Tax Act (Canada) (the "ITA"), deal at arm's length with Pechiney and Alcan, are not and are not deemed to be resident in Canada and hold Pechiney Securities and Alcan common shares acquired in the exchange offer as capital property. For this purpose, a holder of Pechiney Securities or Alcan common shares will be an eligible U.S. holder if the holder
(1) is a person resident in the United States for the purposes of the Canada-United States Income Tax Convention (the "Treaty"), (2) does not hold the Pechiney Securities or Alcan common shares in a manner that is effectively connected with or pertains to a permanent establishment (as defined in the Treaty) through which the holder carries on business in Canada or a fixed base through which the holder performs independent personal services in Canada, and
(3) is not otherwise ineligible for the benefits of the Treaty. This summary represents the opinion of McMillan Binch to the extent it describes matters of Canadian law or legal conclusions.

     This summary is based on the current provisions of the ITA, the regulations thereunder and specific proposals to amend the ITA and the regulations announced before the date of this prospectus and takes into account the provisions of the Treaty and the current administrative and assessing practices of the Canada Customs and Revenue Agency. This summary does not otherwise anticipate any changes in the law or administrative practice, nor does it take into account provincial or foreign tax legislation or considerations.

     This summary is of a general nature only and does not constitute legal or tax advice to any particular holder of Pechiney Securities. Accordingly, holders of Pechiney Securities should consult with their own tax advisors for specific advice respecting their particular circumstances, including their status as eligible U.S. holders and any limitations on the benefits of the Treaty that may apply.

Consequences of the Offer

     A U.S. holder will not be subject to Canadian federal income tax in respect of any gain or loss realized on Pechiney Securities exchanged in the offer.

Dividends

     Dividends (including deemed dividends) on Alcan common shares paid to a U.S. holder will generally be subject to a 15% Canadian non-resident withholding tax. This withholding tax rate will be reduced to 5% where the U.S. holder is a company that beneficially owns 10% or more of the voting stock of Alcan. In addition, under the Treaty, dividends on Alcan common shares paid to certain pension, retirement or employee benefit trusts or arrangements or to certain religious, scientific, literary, educational or charitable organizations, that are exempt from tax in the United States will generally be exempt from Canadian withholding tax.

Dispositions

     Gains realized by a U.S. holder on a sale or other disposition of Alcan common shares will not generally be subject to Canadian income tax unless (a) at any time in the five years immediately preceding the disposition, the U.S. holder, persons with whom the U.S. holder does not deal at arm's length, or the U.S. holder and such non-arm's length persons, owned or had under any option a right to acquire 25% or more of the issued shares of any class or series of the capital stock of Alcan and (b) the value of the Alcan common shares at the time of the disposition is derived principally from real property (as defined in the Treaty) situated in Canada.

     A disposition of Alcan common shares to Alcan (unless the shares are acquired in the open market in the manner in which shares would normally be purchased by any member of the public) will result in a deemed dividend to a U.S. holder equal to the amount by which the consideration paid by Alcan for the Alcan shares exceeds the paid-up capital of such shares for purposes of the ITA. The amount of such deemed dividend will be subject to the withholding tax described above.

              MANAGEMENT INFORMATION SUBSEQUENT TO THE COMBINATION

     After completion of the offers for Pechiney Securities and the offer for Algroup shares, the business and operations of Alcan, Pechiney and Algroup will be combined. The Combined Company's operations will be global in nature such that senior executives will be posted in various locations throughout the world. Of particular note will be the legal headquarters in Montreal, Canada, the office of the Chief Executive Officer in New York City and business sector operating headquarters in Montreal, Canada, Paris, France, Zurich, Switzerland and Cleveland, Ohio.

EXECUTIVE OFFICERS

     Jacques Bougie is expected to serve as chief executive officer of the Combined Company and Jean-Pierre Rodier is expected to serve as president and chief operating officer. Mr. Bougie is expected to retire after approximately two years, when the successful integration of the three companies has been completed, and Mr. Rodier is expected to succeed Mr. Bougie as chief executive officer.

     The board of directors of the Combined Company will have a non-executive chairman who will be appointed by the board annually based on the recommendation of the governance committee, which is described below. The initial chairman will be Dr. John R. Evans.

BOARD OF DIRECTORS

     If the offers for both Pechiney Securities and Algroup shares are completed, the board of directors of the Combined Company will take steps to nominate a board consisting of 12 members, four of whom will be nominees of Alcan, four of whom will be nominees of Pechiney and four of whom will be nominees of Algroup.

     If only the offers for Pechiney Securities are completed, the Algroup nominees will not be appointed and the nominees of Alcan will appoint two additional directors and the nominees of Pechiney will appoint one additional director.

     The following table sets forth the names and municipalities of residence of the proposed nominees of Alcan, Pechiney and Algroup and their principal occupations or employments and business addresses.

ALCAN NOMINEES
JACQUES BOUGIE, O.C. .....................  President and Chief Executive Officer, Alcan
Outremont, Quebec, Canada                   1188 Sherbrooke Street West
                                            Montreal, Quebec, Canada H3A 3G2
DR. JOHN EVANS, C.C. .....................  Chairman of Alcan, Chairman of Torstar Corporation
Toronto, Ontario, Canada                    1 Yonge Street, 6(th) Floor,
                                            Toronto, Ontario, Canada M5E 1P9
TRAVIS ENGEN..............................  Chairman and Chief Executive Officer,
New Canaan, Connecticut, U.S.A.             ITT Industries, Inc.
                                            4 West Red Oak Lane
                                            White Plains, New York, USA 10604
GUY SAINT-PIERRE, O.C. ...................  Chairman, SNC-Lavalin Group Inc.
Montreal, Quebec, Canada                    2 Place Felix Martin
                                            Montreal, Quebec, Canada H2Z 1Z3
PECHINEY NOMINEES
ETIENNE DAVIGNON..........................  Chairman and Chief Executive Officer, Societe Generale de
Brussels, Belgium                           Belgique and Union Miniere
                                            30, rue Royale, 1000 Brussels, Belgium
JEAN FRANCOIS DEHECQ......................  Chairman and Chief Executive Officer, Sanofi
Chatou, France                              174, avenue de France, 75635 Paris, France
YVES MANSION..............................  Chief Executive Officer, Assurances Generales de France
Paris, France                               87, rue de Richelieu, 75002 Paris, France
JEAN-PIERRE RODIER........................  Chairman and Chief Executive Officer, Pechiney
Paris, France                               7, Place du Chancelier Adenauer, 75116 Paris, France

ALGROUP NOMINEES
MARTIN EBNER..............................  President, BZ Bank Limited
Wilen B. Wollerau, SZ, Switzerland          Egglirain, 15, 8832 Wilen, Switzerland
RUPERT GASSER.............................  Executive Vice President, Nestle S.A.
Ste-Croix, VD, Switzerland                  Avenue Nestle, 55, CH-1800, Vevey, Switzerland
WILLI KERTH...............................  Consultant, Algroup
Flurlingen, ZH, Switzerland                 Feldeggstrasse, 4, Postfach, CH-8034 Zurich, Switzerland
SERGIO MARCHIONNE.........................  Chief Executive Officer, Algroup
Cham, ZG, Switzerland                       Feldeggstrasse, 4, Postfach, CH-8034, Zurich, Switzerland

     Jacques Bougie, 52, has been a director of Alcan since 1989 and has been president and chief executive officer of Alcan since November 1993, having served earlier as president and chief operating officer since July 1989. Mr. Bougie joined Alcan in 1979 and held a number of senior management positions until 1989, including having responsibility for all of Alcan's fabricating operations other than rolling in North America.

     John R. Evans, 70, has been a director of Alcan since 1986 and is chairman of the board of directors of Alcan as well as chairman of Torstar Corporation. Dr. Evans was chairman and chief executive officer of Allelix Inc. from 1983 to 1989, president of the University of Toronto from 1972 to 1978 and director of the Population, Health and Nutrition Department of the World Bank from 1979 to 1983. He is a past chairman of the Rockefeller Foundation. He is also a director of Connaught Laboratories Ltd., MDS Health Group Ltd. and Pasteur Merieux Serums & Vaccines.

     Travis Engen, 55, has been a director of Alcan since 1996 and is chairman and chief executive officer of ITT Industries, Inc. and has held several important positions within the ITT organization, including executive vice president of ITT Corporation from 1991 to 1995. Mr. Engen is a member of the U.S. President's National Security Telecommunications Advisory Committee. He is a director of Fundacion Chile. He is also a director of Lyondell Chemical Company and a member of the Business Roundtable and the Manufacturers Alliance Board of Trustees, both of which are United States companies.

     Guy Saint-Pierre, 65, has been a director of Alcan since 1994 and is chairman and a director of SNC-Lavalin Group Inc., having served as president and chief executive officer from 1989 to 1996. From 1970 to 1976, he served with the Government of Quebec, first as Minister of Education and then as Minister of Industry and Commerce. Between 1978 and 1989, he was president and chief executive officer of Ogilvie Mills Ltd. Mr. Saint-Pierre is a director of BCE Inc., Bell Canada Ltd., General Motors of Canada and Royal Bank of Canada.

     Etienne Davignon, 67, is a member of the board of directors of Pechiney and is chairman of Compagnie des Wagons-Lits, Sibeka, Societe Generale de Belgique and Union Miniere (all from Belgium). He also serves as a vice president of Fortis AG, Tractebel (both from Belgium) and Arbed (Luxembourg). He is a director of Generale de Banque SA, Sofina SA, Solvay SA, Compagnie Maritime Belge and Petrofina, all of which are Belgium companies, Accor and Suez Lyonnaise des Eaux, both of which are French companies, Minorco, a Luxembourg company, ICL, a United Kingdom company, and Gilead, IDG and Foamex International, which are United States companies.

     Jean-Francois Dehecq, 59, is a member of the board of directors of Pechiney, is chairman and chief executive officer of Sanofi and holds various other positions in the Sanofi group, including Yves Rocher and Yves Saint-Laurent. He is also a director of Air France, Daiichi France and Ecole Nationale Superieure des Mines de Paris and he is president of the Steering Committee of the University of Bretagne Sud in France.

     Yves Mansion, 48, is a member of the board of directors of Pechiney, is chief executive officer of Assurances Generales de France and holds various other positions in this group. He is chairman of the supervisory board of Euler, a director of Comptoir des Entrepreneurs and an alternate director of Entreprise de Recherches et d'Activites Petrolieres (ERAP), all of which are from France.

     Jean-Pierre Rodier, 52, has been chairman and chief executive officer of the board of directors of Pechiney since July 1994. Until the completion of the initial public offering of common stock of American

National Can Group, Inc., Mr. Rodier served as chairman and chief executive officer of American National Can Company. Before joining Pechiney in 1994, Mr. Rodier served as chairman and chief executive officer of Penarroya and managing director of Penarroya's parent company, Imerys. He has also held the positions of chairman of the executive board for Metaleurop France and head of Union Miniere, the Belgian affiliate of Groupe Suez.

     Martin Ebner, 54, has been chairman of the board of directors of Algroup since April 1999. He is also chairman of the board of directors of BZ Group Holding Limited and since 1985 has been President of BZ Bank Limited. Mr. Ebner is also a member of the board of directors of ABB Ltd. BZ Group Holding Limited held, as of August 31, 1999, 1,024,174 shares in Algroup directly and a further 470,000 shares in Algroup indirectly, representing an aggregate of 23.7% of the share capital of Algroup.

     Rupert Gasser, 60, is a member of the board of directors of Algroup and an executive vice president of Nestle S.A., which he joined in 1962.

     Willi Kerth, 63, joined Algroup in 1967 and retired from Algroup in 1999. Mr. Kerth held a number of management positions in Algroup's German, U.S. and Swiss subsidiaries before being appointed Managing Director of Alusuisse Swiss Aluminium Ltd., the principal Swiss operating company in Algroup's aluminum business. Since his retirement, Mr. Kerth has continued to act as a consultant to the Algroup Alusuisse division.

     Sergio Marchionne, 47, has been chief executive officer of Algroup since 1997 and a member of the board of directors of Algroup since April 1999. He has been chief executive officer and a member of the board of directors of Lonza Group Ltd. since October 1999. Mr. Marchionne joined Algroup in July 1994 with responsibility for corporate development and became chief financial officer in 1995. Prior to joining Algroup, he worked for Lawson Mardon Group Ltd. in a number of positions, the last of which was as chief financial officer. Mr. Marchionne, who is a Canadian citizen, has agreed with Alcan to seek to qualify as a "resident Canadian" for the purposes of the Canadian Business Corporations Act if necessary for the Combined Company's board of directors to be validly constituted following the completion of the offer for Algroup shares. In return for this undertaking, Alcan has agreed to indemnify Mr. Marchionne in respect of any incremental costs or liabilities he may incur arising from this action.

COMMITTEES OF THE BOARD OF DIRECTORS

     In accordance with usual practice, the board of directors of the Combined Company may delegate certain of its responsibilities to committees of the board, including the committees described below. These committees are expected to generally have the mandates described below and would report to the board accordingly.

     Audit Committee. The Audit Committee will be composed of Mr. Saint-Pierre, Mr. Mansion, who will serve as its chairman, and Mr. Marchionne. It will:

          - assist the board of directors of the Combined Company in fulfilling its functions relating to corporate accounting, reporting practices and financial and accounting controls,

          -  provide oversight of the financial reporting process, and

          - review financial statements and proposals for the issuance of securities.

     Governance Committee. The Governance Committee will be composed of Dr. Evans, who will serve as its chairman, and Messrs. Davignon and Ebner. It will be responsible for:

     - reviewing corporate governance practices, including practices and performance of the board of directors,

     - maintaining an overview of the composition of the board of directors and reviewing candidates for nomination as directors and committee members, and

     - considering recommendations from the Human Resources and Compensation Committee with respect to the compensation of non-executive directors and the appointment of the chairman of the board and the chief executive officer of the Combined Company.

     Human Resources and Compensation. The Human Resources and Compensation Committee will be composed of Messrs. Engen, Dehecq and Marchionne, who will serve as chairman. It will be responsible:

     - for reviewing and making recommendations with respect to all personnel policy and employee relations matters, and

     - reviewing and approving the Combined Company's executive compensation policy and making recommendations to the Corporate Governance Committee with respect to the compensation of non-executive directors and the appointment of the chairman of the board and the chief executive officer of the Combined Company.

ORGANIZATIONAL STRUCTURE

     The Combined Company's proposed organization will be composed of six business sectors and a corporate office.

     BUSINESS SECTORS

     There will be six business sector heads, each responsible for the value creation of the different business units comprising their sector. They will provide the strategic leadership for growth and the operating oversight to profitably deliver on customer expectations. Each will define the configuration of their respective business units and support functions that will best harness the Combined Company's capabilities in those sectors' markets.

     The following persons will lead these business sectors:

     Kurt Wolfensberger, 59, currently head of Algroup's primary materials and fabricated products divisions, will lead the Bauxite/Alumina business sector which will be located in Montreal.

     Richard Evans, 52, currently president of Alcan's Global Fabrication Group, will lead the Primary Metal business sector, which will be located in Montreal, as well as the International Trade and Agencies and Ferroalloys business sectors.

     Brian W. Sturgell, 50, currently executive vice president of Corporate Development for Alcan, will lead the Aluminium Fabrication, Americas and Asia business sector which will be located in Cleveland. He will also oversee the Combined Company's global can sheet business.

     Philippe Varin, 46, currently senior executive vice president of Pechiney's aluminum sector, will lead the Aluminium Fabrication, Europe business sector which will be located in Paris. He will also oversee the Combined Company's global aerospace and automotive businesses.

     Christel Bories, 35, currently senior executive vice president of Pechiney's food, health and beauty packaging sector, will lead the Health and Beauty Packaging business sector which will be located in Paris.

     Henk van de Meent, 57, currently head of Algroup's food flexible and tobacco packaging division, will lead the Food Flexible and Tobacco Packaging business sector which will be located in Zurich.

     CORPORATE OFFICE

     The new corporate office is structured to add value to the business sectors. The corporate office will focus on:

     -  global strategy;

     -  growth opportunities;

     -  strategic capital and human resource allocation;

     -  corporate governance and compliance issues; and

     -  the dissemination of best practices.

     The new corporate office will play a key role in integrating the six business sectors and in developing the Combined Company's corporate identity and culture.

     The following persons will assume functional leadership positions in the corporate office:

     Robert L. Ball, 53, currently president of Alcan Europe Limited, and executive vice president of Alcan, will lead the Combined Company's Research and Development and Industrial Processes function.

     Daniel Gagnier, 53, currently vice president, corporate affairs, environment, occupational health and safety for Alcan, will lead the Combined Company's Corporate and Environmental Affairs function.

     David L. McAusland, 45, currently vice president and chief legal officer of Alcan, will lead the Combined Company's Legal function.

     Gaston Ouellet, 57, currently vice president, human resources of Alcan, will lead the Combined Company's Human Resources function.

     Jean-Dominique Senard, 46, currently senior executive vice president and chief financial officer of Pechiney, will lead the Combined Company's Corporate Development and Investor Relations functions and the Combined Company's Merger Integration process.

     Suresh Thadhani, 60, currently executive vice president and chief financial officer of Alcan, will lead the Combined Company's Finance function.

     PRINCIPAL SHAREHOLDERS

     Based upon shareholdings of Alcan, Pechiney and Algroup as disclosed in this prospectus:

     (1) after completion of the offers for Pechiney Securities and the offer for Algroup shares and assuming that all of the Pechiney Securities and Algroup shares are acquired by Alcan and are exchanged for Alcan common shares, no person or persons acting in concert would beneficially own or exercise control or direction over Alcan common shares carrying more than 5% of the voting rights attached thereto, except for BZ Group Holding Limited, which would hold, directly or indirectly, approximately 6.4%; and

     (2) after completion of the offers for Pechiney Securities only, assuming that all of the Pechiney Securities are acquired by Alcan and are exchanged for Alcan common shares, no person or persons acting in concert would beneficially own or exercise control or direction over common shares carrying more than 5% of the voting rights attached thereto, except for Sanford C. Bernstein & Co, Inc., which would hold approximately 6.6%.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     This section contains four sets of unaudited pro forma combined financial statements prepared using four different basic sets of assumptions reflecting possible outcomes of the proposed transactions and as described under "Accounting Treatment" on page 37:

     (1) On pages 106 to 113, unaudited pro forma combined financial statements prepared using the pooling of interests method of accounting in accordance with Canadian GAAP with the assumption that, as intended by Alcan, Pechiney and Algroup, at least substantially all of the shares of each of Pechiney and Algroup are acquired by Alcan pursuant to the offers for Pechiney Securities and Algroup shares within a reasonable period of time of each other.

     (2) On pages 114 to 121, unaudited pro forma combined financial statements prepared using the purchase method of accounting in accordance with U.S. GAAP with the assumption that the combination is completed. Notes to these unaudited pro forma combined financial statements include a reconciliation to the purchase method of accounting under Canadian GAAP. Under Canadian GAAP, the purchase method would be used if the combination is completed with Alcan acquiring less than substantially all of the Pechiney Securities or Algroup shares, or if the offers for Pechiney Securities and Algroup shares are not concluded within a reasonable period of time of each other.

     (3) On pages 122 to 129, unaudited pro forma combined financial statements prepared using the purchase method of accounting in accordance with U.S. GAAP with the assumption that only the offers for Pechiney Securities are completed. Notes to these unaudited pro forma combined financial statements include a reconciliation to the purchase method of accounting under Canadian GAAP.

     (4) On pages 130 to 136, unaudited pro forma combined financial statements prepared using the purchase method of accounting in accordance with U.S. GAAP with the assumption that only the offer for the Algroup shares is completed. Notes to these unaudited pro forma combined financial statements include a reconciliation to the purchase method of accounting under Canadian GAAP.

     All four sets of pro forma combined financial statements include assumptions underlying their preparation as well as sensitivity analyses reflecting the effect of changes to certain of those assumptions.

     These pro forma financial statements are not necessarily indicative either of the results that actually would have been achieved if transactions reflected therein had been effective during the period presented or of the results which may be obtained in the future.

         ALCAN, PECHINEY AND ALGROUP -- POOLING METHOD -- CANADIAN GAAP

COMBINED COMPANY
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
JUNE 30, 1999

                                           TRANSLATED                      TRANSLATED
                                           HISTORICAL       PECHINEY       HISTORICAL       ALGROUP
                                            PECHINEY      U.S. TO CDN.      ALGROUP       IAS TO CDN.    PRO FORMA
                            HISTORICAL   NOTES (1), (3)       GAAP       NOTES (1), (3)      GAAP       ADJUSTMENTS     PRO FORMA
                              ALCAN      (RECLASSIFIED)     NOTE (4)     (RECLASSIFIED)    NOTE (5)      NOTE (6)       COMBINED
                            ----------   --------------   ------------   --------------   -----------   -----------     ---------
                                   )                                                                 (in millions of U.S. dollars
ASSETS
CURRENT ASSETS
Cash and time deposits....      616             773            (42)            286              --            --          1,633
Marketable securities.....       --              35             --              --              --            --             35
Receivables...............    1,461           1,478              1           1,116              --            --          4,056
Inventories...............    1,194           1,228             15             773              (1)           (5)(a)      3,204
Deferred income taxes.....       --             185             --              --              --            37(b)         222
                              -----          ------          -----           -----           -----        ------         ------
                              3,271           3,699            (26)          2,175              (1)           32          9,150
Deferred charges and other
  assets..................      481             588             19              28              49            --          1,165
Investments...............       42             450           (110)              8              --            --            390
Property, plant and
  equipment...............    5,794           3,041            186           1,684              (3)          (21)(c)     10,681
Goodwill..................       --           1,746             --             165             146            --          2,057
Deferred income taxes.....       --             513             --              45              --             8(d)         566
Net assets from
  discontinued
  operations..............       --              --             --           1,227              --           234(e)       1,461
                              -----          ------          -----           -----           -----        ------         ------
TOTAL ASSETS..............    9,588          10,037             69           5,332             191           253         25,470
                              =====          ======          =====           =====           =====        ======         ======
LIABILITIES AND
  SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Payables..................    1,130           2,104            (30)            447              --           104(f)       3,755
Short-term borrowings.....       85           1,784              1             803              --           783(g)       3,456
Income and other taxes....       57              --             --              60              --            --            117
Debt maturing within one
  year....................      282             164             22              --              --            --            468
                              -----          ------          -----           -----           -----        ------         ------
                              1,554           4,052             (7)          1,310              --           887          7,796
Debt not maturing within
  one year................    1,318           1,225             69             894              --            --          3,506
Deferred credits and other
  liabilities.............      589           1,411             --             825              66            --          2,891
Deferred income taxes.....      768             175              7             141              10            --          1,101
Minority interests........      111             161             --              24              --            --            296
SHAREHOLDERS' EQUITY
Preference shares.........      160              16             --              --              --            --            176
Common shareholders'
  equity
  Common shares...........    1,213           1,623             --             404              --            --          3,240
  Retained earnings.......    3,946           1,366             --           1,734             115          (634) (h)     6,527
  Other...................      (71)              8             --              --              --            --            (63)
                              -----          ------          -----           -----           -----        ------         ------
                              5,248           3,013             --           2,138             115          (634)         9,880
                              -----          ------          -----           -----           -----        ------         ------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY....    9,588          10,037             69           5,332             191           253         25,470
                              =====          ======          =====           =====           =====        ======         ======

The accompanying notes are an integral part of the unaudited pro forma combined financial statements

         ALCAN, PECHINEY AND ALGROUP -- POOLING METHOD -- CANADIAN GAAP

COMBINED COMPANY
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME FROM CONTINUING OPERATIONS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999

                                                      TRANSLATED                       TRANSLATED
                                                      HISTORICAL        PECHINEY       HISTORICAL        ALGROUP
                                                       PECHINEY       U.S. TO CDN.       ALGROUP       IAS TO CDN.    PRO FORMA
                                      HISTORICAL    NOTES (1), (3)        GAAP       NOTES (1), (3)       GAAP       ADJUSTMENTS
                                         ALCAN      (RECLASSIFIED)      NOTE (4)     (RECLASSIFIED)     NOTE (5)      NOTE (6)
                                      -----------   ---------------   ------------   ---------------   -----------   -----------
                                                 )                         (in millions of U.S. dollars except per share amounts
REVENUES
Sales and operating revenues........        3,598        5,279              --            2,511              --          (279)(i)
Other income........................           78          126               2               --              --            --
                                      -----------        -----           -----            -----           -----         -----
                                            3,676        5,405               2            2,511              --          (279)
COSTS AND EXPENSES
Cost of sales and operating
  expenses..........................        2,864        4,505              (9)           1,917              69          (274)(j)
Depreciation........................          235          189               6              137              --            --
Amortization of goodwill............           --           29              --                5              10            --
Selling, administrative and general
  expenses..........................          206          312               1              247              --            --
Research and development expenses...           32           44              --               20              --            --
Interest............................           44           94               3               50             (19)           13(k)
Other expenses......................           77           --              --               --              --            --
                                      -----------        -----           -----            -----           -----         -----
                                            3,458        5,173               1            2,376              60          (261)
Income before income taxes and other
  items.............................          218          232               1              135             (60)          (18)
Income taxes........................          103          (77)              1               27             (10)           (6)(l)
                                      -----------        -----           -----            -----           -----         -----
Income before other items...........          115          309              --              108             (50)          (12)
Equity income (loss)................           (1)          22              --                1              --            --
Minority interests..................           (5)          (5)             --               (2)             --            --
                                      -----------        -----           -----            -----           -----         -----
Income from continuing operations...          109          326              --              107             (50)          (12)
Dividends on preference shares......            4            2              --               --              --            --
                                      -----------        -----           -----            -----           -----         -----
Income from continuing operations
  attributable to common
  shareholders......................          105          324              --              107             (50)          (12)
                                      ===========        =====           =====            =====           =====         =====
Income from continuing operations
  per common share
  Basic.............................         0.48
  Diluted...........................         0.48
Weighted average of common shares
  outstanding
  Basic.............................  220,100,000
  Diluted...........................  224,900,000


                                       PRO FORMA
                                       COMBINED
                                      -----------
REVENUES
Sales and operating revenues........       11,109
Other income........................          206
                                      -----------
                                           11,315
COSTS AND EXPENSES
Cost of sales and operating
  expenses..........................        9,072
Depreciation........................          567
Amortization of goodwill............           44
Selling, administrative and general
  expenses..........................          766
Research and development expenses...           96
Interest............................          185
Other expenses......................           77
                                      -----------
                                           10,807
Income before income taxes and other
  items.............................          508
Income taxes........................           38
                                      -----------
Income before other items...........          470
Equity income (loss)................           22
Minority interests..................          (12)
                                      -----------
Income from continuing operations...          480
Dividends on preference shares......            6
                                      -----------
Income from continuing operations
  attributable to common
  shareholders......................          474
                                      ===========
Income from continuing operations
  per common share
  Basic.............................         0.95
  Diluted...........................         0.95
Weighted average of common shares
  outstanding
  Basic.............................  497,895,700
  Diluted...........................  505,576,000

The accompanying notes are an integral part of the unaudited pro forma combined financial statements

         ALCAN, PECHINEY AND ALGROUP -- POOLING METHOD -- CANADIAN GAAP

COMBINED COMPANY
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
DECEMBER 31, 1998

                                           TRANSLATED                      TRANSLATED
                                           HISTORICAL       PECHINEY       HISTORICAL       ALGROUP
                                            PECHINEY      U.S. TO CDN.      ALGROUP       IAS TO CDN.    PRO FORMA
                            HISTORICAL   NOTES (1), (3)       GAAP       NOTES (1), (3)      GAAP       ADJUSTMENTS     PRO FORMA
                              ALCAN      (RECLASSIFIED)     NOTE (4)     (RECLASSIFIED)    NOTE (5)      NOTE (6)       COMBINED
                            ----------   --------------   ------------   --------------   -----------   -----------     ---------
                                   )                                                                 (in millions of U.S. dollars
ASSETS
CURRENT ASSETS
Cash and time deposits....      615           1,136            (31)            262              --           --           1,982
Marketable securities.....       --              73             --              --              --           --              73
Receivables...............    1,401           1,508              1             923              --           --           3,833
Inventories...............    1,413           1,376             15             815               6           (8)(a)       3,617
Deferred income taxes.....       --             120             --              --              --           37(b)          157
                              -----          ------          -----           -----           -----         ----          ------
                              3,429           4,213            (15)          2,000               6           29           9,662
Deferred charges and other
  assets..................      517             633             19              31              48           --           1,248
Investments...............       58             465           (107)             14              --           --             430
Property, plant and
  equipment...............    5,897           3,241            190           1,806              (3)         (21)(c)      11,110
Goodwill..................       --           1,737             --             166             162           --           2,065
Deferred income taxes.....       --             473             --              53              (6)           8(d)          528
Net assets from
  discontinued
  operations..............       --              --             --           1,317              --          234(e)        1,551
                              -----          ------          -----           -----           -----         ----          ------
TOTAL ASSETS..............    9,901          10,762             87           5,387             207          250          26,594
                              =====          ======          =====           =====           =====         ====          ======
LIABILITIES AND
  SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Payables..................    1,104           2,235            (27)            511              --          104(f)        3,927
Short-term borrowings.....       86           1,390              1             713              --          783(g)        2,973
Income and other taxes....       28              --             --              58              --           --              86
Debt maturing within one
  year....................      166             731             36               2              --           --             935
                              -----          ------          -----           -----           -----         ----          ------
                              1,384           4,356             10           1,284              --          887           7,921
Debt not maturing within
  one year................    1,537           1,529             70             874              --           --           4,010
Deferred credits and other
  liabilities.............      604           1,541             --             787              16           --           2,948
Deferred income taxes.....      747             190              7             154              22           --           1,120
Minority interests........      110             174             --              30              --           --             314
SHAREHOLDERS' EQUITY
Preference shares.........      160              18             --              --              --           --             178
Common shareholders'
  equity
  Common shares...........    1,251           1,620             --             458              --           --           3,329
  Retained earnings.......    4,078           1,149             --           1,800             169         (637)(h)       6,559
  Other...................       30             185             --              --              --           --             215
                              -----          ------          -----           -----           -----         ----          ------
                              5,519           2,972             --           2,258             169         (637)         10,281
                              -----          ------          -----           -----           -----         ----          ------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY....    9,901          10,762             87           5,387             207          250          26,594
                              =====          ======          =====           =====           =====         ====          ======

The accompanying notes are an integral part of the unaudited pro forma combined financial statements

         ALCAN, PECHINEY AND ALGROUP -- POOLING METHOD -- CANADIAN GAAP

COMBINED COMPANY
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME FROM CONTINUING OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998

                                                       TRANSLATED                      TRANSLATED
                                                       HISTORICAL       PECHINEY       HISTORICAL       ALGROUP
                                                        PECHINEY      U.S. TO CDN.      ALGROUP       IAS TO CDN.    PRO FORMA
                                       HISTORICAL    NOTES (1), (3)       GAAP       NOTES (1), (3)      GAAP       ADJUSTMENTS
                                          ALCAN      (RECLASSIFIED)     NOTE (4)     (RECLASSIFIED)    NOTE (5)      NOTE (6)
                                       -----------   --------------   ------------   --------------   -----------   -----------
                                                  )                       (in millions of U.S. dollars except per share amounts
REVENUES
Sales and operating revenues.........        7,789       10,918             --           5,168              --          (555)(i)
Other income.........................          231          259             --             170              --           (21)(c)
                                       -----------       ------          -----           -----           -----         -----
                                             8,020       11,177             --           5,338              --          (576)
COSTS AND EXPENSES
Cost of sales and operating
  expenses...........................        6,076        9,371            (25)          4,171             (32)         (547)(j)
Depreciation.........................          462          362             14             256              --            --
Amortization of goodwill.............           --           58             --              10              21            --
Selling, administrative and general
  expenses...........................          448          587             --             373              --            --
Research and development expenses....           70          102             --              45              --            --
Interest.............................           92          222              8             151              12            33(k)
Other expenses.......................          219           10              3              35              --            --
                                       -----------       ------          -----           -----           -----         -----
                                             7,367       10,712             --           5,041               1          (514)
Income before income taxes and other
  items..............................          653          465             --             297              (1)          (62)
Income taxes.........................          210          109             --              74               6           (22)(l)
                                       -----------       ------          -----           -----           -----         -----
Income before other items............          443          356             --             223              (7)          (40)
Equity income (loss).................          (48)          11             --               3              --            --
Minority interests...................            4          (22)            --              (5)             --            --
                                       -----------       ------          -----           -----           -----         -----
Income from continuing operations....          399          345             --             221              (7)          (40)
Dividends on preference shares.......           10            2             --              --              --            --
                                       -----------       ------          -----           -----           -----         -----
Income from continuing operations
  attributable to common
  shareholders.......................          389          343             --             221              (7)          (40)
                                       ===========       ======          =====           =====           =====         =====
Income from continuing operations per
  common share
  Basic..............................         1.71
  Diluted............................         1.71
Weighted average of common shares
  outstanding
  Basic..............................  227,400,000
  Diluted............................  232,560,000


                                        PRO FORMA
                                        COMBINED
                                       -----------
REVENUES
Sales and operating revenues.........       23,320
Other income.........................          639
                                       -----------
                                            23,959
COSTS AND EXPENSES
Cost of sales and operating
  expenses...........................       19,014
Depreciation.........................        1,094
Amortization of goodwill.............           89
Selling, administrative and general
  expenses...........................        1,408
Research and development expenses....          217
Interest.............................          518
Other expenses.......................          267
                                       -----------
                                            22,607
Income before income taxes and other
  items..............................        1,352
Income taxes.........................          377
                                       -----------
Income before other items............          975
Equity income (loss).................          (34)
Minority interests...................          (23)
                                       -----------
Income from continuing operations....          918
Dividends on preference shares.......           12
                                       -----------
Income from continuing operations
  attributable to common
  shareholders.......................          906
                                       ===========
Income from continuing operations per
  common share
  Basic..............................         1.82
  Diluted............................         1.82
Weighted average of common shares
  outstanding
  Basic..............................  497,895,700
  Diluted............................  505,576,000

The accompanying notes are an integral part of the unaudited pro forma combined financial statements

         ALCAN, PECHINEY AND ALGROUP -- POOLING METHOD -- CANADIAN GAAP

COMBINED COMPANY
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME FROM CONTINUING OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1997

                                                        TRANSLATED                       TRANSLATED
                                         ADJUSTED       HISTORICAL        PECHINEY       HISTORICAL
                                        HISTORICAL       PECHINEY       U.S. TO CDN.       ALGROUP
                                           ALCAN      NOTES (1), (3)        GAAP       NOTES (1), (3)
                                         NOTE (2)     (RECLASSIFIED)      NOTE (4)     (RECLASSIFIED)
                                        -----------   ---------------   ------------   ---------------
                                            (in millions of U.S. dollars except per share amounts)
REVENUES
Sales and operating revenues..........        7,777       11,943             --             4,987
Other income..........................           88          358             --               101
                                              -----   -----------       -------        ----------
                                              7,865       12,301             --             5,088
COSTS AND EXPENSES
Cost of sales and operating expenses..        6,005       10,478            (37)            3,947
Depreciation..........................          436          374             14               239
Amortization of goodwill..............           --           56             --                10
Selling, administrative and general
  expenses............................          444          591              2               395
Research and development expenses.....           72          107              1                52
Interest..............................          101          255              9               154
Other expenses........................           54           70             11                17
                                              -----   -----------       -------        ----------
                                              7,112       11,931             --             4,814
Income before income taxes and other
  items...............................          753          370             --               274
Income taxes..........................          211           70             --                56
                                              -----   -----------       -------        ----------
Income before other items.............          542          300             --               218
Equity income (loss)..................          (33)          22             --                 3
Minority interests....................           (4)         (11)            --                (2)
                                              -----   -----------       -------        ----------
Income from continuing operations.....          505          311             --               219
Dividends on preference shares........           10           --             --                --
                                              -----   -----------       -------        ----------
Income from continuing operations
  attributable to common
  shareholders........................          495          311             --               219
                                              -----   -----------       -------        ----------
                                              -----   -----------       -------        ----------
Income from continuing operations per
  common share
  Basic...............................         2.09
  Diluted.............................         2.09
Weighted average of common shares
  outstanding
  Basic...............................  227,000,000
  Diluted.............................  231,200,000



                                          ALGROUP
                                        IAS TO CDN.    PRO FORMA
                                           GAAP       ADJUSTMENTS    PRO FORMA
                                         NOTE (5)      NOTE (6)      COMBINED
                                        -----------   -----------   -----------
                                        (in millions of U.S. dollars except per share amounts)
REVENUES
Sales and operating revenues..........       --          (632) (i)       24,075
Other income..........................       --            --               547
                                        -------       --------           ------
                                             --          (632)           24,622
COSTS AND EXPENSES
Cost of sales and operating expenses..      (15)         (619) (i)       19,759
Depreciation..........................       --            --             1,063
Amortization of goodwill..............       21            --                87
Selling, administrative and general
  expenses............................       --            --             1,432
Research and development expenses.....       --            --               232
Interest..............................        1            32(k)            552
Other expenses........................       --            --               152
                                        -------       --------           ------
                                              7          (587)          23,277]
Income before income taxes and other
  items...............................       (7)          (45)            1,345
Income taxes..........................       (1)          (16) (l)          320
                                        -------       --------           ------
Income before other items.............       (6)          (29)            1,025
Equity income (loss)..................       --            --                (8)
Minority interests....................       --            --               (17)
                                        -------       --------           ------
Income from continuing operations.....       (6)          (29)            1,000
Dividends on preference shares........       --            --                10
                                        -------       --------           ------
Income from continuing operations
  attributable to common
  shareholders........................       (6)          (29)              990
                                        -------       --------           ------
                                        -------       --------           ------
Income from continuing operations per
  common share
  Basic...............................                                     1.99
  Diluted.............................                                     1.99
Weighted average of common shares
  outstanding
  Basic...............................                              497,895,700
  Diluted.............................                              505,576,000

The accompanying notes are an integral part of the unaudited pro forma combined financial statements

         ALCAN, PECHINEY AND ALGROUP -- POOLING METHOD -- CANADIAN GAAP

                                COMBINED COMPANY

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                  POOLING OF INTERESTS METHOD -- CANADIAN GAAP
             (IN MILLIONS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS)

1.  BASIS OF PRESENTATION

    These unaudited pro forma combined financial statements give effect to the combination of Alcan, Pechiney and Algroup, as described elsewhere in this document, using the pooling of interests method in accordance with Canadian GAAP. The unaudited pro forma combined balance sheets are presented as if the combination between Alcan, Pechiney and Algroup had been effective December 31, 1998 and June 30, 1999 while the unaudited pro forma combined statements of income are presented as if the combination between Alcan, Pechiney and Algroup had been effective January 1, 1997.

    All financial information relating to Alcan, Pechiney and Algroup is presented in U.S. dollars and is prepared in accordance with Canadian GAAP.

    Under the "pooling of interests" method, the combined balance sheets and statements of income are prepared as though the companies had been combined since inception. Accordingly, the assets and liabilities of Alcan, Pechiney and Algroup have been combined at their historical carrying values and the combined statements of income include the earnings of Alcan, Pechiney and Algroup for the entire periods in which the combination is assumed to have occur. While it is expected that the pooling of interests method will be used to account for the combination, the appropriate method to be used cannot be determined until the combination is completed. Accordingly, it is possible that the combination may be accounted for using the purchase method (see Note 9).

    The unaudited pro forma combined financial statements give effect to the following assumptions related to the combination:

    - Approval by Alcan's shareholders of the issuance of Alcan common shares to be delivered to holders of Pechiney Securities and Algroup shares in the offers. This approval was granted on November 22, 1999.

    - All of the outstanding Pechiney Securities except those held by a subsidiary, are tendered for exchange into Alcan common shares.

    - All of the outstanding shares of Algroup are tendered for exchange into Alcan common shares.

    - The payment of a dividend of approximately $549 to the shareholders of Pechiney upon completion of the offers for Pechiney Securities.

    - Contribution to Algroup's chemicals and energy business of $234 pursuant to the Algroup chemicals division demerger.

    If the offers for the Pechiney Securities and Algroup shares are completed and result in 100% acceptance, shareholders of Alcan, Pechiney and Algroup will own approximately 44%, 29% and 27%, respectively, of the outstanding common shares of the Combined Company (on a fully diluted basis).

    The accompanying unaudited pro forma combined financial statements are based on and should be read in conjunction with the historical consolidated financial statements of Alcan, Pechiney and Algroup for the years ended December 31, 1997 and 1998 and for the six-month period ended June 30, 1999, including the notes thereto which are incorporated by reference or included in this document. Certain reclassifications have been made to the Pechiney and Algroup historical financial statements to conform to the presentation expected to be used by the Combined Company upon completion of the combination.

    The unaudited pro forma adjustments are based upon available information and include certain assumptions and adjustments, which the management of Alcan believes to be reasonable. These adjustments are directly attributable to the combination and are expected to have a continuing impact on the Combined Company's business, results of operations and financial position. The unaudited pro forma combined financial statements do not give effect to any restructuring costs nor any potential cost savings or other synergies that could result from the combination. Plans are currently in development to integrate the operations of Alcan, Pechiney and Algroup, which may involve certain costs, including severance, property and information technology related costs.

    The unaudited pro forma combined financial statements are not necessarily indicative either of the results that actually would have been achieved if the transactions reflected therein had been effective during the periods presented or of the results which may be obtained in the future.

2.  ADJUSTMENT TO ALCAN'S 1997 HISTORICAL STATEMENT OF INCOME

    Alcan's 1997 historical statement of income has been restated to reflect the change in accounting for income taxes adopted by Alcan in 1998.

3.  FOREIGN CURRENCY TRANSLATION

    The Pechiney historical balance sheets information and related Canadian GAAP pro forma adjustments as of December 31, 1998 and June 30, 1999 have been translated into U.S. dollars at the December 31, 1998 and June 30, 1999 rates of exchange of US$1 -- FF 5.6221 and US$1 -- FF 6.3512, respectively. The Pechiney historical statements of income information for the years ended December 31, 1998 and 1997 and the six-month period ended June 30, 1999 and related Canadian GAAP pro forma

         ALCAN, PECHINEY AND ALGROUP -- POOLING METHOD -- CANADIAN GAAP

adjustments to the unaudited pro forma combined statements of income have been translated using the average rates of exchange of US$1 -- FF 5.90, US$1 -- FF
6.3512 and US$1 -- FF 6.03, respectively.

    The Algroup historical balance sheets information and related Canadian GAAP pro forma adjustments as of December 31, 1998 and June 30, 1999 have been translated into U.S. dollars at the December 31, 1998 and June 30, 1999 rates of exchange of US$1 -- CHF 1.3735 and US$1 -- CHF 1.5555, respectively. The Algroup historical statements of income information for the years ended December 31, 1998 and 1997 and the six-month period ended June 30, 1999 and related Canadian GAAP pro forma adjustments to the unaudited pro forma combined statements of income have been translated at the average rates of exchange of US$1 -- CHF 1.450, US$1 -- CHF 1.4514 and US$1 -- CHF 1.4702, respectively.

4.  DIFFERENCES BETWEEN U.S. GAAP AND CANADIAN GAAP AS THEY APPLY TO PECHINEY

    Refer to Note 25 of the Pechiney consolidated financial statements which are incorporated by reference in this document for a description of the differences between U.S. GAAP and Canadian GAAP as they apply to Pechiney.

5.  DIFFERENCES BETWEEN IAS AND CANADIAN GAAP AS THEY APPLY TO ALGROUP

    Refer to Note 33 of the Algroup consolidated financial statements which are included as Annex B to this prospectus for a description of the differences between IAS and Canadian GAAP as they apply to Algroup.

6.  UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The unaudited pro forma combined financial statements incorporate the following adjustments:

    The following adjustments have been made to prepare the pro forma balance sheet and statement of income. Pro forma statement of income adjustments are assumed to occur during the period. Pro forma balance sheet adjustments are assumed to occur on the balance sheet date.

                                                                  JUNE 30,   DECEMBER 31,   DECEMBER 31,
                                                                    1999         1998           1997
                                                                  --------   ------------   ------------
    a) Elimination of intercompany profit in inventory of ANC...       5            8            N/A
                                                                    ====         ====           ====
    b) Deferred income taxes on transaction costs...............      37           37            N/A
                                                                    ====         ====           ====
    c) Elimination of intercompany revenues.....................      21           21            N/A
                                                                    ====         ====           ====
    d) Deferred income taxes on intercompany revenues from
       Pechiney to Alcan........................................       8            8            N/A
                                                                    ====         ====           ====
    e) Cash contribution to the Chemicals Division..............     234          234            N/A
                                                                    ====         ====           ====
    f)  Accrued transaction costs...............................     104          104            N/A
                                                                    ====         ====           ====
    g) Pechiney Dividends.......................................     549          549            N/A
        Cash contribution to the Chemicals Division.............     234          234            N/A
                                                                    ----         ----           ----
                                                                     783          783            N/A
                                                                    ====         ====           ====
    h) Accrued transaction costs, net of income taxes of 37.....      67           67            N/A
        Pechiney Dividends......................................     549          549            N/A
        Elimination of intercompany profit in inventory of
       ANC......................................................       5            8            N/A
        Elimination of intercompany revenues, net of income
       taxes of 8...............................................      13           13            N/A
                                                                    ----         ----           ----
                                                                     634          637            N/A
                                                                    ====         ====           ====
    i)  Elimination of intercompany sales.......................     279          555            632
                                                                    ====         ====           ====
    j)  Elimination of intercompany sales.......................     274          547            619
                                                                    ====         ====           ====
    k) Additional interest expense on short-term borrowings.....      13           33             32
                                                                    ====         ====           ====
    l)  Income tax recovery on interest expense and intercompany
      profit....................................................       6           22             16
                                                                    ====         ====           ====

7.  NON-RECURRING EXPENSES RELATING TO THE COMBINATION

    For the purpose of the pro forma combined financial statements, transaction costs, including fees for advisors, lawyers and other consultants and direct incremental costs of completing the combination, are estimated at approximately $104 and $67 after-tax. These transaction costs will be charged to retained earnings upon consummation of the combination.

8.  SENSITIVITY ANALYSIS

    The unaudited pro forma combined financial statements are based upon the assumption that 100% of the Pechiney Securities and 100% of the Algroup shares are exchanged into Alcan common shares.

         ALCAN, PECHINEY AND ALGROUP -- POOLING METHOD -- CANADIAN GAAP

    For each 1% decrease in the number of Pechiney Securities exchanged, pro forma net income for the years ended December 31, 1997 and 1998 and for the six-month period ended June 30, 1999 will decrease by $2, $2 and $1, respectively, and pro forma common shareholders' equity as at December 31, 1998 and June 30, 1999 will decrease by $49.

    For each 1% decrease in the number of Algroup shares exchanged, pro forma net income for the years ended December 31, 1997 and 1998 and for the six-month period ended June 30, 1999 will decrease by $2, $2 and $1, respectively, pro forma common shareholders' equity as at December 31, 1998 and June 30, 1999 will decrease by $46.

9.  PURCHASE METHOD

    Under Canadian GAAP, a pooling of interests is a business combination in which the ownership interests of two or more companies are joined together through an exchange of voting shares and in which none of the parties can be identified as an acquirer. Accordingly, substantially all of the Pechiney Securities and Algroup shares must be exchanged for Alcan common shares within a reasonable period of time of each other. In addition, none of the combining companies must be identified as an acquirer. If substantially all of the Pechiney Securities and Algroup shares are not exchanged or one of the companies can be identified as the acquirer within a reasonable period of time of each other, the pooling of interests method would not be appropriate and the combination would be accounted for using the purchase method. Pro forma combined financial statements under the purchase method are provided in the section "Unaudited pro forma combined financial statements -- purchase method -- U.S. GAAP".

          ALCAN, PECHINEY AND ALGROUP -- PURCHASE METHOD -- U.S. GAAP

COMBINED COMPANY
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
JUNE 30, 1999

                                                              TRANSLATED         TRANSLATED
                                               ALCAN          HISTORICAL         HISTORICAL       ALGROUP
                                            CDN. GAAP TO       PECHINEY           ALGROUP         IAS TO
                               HISTORICAL    U.S. GAAP      NOTES (1), (2)     NOTES (1), (2)    U.S. GAAP
                                 ALCAN        NOTE (3)      (RECLASSIFIED)     (RECLASSIFIED)    NOTE (4)
                               ----------   ------------   ----------------   ----------------   ---------
                                       )                                      (in millions of U.S. dollars
ASSETS
CURRENT ASSETS
Cash and time deposits.......       616            --              731                286             --
Marketable securities........        --            --               35                 --             --
Receivables..................     1,461            --            1,479              1,116             --
Inventories..................     1,194            --            1,243                773             (3)
Deferred income taxes........        --            --              185                 --             --
                                 ------        ------           ------             ------         ------
                                  3,271            --            3,673              2,175             (3)
Deferred charges and other
  assets.....................       481            (4)             607                 28             49
Investments..................        42            74              340                  8             --
Property, plant and
  equipment..................     5,794            (2)           3,227              1,684             (3)
Goodwill.....................        --            --            1,746                165            146
Deferred income taxes........        --            --              513                 45             --
Net assets from discontinued
  operations.................        --            --               --              1,227             --
                                 ------        ------           ------             ------         ------
TOTAL ASSETS.................     9,588            68           10,106              5,332            189
                                 ======        ======           ======             ======         ======
LIABILITIES AND SHAREHOLDERS'
  EQUITY
CURRENT LIABILITIES
Payables.....................     1,130            --            2,074                447             --
Short-term borrowings........        85            --            1,785                803             --
Income and other taxes.......        57            --               --                 60             --
Debt maturing within one
  year.......................       282            --              186                 --             --
                                 ------        ------           ------             ------         ------
                                  1,554            --            4,045              1,310             --
Debt not maturing within one
  year.......................     1,318            --            1,294                894             --
Deferred credits and other
  liabilities................       589            --            1,411                825             66
Deferred income taxes........       768            --              182                141              9
Minority interests...........       111            --              161                 24             --
SHAREHOLDERS' EQUITY
Preference shares............       160            --               16                 --             --
Common shareholders' equity
  Common shares..............     1,213            --            1,623                404             --
  Retained earnings..........     3,946            76            1,366              1,734            114
  Other......................       (71)           (8)               8                 --             --
                                 ------        ------           ------             ------         ------
                                  5,248            68            3,013              2,138            114
                                 ------        ------           ------             ------         ------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY.......     9,588            68           10,106              5,332            189
                                 ======        ======           ======             ======         ======

                                 PRO FORMA ADJUSTMENTS
                               --------------------------
                               DECONSOLIDATION
                                   OF ANC         OTHER       PRO FORMA
                                  NOTE (5A)      NOTE (5)     COMBINED
                               ---------------   --------     ---------
ASSETS
CURRENT ASSETS
Cash and time deposits.......        (213)            --        1,420
Marketable securities........          --             --           35
Receivables..................        (225)            --        3,831
Inventories..................        (208)            --        2,999
Deferred income taxes........        (102)           164(b)       247
                                   ------         ------       ------
                                     (748)           164        8,532
Deferred charges and other
  assets.....................        (312)            --          849
Investments..................         414           (184)(c)      694
Property, plant and
  equipment..................        (799)         2,229(d)    12,130
Goodwill.....................      (1,204)         5,180(e)     6,033
Deferred income taxes........        (127)             8(f)       439
Net assets from discontinued
  operations.................          --         (1,227)(g)       --
                                   ------         ------       ------
TOTAL ASSETS.................      (2,776)         6,170       28,677
                                   ======         ======       ======
LIABILITIES AND SHAREHOLDERS'
  EQUITY
CURRENT LIABILITIES
Payables.....................        (587)           504(h)     3,568
Short-term borrowings........      (1,061)           783(i)     2,395
Income and other taxes.......          --             --          117
Debt maturing within one
  year.......................          (6)            --          462
                                   ------         ------       ------
                                   (1,654)         1,287        6,542
Debt not maturing within one
  year.......................        (543)          (309)(j)    2,654
Deferred credits and other
  liabilities................        (354)            30(k)     2,567
Deferred income taxes........         (54)           754(l)     1,800
Minority interests...........         (22)            --          274
SHAREHOLDERS' EQUITY
Preference shares............          --            (16)(m)      160
Common shareholders' equity
  Common shares..............          --          7,501(n)    10,741
  Retained earnings..........        (182)        (3,036)(o)    4,018
  Other......................          33            (41)(p)      (79)
                                   ------         ------       ------
                                     (149)         4,408       14,840
                                   ------         ------       ------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY.......      (2,776)         6,170       28,677
                                   ======         ======       ======

The accompanying notes are an integral part of the unaudited pro forma combined financial statements

          ALCAN, PECHINEY AND ALGROUP -- PURCHASE METHOD -- U.S. GAAP

COMBINED COMPANY
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME FROM CONTINUING OPERATIONS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999

                                                     ALCAN        TRANSLATED       TRANSLATED
                                                   CDN. GAAP      HISTORICAL       HISTORICAL      ALGROUP
                                                       TO          PECHINEY         ALGROUP        IAS TO
                                     HISTORICAL    U.S. GAAP    NOTES (1), (2)   NOTES (1), (2)   U.S. GAAP
                                        ALCAN       NOTE (3)    (RECLASSIFIED)   (RECLASSIFIED)   NOTE (4)
                                     -----------   ----------   --------------   --------------   ---------
                                                )     (in millions of U.S. dollars except per share amounts
REVENUES
Sales and operating revenues.......        3,598     --             5,279            2,511          --
Other income.......................           78     --               128           --              --
                                     -----------      ---           -----            -----          ----
                                           3,676     --             5,407            2,511          --
COSTS AND EXPENSES
Cost of sales and operating
 expenses..........................        2,864     --             4,496            1,917            69
Depreciation.......................          235       (2)            195              137          --
Amortization of goodwill...........           --     --                29                5            10
Selling, administrative and general
 expenses..........................          206     --               313              247          --
Research and development
 expenses..........................           32     --                44               20          --
Interest...........................           44     --                97               50           (19)
Other expenses.....................           77        7              --           --              --
                                     -----------      ---           -----            -----          ----
                                           3,458        5           5,174            2,376            60
Income before income taxes and
 other items.......................          218       (5)            233              233           (60)
Income taxes.......................          103     --               (76)              27           (10)
                                     -----------      ---           -----            -----          ----
Income before other items..........          115       (5)            309              108           (50)
Equity income (loss)...............           (1)    --                22                1          --
Minority interests.................           (5)    --                (5)              (2)         --
                                     -----------      ---           -----            -----          ----
Income from continuing operations..          109       (5)            326              107           (50)
Dividends on preference shares.....            4     --                 2           --              --
                                     -----------      ---           -----            -----          ----
Income from continuing operations
 attributable to common
 shareholders......................          105       (5)            324              107           (50)
                                     ===========      ===           =====            =====          ====
Income from continuing operations
 per common share
 Basic.............................         0.48
 Diluted...........................         0.48
Weighted average of common shares
 outstanding
 Basic.............................  220,100,000
 Diluted...........................  215,200,000

                                       PRO FORMA ADJUSTMENTS
                                     --------------------------
                                     DECONSOLIDATION
                                         OF ANC         OTHER         PRO FORMA
                                        NOTE (5A)      NOTE (5)       COMBINED
                                     ---------------   --------      -----------
REVENUES
Sales and operating revenues.......       (1,195)          96(q)          10,289
Other income.......................           (4)        --                  202
                                         -------         ----        -----------
                                          (1,199)          96             10,491
COSTS AND EXPENSES
Cost of sales and operating
 expenses..........................         (947)          96(q)           8,495
Depreciation.......................          (39)         112(s)             638
Amortization of goodwill...........          (22)          85(t)             107
Selling, administrative and general
 expenses..........................          (62)        --                  704
Research and development
 expenses..........................           (7)        --                   89
Interest...........................          (32)           7(u)             147
Other expenses.....................            1         --                   85
                                         -------         ----        -----------
                                          (1,108)         300             10,265
Income before income taxes and
 other items.......................          (91)        (204)               226
Income taxes.......................          (39)         (41)(v)            (36)
                                         -------         ----        -----------
Income before other items..........          (52)        (163)               262
Equity income (loss)...............           21           (4)(w)             39
Minority interests.................            2         --                  (10)
                                         -------         ----        -----------
Income from continuing operations..          (29)        (167)               291
Dividends on preference shares.....      --              --                    6
                                         -------         ----        -----------
Income from continuing operations
 attributable to common
 shareholders......................          (29)        (167)               285
                                         =======         ====        ===========
Income from continuing operations
 per common share
 Basic.............................                                         0.57
 Diluted...........................                                         0.57
Weighted average of common shares
 outstanding
 Basic.............................                                  497,895,700
 Diluted...........................                                  490,893,100

The accompanying notes are an integral part of the unaudited pro forma combined financial statements

          ALCAN, PECHINEY AND ALGROUP -- PURCHASE METHOD -- U.S. GAAP

COMBINED COMPANY
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
DECEMBER 31, 1998

                                                                       TRANSLATED       TRANSLATED
                                                         ALCAN         HISTORICAL       HISTORICAL      ALGROUP
                                                       CDN. GAAP        PECHINEY         ALGROUP        IAS TO
                                         HISTORICAL   TO U.S. GAAP   NOTES (1), (2)   NOTES (1), (2)   U.S. GAAP
                                           ALCAN        NOTE (3)     (RECLASSIFIED)   (RECLASSIFIED)   NOTE (4)
                                         ----------   ------------   --------------   --------------   ---------
                                                 )                                  (in millions of U.S. dollars
ASSETS
CURRENT ASSETS
Cash and time deposits.................       615        --               1,105              262         --
Marketable securities..................     --           --                  73           --             --
Receivables............................     1,401        --               1,509              923         --
Inventories............................     1,413        --               1,391              815             5
Deferred income taxes..................     --           --                 120           --             --
                                           ------        ------          ------           ------        ------
                                            3,429        --               4,198            2,000             5
Deferred charges and other assets......       517             2             652               31            48
Investments............................        58            45             358               14         --
Property, plant and equipment..........     5,897            (4)          3,431            1,806            (3)
Goodwill...............................     --           --               1,737              166           162
Deferred income taxes..................     --           --                 473               53            (6)
Net assets from discontinued
  operations...........................     --           --              --                1,317         --
                                           ------        ------          ------           ------        ------
TOTAL ASSETS...........................     9,901            43          10,849            5,387           206
                                           ======        ======          ======           ======        ======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Payables...............................     1,104        --               2,208              511         --
Short-term borrowings..................        86        --               1,391              713         --
Income and other taxes.................        28        --              --                   58         --
Debt maturing within one year..........       166        --                 767                2         --
                                           ------        ------          ------           ------        ------
                                            1,384        --               4,366            1,284         --
Debt not maturing within one year......     1,537        --               1,599              874         --
Deferred credits and other
  liabilities..........................       604        --               1,541              787            16
Deferred income taxes..................       747        --                 197              154            22
Minority interests.....................       110        --                 174               30         --
SHAREHOLDERS' EQUITY
Preference shares......................       160        --                  18           --             --
Common shareholders' equity
  Common shares........................     1,251        --               1,620              458         --
  Retained earnings....................     4,078            51           1,149            1,800           168
  Other................................        30            (8)            185           --             --
                                           ------        ------          ------           ------        ------
                                            5,519            43           2,972            2,258           168
                                           ------        ------          ------           ------        ------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY...............................     9,901            43          10,849            5,387           206
                                           ======        ======          ======           ======        ======

                                           PRO FORMA ADJUSTMENTS
                                         --------------------------
                                         DECONSOLIDATION
                                             OF ANC         OTHER       PRO FORMA
                                            NOTE (5A)      NOTE (5)     COMBINED
                                         ---------------   --------     ---------
ASSETS
CURRENT ASSETS
Cash and time deposits.................        (120)         --           1,862
Marketable securities..................      --              --              73
Receivables............................        (180)         --           3,653
Inventories............................        (236)         --           3,388
Deferred income taxes..................        (110)           164(b)       174
                                             ------         ------       ------
                                               (646)           164        9,150
Deferred charges and other assets......        (277)         --             973
Investments............................         394           (186)(c)      683
Property, plant and equipment..........        (836)         2,229(d)    12,520
Goodwill...............................      (1,224)         5,108(e)     5,949
Deferred income taxes..................        (127)             8(f)       401
Net assets from discontinued
  operations...........................      --             (1,315)(g)        2
                                             ------         ------       ------
TOTAL ASSETS...........................      (2,716)         6,008       29,678
                                             ======         ======       ======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Payables...............................        (481)           504(h)     3,846
Short-term borrowings..................        (905)           783(i)     2,068
Income and other taxes.................      --              --              86
Debt maturing within one year..........          (7)         --             928
                                             ------         ------       ------
                                             (1,393)         1,287        6,928
Debt not maturing within one year......        (626)          (316)(j)    3,068
Deferred credits and other
  liabilities..........................        (479)            30(k)     2,499
Deferred income taxes..................         (60)           754(l)     1,814
Minority interests.....................         (29)         --             285
SHAREHOLDERS' EQUITY
Preference shares......................      --                (18)(m)      160
Common shareholders' equity
  Common shares........................      --              7,450(n)    10,779
  Retained earnings....................        (129)        (2,994)(o)    4,123
  Other................................      --               (185)(q)       22
                                             ------         ------       ------
                                               (129)         4,253       15,084
                                             ------         ------       ------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY...............................      (2,716)         6,008       29,678
                                             ======         ======       ======

The accompanying notes are an integral part of the unaudited pro forma combined financial statements

          ALCAN, PECHINEY AND ALGROUP -- PURCHASE METHOD -- U.S. GAAP

COMBINED COMPANY
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME FROM CONTINUING OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998

                                                             TRANSLATED         TRANSLATED
                                              ALCAN          HISTORICAL         HISTORICAL       ALGROUP
                                           CDN. GAAP TO       PECHINEY           ALGROUP         IAS TO
                             HISTORICAL     U.S. GAAP      NOTES (1), (2)     NOTES (1), (2)    U.S. GAAP
                                ALCAN        NOTE (3)      (RECLASSIFIED)     (RECLASSIFIED)    NOTE (4)
                             -----------   ------------   ----------------   ----------------   ---------
                                        )           (in millions of U.S. dollars except per share amounts
REVENUES
Sales and operating
  revenues.................        7,789          --           10,918              5,168             --
Other income...............          231          --              195                170             --
                             -----------      ------           ------             ------         ------
                                   8,020          --           11,113              5,338             --
COSTS AND EXPENSES
Cost of sales and operating
  expenses.................        6,076          --            9,346              4,171            (31)
Depreciation...............          462          (4)             376                256             --
Amortization of goodwill...           --          --               58                 10             21
Selling, administrative and
  general expenses.........          448          --              587                373              5
Research and development
  expenses.................           70          --              102                 45             --
Interest...................           92          --              166                151             12
Other expenses.............          219         (14)              13                 35             --
                             -----------      ------           ------             ------         ------
                                   7,367         (18)          10,648              5,041              7
Income before income taxes
  and other items..........          653          18              465                297             (7)
Income taxes...............          210          --              109                 74              6
                             -----------      ------           ------             ------         ------
Income before other
  items....................          443          18              356                223            (13)
Equity income (loss).......          (48)         --               11                  3             --
Minority interests.........            4          --              (22)                (5)            --
                             -----------      ------           ------             ------         ------
Income from continuing
  operations...............          399          18              345                221            (13)
Dividends on preference
  shares...................           10          --                2                 --             --
                             -----------      ------           ------             ------         ------
Income from continuing
  operations attributable
  to common shareholders...          389          18              343                221            (13)
                             ===========      ======           ======             ======         ======
Income from continuing
  operations per common
  share
  Basic....................         1.71
  Diluted..................         1.71
Weighted average of common
  shares outstanding
  Basic....................  227,400,000
  Diluted..................  222,600,000

                               PRO FORMA ADJUSTMENTS
                             --------------------------
                             DECONSOLIDATION
                                 OF ANC         OTHER        PRO FORMA
                                NOTE (5A)      NOTE (5)      COMBINED
                             ---------------   --------     -----------
REVENUES
Sales and operating
  revenues.................      (2,454)           185(q)        21,606
Other income...............          (5)           (21)(r)          570
                                 ------         ------      -----------
                                 (2,459)           164           22,176
COSTS AND EXPENSES
Cost of sales and operating
  expenses.................      (1,985)           185(q)        17,762
Depreciation...............         (80)           224(s)         1,234
Amortization of goodwill...         (42)           167(t)           214
Selling, administrative and
  general expenses.........        (138)            --            1,275
Research and development
  expenses.................         (15)            --              202
Interest...................         (58)            11(u)           374
Other expenses.............           2             62(x)           317
                                 ------         ------      -----------
                                 (2,316)           649           21,378
Income before income taxes
  and other items..........        (143)          (485)             798
Income taxes...............         (26)          (109)(v)          264
                                 ------         ------      -----------
Income before other
  items....................        (117)          (376)             534
Equity income (loss).......          49             (6)(w)            9
Minority interests.........           5             --              (18)
                                 ------         ------      -----------
Income from continuing
  operations...............         (63)          (382)             525
Dividends on preference
  shares...................          --             --               12
                                 ------         ------      -----------
Income from continuing
  operations attributable
  to common shareholders...         (63)          (382)             513
                                 ======         ======      ===========
Income from continuing
  operations per common
  share
  Basic....................                                        1.03
  Diluted..................                                        1.03
Weighted average of common
  shares outstanding
  Basic....................                                 497,895,700
  Diluted..................                                 490,893,100

The accompanying notes are an integral part of the unaudited pro forma combined financial statements

          ALCAN, PECHINEY AND ALGROUP -- PURCHASE METHOD -- U.S. GAAP

                                COMBINED COMPANY

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                          PURCHASE METHOD -- U.S. GAAP
             (IN MILLIONS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS)

1.  BASIS OF PRESENTATION

    These unaudited pro forma combined financial statements have been prepared to reflect the combination of Alcan, Pechiney and Algroup using the purchase method and certain reorganizational events occurring prior to the combination.

    These unaudited pro forma combined financial statements have been prepared using U.S. GAAP which is similar, in all material respects, to Canadian GAAP except as noted in these notes.

    The unaudited pro forma combined financial statements are based on the following assumptions related to the combination:

    - Approval by Alcan's shareholders of the issuance of Alcan common shares to be delivered to holders of Pechiney Securities and Algroup shares in the offers. This approval was granted on November 22, 1999.

    - All of the Pechiney Securities, except those held by a subsidiary, are tendered for exchange into Alcan common shares.

    - All of the outstanding Algroup shares are tendered for exchange into Alcan common shares.

    - Conversion of Algroup's convertible debt.

    - The sale of Pechiney's 54.5% interest in American National Can Group, Inc. ("ANC") on August 2, 1999.

    - The payment of a dividend of approximately $549 (including withholding taxes) to the shareholders of Pechiney upon completion of the offers for Pechiney Securities.

    - Contribution to Algroup's chemicals and energy businesses of $234 pursuant to the Algroup chemicals division demerger.

    - The Algroup chemicals division demerger, which occurred on November 1, 1999.

    The unaudited pro forma combined balance sheets are presented as if the combination between Alcan, Pechiney and Algroup had been effective December 31, 1998 and June 30, 1999 while the unaudited pro forma combined statements of income are presented as if the combination between Alcan, Pechiney and Algroup had been effective January 1, 1998.

    The combination will be accounted for as a "purchase" in accordance with U.S. GAAP. Under this approach, the purchase price for the outstanding shares of Pechiney and Algroup has been determined to be $34.00 per share based on the average of the closing price for the Alcan common shares on the New York Stock Exchange for the six trading days beginning on August 6, and ending on August 13, 1999. It has been determined that the combination would not qualify as a pooling of interests under U.S. GAAP.

    The purchase price will be allocated to the Pechiney and Algroup assets acquired and liabilities assumed based on their estimated fair market value. The excess of the purchase price over the fair market value of the net assets acquired will be treated as goodwill, to be amortized over 30 years.

          ALCAN, PECHINEY AND ALGROUP -- PURCHASE METHOD -- U.S. GAAP

    For the purpose of the unaudited pro forma combined financial statements, an initial purchase price allocation has been performed:

                                                                 JUNE 30, 1999       DECEMBER 31, 1998
                                                                ----------------    -------------------
Purchase price
  Acquisition of Pechiney and Algroup shares................               9,529                  9,529
Transaction costs (net of tax of 12)........................                  30                     30
Book value of net assets acquired...........................    (5,265)             (5,398)
  Cash contribution to Algroup chemicals division...........       234                 234
  Algroup chemicals division demerger.......................     1,227               1,315
  Conversion of convertible debentures......................      (309)               (316)
  Pechiney's and Algroup's transaction costs................        62                  62
  Pechiney dividends........................................       549                 549
  Loss on sale of ANC.......................................       149                 129
  Predecessor goodwill......................................       853                 841
  Other.....................................................        12                  12
                                                                ------              ------
                                                                          (2,488)                (2,572)
                                                                          ------                 ------
Excess of purchase price over the book value of net assets
  acquired..................................................               7,071                  6,987
                                                                          ======                 ======
Allocation of the excess of the purchase price over the book value of the net assets acquired
    Property, plant and equipment...........................               2,250                  2,250
    Restructuring costs (principally severance costs).......                (400)                  (400)
    Investments.............................................                (180)                  (180)
    Pensions and other postretirement benefits..............                 (30)                   (30)
    Deferred income taxes...................................                (602)                  (602)
    Goodwill................................................               6,033                  5,949
                                                                          ------                 ------
                                                                           7,071                  6,987
                                                                          ======                 ======

    The purchase price for Pechiney has been determined as follows:

                                                                         ALGROUP            PECHINEY
                                                                       -----------   -----------------------
                                                                                       CLASS A      CLASS B    TOTAL
                                                                                     -----------   ---------   -----
Shares outstanding (except those held by a Pechiney
subsidiary).................................................             6,286,126    79,486,474   1,091,044
  Exercise of stock options.................................                 4,625            --          --
  Conversion of convertible debentures......................               325,945            --          --
                                                                       -----------   -----------   ---------
                                                                         6,616,696    79,486,474   1,091,044
Exchange ratio..............................................               20.6291        1.7816      1.9598
                                                                       -----------   -----------   ---------
Alcan shares to be issued...................................           136,496,483   141,613,102   2,138,228
                                                                       ===========   ===========   =========
Price per Alcan share.......................................                 34.00         34.00       34.00
Purchase price..............................................                 4,641         4,815          73   9,529
                                                                       ===========   ===========   =========   =====

    The final allocation of the purchase price is dependent upon certain valuations and studies which have not been completed and may result in changes in the above estimated values and lives for identifiable items as well as goodwill.

    The accompanying unaudited pro forma combined financial statements are based on and should be read in conjunction with the historical consolidated financial statements of Alcan, Pechiney and Algroup for the year ended December 31, 1998 and for the six-month period ended June 30, 1999, including the notes thereto which are incorporated by reference or included in this document. Certain reclassifications have been made to the Pechiney and Algroup historical financial statements to conform to the expected presentation to be used by the Combined Company upon completion of the combination.

    The unaudited pro forma adjustments are based upon available information and include certain assumptions and adjustments, which the management of Alcan believes to be reasonable. These adjustments are directly attributable to the combination and are expected to have a continuing impact on the Combined Company's business, results of operations and financial position. The unaudited pro forma combined financial statements do not give effect to any cost savings or other synergies that could result from the combination. Plans are currently in development to integrate the operations of Alcan, Pechiney and Algroup, which may involve certain costs, including severance, property and information technology related costs. Certain of these costs may be accounted for as accrued liabilities and included in the allocation of the purchase price consideration at the date of the consummation of the combination. To the extent that such costs are not accounted for as accrued liabilities at the date of consummation of the combination, a charge may result, which may be material. The amount of the charge cannot be quantified at this time, but is expected to be recognized in the period in which restructuring occurs. To the extent that such costs are accounted for as accrued liabilities and included in the allocation of the purchase price consideration, the amount allocated to goodwill would increase, and

          ALCAN, PECHINEY AND ALGROUP -- PURCHASE METHOD -- U.S. GAAP

pro forma net income from continuing operations would decrease. For each additional $100 of accrued liabilities included in the purchase price allocation, pro forma net income from continuing operations would decrease by $3.

    The unaudited pro forma combined financial statements are not necessarily indicative either of the results that actually would have been achieved if the transactions reflected therein had been effective during the periods presented or of the results which may be obtained in the future.

2.  FOREIGN CURRENCY TRANSLATION

    The Pechiney historical balance sheets information and related U.S. and Canadian GAAP pro forma adjustments as of December 31, 1998 and June 30, 1999 have been translated into U.S. dollars at the December 31, 1998 and June 30, 1999 rates of exchange of US$1 -- FF 5.6221 and US$1 -- FF 6.3512, respectively. The Pechiney historical statements of income information for the year ended December 31, 1998, the six-month period ended June 30, 1999 and related U.S. and Canadian GAAP pro forma adjustments to the unaudited pro forma combined statements of income have been translated at the average rates of exchange of US$1 -- FF 5.90 and US$1 -- FF 6.03, respectively.

    The Algroup historical balance sheets information and related U.S. and Canadian GAAP pro forma adjustments as of December 31, 1998 and June 30, 1999 have been translated into U.S. dollars at the December 31, 1998 and June 30, 1999 rates of exchange of US$1 -- CHF 1.3735 and US$1 -- CHF 1.5555, respectively. The Algroup historical statements of income information for the year ended December 31, 1998, the six-month period ended June 30, 1999 and related U.S. and Canadian GAAP pro forma adjustments to the unaudited pro forma combined statements of income have been translated at the average rates of exchange of US$1 -- CHF 1.4506 and US$1 -- CHF 1.4702, respectively.

3.  DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP AS THEY APPLY TO ALCAN

    Refer to Note 5 of the Alcan consolidated financial statements which are incorporated by reference into this prospectus for a description of the differences between Canadian and U.S. GAAP as they apply to Alcan.

4.  DIFFERENCES BETWEEN IAS AND U.S. GAAP AS THEY APPLY TO ALGROUP

    Refer to Note 33 of the Algroup consolidated financial statements which are included as Annex B to this prospectus for a description of the differences between IAS and U.S. GAAP as they apply to Algroup.

5.  UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The unaudited pro forma combined financial statements incorporate the following adjustments:

    The following adjustments have been made to prepare the pro forma balance sheet and statement of income. Pro forma statement of income adjustments are assumed to occur as of January 1, 1998. Pro forma balance sheet adjustments are assumed to occur on the balance sheet date.

    a) The revenues and expenses, assets and liabilities of ANC have been excluded from the pro forma financial statements, and the remaining 45.45% interest is reported as an equity investment. Proceeds of $485 on the sale of the 54.5% interest in ANC are recorded as a reduction of short-term borrowings. The Combined Company's share of the equity earnings has been recorded for each period.

                                                                JUNE 30,    DECEMBER 31,
                                                                  1999          1998
                                                                --------    ------------
                                                                 (in milions)of US$l
b)  Deferred income taxes on transaction costs..............         37            37
         Deferred income taxes on restructuring costs.......        127           127
                                                                 ------        ------
                                                                    164           164
                                                                 ======        ======
    c)  Fair value allocation to investments................        180           180
         Elimination of intercompany profit in inventory of
       equity-accounted affiliate...........................          4             6
                                                                 ------        ------
                                                                    184           186
                                                                 ======        ======
    d)  Fair value allocation to property, plant and
        equipment...........................................      2,250         2,250
         Elimination of intercompany revenues...............        (21)          (21)
                                                                 ------        ------
                                                                  2,229         2,229
                                                                 ======        ======
    e)  Elimination of predecessor goodwill.................       (853)         (841)
         Goodwill arising on acquisition....................      6,033         5,949
                                                                 ------        ------
                                                                  5,180         5,108
                                                                 ======        ======
    f)   Deferred income taxes on intercompany revenues from
         Pechiney to Alcan..................................          8             8
                                                                 ======        ======
    g)  Algroup chemicals division demerger.................      1,227         1,315
                                                                 ======        ======

          ALCAN, PECHINEY AND ALGROUP -- PURCHASE METHOD -- U.S. GAAP

                                                                JUNE 30,    DECEMBER 31,
                                                                  1999          1998
                                                                --------    ------------
                                                                 (in milions)of US$l
h)  Accrued transaction costs...............................        104           104
         Accrued restructuring costs........................        400           400
                                                                 ------        ------
                                                                    504           504
                                                                 ======        ======
    i)   Payment of dividend to shareholders of Pechiney....        549           549
         Cash contribution to the Algroup chemicals
       division.............................................        234           234
                                                                 ------        ------
                                                                    783           783
                                                                 ======        ======
    j)   Conversion of convertible debentures into Algroup
         common shares......................................        309           316
                                                                 ======        ======
    k)  Fair value allocation to pensions and other
        postretirement benefits.............................         30            30
                                                                 ======        ======
    l)   Deferred income taxes arising on fair value
         allocations........................................        754           754
                                                                 ======        ======
    m)  Exchange of Pechiney preferred shares for Alcan
        common shares.......................................         16            18
                                                                 ======        ======
    n)  Elimination of Pechiney and Algroup common shares...     (2,027)       (2,078)
         Issuance of Alcan Common Shares....................      9,528         9,528
                                                                 ------        ------
                                                                  7,501         7,450
                                                                 ======        ======
    o)  Elimination of Pechiney and Algroup retained
        earnings............................................      3,032         2,988
         Elimination of profit in inventory on sales from
       Alcan to an equity-accounted affiliate...............          4             6
                                                                 ------        ------
                                                                  3,036         2,994
                                                                 ======        ======
    p)  Elimination of Pechiney and Algroup other
        shareholders' equity................................          8           185
                                                                 ======        ======
    q)  Elimination of intercompany sales and cost of
        sales...............................................         96           185
                                                                 ======        ======
    r)   Elimination of intercompany revenue................      --               21
                                                                 ======        ======
    s)  Depreciation on fair value allocation to property,
        plant and equipment over 10 years...................        112           224
                                                                 ======        ======
    t)   Amortization of goodwill over 30 years.............         85           167
                                                                 ======        ======
    u)  Additional interest expense on net cash outflow
        related to Notes 4a), i) and j).....................          7            11
                                                                 ======        ======
    v)  Income taxes on items included in Notes 4r), s), u)
        and x)..............................................        (41)         (109)
                                                                 ======        ======
    w)  Elimination of profit on sales from Alcan to an
        equity-accounted affiliate..........................          4             6
                                                                 ======        ======
    x)  Pechiney and Algroup transaction costs..............      --               62
                                                                 ======        ======

6.  CANADIAN GAAP

    Under Canadian GAAP, the pooling of interests method would be used if, as intended, substantially all of the shares of each Pechiney and Algroup are exchanged within a reasonable period of time of each other. If substantially all of the Pechiney Securities and Algroup shares are not exchanged within a reasonable period of time of each other, the transaction will be accounted for using the purchase method.

    Differences in application of the purchase method between U.S. and Canadian GAAP are not significant except with respect to the determination of the purchase price. Under Canadian GAAP, the purchase price is based on the market value of the Alcan common shares for a reasonable period of time before and after the transaction is consummated while under U.S. GAAP, the purchase price is based on the market value of the Alcan common shares for a reasonable period of time before and after the announcement date, which for the Alcan, Pechiney and Algroup combination was August 11, 1999. For the purpose of the unaudited pro forma combined financial statements, it is assumed that the average price for a reasonable period of time before and after the consummation date is the same as the average price for a reasonable period of time before and after the announcement date. For every $1 per share increase or decrease in the purchase price, goodwill would increase or decrease by $280, pro forma net income would decrease or increase by $9 and earnings per common share would decrease or increase by $0.02.

7.  SENSITIVITY ANALYSIS

    The unaudited pro forma combined financial statements are based upon the assumption that 100% of the Pechiney Securities except those held by a subsidiary and 100% of the Algroup shares are exchanged into Alcan common shares.

    For each 1% decrease in the number of Pechiney Securities exchanged, pro forma net income for the year ended December 31, 1998 and for the six-month period ended June 30, 1999 will decrease by $2 and $1, respectively, pro forma common shareholders' equity as at December 31, 1998 and June 30, 1999 will decrease by $49.

    For each 1% decrease in the number of Algroup shares exchanged, pro forma net income for the year ended December 31, 1998 and for the six-month period ended June 30, 1999 will decrease by $2 and $1, respectively, pro forma common shareholders' equity as at December 31, 1998 and June 30, 1999 will decrease by $46.

               ALCAN AND PECHINEY -- PURCHASE METHOD -- U.S. GAAP

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
JUNE 30, 1999

                                                                                               PRO FORMA
                                                                      TRANSLATED              ADJUSTMENTS
                                                        ALCAN         HISTORICAL     -----------------------------
                                                      CDN. GAAP        PECHINEY      DECONSOLIDATION
                                        HISTORICAL   TO U.S. GAAP   NOTES (1), (2)       OF ANC           OTHER         PRO FORMA
                                          ALCAN        NOTE (3)     (RECLASSIFIED)      NOTE (4A)       NOTE (4)        COMBINED
                                        ----------   ------------   --------------   ---------------   -----------      ---------
                                               )                                                     (in millions of U.S. dollars
ASSETS
CURRENT ASSETS
Cash and time deposits...............       616            --              731              (213)             --          1,134
Marketable securities................        --            --               35                --              --             35
Receivables..........................     1,461            --            1,479              (225)             --          2,715
Inventories..........................     1,194            --            1,243              (208)             --          2,229
Deferred income taxes................        --            --              185              (102)             75(b)         158
                                          -----         -----           ------           -------        --------         ------
                                          3,271            --            3,673              (748)             75          6,271
Deferred charges and other assets....       481            (4)             607              (312)             --            772
Investments..........................        42            74              340               414            (184)(c)        686
Property, plant and equipment........     5,794            (2)           3,227              (799)          1,345(d)       9,565
Goodwill.............................        --            --            1,746            (1,204)          2,062(e)       2,604
Deferred income taxes................        --            --              513              (127)              8(f)         394
                                          -----         -----           ------           -------        --------         ------
TOTAL ASSETS.........................     9,588            68           10,106            (2,776)          3,306         20,292
                                          =====         =====           ======           =======        ========         ======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Payables.............................     1,130            --            2,074              (587)            200(g)       2,817
Short-term borrowings................        85            --            1,785            (1,061)            549(h)       1,358
Income and other taxes...............        57            --               --                --              --             57
Debt maturing within one year........       282            --              186                (6)             --            462
                                          -----         -----           ------           -------        --------         ------
                                          1,554            --            4,045            (1,654)            749          4,694
Debt not maturing within one year....     1,318            --            1,294              (543)             --          2,069
Deferred credits and other
  liabilities........................       589            --            1,411              (354)             30(i)       1,676
Deferred income taxes................       768            --              182               (54)            507(j)       1,403
Minority interests...................       111            --              161               (22)             --            250
SHAREHOLDERS' EQUITY
Preference shares....................       160            --               16                --             (16)(k)        160
Common shareholders' equity
  Common shares......................     1,213            --            1,623                --           3,265(l)       6,101
  Retained earnings..................     3,946            76            1,366              (182)         (1,188)(m)      4,018
  Other..............................       (71)           (8)               8                33             (41)(n)        (79)
                                          -----         -----           ------           -------        --------         ------
                                          5,248            68            3,013              (149)          2,020         10,200
                                          -----         -----           ------           -------        --------         ------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY.............................     9,588            68           10,106            (2,776)          3,306         20,292
                                          =====         =====           ======           =======        ========         ======

The accompanying notes are an integral part of the unaudited pro forma combined financial statements

               ALCAN AND PECHINEY -- PURCHASE METHOD -- U.S. GAAP

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME FROM CONTINUING OPERATIONS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999

                                                                                             PRO FORMA
                                                                   TRANSLATED               ADJUSTMENTS
                                                     ALCAN         HISTORICAL      -----------------------------
                                                   CDN. GAAP        PECHINEY       DECONSOLIDATION
                                    HISTORICAL    TO U.S. GAAP   NOTES (1), (2)        OF ANC           OTHER          PRO FORMA
                                       ALCAN        NOTE (3)     (RECLASSIFIED)       NOTE (4A)       NOTE (4)         COMBINED
                                    -----------   ------------   ---------------   ---------------   -----------      -----------
                                               )                            (in millions of U.S. dollars except per share amounts
REVENUES
Sales and operating revenues.....         3,598      --               5,279            (1,195)             96(o)            7,778
Other income.....................            78      --                 128                (4)          --                    202
                                    -----------      ------          ------            ------          ------         -----------
                                          3,676      --               5,407            (1,199)             96               7,980
COSTS AND EXPENSES
Cost of sales and operating
  expenses.......................         2,864      --               4,496              (947)             96(o)            6,509
Depreciation.....................           235          (2)            195               (39)             68(q)              457
Amortization of goodwill.........       --           --                  29               (22)             43(r)               50
Selling, administrative and
  general expenses...............           206      --                 313               (62)          --                    457
Research and development
  expenses.......................            32      --                  44                (7)          --                     69
Interest.........................            44      --                  97               (32)              5(s)              114
Other expenses...................            77           7              --                 1           --                     85
                                    -----------      ------          ------            ------          ------         -----------
                                          3,458           5           5,174            (1,108)            212               7,741
Income before income taxes and
  other items....................           218          (5)            233               (91)           (116)                239
Income taxes.....................           103      --                 (76)              (39)            (28)(t)             (40)
                                    -----------      ------          ------            ------          ------         -----------
Income before other items........           115          (5)            309               (52)            (88)                279
Equity income (loss).............            (1)     --                  22                21              (4)(u)              38
Minority interests...............            (5)     --                  (5)                2              --                  (8)
                                    -----------      ------          ------            ------          ------         -----------
Income from continuing
  operations.....................           109          (5)            326               (29)            (92)                309
Dividends on preference shares...             4      --                   2            --               --                      6
                                    -----------      ------          ------            ------          ------         -----------
Income from continuing operations
  attributable to common
  shareholders                              105          (5)            324               (29)            (92)                303
                                    ===========      ======          ======            ======          ======         ===========
Income from continuing operations
  per common share
  Basic..........................          0.48                                                                              0.83
  Diluted........................          0.48                                                                              0.83
Weighted average of common shares
  outstanding
  Basic..........................   220,100,000                                                                       361,399,200
  Diluted........................   215,200,000                                                                       354,396,700

The accompanying notes are an integral part of the unaudited pro forma combined financial statements

               ALCAN AND PECHINEY -- PURCHASE METHOD -- U.S. GAAP

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
DECEMBER 31, 1998

                                                                    TRANSLATED           PRO FORMA ADJUSTMENTS
                                                     ALCAN          HISTORICAL        ----------------------------
                                                   CDN. GAAP         PECHINEY         DECONSOLIDATION
                                    HISTORICAL    TO U.S. GAAP     NOTES (1),(2)          OF ANC           OTHER        PRO FORMA
                                      ALCAN         NOTE (3)      (RECLASSIFIED)         NOTE (4A)        NOTE (4)      COMBINED
                                    ----------    ------------    ---------------     ---------------     --------      ---------
                                            )                                                        (in millions of U.S. dollars
ASSETS
CURRENT ASSETS
Cash and time deposits..........         615         --                1,105                (120)           --            1,600
Marketable securities...........       --            --                   73              --                --               73
Receivables.....................       1,401         --                1,509                (180)           --            2,730
Inventories.....................       1,413         --                1,391                (236)           --            2,568
Deferred income taxes...........       --            --                  120                (110)              75(b)         85
                                      ------         ------           ------              ------           ------        ------
                                       3,429         --                4,198                (646)              75         7,056
Deferred charges and other
  assets........................         517              2              652                (277)           --              894
Investments.....................          58             45              358                 394             (186)(c)       669
Property, plant and equipment...       5,897             (4)           3,431                (836)           1,345(d)      9,833
Goodwill........................       --            --                1,737              (1,224)           2,083(e)      2,596
Deferred income taxes...........       --            --                  473                (127)               8(f)        354
                                      ------         ------           ------              ------           ------        ------
TOTAL ASSETS....................       9,901             43           10,849              (2,716)           3,325        21,402
                                      ======         ======           ======              ======           ======        ======
LIABILITIES AND SHAREHOLDERS'
  EQUITY
CURRENT LIABILITIES
Payables........................       1,104         --                2,208                (481)             200(g)      3,031
Short-term borrowings...........          86         --                1,391                (905)             549(h)      1,121
Income and other taxes..........          28         --               --                  --                --               28
Debt maturing within one year...         166         --                  767                  (7)           --              926
                                      ------         ------           ------              ------           ------        ------
                                       1,384         --                4,366              (1,393)             749         5,106
Debt not maturing within one
  year..........................       1,537         --                1,599                (626)           --            2,510
Deferred credits and other
  liabilities...................         604         --                1,541                (479)              30(i)      1,696
Deferred income taxes...........         747         --                  197                 (60)             507(j)      1,391
Minority interests..............         110         --                  174                 (29)           --              255
SHAREHOLDERS' EQUITY
Preference shares...............         160         --                   18              --                  (18)(k)       160
Common shareholders' equity
  Common shares.................       1,251         --                1,620              --                3,268(l)      6,139
  Retained earnings.............       4,078             51            1,149                (129)          (1,026)(m)     4,123
  Other.........................          30             (8)             185              --                 (185)(n)        22
                                      ------         ------           ------              ------           ------        ------
                                       5,519             43            2,972                (129)           2,039        10,444
                                      ------         ------           ------              ------           ------        ------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY..........       9,901             43           10,849              (2,716)           3,325        21,402
                                      ======         ======           ======              ======           ======        ======

The accompanying notes are an integral part of the unaudited pro forma combined financial statements

               ALCAN AND PECHINEY -- PURCHASE METHOD -- U.S. GAAP

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME FROM CONTINUING OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                     TRANSLATED         PRO FORMA ADJUSTMENTS
                                                       ALCAN         HISTORICAL      ---------------------------
                                                     CDN. GAAP        PECHINEY       DECONSOLIDATION
                                      HISTORICAL    TO U.S. GAAP   NOTES (1), (2)        OF ANC          OTHER         PRO FORMA
                                         ALCAN        NOTE (3)     (RECLASSIFIED)       NOTE (4A)      NOTE (4)        COMBINED
                                      -----------   ------------   ---------------   ---------------   ---------      -----------
                                                 )                          (in millions of U.S. dollars except per share amounts
REVENUES
Sales and operating revenues.......         7,789      --              10,918            (2,454)           185(o)          16,438
Other income.......................           231      --                 195                (5)           (21)(p)            400
                                      -----------      ------          ------            ------         ------        -----------
                                            8,020      --              11,113            (2,459)           164             16,838
COSTS AND EXPENSES
Cost of sales and operating
  expenses.........................         6,076      --               9,346            (1,985)           185(o)          13,622
Depreciation.......................           462          (4)            376               (80)           136(q)             890
Amortization of goodwill...........       --           --                  58               (42)            87(r)             103
Selling, administrative and general
  expenses.........................           448      --                 587              (138)         --                   897
Research and development
  expenses.........................            70      --                 102               (15)         --                   157
Interest...........................            92      --                 166               (58)            12(s)             212
Other expenses.....................           219         (14)             13                 2             33(v)             253
                                      -----------      ------          ------            ------         ------        -----------
                                            7,367         (18)         10,648            (2,316)           453             16,134
Income before income taxes and
  other items......................           653          18             465              (143)          (289)               704
Income taxes.......................           210      --                 109               (26)           (76)(t)            217
                                      -----------      ------          ------            ------         ------        -----------
Income before other items..........           443          18             356              (117)          (213)               487
Equity income (loss)...............           (48)     --                  11                49             (6)(u)              6
Minority interests.................             4      --                 (22)                5          --                   (13)
                                      -----------      ------          ------            ------         ------        -----------
Income from continuing
  operations.......................           399          18             345               (63)          (219)               480
Dividends on preference shares.....            10      --                   2            --              --                    12
                                      -----------      ------          ------            ------         ------        -----------
Income from continuing operations
  attributable to common
  shareholders.....................           389          18             343               (63)          (219)               468
                                      ===========      ======          ======            ======         ======        ===========
Income from continuing operations
  per common share
  Basic............................          1.71                                                                            1.30
  Diluted..........................          1.71                                                                            1.30
Weighted average of common shares
  outstanding
  Basic............................   227,400,000                                                                     361,399,200
  Diluted..........................   222,600,000                                                                     354,396,700

The accompanying notes are an integral part of the unaudited pro forma combined financial statements

               ALCAN AND PECHINEY -- PURCHASE METHOD -- U.S. GAAP

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                          PURCHASE METHOD -- U.S. GAAP
             (IN MILLIONS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS)

1.  BASIS OF PRESENTATION

    These unaudited pro forma combined financial statements have been prepared to reflect the combination of Alcan and Pechiney using the purchase method and certain reorganizational events occurring prior to the combination.

    These unaudited pro forma combined financial statements have been prepared using U.S. GAAP which is similar, in all material respects, to Canadian GAAP except as noted in these notes.

    The unaudited pro forma combined financial statements are based on the following assumptions related to the combination:

    - Approval by Alcan's shareholders of the issuance of Alcan common shares to be delivered to holders of Pechiney Securities and Algroup shares in the offers. This approval was granted on November 22, 1999.

    - All of the outstanding Pechiney Securities except those held by a subsidiary, are tendered for exchange into Alcan common shares.

    - The sale of Pechiney's 54.5% interest in American National Can Group, Inc. ("ANC") on August 2, 1999.

    - The payment of a dividend of approximately $549 (including withholding taxes) to the shareholders of Pechiney upon completion of the offer for the Algroup shares.

    The unaudited pro forma combined balance sheets are presented as if the combination between Alcan and Pechiney had been effective December 31, 1998 and June 30, 1999 while the unaudited pro forma combined statements of income are presented as if the combination between Alcan and Pechiney had been effective January 1, 1998.

    The combination will be accounted for as a "purchase" in accordance with U.S. GAAP. Under this approach, the purchase price for the outstanding shares of Pechiney has been determined to be $34.00 per share based on the average of the closing price for the Alcan common shares on the New York Stock Exchange for the six trading days beginning on August 6 and ending on August 13, 1999.

    The purchase price will be allocated to the Pechiney assets acquired and liabilities assumed based on their estimated fair market value. The excess of the purchase price over the fair market value of the net assets acquired will be treated as goodwill, to be amortized over 30 years.

               ALCAN AND PECHINEY -- PURCHASE METHOD -- U.S. GAAP

    For the purpose of the unaudited pro forma combined financial statements, an initial purchase price allocation has been performed:

                                                                                       DECEMBER 31,
                                                                 JUNE 30, 1999             1998
                                                                ----------------    ------------------
Purchase price:
  Acquisition of Pechiney shares (except those held by a
    subsidiary).............................................               4,888                 4,888
Transaction costs (net of tax of 11)........................                  20                    20
Book value of net assets acquired...........................    (3,013)             (2,972)
  Less: Loss on sale of ANC.................................       149                 129
      Pechiney's predecessor goodwill.......................       542                 513
      Pechiney's transaction costs..........................        33                  33
      Pechiney dividend.....................................       549                 549
      Other.................................................        14                  14
                                                                ------              ------
                                                                          (1,726)               (1,734)
                                                                          ------                ------
Excess of purchase price over the book value of net assets
  acquired..................................................               3,182                 3,174
                                                                          ======                ======
Allocation of the excess of the purchase price over the book value of the net assets acquired
      Property, plant and equipment.........................               1,366                 1,366
      Investments...........................................                (180)                 (180)
      Pensions and other postretirement benefits............                 (30)                  (30)
      Restructuring costs (principally severance costs).....                (135)                 (135)
      Deferred income taxes.................................                (443)                 (443)
      Goodwill..............................................               2,604                 2,596
                                                                          ------                ------
                                                                           3,182                 3,174
                                                                          ======                ======

    The purchase price for Pechiney has been determined as follows:

                                                                         CLASS A               CLASS B    TOTAL
                                                                       -----------            ---------   -----
Pechiney shares outstanding (except those held by a
subsidiary).................................................            79,486,474            1,091,044
Exercise of stock options...................................               --                    --
                                                                       -----------            ---------
                                                                        79,486,474            1,091,044
Exchange ratio..............................................                1.7816               1.9598
                                                                       -----------            ---------
Alcan shares to be issued...................................           141,613,102            2,138,228
                                                                       ===========            =========
Price per Alcan share.......................................                 34.00                34.00
Purchase price..............................................                 4,815                   73   4,888
                                                                       ===========            =========   =====

    The final allocation of the purchase price is dependent upon certain valuations and studies which have not been completed and may result in changes in the above estimated values and lives for identifiable items as well as goodwill.

    The accompanying unaudited pro forma combined financial statements are based on and should be read in conjunction with the historical consolidated financial statements of Alcan and Pechiney for the year ended December 31, 1998 and for the six-month period ended June 30, 1999, including the notes thereto which are incorporated by reference in this document. Certain reclassifications have been made to the Pechiney historical financial statements to conform to the expected presentation to be used by Alcan upon completion of the combination.

    The pro forma adjustments are based upon available information and include certain assumptions and adjustments, which the management of Alcan believes to be reasonable. These adjustments are directly attributable to the combination and are expected to have a continuing impact on Alcan's business, results of operations and financial position. The unaudited pro forma combined financial statements do not give effect to any potential cost savings or other synergies that could result from the combination. Plans are currently in development to integrate the operations of Alcan and Pechiney, which may involve certain costs, including severance, property and information technology related costs. Certain of these costs may be accounted for as accrued liabilities and included in the allocation of the purchase price consideration at the date of the consummation of the combination. To the extent that such costs are not accounted for as accrued liabilities at the date of consummation of the combination, a charge may result, which may be material. The amount of the charge cannot be quantified at this time, but is expected to be recognized in the period in which restructuring occurs. To the extent that such costs are accounted for as accrued liabilities and included in the allocation of the purchase price consideration, the amount allocated to goodwill would increase, and pro forma net income from continuing operations would decrease. For each additional $100 of accrued liabilities included in the purchase price allocation, pro forma net income from continuing operations would decrease by $3.

               ALCAN AND PECHINEY -- PURCHASE METHOD -- U.S. GAAP

    The unaudited pro forma combined financial statements are not necessarily indicative either of the results that actually would have been achieved if the transactions reflected therein had been effective during the periods presented or of the results which may be obtained in the future.

2.  FOREIGN CURRENCY TRANSLATION

    The Pechiney historical balance sheets information and related U.S. and Canadian GAAP pro forma adjustments as of December 31, 1998 and June 30, 1999 have been translated into U.S. dollars at the December 31, 1998 and June 30, 1999 rates of exchange of US$1 -- FF 5.6221 and US$1 -- FF 6.3512, respectively. The Pechiney historical statements of income information for the year ended December 31, 1998, the six-month period ended June 30, 1999 and related U.S. and Canadian GAAP pro forma adjustments to the unaudited pro forma statements of income have been translated at the average rates of exchange of US$1 -- FF 5.90 and US$1 -- FF 6.03, respectively.

3.  DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP AS THEY APPLY TO ALCAN

    Refer to Note 5 of the Alcan consolidated financial statements which are incorporated by reference into this prospectus for a description of the differences between Canadian and U.S. GAAP as they apply to Alcan.

4.  UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The unaudited pro forma combined financial statements incorporate the following adjustments:

    The following adjustments have been made to prepare the pro forma balance sheet and statement of income. Pro forma statement of income adjustments are assumed to occur as of January 1, 1998. Pro forma balance sheet adjustments are assumed to occur on the balance sheet date.

    a) The revenues and expenses, assets and liabilities of ANC have been excluded from the pro forma financial statements, and the remaining 45.45% interest is reported as an equity investment. Proceeds of $485 on the sale of the 54.5% interest in ANC are recorded as a reduction of short-term borrowings. The Combined Company's share of the equity earnings has been recorded for each period.

                                                                JUNE 30,    DECEMBER 31,
                                                                  1999          1998
                                                                --------    ------------
                                                                 (in milions)of US$l
b)  Deferred income taxes on transaction costs..............         24            24
         Deferred income taxes on restructuring costs.......         51            51
                                                                 ------        ------
                                                                     75            75
                                                                 ======        ======
    c)  Fair value allocation to investments................        180           180
         Elimination of intercompany profit in inventory of
       equity-accounted affiliate...........................          4             6
                                                                 ------        ------
                                                                    184           186
                                                                 ======        ======
    d)  Fair value allocation to property, plant and
        equipment...........................................      1,366         1,366
         Elimination of intercompany revenues...............        (21)          (21)
                                                                 ------        ------
                                                                  1,345         1,345
                                                                 ======        ======
    e)  Elimination of predecessor goodwill.................       (542)         (513)
         Goodwill arising on acquisition....................      2,604         2,596
                                                                 ======        ======
                                                                  2,062         2,083
                                                                 ======        ======
    f)   Deferred income taxes on intercompany revenues from
         Pechiney to Alcan..................................          8             8
                                                                 ======        ======
    g)  Accrued transactions costs -- Alcan.................         32            32
                                  -- Pechiney...............         33            33
         Accrued restructuring costs........................        135           135
                                                                 ------        ------
                                                                    200           200
                                                                 ======        ======
    h)  Payment of dividend to shareholders of Pechiney.....        549           549
                                                                 ======        ======
    i)   Fair value allocation to pensions and other
         postretirement benefits............................         30            30
                                                                 ======        ======
    j)   Deferred income taxes arising on fair value
         allocations........................................        507           507
                                                                 ======        ======
    k)  Exchange of Pechiney preferred shares for Alcan
        Common Shares.......................................         16            18
                                                                 ======        ======
    l)   Elimination of Pechiney common shares..............     (1,623)       (1,620)
         Issuance of Alcan Common Shares....................      4,888         4,888
                                                                 ------        ------
                                                                  3,265         3,268
                                                                 ======        ======

               ALCAN AND PECHINEY -- PURCHASE METHOD -- U.S. GAAP

                                                                JUNE 30,    DECEMBER 31,
                                                                  1999          1998
                                                                --------    ------------
                                                                 (in milions)of US$l
m)  Elimination of Pechiney retained earnings...............      1,184         1,020
         Elimination of profit in inventory on sales from
       Alcan to an equity-accounted affiliate...............          4             6
                                                                 ------        ------
                                                                  1,188         1,026
                                                                 ======        ======
    n)  Elimination of Pechiney other shareholders'
        equity..............................................          8           185
                                                                 ======        ======
    o)  Elimination of intercompany sales and cost of
        sales...............................................         96           185
                                                                 ======        ======
    p)  Elimination of intercompany revenue.................      --               21
                                                                 ======        ======
    q)  Depreciation on fair value allocation to property,
        plant and equipment over 10 years...................         68           136
                                                                 ======        ======
    r)   Amortization of goodwill over 30 years.............         43            87
                                                                 ======        ======
    s)  Additional interest expense on net cash outflow
        related to Notes 4a) and h).........................          5            12
                                                                 ======        ======
    t)   Income taxes on items included in Notes 4p), q), s)
         and v).............................................         28            76
                                                                 ======        ======
    u)  Elimination of profit on sales from Alcan to an
        equity-accounted affiliate..........................          4             6
                                                                 ======        ======
    v)  Pechiney transactions costs.........................      --               33
                                                                 ======        ======

5.  CANADIAN GAAP

    Differences in application of the purchase method between U.S. and Canadian GAAP are not significant except with respect to the determination of the purchase price. Under Canadian GAAP, the purchase price is based on the market value of the Alcan common shares for a reasonable period of time before and after the transaction is consummated while under U.S. GAAP, the purchase price is based on the market value of the Alcan common shares for a reasonable period of time before and after the announcement date, which for an Alcan and Pechiney combination was August 11, 1999. For the purpose of the unaudited pro forma combined financial statements, it is assumed that the average price for a reasonable period of time before and after the consummation date is the same as the average price for a reasonable period of time before and after the announcement date. For every $1 per share increase or decrease in the purchase price, goodwill would increase or decrease by $144, pro forma net income would decrease or increase by $5 and earnings per common share would decrease or increase by $0.01.

6.  SENSITIVITY ANALYSIS

    The unaudited pro forma combined financial statements are based upon the assumption that 100% of the Pechiney Securities except those held by a subsidiary, are exchanged into Alcan common shares.

    For each 1% decrease in the number of Pechiney Securities exchanged, pro forma net income for the year ended December 31, 1998 and for the six-month period ended June 30, 1999 will decrease by $2 and $1 respectively, pro forma common shareholders' equity as at December 31, 1998 and June 30, 1999 will decrease by $49.

               ALCAN AND ALGROUP -- PURCHASE METHOD -- U.S. GAAP

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
JUNE 30, 1999

                                                                               TRANSLATED
                                                                 ALCAN         HISTORICAL      ALGROUP
                                                              CDN. GAAP TO      ALGROUP        IAS TO      PRO FORMA
                                                 HISTORICAL    U.S. GAAP     NOTE (1), (2)    U.S. GAAP   ADJUSTMENTS   PRO FORMA
                                                   ALCAN        NOTE (3)     (RECLASSIFIED)   NOTE (4)     NOTE (5)     COMBINED
                                                 ----------   ------------   --------------   ---------   -----------   ---------
                                                         )                                           (in millions of U.S. dollars
ASSETS
CURRENT ASSETS
Cash and time deposits.........................       616            --             286            --           --          902
Marketable securities..........................        --            --              --            --           --           --
Receivables....................................     1,461            --           1,116            --           --        2,577
Inventories....................................     1,194            --             773            (3)          --        1,964
Deferred income taxes..........................        --            --              --            --           47(a)        47
                                                   ------        ------          ------        ------       ------       ------
                                                    3,271            --           2,175            (3)          47        5,490
Deferred charges and other assets..............       481            (4)             28            49           --          554
Investments....................................        42            74               8            --           --          124
Property, plant and equipment..................     5,794            (2)          1,684            (3)         884(b)     8,357
Goodwill.......................................        --            --             165           146        2,848(c)     3,159
Deferred income taxes..........................        --            --              45            --           --           45
Net assets from discontinued operations........        --            --           1,227            --       (1,227)(d)       --
                                                   ------        ------          ------        ------       ------       ------
TOTAL ASSETS...................................     9,588            68           5,332           189        2,552       17,729
                                                   ======        ======          ======        ======       ======       ======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Payables.......................................     1,130            --             447            --          158(e)     1,735
Short-term borrowings..........................        85            --             803            --           67(f)       955
Income and other taxes.........................        57            --              60            --           --          117
Debt maturing within one year..................       282            --              --            --           --          282
                                                   ------        ------          ------        ------       ------       ------
                                                    1,554            --           1,310            --          225        3,089
Debt not maturing within one year..............     1,318            --             894            --         (309)(g)    1,903
Deferred credits and other liabilities.........       589            --             825            66           --        1,480
Deferred income taxes..........................       768            --             141             9          247(h)     1,165
Minority interests.............................       111            --              24            --           --          135
SHAREHOLDERS' EQUITY
Preference shares..............................       160            --              --            --           --          160
Common shareholders' equity
  Common shares................................     1,213            --             404            --        4,237(i)     5,854
  Retained earnings............................     3,946            76           1,734           114       (1,848)(j)    4,022
  Other........................................       (71)           (8)             --            --           --          (79)
                                                   ------        ------          ------        ------       ------       ------
                                                    5,248            68           2,138           114        2,389        9,957
                                                   ------        ------          ------        ------       ------       ------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.....     9,588            68           5,332           189        2,552       17,729
                                                   ======        ======          ======        ======       ======       ======

The accompanying notes are an integral part of the unaudited pro forma combined financial statements

               ALCAN AND ALGROUP -- PURCHASE METHOD -- U.S. GAAP

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME FROM CONTINUING OPERATIONS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999

                                                                             TRANSLATED
                                                               ALCAN         HISTORICAL      ALGROUP
                                                            CDN. GAAP TO      ALGROUP        IAS TO      PRO FORMA
                                             HISTORICAL      U.S. GAAP     NOTES (1),(2)    U.S. GAAP   ADJUSTMENTS    PRO FORMA
                                                ALCAN         NOTE (3)     (RECLASSIFIED)   NOTE (4)     NOTE (5)      COMBINED
                                            -------------   ------------   --------------   ---------   -----------   -----------
                                                        )                   (in millions of U.S. dollars except per share amounts
REVENUES
Sales and operating revenues..............         3,598           --           2,511            --           --            6,109
Other income..............................            78           --              --            --           --               78
                                             -----------       ------          ------        ------       ------      -----------
                                                   3,676           --           2,511            --           --            6,187
COSTS AND EXPENSES
Cost of sales and operating expenses......         2,864           --           1,917            69           --            4,850
Depreciation..............................           235           (2)            137            --           44(k)           414
Amortization of goodwill..................            --           --               5            10           37(l)            52
Selling, administrative and general
  expenses................................           206           --             247            --           --              453
Research and development expenses.........            32           --              20            --           --               52
Interest..................................            44           --              50           (19)          (2)(m)           73
Other expenses............................            77            7              --            --           --               84
                                             -----------       ------          ------        ------       ------      -----------
                                                   3,458            5           2,376            60           79            5,978
Income before income taxes and other
  items...................................           218           (5)            135           (60)         (79)             209
Income taxes..............................           103           --              27           (10)         (11)(n)          109
                                             -----------       ------          ------        ------       ------      -----------
Income before other items.................           115           (5)            108           (50)         (68)             100
Equity income (loss)......................            (1)          --               1            --           --               --
Minority interests........................            (5)          --              (2)           --           --               (7)
                                             -----------       ------          ------        ------       ------      -----------
Income from continuing operations.........           109           (5)            107           (50)         (68)              93
Dividends on preference shares............             4           --              --            --           --                4
                                             -----------       ------          ------        ------       ------      -----------
Income from continuing operations
  attributable to common shareholders.....           105           (5)            107           (50)         (68)              89
                                             ===========       ======          ======        ======       ======      ===========
Income from continuing operations per
  common share
  Basic...................................          0.48                                                                     0.25
  Diluted.................................          0.48                                                                     0.25
Weighted average of common shares
  outstanding
  Basic...................................   220,100,000                                                              354,144,000
  Diluted.................................   215,200,000                                                              349,750,200

The accompanying notes are an integral part of the unaudited pro forma combined financial statements

               ALCAN AND ALGROUP -- PURCHASE METHOD -- U.S. GAAP

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
DECEMBER 31, 1998

                                                                              TRANSLATED
                                                               ALCAN          HISTORICAL       ALGROUP
                                                            CDN. GAAP TO       ALGROUP         IAS TO      PRO FORMA
                                               HISTORICAL    U.S. GAAP      NOTES (1), (2)    U.S. GAAP   ADJUSTMENTS   PRO FORMA
                                                 ALCAN        NOTE (3)      (RECLASSIFIED)    NOTE (4)     NOTE (5)     COMBINED
                                               ----------   ------------   ----------------   ---------   -----------   ---------
                                                       )                                             (in millions of U.S. dollars
ASSETS
CURRENT ASSETS
Cash and time deposits.......................       615            --              262             --           --          877
Marketable securities........................        --            --               --             --           --           --
Receivables..................................     1,401            --              923             --           --        2,324
Inventories..................................     1,413            --              815              5           --        2,233
Deferred income taxes........................        --            --               --             --           48(a)        48
                                                 ------        ------           ------         ------       ------       ------
                                                  3,429            --            2,000              5           48        5,482
Deferred charges and other assets............       517             2               31             48           --          598
Investments..................................        58            45               14             --           --          117
Property, plant and equipment................     5,897            (4)           1,806             (3)         884(b)     8,580
Goodwill.....................................        --            --              166            162        2,758(c)     3,086
Deferred income taxes........................        --            --               53             (6)          --           47
Net assets from discontinued operations......        --            --            1,317             --       (1,315)(d)        2
                                                 ------        ------           ------         ------       ------       ------
TOTAL ASSETS.................................     9,901            43            5,387            206        2,375       17,912
                                                 ======        ======           ======         ======       ======       ======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Payables.....................................     1,104            --              511             --          161(e)     1,776
Short-term borrowings........................        86            --              713             --           67(f)       866
Income and other taxes.......................        28            --               58             --           --           86
Debt maturing within one year................       166            --                2             --           --          168
                                                 ------        ------           ------         ------       ------       ------
                                                  1,384            --            1,284             --          228        2,896
Debt not maturing within one year............     1,537            --              874             --         (316)(g)    2,095
Deferred credits and other liabilities.......       604            --              787             16           --        1,407
Deferred income taxes........................       747            --              154             22          247(h)     1,170
Minority interests...........................       110            --               30             --           --          140
SHAREHOLDERS' EQUITY
Preference shares............................       160            --               --             --           --          160
Common shareholders' equity
  Common shares..............................     1,251            --              458             --        4,183(i)     5,892
  Retained earnings..........................     4,078            51            1,800            168       (1,967)(j)    4,130
  Other......................................        30            (8)              --             --           --           22
                                                 ------        ------           ------         ------       ------       ------
                                                  5,519            43            2,258            168        2,216       10,204
                                                 ------        ------           ------         ------       ------       ------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...     9,901            43            5,387            206        2,375       17,912
                                                 ======        ======           ======         ======       ======       ======

The accompanying notes are an integral part of the unaudited pro forma combined financial statements

               ALCAN AND ALGROUP -- PURCHASE METHOD -- U.S. GAAP

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME FROM CONTINUING OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                             TRANSLATED
                                                               ALCAN         HISTORICAL      ALGROUP
                                                            CDN. GAAP TO      ALGROUP        IAS TO      PRO FORMA
                                              HISTORICAL     U.S. GAAP     NOTES (1),(2)    U.S. GAAP   ADJUSTMENTS    PRO FORMA
                                                 ALCAN        NOTE (3)     (RECLASSIFIED)   NOTE (4)     NOTE (5)      COMBINED
                                              -----------   ------------   --------------   ---------   -----------   -----------
                                                         )                  (in millions of U.S. dollars except per share amounts
REVENUES
Sales and operating revenues................        7,789          --           5,168            --           --           12,957
Other income................................          231          --             170            --           --              401
                                              -----------      ------          ------        ------       ------      -----------
                                                    8,020          --           5,338            --           --           13,358
COSTS AND EXPENSES
Cost of sales and operating expenses........        6,076          --           4,171           (31)          --           10,216
Depreciation................................          462          (4)            256            --           88(k)           802
Amortization of goodwill....................           --          --              10            21           71(l)           102
Selling, administrative and general
  expenses..................................          448          --             373             5           --              826
Research and development expenses...........           70          --              45            --           --              115
Interest....................................           92          --             151            12           (5)(m)          250
Other expenses..............................          219         (14)             35            --           29(o)           269
                                              -----------      ------          ------        ------       ------      -----------
                                                    7,367         (18)          5,041             7          183           12,580
Income before income taxes and other
  items.....................................          653          18             297            (7)        (183)             778
Income taxes................................          210          --              74             6          (31)(n)          259
                                              -----------      ------          ------        ------       ------      -----------
Income before other items...................          443          18             223           (13)        (152)             519
Equity income (loss)........................          (48)         --               3            --           --              (45)
Minority interests..........................            4          --              (5)           --           --               (1)
                                              -----------      ------          ------        ------       ------      -----------
Income from continuing operations...........          399          18             221           (13)        (152)             473
Dividends on preference shares..............           10          --              --            --           --               10
                                              -----------      ------          ------        ------       ------      -----------
Income from continuing operations
  attributable to common shareholders.......          389          18             221           (13)        (152)             463
                                              ===========      ======          ======        ======       ======      ===========
Income from continuing operations per common
  share
  Basic.....................................         1.71                                                                    1.31
  Diluted...................................         1.71                                                                    1.31
Weighted average of common shares
  outstanding
  Basic.....................................  227,400,000                                                             354,144,000
  Diluted...................................  222,600,000                                                             349,750,200

The accompanying notes are an integral part of the unaudited pro forma combined financial statements

               ALCAN AND ALGROUP -- PURCHASE METHOD -- U.S. GAAP

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                          PURCHASE METHOD -- U.S. GAAP
             (IN MILLIONS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS)

1.  BASIS OF PRESENTATION

    These unaudited pro forma combined financial statements have been prepared to reflect the combination of Alcan and Algroup using the purchase method and certain reorganizational events occurring prior to the combination.

    These unaudited pro forma combined financial statements have been prepared using U.S. GAAP which is similar, in all material respects, to Canadian GAAP except as noted in these notes.

    The unaudited pro forma combined financial statements are based on the following assumptions related to the combination:

    - Approval by Alcan's shareholders of the issuance of Alcan common shares to be delivered to holders of Pechiney Securities and Algroup shares in the offers. This approval was granted on November 22, 1999.

    - All of the outstanding shares of Algroup are tendered for exchange into Alcan Common Shares.

    - Conversion of Algroup's convertible debt.

    - Contribution to Algroup's chemicals and energy businesses of $67 pursuant to the Algroup chemicals division demerger.

    - The Algroup chemicals division demerger, which occurred on November 1, 1999.

    The unaudited pro forma combined balance sheets are presented as if the combination between Alcan and Algroup had been effective December 31, 1998 and June 30, 1999 while the unaudited pro forma combined statements of income are presented as if the combination between Alcan and Algroup had been effective January 1, 1998.

    The combination will be accounted for as a "purchase" in accordance with U.S. GAAP. Under this approach, the purchase price for the outstanding shares of Algroup has been determined to be $34.00 per share based on the average of the closing price for the Alcan Common Shares on the New York Stock Exchange for the six trading days beginning on August 6 and ending on August 13, 1999.

    The purchase price will be allocated to the Algroup assets acquired and liabilities assumed based on their estimated fair market value. The excess of the purchase price over the fair market value of the net assets acquired will be treated as goodwill, to be amortized over 30 years.

    For the purpose of the unaudited pro forma combined financial statements, an initial purchase price allocation has been performed:

                                                              JUNE 30,   DECEMBER 31,
                                                                1999         1998
                                                              --------   ------------
                                                               (in milions)of US$l
Purchase price
  Acquisition of Algroup shares.............................    4,641        4,641
Transaction costs (net of tax of 12)........................       20           20
Book value of net assets acquired...........................   (2,252)      (2,426)
  Less: Cash contribution to Algroup chemicals division.....       67           67
       Algroup chemicals division demerger..................    1,227        1,315
       Algroup's predecessor goodwill.......................      311          328
       Algroup's transaction costs..........................       26           29
       Conversion of the convertible debentures.............     (309)        (316)
                                                               ------       ------
                                                                 (930)      (1,003)
                                                               ------       ------
Excess of purchase price over the book value of net assets
  acquired..................................................    3,731        3,658
                                                               ======       ======
Allocation of the excess of the purchase price over the book value of the net assets acquired
  Property, plant and equipment.............................      884          884
  Restructuring costs (principally severance costs).........     (100)        (100)
  Deferred income taxes.....................................     (212)        (212)
  Goodwill..................................................    3,159        3,086
                                                               ------       ------
                                                                3,731        3,658
                                                               ======       ======

               ALCAN AND ALGROUP -- PURCHASE METHOD -- U.S. GAAP

The purchase price for Algroup has been determined as
follows:
Algroup shares outstanding..................................        6,286,126
  Exercise of stock options.................................            4,625
  Conversion of convertible debentures......................          325,945
                                                                  -----------
                                                                    6,616,696
Exchange ratio..............................................          20.6291
                                                                  -----------
Alcan shares to be issued...................................      136,496,483
                                                                  ===========
Price per Alcan share.......................................            34.00
Purchase price..............................................            4,641
                                                                  ===========

    The final allocation of the purchase price is dependent upon certain valuations and studies which have not been completed and may result in changes in the above estimated values and lives for identifiable items as well as goodwill.

    The accompanying unaudited pro forma combined financial statements are based on and should be read in conjunction with the historical consolidated financial statements of Alcan and Algroup for the year ended December 31, 1998 and for the six-month period ended June 30, 1999, including the notes thereto which are incorporated by reference or included in this document. Certain reclassifications have been made to the Algroup historical financial statements to conform to the expected presentation to be used by Alcan upon completion of the combination.

    The pro forma adjustments are based upon available information and include certain assumptions and adjustments, which the management of Alcan believes to be reasonable. These adjustments are directly attributable to the combination and are expected to have a continuing impact on Alcan's business, results of operations and financial position. The unaudited pro forma combined financial statements do not give effect to any potential cost savings or other synergies that could result from the combination. Plans are currently in development to integrate the operations of Alcan and Algroup, which may involve certain costs, including severance, property and information technology related costs. Certain of these costs may be accounted for as accrued liabilities and included in the allocation of the purchase price consideration at the date of the consummation of the combination. To the extent that such costs are not accounted for as accrued liabilities at the date of consummation of the combination, a charge may result, which may be material. The amount of the charge cannot be quantified at this time, but is expected to be recognized in the period in which restructuring occurs. To the extent that such costs are accounted for as accrued liabilities and included in the allocation of the purchase price consideration, the amount allocated to goodwill would increase, and pro forma net income from continuing operations would decrease. For each additional $100 of accrued liabilities included in the purchase price allocation, pro forma net income from continuing operations would decrease by $3.

    The unaudited pro forma combined financial statements are not necessarily indicative either of the results that actually would have been achieved if the transactions reflected therein had been effective during the periods presented or of the results which may be obtained in the future.

2.  FOREIGN CURRENCY TRANSLATION

    The Algroup historical balance sheets information and related U.S. and Canadian GAAP pro forma adjustments as of December 31, 1998 and June 30, 1999 have been translated into U.S. dollars at the December 31, 1998 and June 30, 1999 rates of exchange of US$1 -- CHF 1.3735 and US$1 -- CHF 1.5555, respectively. The Algroup historical statements of income information for the year ended December 31, 1998, the six-month period ended June 30, 1999 and related U.S. and Canadian GAAP pro forma adjustments to the unaudited pro forma statements of income have been translated at the average rates of exchange of US$1 -- CHF 1.4506 and US$1 -- CHF 1.4702, respectively.

3.  DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP AS THEY APPLY TO ALCAN

    Refer to Note 5 of the Alcan consolidated financial statements which are incorporated by reference into this prospectus for a description of the differences between Canadian and U.S. GAAP as they apply to Alcan.

4.  DIFFERENCES BETWEEN IAS AND U.S. GAAP AS THEY APPLY TO ALGROUP

    Refer to Note 33 of the Algroup consolidated financial statements which are included as Annex B to this prospectus for a description of the differences between IAS and U.S. GAAP as they apply to Algroup.

               ALCAN AND ALGROUP -- PURCHASE METHOD -- U.S. GAAP

5.  UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The unaudited pro forma combined financial statements incorporate the following adjustments:

    The following adjustments have been made to prepare the pro forma balance sheet and statement of income. Pro forma income statement adjustments are assumed to occur as of January 1, 1998. Pro forma balance sheet adjustments are assumed to occur on the balance sheet date.

                                                                JUNE 30,    DECEMBER 31,
                                                                  1999          1998
                                                                --------    ------------
                                                                 (in milions)of US$l
a) Deferred income taxes on transaction costs...............        19            20
    Deferred income taxes on restructuring costs............        28            28
                                                                 -----         -----
                                                                    47            48
                                                                 =====         =====
b) Fair value allocation to property, plant and equipment...       884           884
                                                                 =====         =====
c) Elimination of predecessor goodwill......................      (311)         (328)
    Goodwill arising on acquisition.........................     3,159         3,086
                                                                 -----         -----
                                                                 2,848         2,758
                                                                 =====         =====
d) Algroup chemicals division demerger......................     1,227         1,315
                                                                 =====         =====
e) Accrued transaction costs -- Algroup.....................        26            29
                            -- Alcan........................        32            32
    Accrued restructuring costs.............................       100           100
                                                                 -----         -----
                                                                   158           161
                                                                 =====         =====
f)  Cash contribution to the Algroup chemicals division.....        67            67
                                                                 =====         =====
g) Conversion of convertible debentures into Algroup common
    shares..................................................       309           316
                                                                 =====         =====
h) Deferred income taxes arising on fair value
    allocations.............................................       247           247
                                                                 =====         =====
i)  Elimination of Algroup common shares....................      (404)         (458)
    Issuance of Alcan Common Shares.........................     4,641         4,641
                                                                 -----         -----
                                                                 4,237         4,183
                                                                 =====         =====
j)  Elimination of Algroup retained earnings................       621           652
    Chemicals division demerger.............................     1,227         1,315
                                                                 -----         -----
                                                                 1,848         1,967
                                                                 =====         =====
k) Depreciation on fair value allocation to property, plant
    and equipment over 10 years.............................        44            88
                                                                 =====         =====
l)  Amortization of goodwill over 30 years..................        37            71
                                                                 =====         =====
m) Reduction in interest expense on convertible
    debentures..............................................         2             5
                                                                 =====         =====
n) Income taxes on items included in Notes k), m) and o)....        11            31
                                                                 =====         =====
o) Algroup transaction costs................................      --              29
                                                                 =====         =====

6.  CANADIAN GAAP

    Differences in application of the purchase method between U.S. and Canadian GAAP are not significant except with respect to the determination of the purchase price. Under Canadian GAAP, the purchase price is based on the market value of the Alcan common shares for a reasonable period of time before and after the transaction is consummated while under U.S. GAAP, the purchase price is based on the market value of the Alcan common shares for a reasonable period of time before and after the announcement date, which for an Alcan and Algroup combination was August 11, 1999. For the purpose of the unaudited pro forma combined financial statements, it is assumed that the average price for a reasonable period of time before and after the consummation date is the same as the average price for a reasonable period of time before and after the announcement date. For every $1 per share increase or decrease in the purchase price, goodwill would increase or decrease by $136, pro forma net income would decrease or increase by $4 and earnings per common share would decrease or increase by $0.01.

7.  SENSITIVITY ANALYSIS

    The unaudited pro forma combined financial statements are based upon the assumption that 100% of the Algroup shares are exchanged into Alcan common shares.

    For each 1% decrease in the number of Algroup shares exchanged, pro forma net income for the year ended December 31, 1998 and for the six-month period ended June 30, 1999 will decrease by $2 and $1 respectively, pro forma common shareholders' equity as at December 31, 1998 and June 30, 1999 will decrease by $46.

                       DESCRIPTION OF ALCAN COMMON SHARES

     The authorized capital of Alcan includes an unlimited number of Alcan common shares of which 217,915,365 shares were issued and outstanding as of November 30, 1999.

     Alcan common shares are subject to the rights of the holders of the preference shares and of any other senior securities issued in the future.

     The holders of common shares are entitled to one vote per share at all meetings of shareholders of Alcan, to participate ratably in any dividends which may be declared by the board of directors and, in the event of liquidation, dissolution or winding-up or other distribution of assets or property of Alcan, to a pro rata share of the assets of Alcan after payment of all liabilities and obligations. The common shares have no preemptive, redemption or conversion rights.

     The provisions of the Canada Business Corporations Act require that the amendment of certain rights of holders of any class of shares, including the common shares, must be approved by not less than two-thirds of the votes cast by the holders of such shares voting at a special meeting of the shareholders. Under Alcan's by-laws, a quorum for a special meeting of the holders of common shares is 40% of the common shares then outstanding. Therefore, it is possible for the rights of the holders of common shares to be changed other than by the affirmative vote of the holders of the majority of the outstanding common shares. In circumstances where the rights of holders of common shares may be amended, however, holders of common shares will have the right, under the Canada Business Corporations Act, to dissent from such amendment and require Alcan to pay them the then fair value of their common shares.

                         MARKET PRICE AND DIVIDEND DATA

MARKET PRICES

     Alcan

     The principal trading markets for Alcan's common shares are the New York Stock Exchange and The Toronto Stock Exchange. The table below sets forth, for the periods indicated, the reported high and low quoted prices of the Alcan shares on the New York Stock Exchange and The Toronto Stock Exchange.

                                                NEW YORK STOCK EXCHANGE         TORONTO STOCK EXCHANGE
                                                 PRICE PER ALCAN SHARE          PRICE PER ALCAN SHARE
                                                ------------------------        ----------------------
                                                  HIGH            LOW            HIGH            LOW
                                                --------        --------        -------        -------
                                                 (US$  )         (US$  )        (C$   )        (C$   )
YEAR ENDED DECEMBER 31, 1997
  First Quarter.............................     38.250          33.375         52.250         45.700
  Second Quarter............................     37.875          30.500         52.100         42.650
  Third Quarter.............................     40.313          33.500         55.700         46.650
  Fourth Quarter............................     35.813          26.063         49.250         37.100
YEAR ENDED DECEMBER 31, 1998
  First Quarter.............................     34.500          24.500         48.450         35.100
  Second Quarter............................     33.438          25.938         47.950         38.250
  Third Quarter.............................     28.250          18.688         41.600         28.300
  Fourth Quarter............................     28.938          21.750         44.850         33.600
YEAR ENDED DECEMBER 31, 1999
  First Quarter.............................     30.875          22.938         46.450         34.150
  Second Quarter............................     33.750          25.938         49.500         38.800
  Third Quarter.............................     36.938          29.188         54.900         45.100
  Fourth Quarter (through Dec. 22)..........     39.750          31.000         58.950         45.900

     Pechiney

     Pechiney A Shares are listed for trading on the monthly settlement market (Premier Marche a Reglement Mensuel) of the Paris Bourse under the Sicovam code 13290. The Pechiney A Shares are also traded in euros on SEAQ International under the symbol "PECHaq.L". The Pechiney B Shares are listed on the immediate settlement market (Premier Marche au Comptant) of the Paris Bourse under the Sicovam code 3640. Pechiney ADSs are listed on the New York Stock Exchange. The table below sets forth, for the periods indicated, the reported high and low quoted prices of the Pechiney A Shares on the monthly settlement market (Premier Marche a Reglement Mensuel) of the Paris Bourse and of the Pechiney B Shares as listed on the immediate settlement market (Premier Marche au Comptant) of the Paris Bourse as well as the reported high and low quoted prices of the Pechiney ADSs on the New York Stock Exchange.

                                      PECHINEY A SHARES                         PECHINEY B SHARES                 PECHINEY ADSS
                            -------------------------------------     -------------------------------------     -----------------
                            HIGH       LOW       HIGH       LOW       HIGH       LOW       HIGH       LOW        HIGH       LOW
                            -----     -----     ------     ------     -----     -----     ------     ------     ------     ------
                                 )      (FF           )    (Euros          )      (FF           )    (Euros     (US$)
YEAR ENDED DECEMBER 31,
1997
  First Quarter...........  274.3     210.0                                                                     23.125     19.625
  Second Quarter..........  236.9     185.5                                                                     20.625     16.500
  Third Quarter(1)........  306.0     228.2                           300.0     234.0                           25.875     18.875
  Fourth Quarter..........  310.0     219.0                           303.0     231.0                           26.125     18.625
YEAR ENDED DECEMBER 31,
  1998
  First Quarter...........  290.0     213.0                           285.0     230.0                           23.375     17.813
  Second Quarter..........  308.9     232.8                           308.0     243.8                           25.375     20.000
  Third Quarter...........  261.0     152.4                           264.8     186.0                           18.500     15.250
  Fourth Quarter..........  202.0     175.0                           231.0     197.8                           18.500     15.250
YEAR ENDED DECEMBER 31,
  1999
  First Quarter...........                      34.200     26.700                         37.350     30.800     19.125     15.688
  Second Quarter..........                      44.060     32.500                         44.500     36.200     23.125     17.938
  Third Quarter...........                      59.150     41.200                         60.000     37.500     31.438     21.625
  Fourth Quarter through
    (Dec. 22).............                      56.600     50.750                         70.000     53.800     30.500     27.500

---------------

(1) Pechiney B Shares first began trading publicly on July 16, 1997.

DIVIDENDS

     ALCAN. The following table sets forth the aggregate amounts of dividends paid on each Alcan common share in respect of the six-month period ended June 30, 1999 and each of the five fiscal years ended December 31, 1998.

                                                       U.S. DOLLARS PER ALCAN
                                                            COMMON SHARE
                                                       ----------------------
Six-month period ended June 30, 1999.................           0.30
Year ended December 31,
                               1998..................           0.60
                               1997..................           0.60
                               1996..................           0.60
                               1995..................           0.45
                               1994..................           0.30

     PECHINEY. The following table sets forth the amounts of dividends paid on each Pechiney A Share and Pechiney B Share, and the U.S. dollar equivalent of the amount of dividends paid on each Pechiney ADS for the six-month period ended June 30, 1999 and each of the five fiscal years ended December 31, 1998.

                                                        EURO PER           EURO PER       U.S. DOLLARS PER
                                                    PECHINEY A SHARE   PECHINEY B SHARE   PECHINEY ADS(1)
                                                    ----------------   ----------------   ----------------
Six-month period ended June 30, 1999..............      --                 --                 --
Year ended December 31,
                               1998...............        0.80               1.96               0.41
                               1997...............        0.61               1.57               0.31
                               1996...............        0.50               1.45               0.26
                               1995...............        0.50               1.45               0.26
                               1994...............      --                   1.45             --

---------------

(1) Translated for convenience at the rate of exchange of $1.03 euros per US$1.00, i.e., the June 30, 1999 noon buying rate in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

     The rights of shareholders of Alcan are governed by the Canada Business Corporations Act and the provisions of the Alcan Articles of Amalgamation and by-laws. The rights of shareholders of Pechiney are governed by the French Company Law and by the provisions of the Pechiney Articles of Association ("statuts"). The following is a summary of the material differences between the rights of Alcan and Pechiney shareholders. These differences arise from differences between the Canada Business Corporations Act and the French Company Law and between Alcan's Articles of Amalgamation and by-laws and Pechiney's statuts. For more complete information, you should read the articles and by-laws of Alcan and the statuts of Pechiney.

SIZE AND QUALIFICATIONS OF THE BOARD OF DIRECTORS

     ALCAN

     Alcan's Articles of Amalgamation provide that the board of directors of Alcan shall consist of not less than nine, nor more than 20 members. The board of directors of Alcan currently consists of 12 members. Under the Canada Business Corporations Act, a majority of the directors generally must be resident Canadians. However, not more than one-third of the directors of a holding corporation are required to be resident Canadians where the holding corporation earns in Canada, directly or through its subsidiaries, less than 5% of the total corporate gross revenues reflected in its most recent annual financial statements. The Canada Business Corporations Act also requires that a corporation whose securities are publicly traded have not fewer than three directors, at least two of whom are not officers or employees of the corporation or any of its affiliates.

     Under the Canada Business Corporations Act, directors may be elected for a term expiring not later than the third annual meeting of shareholders following the election. If no term is specified, a director's term expires at the next following annual meeting of shareholders. A director may be nominated for re-election to the board of directors at the end of his term. Currently, all of the members of Alcan's board of directors are elected at each annual meeting.

     Alcan's Articles of Amalgamation provide that the directors can appoint one or more additional directors above the number elected at the prior meeting provided that the total number of directors so appointed does not exceed one-third of the number of directors elected at the previous annual meeting.

     PECHINEY

     Pechiney's statuts provide that the board of directors of Pechiney shall consist of:

     - not less than nine, nor more than 20 members appointed by the shareholders of Pechiney during an ordinary shareholders' meeting; under French law, these members may be natural persons or legal entities;

     - two members elected by and among the employees of Pechiney and its direct and indirect French subsidiaries, or three members so elected if the board of directors of Pechiney comprises 15 members or more; and

     - one member representing the employee-shareholders of Pechiney and its affiliate companies (in the meaning of applicable French Company Law) appointed by the shareholders of Pechiney during an ordinary shareholders' meeting among two candidates or more previously elected by and among such employee-shareholders (either directly or through a fonds commun de placement d'entreprise), provided that this member cannot be reappointed nor replaced if the aggregate number of Pechiney Securities held by these employees does not represent at least 5% of the total number of outstanding Pechiney Securities.

     Under French Company Law, each director must be a shareholder of the corporation and according to the statuts of Pechiney, hold at least 10 shares for as long as he serves as a director. As of December 31, 1999, the board of directors of Pechiney consisted of 15 members, including 3 members elected by the employees of Pechiney and its French direct and indirect subsidiaries.

     French Company Law provides that each director is eligible for reappointment upon expiration of his term of office, which is fixed at six years by Pechiney's statuts, provided that no more than one-third of the directors may be over 70 years old.

     The chairman of the board of directors of Pechiney is elected by and among the board members and must be a natural person. Pechiney's statuts provide that the chairman shall serve for the term determined by the board members when the chairman is elected. Under French Company Law, the term of the chairman is automatically terminated upon the expiration of his term as a director and he may be re-elected as chairman upon his re-election as a director.

DUTIES OF THE BOARD OF DIRECTORS

     ALCAN

     Alcan's Articles of Amalgamation provide for no restrictions on the business the corporation may conduct. Under the Canada Business Corporations Act, the directors have the power to manage the business and affairs of Alcan and owe fiduciary duties to Alcan. In exercising these powers and discharging these duties, each director must act honestly and in good faith with a view to the best interests of the corporation. This duty of care requires that the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

     PECHINEY

     Pechiney's statuts provide that the board of directors of Pechiney is vested with the fullest powers to act in any circumstance on behalf of Pechiney, within the scope of Pechiney's purpose and subject to those powers expressly attributed by the law to shareholder meetings or to the chairman.

     In accordance with French Company Law, Pechiney's statuts provide that the chairman also serves as president of the company and ensures the management of the company (i.e. chief executive officer) during his entire term of office and is vested with the fullest powers to act in any circumstance on behalf of Pechiney and to represent the company towards third parties, within the scope of Pechiney's corporate purpose and subject to those powers expressly attributed by French Company Law to shareholders' meetings or to the board of directors.

     The members of the board of directors of Pechiney owe a duty of loyalty and care to Pechiney. Members of the board of directors of Pechiney are held accountable, either individually or jointly, as applicable, to the Company or to third parties for breaches of legislative or regulatory provisions applicable to public limited companies, for violations of the statuts and for mismanagement.

TRANSACTIONS WITH INTERESTED DIRECTORS AND OFFICERS

     ALCAN

     Under the Canada Business Corporations Act, contracts or transactions in which a director or officer has an interest are not invalid because of such interest, provided that the director or officer who is party to a material contract or transaction discloses his or her interest in writing to the corporation or requests to have entered in the minutes of meetings of directors the nature and extent of his or her interest. If such interest exists, the director generally may not vote on any resolution to approve the contract or transaction. No such contract is void or voidable by reason only of the relationship if such interest is properly disclosed, the contract is approved by the other directors or by the shareholders and it was fair and reasonable to the corporation at the time it was approved.

     Where a contract or transaction is proposed that, in the ordinary course of the corporation's business, would not require approval by the directors or shareholders, the interested director or officer shall disclose in writing to the corporation or request to have entered in the minutes of meetings of directors, the nature and the extent of his or her interest forthwith after the director or officer becomes aware of the contract or transaction or proposed contract or transaction.

     PECHINEY

     Under French Company Law, any transaction between, directly or indirectly, Pechiney and a member of its board of directors and/or its managing directors, if any, which cannot be reasonably considered in the ordinary course of business of the company and not at arm's-length is subject to the board of directors' prior consent. Any transaction concluded without the prior consent of the board of directors can be nullified if it caused a prejudice to the company. The interested member of the board of directors or managing director can be held liable on this basis. The statutory auditor must be informed of the transaction within one month following its conclusion and must prepare a report to be submitted to the shareholders for approval at their next meeting. In the event the transaction is not ratified by the shareholders during a shareholder's meeting, it will remain enforceable by third parties as against the corporation, but the latter may in turn hold the interested member of the board of directors and possibly the other members of the board of directors liable for any damages it may suffer as a result thereof. In addition, in this case, the transaction may be cancelled if it is fraudulent. Moreover, certain transactions between Pechiney and a member of its board of directors, and/or its managing directors, if any, are prohibited under French Company Law.

LIABILITY OF DIRECTORS

     ALCAN

     Under the Canada Business Corporations Act, except in an action by or on behalf of the corporation to procure a judgment in its favor, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation was or is a shareholder or creditor, and the individual's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred in respect of any civil, criminal or administrative action or proceeding to which the individual is made a party by reason of being or having been a director or officer of the corporation or body corporate if:

     (1) he acted honestly and in good faith with a view to the best interests of the corporation; and

     (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds to believe that his or her conduct was lawful.

     Such officer or director is entitled to indemnity from the corporation if substantially successful on the merits in defense of the action or proceeding and the individual fulfilled the conditions set out in (1) and (2) above. A corporation may, with the approval of a court, also indemnify an officer or director with respect to an action by or on behalf of the corporation or corporate body to procure a judgment in its favor, if the officer or director fulfills the conditions set out in (1) and (2) above.

     PECHINEY

     French Company Law provides that any clause of the statuts of a company which subordinates the proceedings against the members of the board of directors to the prior approval or to the authorization of the general shareholders' meeting or which provides in advance for the waiver of such actions is void. French Company Law also provides that a resolution adopted by the general shareholders' meeting cannot result in the extinction of an action brought against the members of the board of directors for damages due to breach of duty in their official capacity.

ELECTION AND REMOVAL OF DIRECTORS

     ALCAN

     Shareholders of a corporation governed by the Canada Business Corporations Act elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required. Under the Canada Business Corporations Act, the shareholders of Alcan may remove any director before the expiration of his term of office and may elect any qualified person in such director's stead for the remainder of such term by a resolution passed by a majority of the votes cast at a meeting of shareholders called for that purpose. Under the Canada Business Corporations Act, vacancies that exist on the board of directors may be filled by the board if the remaining directors constitute a quorum. In the absence of a quorum, the remaining directors shall call a meeting of shareholders to fill the vacancy.

     PECHINEY

     The members of the board of directors of Pechiney may be removed, with or without cause, prior to the expiration of their terms by a majority vote of the stockholders. Under French Company Law, removal of a member of the board of directors of Pechiney will not subject Pechiney to liability unless the removed director shows that such director's removal was made in an injurious and/or vexatious manner.

     As required by the French Company Law and Pechiney's statuts, in the case of a vacancy resulting from the resignation or death of a member of the board of directors of Pechiney, the remaining members may fill the vacancy by appointing a new member of the board of directors of Pechiney, subject to ratification by the shareholders at the next ordinary general meeting. Both the representatives of the employees and of the employee-shareholders on the board of directors lose their office in the case of a termination of their employment agreement. The employee representative is automatically replaced, whereas the vacancy of the employee shareholder is filled at the next general meeting.

SHAREHOLDER NOMINATIONS

     ALCAN

     Any shareholder of a corporation governed by the Canada Business Corporations Act may make nominations at a shareholder meeting for the election of directors. Such nominations may be made as a shareholder proposal that is included in the corporation's proxy material if the proposal is signed by the holders of not less than 5% of the shares of any class entitled to vote at the meeting to which the proposal is presented. Shareholders of Canadian corporations may also independently solicit proxies for the election to the board of directors of nominees other than those presented by management. Historically, Alcan's corporate governance committee has recommended candidates for election to the board of directors and the shareholders elect those nominees at each annual meeting.

     PECHINEY

     Under French Company Law, stockholders can nominate individuals for the board of directors of Pechiney at a shareholders' meeting. If the nomination is part of the agenda of the shareholders' meeting, the nomination must contain the name, age, professional references, professional activity for the past five years of the candidate and the number of Pechiney shares owned by such candidate, if any. Such information must be made available to the shareholders by the board of directors of Pechiney no less than 15 days before the meeting. In addition, if the agenda for the stockholder's meeting includes the election of members of the board of directors of Pechiney, any stockholder may propose a candidate for election to the board of directors of Pechiney at the stockholders' meeting, even if the stockholder has not followed the procedures to make such nomination in advance of the stockholders' meeting and to have the board of directors of Pechiney notify the stockholders of such nomination in advance of the stockholders' meeting. Under French Law, a general shareholders' meeting cannot appoint a new director if its agenda does not include the election of members of the board of directors, unless such nomination is necessary to fill the vacancy due to the previous revocation of a director.

SHAREHOLDERS' MEETINGS

     ALCAN

     Under the Canada Business Corporations Act, the directors of a corporation must call an annual meeting not later than 18 months after the corporation comes into existence and thereafter, not later than 15 months after holding the last preceding annual meeting.

     The Canada Business Corporations Act provides that special shareholder meetings may be called by the board of directors at any time and must be called by the board of directors when requisitioned by holders of not less than 5% of the issued shares of the corporation that carry the right to vote at the meeting sought. If the board of directors fails to call a properly requisitioned meeting within 21 days after receiving the request, any shareholder who signed the requisition may call the meeting.

     All shareholders' meetings, whether annual or special, must be held in Canada. Notice of the time and place of a meeting must be sent by the corporation not less than 21 nor more than 50 days before the meeting to each shareholder entitled to vote at the meeting, each director of the corporation and the auditors of the corporation. On the application of a director, a shareholder entitled to vote at a meeting or the Director appointed under the Canada Business Corporations Act, a court may order a shareholder meeting to be held.

     Under Alcan's by-laws, the holders of 40% of the shares entitled to vote at a meeting, present in person or by proxy, constitute a quorum. The provisions attached to a specific class or series of shares in Alcan's Articles of Amalgamation, as amended from time to time, may prescribe a different quorum for meetings of holders of that class or series of shares.

     Any person entitled to notice of a shareholder meeting may attend that meeting. A shareholder may appoint a proxyholder, who need not be a shareholder, to attend and act at the meeting in accordance with the authority conferred by the proxy.

     PECHINEY

     As required by French Company Law, an annual ordinary general meeting of the stockholders is to be held within six months of the end of the Company's fiscal year to among other things, ratify transactions between Pechiney and any member of the board of directors and/or any managing director, if any, to receive the board of directors' annual report and the statutory auditor's reports on the operations of the company for the past fiscal year and approve the financial statements therefor.

     All shareholders' meetings, whether ordinary, extraordinary or special, are held pursuant to an announcement notice published in a French official legal gazette (Bulletin des annonces civiles obligatoires or BALO) at least 30 days before the meeting will take place on first call. This legal requirement applies to Pechiney as long as Pechiney remains listed on the Paris Bourse. In addition, a notice to attend the meeting must be further published in the French official legal gazette (BALO) and in a newspaper authorized to publish legal announcements and the period of time between the publication of this notice and the date of the meeting shall be no fewer than 15 days for the first notice (on first call) and six days for the following notice (on second call). The same notice must be sent to each shareholder holding shares in his name in registered form for at least one month prior to the date of the publication in the newspaper and to the auditors of the company. In the event the board of directors of Pechiney fails to publish such notice or call a required meeting, a meeting may be convened by Pechiney's statutory auditor or a court appointed agent. A court may be requested to appoint an agent by:

     - one or more shareholders holding in the aggregate at least 10% of the capital for a general meeting or 20% of a specific category of shares for special meetings;

     -  any interested party in cases of emergency; or

     - as long as Pechiney remains listed on the Paris Bourse, certain duly qualified associations of shareholders.

     A quorum for an ordinary general shareholders' meeting consists of the holders of shares constituting one-fourth of the voting power of the outstanding shares of Pechiney entitled to vote during this ordinary meeting taking place on the first call. If this quorum is not reached, no quorum is required with respect to the ordinary meeting which takes place with the same agenda on the second call. A quorum for an extraordinary stockholders' meeting consists of the holders of shares constituting one-third of the voting power of the outstanding shares of Pechiney entitled to vote during this extraordinary meeting taking place on the first call. If this quorum is not reached, the quorum consists of one-fourth of the voting power of the outstanding shares of Pechiney entitled to vote during the extraordinary meeting which takes place with the same agenda on the second call.

     A quorum for a special shareholders' meeting consists of the holders of shares constituting one half of the voting power of the outstanding shares of Pechiney entitled to vote during this special meeting taking place on the first call. If this quorum is not reached, the quorum consists of one-forth of the voting power of the outstanding shares of Pechiney entitled to vote during the special meeting which takes place with the same agenda on the second call. A majority of the vote cast is required for actions taken at an ordinary shareholders' meeting and a qualified majority equal to two-thirds (2/3) of the vote cast is required for actions taken at an extraordinary shareholders' meeting, provided that unanimity is required to increase liabilities of stockholders. A qualified majority equal to two-thirds (2/3) of the vote cast is required for actions taken by a special shareholders' meeting.

     According to Pechiney's statuts, only those shareholders owning ten or more shares are authorized to participate at an ordinary shareholders' meeting. Several shareholders may join together to reach this minimum number and be represented by one of them or their spouse. Any shareholder owning one share or more is authorized to participate in an extraordinary shareholders' meeting.

SHAREHOLDERS' PROPOSALS

     ALCAN

     Under the Canada Business Corporations Act, a shareholder entitled to vote at an annual meeting of shareholders may submit a proposal consisting of matters that the shareholder proposes to raise at the next annual meeting. Upon receipt of the proposal, a corporation that solicits proxies shall set out the proposal in the management proxy circular and, if requested by the shareholder, include in the management proxy circular a statement by the shareholder of not more than 200 words in support of the proposal, and the name and address of the shareholder.

     A corporation may within 10 days after receiving a shareholder proposal, notify the shareholder of its intention to omit the proposal from the management proxy circular if:

     - the proposal is not submitted at least 90 days before the anniversary date of the previous annual meeting;

     - it appears that the proposal is submitted by the shareholder for the purpose of securing publicity or enforcing or redressing a personal claim or grievance, or primarily for the purpose of promoting general economic, political, racial, religious, social or similar causes;

     - the corporation, in the previous two years, included a substantially similar proposal at the request of the shareholder and the shareholder failed to present the proposal at the annual meeting; or

     - a substantially similar proposal was submitted to shareholders within the past two years and the proposal was defeated.

     PECHINEY

     Under French Company Law, shareholders representing, individually or collectively, a defined percentage (less than 5%) of the capital of Pechiney may request that a resolution that they proposed for adoption at the shareholder meeting be included in the agenda. Such request must be made within 10 days of the publication of the announcement notice of the shareholders' meeting in the French official legal gazette (BALO) and must specify the reasons for such resolution. In addition, French Company Law requires that the board of directors of Pechiney respond during such meeting to any questions submitted in writing by any stockholder.

SHAREHOLDER ACTION BY WRITTEN CONSENT

     ALCAN

     Under the Canada Business Corporations Act, shareholder action without a meeting may be taken only by written resolution signed by all shareholders who would be entitled to vote thereon at a meeting.

     PECHINEY

     French Company Law does not permit stockholders to act by written consent outside a general stockholders' meeting. However, shareholders can give a proxy to the chairman or to another shareholder (natural persons are also authorized to give a proxy to their spouses) or participate in the meeting through a mail-in voting form. In the event that a shareholder gives a proxy in blank without nominating a representative, the chairman of the shareholders' meeting will vote the shares covered by such blank proxy in favor of all resolutions proposed or agreed by the board of directors against all others.

PAYMENT OF DIVIDENDS

     ALCAN

     Under the Canada Business Corporations Act, a corporation may pay a dividend by issuing fully paid shares of the corporation. A corporation may also pay a dividend in money or property unless there are reasonable grounds for believing that:

     (1) the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or

     (2) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

     PECHINEY

     Net income in each fiscal year, after deduction for depreciation and provisions, as increased or reduced, as the case may be, by a profit or loss carried forward from prior years, less any contributions to legal reserves, constitutes the distributable profits (benefice distribuable) available for distribution to the shareholders of a French company as dividends, subject to requirements of French law and Pechiney's statuts.

     Under French law, Pechiney is required to allocate five percent of its net profits in each fiscal year to a legal reserve fund until the amount in such reserve fund is equal to 10% of the nominal amount of the outstanding share capital. The legal reserve is distributable only upon the liquidation of the company.

     Except in the case of a decrease in share capital, no distribution may be made to shareholders, if as a result of such distribution, the shareholders' equity would fall below the amount of the share capital increased by those reserves which may not be distributed according to applicable legal provisions or the statuts. The amount of dividends is fixed at the ordinary general meeting of shareholders at which the annual accounts are approved, following the recommendation of the board of directors. The methods of payment of dividends are determined by the general shareholders' meeting or by the board of directors in the absence of a decision by the shareholders.

     If the company has earned a profit since the end of the preceding fiscal year, as shown on an interim balance sheet certified by the company's auditors, the board of directors has the authority, subject to French law and regulations, prior to the approval of the annual financial statements by the shareholders, to distribute interim dividends to the extent of such profit.

VOTING RIGHTS

     ALCAN

     Under the Canada Business Corporations Act, an amendment to a corporation's articles generally requires shareholder approval by special resolution. A special resolution is a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who are entitled to vote on the resolution in person or by proxy at the annual or special meeting called for such purpose, whether or not the shares held by them are designated as voting shares in the corporation's articles of incorporation. In certain cases, a special resolution to approve an extraordinary corporate action, such as an amendment to the articles of incorporation that adversely affects the rights of a particular class or series of shares, may also be required to be approved separately by the holders of a class or series of shares, including a class or series that does not otherwise carry the right to vote.

     Under the Canada Business Corporations Act, unless the articles or by-laws otherwise provide, the directors may, by resolution, make, amend or repeal any by-law that regulates the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, they are required under the Canada Business Corporations Act to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders. The shareholders may confirm, reject or amend the by-law, amendment or repeal, by an ordinary resolution, which is a resolution passed by a majority of the voting shareholders.

     Under the Canada Business Corporations Act, the following transactions also require shareholder approval by special resolution:

     - amalgamations, other than an amalgamation between a parent corporation and one or more of its wholly-owned subsidiaries or between two or more of such subsidiaries, continuances, sales, leases or exchanges of all or substantially all of the property of a corporation other than in the ordinary course of business;

     -  liquidations; and

     -  dissolutions.

In certain cases, a special resolution to approve an extraordinary corporate action must also be approved separately by the holders of a class or series of shares or by a majority of the votes cast by disinterested shareholders.

     A corporation may also apply to a court for an order approving an arrangement, which could include an amendment of the corporation's articles, an amalgamation, a transfer of all or substantially all the property of a corporation to another corporation in exchange for property, money or securities of the corporation, or liquidation and dissolution of the corporation where it is not insolvent and where it is not practicable for the corporation to make such fundamental change in accordance with the provisions of the Canada Business Corporations Act. The court may make any interim or final order it thinks fit with respect to such proposed arrangement. Generally, an arrangement involving a public company must receive shareholder approval as a condition of obtaining the court order.

  PECHINEY

     Under French Company Law, the following fundamental transactions require the approval of the holders of a qualified majority of at least two-thirds (2/3) of the shares entitled to vote:

     -  amendments to the Articles of Association;

     -  transfer of the registered office to a non-neighboring department;

     -  increase or decrease of the registered capital;

     - exclusion of the shareholders' preemptive rights, with respect to any transaction which either immediately or with the passage of time would result in an increase in the registered capital;

     -  authorization of employee stock option and/or purchase plans;

     - authorizations of mergers, spin-offs, partial contribution of assets, dissolution of the corporation, as well as, disposition of all or substantially all of the assets of Pechiney if such disposition would entail a modification of the company's corporate purpose.

     In addition, the transformation of the corporation into another type of legal entity requires, depending on the new type of entity, either a unanimous vote of the stockholders or the approval of the holders of a qualified majority of at least 75% or two-thirds (2/3) of the shares entitled to vote.

APPRAISAL RIGHTS

     ALCAN

     The Canada Business Corporations Act provides that shareholders of Alcan entitled to vote on certain matters are entitled to exercise dissent rights and be paid the fair value of their shares. The Canada Business Corporations Act does not distinguish for this purpose between listed and unlisted shares. Such matters include the following:

     - any amalgamation with a corporation, other than with certain subsidiary corporations;

     - an amendment to the articles to add, change or remove any provisions restricting the issue, transfer or ownership of shares;

     -  a continuance under the laws of another jurisdiction;

     - a sale, lease or exchange of all or substantially all of the property of the corporation other than in the ordinary course of business;

     - a proposed arrangement transaction, where a court order issued in connection with an application for court approval of the arrangement permits the exercise of dissent rights; or

     - certain amendments to the articles of a corporation which require a separate class or series vote, provided that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order made in connection with an action for an oppression remedy.

     Under the Canada Business Corporations Act, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive, unfairly prejudicial to or that unfairly disregards a shareholder's interest.

     PECHINEY

     Under applicable French stock market regulations, a shareholder who comes to hold, alone or in concert, at least 95% of the voting rights of a listed company may initiate a withdrawal offer (offre publique de retrait) and following such offer and subject to the initiator having decided at the time of the launch of the offer, such withdrawal offer may be followed by a mandatory squeeze out (retrait obligatoire) of the remaining minority shareholders. The majority shareholder may also reserve its right to initiate a squeeze out until the withdrawal offer has been completed. In the case of one majority shareholder holding 95% of the voting rights, any holder of voting equity securities who does not belong to the majority group can also apply to the CMF to require the majority shareholder or group of shareholders to file a withdrawal offer, and to thus offer to acquire the shares of the minority.

     In such instance, the consideration to be given to the minority under the squeeze out cannot be lower than the withdrawal offer (and higher if any event which would be of influence to the value of the company's securities occurred after the withdrawal offer was declared receivable by the CMF). The consideration offered must, in addition, be appraised by an independent expert.

OPPRESSION REMEDY

     ALCAN

     The Canada Business Corporations Act provides an oppression remedy that enables the court to make any order, both interim and final, to rectify the matters complained of if the court is satisfied, upon application by a complainant, as defined below, that:

     -  any act or omission of the corporation or an affiliate effects a result;

     - the business or affairs of the corporation or an affiliate are or have been carried on or conducted; or

     - the powers of the directors of the corporation or an affiliate are or have been exercised;

       in a manner that is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of, any security holder, creditor, director or officer of the corporation or an affiliate.

     A complainant includes:

     - a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates;

     - a present or former officer or director of the corporation or any of its affiliates;

     -  the Director appointed under the Canada Business Corporations Act; and

     - any other person who in the discretion of the court is a proper person to make such an application.

     Because of the breadth of the conduct which can be complained of and the scope of the court's remedial powers, including the power to order liquidation and dissolution of the corporation concerned, the oppression remedy is very flexible and may be relied upon to safeguard the interests of shareholders and other complainants that have a substantial interest in the corporation. Under the Canada Business Corporations Act, it is not necessary to prove that the directors of a corporation acted in bad faith in order to seek an oppression remedy.

     Additionally, under the Canada Business Corporations Act, a court may order a corporation or its subsidiary to pay the complainant's interim costs, including legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in an oppression action.

     PECHINEY

     The French Company Law does not provide for an oppression remedy.

STOCKHOLDER SUITS

     ALCAN

     Under the Canada Business Corporations Act, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any subsidiary, or to intervene in an existing action to which such corporation is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the corporation or any subsidiary. Under the Canada Business Corporations Act, no action may be brought and no intervention in an action may be made unless the court is satisfied that:

     - the complainant has given reasonable notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court and the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action;

     -  the complainant is acting in good faith; and

     - it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

     Under the Canada Business Corporations Act, the court in such a derivative action may make any order it thinks fit including:

     - an order authorizing the complainant or any other person to control the conduct of the action;

     -  an order giving directions for the conduct of the action;

     - an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present security holders of the corporation or its subsidiary instead of to the corporation or its subsidiary; and

     - an order requiring the corporation or its subsidiary to pay legal fees and any other costs reasonably incurred by the complainant in connection with the action.

     Additionally, under the Canada Business Corporations Act, a court may order a corporation or its subsidiary to pay the complainant's interim costs, including legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, the complainant is not required to give security for costs in a derivative action. Once commenced, a derivative proceeding may not be discontinued or settled without the court's approval.

     PECHINEY

     Under French Company Law, any shareholder, whatever percentage of the capital of Pechiney it represents, or any group of shareholders representing, in the aggregate, a certain portion of the capital of Pechiney (depending on the outstanding capital of Pechiney), may bring an action for and on behalf of Pechiney against board members to allow the corporation to recover any damages suffered by it.

INSPECTION OF BOOKS AND RECORDS

     ALCAN

     The shareholders, directors and creditors of a corporation incorporated under the Canada Business Corporations Act, and their agents and legal representatives, may examine:

     -  the corporation's articles and by-laws and any amendments thereto;

     -  minutes of meetings and resolutions of the corporation's shareholders;

     -  a list of directors; and

     -  a securities register;

during the usual business hours of the corporation free of charge. A shareholder of the corporation is entitled, on request and without charge, to take extracts from those materials and to receive one copy of the articles and by-laws of the corporation and any amendments thereto.

     As Alcan is a public company, any person, upon payment of a reasonable fee and providing to Alcan or its agent an affidavit confirming the name and address of the applicant and stating that the list and any supplemental lists obtained will not be used other than in connection with:

     -  an effort to influence shareholder voting;

     -  an offer to acquire securities of Alcan; or

     -  any other matter relating to the affairs of Alcan;

may require Alcan or its agent to provide a current list setting out the names of Alcan's registered holders of shares, options and rights, the number of shares owned by each shareholder and the address of each holder of shares, options and rights as shown on the records of the corporation.

     PECHINEY

     Pechiney's statuts provide that shares may be held in registered or bearer form at the option of the holder. Pechiney's statuts permit the company to use the procedure know as titres au porteur identifiables, according to which Sicovam (the French clearing house system) will, upon Pechiney's request, disclose:

     - the shareholders' name or, concerning legal entities, their corporate name,

     -  their nationality,

     -  their address,

     - the number of securities held by each of them which have or which may in the future acquire, voting rights,

     - the year of birth of the shareholders, or the year of setting up of the legal entities.

     Such information may only be requested by Pechiney itself and not communicated to third parties.

PREEMPTIVE RIGHTS

     ALCAN

     Under the Canada Business Corporations Act, if the articles of a corporation so provide, no shares of a class shall be issued, except in limited circumstances, unless the shares have first been offered to shareholders holding shares of that class, and those shareholders have preemptive rights to acquire the offered shares in proportion to their holdings of the shares of that class, at such price and on such terms as those shares are to be offered to others. Alcan's Articles of Amalgamation do not currently provide for preemptive rights of the holders of any of its outstanding shares.

     PECHINEY

     Under French Company Law, an existing shareholder of a corporation has a preemptive right to subscribe for any shares or any securities convertible into, or otherwise giving access to, shares either immediately or with the passage of time and issued by such corporation in proportion to the shares already held by such shareholder, unless such right is excluded at an extraordinary general shareholders' meeting. According to French Company Law, under certain conditions, unexercised preemptive rights may be individually waived by the shareholders or transferred to third parties. If expressly authorized at the extraordinary general shareholders' meeting approving the capital increase, the shareholders, as well as the third parties to whom preemptive rights were transferred, may subscribe for the shares subject to the capital increase above and beyond their pro rata interest in the share capital of the corporation by subscribing the stock reserved for shareholders who neither exercised nor transferred their preemptive rights.

TAKE-OVER BIDS AND COMPULSORY ACQUISITION OF SHARES

     ALCAN

     If a share acquisition constitutes a take-over bid and is not otherwise exempt, it must be made to all holders of the relevant class by way of a formal offer and offering circular in the form prescribed under Canadian securities legislation and the Canada Business Corporations Act. A "take-over bid" includes any offer to acquire a number of voting securities which, when added to the existing holdings of the offeror and its joint actors, would constitute 10% or more of that class of securities. The bid must remain open for a period of 21 days and, if the consideration offered under the bid includes shares, the bid documents must contain prospectus-like disclosure with respect to the issuer of the shares. There are several exemptions under which an offer which constitutes a "take-over bid" may be made on an "exempt basis"; that is, without that offer having to be extended to all security holders. The most frequently used exemptions are:

     - the private purchase exemption, which permits acquisitions of any number of securities in private agreements with not more than 5 persons or companies if the value of the consideration does not exceed 115% of the market price of the class of securities at the date of purchase; and

     - normal course purchases in any 12 month period through the facilities of a stock exchange of up to 5% of the class of securities outstanding at the commencement of such period at prices not in excess of the market price at the date of acquisition.

     Under the Canada Business Corporations Act, if within 120 days of a take-over bid the holders of 90% of the shares of any class, excluding shares held by or on behalf of the offeror, accept the take-over bid of that offeror, the offeror is entitled to acquire the remaining shares of that class. The holders of the shares not tendered to the take-over bid may elect to transfer the shares to the offeror on the terms of the take-over bid or to demand payment of the fair value of those shares.

     The securities laws and policies of certain Canadian provinces regulate take-over bids and related transactions involving Canadian public companies, including bids for securities of a corporation by its insiders, bids by a corporation to acquire its own securities and going private transactions in which the interests of shareholders would be terminated in certain circumstances, such as a compulsory acquisition of shares described in the preceding paragraph. Depending on the circumstances, these laws and policies seek to enhance minority shareholder protections by providing for such things as independent valuations, approval by a majority of the minority shareholders concerned and enhanced disclosure, and by recommending the use of independent directors to review such matters.

     PECHINEY

     Under applicable French Stock Exchange Regulations, where a natural person or a legal entity, acting alone or in concert, come to hold, directly or indirectly, more than a third of the securities or more than a third of the voting rights of a listed company, this person or legal entity is obliged to make a tender offer for the entire capital of the company and the other securities giving access, either immediately or with the passage of time, to the capital or to the voting rights of the company. Such offer must be on terms and conditions that are acceptable to the French Conseil des Marches.

     The same provisions apply to any natural person or legal entity acting alone or in concert:

     (i) which holds directly or indirectly between a third and a half of the securities or the voting rights of a company and which, in less than twelve consecutive months, increases the number of securities or the voting rights it holds by at least 2% of all the securities or the voting rights of the company; and

     (ii) where more than one third of the capital or voting rights of a listed company is held by another company and constitutes an essential part of such company's assets and where:

        - a person acquires the control (as determined by French Company Law) of this company;

        - a group of persons acting in concert holds more than 50% of the capital or of the voting rights of this company without any of these persons continuing to hold the control individually.

     French Stock Exchange Regulations provide certain exemptions to the obligation to make such mandatory offer, which could be allowed by the CMF.

     The bid must remain open for a period of 25 trading days.

                             VALIDITY OF SECURITIES

     The legality of the Alcan common shares to be issued pursuant to the combination and certain Canadian tax consequences of the offer will be passed upon for Alcan by McMillan Binch. Certain U.S. tax consequences of the offer have been passed upon for Alcan by Milbank, Tweed, Hadley & McCloy LLP.

                                    EXPERTS

     The consolidated financial statements of Alcan as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated into this prospectus by reference to Alcan's Annual Report on Form 10-K for the year ending December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (Montreal, Canada), independent accountants, given upon the authority of that firm as experts in auditing and accounting.

     The consolidated financial statements of Pechiney as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated in this prospectus by reference to Pechiney's Annual Report on Form 20-F for the year ending December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers (Paris, France), independent accountants, given upon the authority of that firm as experts in auditing and accounting.

     The consolidated financial statements of Algroup as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, except as they relate to Alusuisse-Lonza America Inc., have been included in Annex B to this prospectus in reliance upon the report of KPMG Fides Peat (Zurich, Switzerland), independent accountants and, insofar as they relate to Alusuisse-Lonza America Inc. whose financial statements are not separately presented in this prospectus, in reliance upon the report of PricewaterhouseCoopers LLP (Florham Park, U.S.A.), independent accountants, whose reports thereon appear elsewhere herein. The aforementioned consolidated financial statements of Algroup and Alusuisse-Lonza America Inc., to the extent they have been included in the consolidated financial statements of Algroup, have been so included in reliance upon the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Alcan files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Pechiney files annual and special reports and certain other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Alcan's SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov. The Pechiney ADSs and Alcan common shares are listed on the New York Stock Exchange and, consequently, the periodic reports, proxy statements and other information filed by Pechiney and Alcan with the SEC can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Alcan has filed with the SEC a registration statement on Form S-4 to register the Alcan common shares that holders of Pechiney Securities will receive following completion and acceptance of the offer. This prospectus does not contain all the information set forth in the registration statement, some parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, you should refer to the registration statement.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that Alcan and Pechiney have previously filed with the SEC. These documents contain important information about Alcan and Pechiney and their financial condition.

ALCAN SEC FILINGS (FILE NO. 1-3677)                                   PERIOD
-----------------------------------               ----------------------------------------------
Annual Report on Form 10-K                        Year ended December 31, 1998
Current Reports on Form 8-K                       Filed on April 26, 1999, August 11, 1999 and
                                                  September 16, 1999
Quarterly Reports on Form 10-Q                    Filed on May 5, 1999, August 6, 1999, and
                                                  November 15, 1999

PECHINEY SEC FILINGS (FILE NO. 1-14110)                               PERIOD
---------------------------------------           ----------------------------------------------
Annual Report on Form 20-F                        Year ended December 31, 1998
Reports of Foreign Private Issuer on Form 6-K     Filed on February 1, 1999, February 5, 1999,
                                                  March 10, 1999, April 27, 1999, May 17, 1999,
                                                  June 8, 1999, July 6, 1999, July 28, 1999,
                                                  August 11, 1999, August 17, 1999, September
                                                  17, 1999, October 18, 1999, November 9, 1999,
                                                  December 1, 1999 and December 22, 1999.

     We also incorporate by reference into this prospectus additional documents that may be filed with the SEC by Alcan or Pechiney after the date of this prospectus until the expiration of the U.S. offer.

     Alcan has supplied all information contained or incorporated by reference in this prospectus relating to Alcan and Pechiney has supplied all such information relating to Pechiney. Neither Alcan nor Pechiney has independent knowledge of the matters set forth or incorporated by reference herein by the other party.

     While you may have already received some of the documents incorporated by reference into this prospectus, you can obtain copies of any of them through Alcan, Pechiney or the SEC. Documents incorporated by reference are available without charge from Alcan or Pechiney, as the case may be, excluding all exhibits other than those specifically incorporated by reference into this prospectus.

Shareholders may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone at the following address:

For Alcan Documents:                                         For Pechiney Documents:
--------------------                              ----------------------------------------------
Alcan Aluminium Limited                           Pechiney
1188 Sherbrooke Street West                       Place du Chancelier Adenauer
Montreal Quebec, Canada H3A 3G2                   75218 Paris Cedex 16
Attn: Alan Brown                                  Attn: Francois-Jose Bordonado
Investor Relations                                Investor Relations
Tel.: 514-848-8368                                Tel.: 011-33-1-5628-2507

     If you would like to receive documents from Alcan and/or Pechiney before the expiration of the U.S. offer, please make your request no later than
          , five business days before the proposed expiration date.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS TO DECIDE WHETHER TO PARTICIPATE IN THE U.S. OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT WHICH IS CONTAINED IN, OR INCORPORATED BY REFERENCE INTO,
THIS PROSPECTUS. THIS PROSPECTUS IS DATED           . YOU SHOULD NOT ASSUME THAT
THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF ALCAN COMMON SHARES IN THE OFFER SHALL CREATE ANY IMPLICATIONS TO THE CONTRARY.

                     INFORMATION FROM PECHINEY AND ALGROUP

     Pechiney has provided the information contained or incorporated by reference in this prospectus relating to Pechiney and Algroup has provided the information in this prospectus relating to Algroup. Although Alcan has no knowledge indicating that information and statements relating to Pechiney and Algroup contained or incorporated by reference in this prospectus are inaccurate, Alcan was not involved in the preparation of the Pechiney and Algroup information or statements and has not independently verified any of the Pechiney or Algroup information or statements.

                                                                         ANNEX A

                             COMBINATION AGREEMENT

THIS COMBINATION AGREEMENT is made on September 15, 1999

AMONG:

(1) ALCAN ALUMINIUM LIMITED, a company incorporated under the laws of Canada (CANADA),

(2) PECHINEY, a company incorporated under the laws of France (FRANCE), and

(3) ALUSUISSE LONZA GROUP AG, a company incorporated under the laws of Switzerland (SWITZERLAND).

WHEREAS:

(A) The respective Boards of Directors of each of Canada, France and Switzerland (EACH A PARTY, and together the PARTIES) have determined that it is in the best interest of their respective companies and shareholders to effect the combination of their respective businesses as set forth herein (the COMBINATION) in a "merger-of-equals".

(B) In furtherance of the Combination, Canada, France and Switzerland have previously entered into a memorandum of understanding dated 11 August, 1999 (the MOU) establishing the structure and principal terms of the Combination, and Canada and Switzerland entered into an agreement (the INITIAL COMBINATION AGREEMENT) on the same date setting forth the terms and conditions of a proposed combination between them.

(C) In furtherance of the Combination, the respective Boards of Directors of Canada, France and Switzerland have approved and adopted this Combination Agreement (the AGREEMENT) which sets out the terms and conditions for the Combination.

(D) The respective Boards of Directors of Canada, France and Switzerland have concluded that the Combination will be effected by utilizing Canada as the holding company for the new, combined group. As a result, Canada will be the vehicle through which the Exchange Offers (as defined below) will be made to shareholders of Switzerland and France, respectively, and shares of common stock, without par or nominal value, of Canada (CANADA COMMON SHARES) shall be issued as consideration in the Exchange Offers.

(E) The respective Boards of Directors of Canada and Switzerland have approved the exchange offer (the SWISS EXCHANGE OFFER) by Canada for all of the issued and outstanding registered shares, of CHF 100 per share, of Switzerland (the SWISS SHARES) upon the terms and subject to the conditions set forth in this Agreement;

(F) The respective Boards of Directors of each of Canada and France have approved the exchange offer (the FRENCH EXCHANGE OFFER and, together with the Swiss Exchange Offer, the EXCHANGE OFFERS) by Canada for all of the issued and outstanding (i) ordinary shares (A), par value EURO 15.25 per share, of France (the FRENCH ORDINARY SHARES), (ii) preferred shares (B), par value EURO 15.25 per share, of France (the FRENCH PREFERRED SHARES) and
     (iii) the American Depositary Receipts (ADRS) each representing one-half of a French Ordinary Share (the French Ordinary Shares, French Preferred Shares and the ADRs are collectively referred to herein as the FRENCH SHARES);

(G) The respective Boards of Directors of each of Canada and Switzerland have determined that it is in the best interests of their respective companies to have Canada and Switzerland enter into a business combination under the terms of this Agreement whether or not the French Exchange Offer is completed;

(H) The respective Boards of Directors of each of Canada and France have determined that it is in the best interests of their respective companies to have Canada and France enter into a business combination under the terms of this Agreement whether or not the Swiss Exchange Offer is completed;

(I) The Parties intend that each Exchange Offer be treated as a tax free rollover to shareholders for tax purposes to the maximum extent possible;

(J) The Combination (but neither Exchange Offer alone) is intended to be treated as a "pooling of interests" under generally accepted accounting principles in Canada (CANADIAN GAAP); and

(K) This Agreement sets out the terms and conditions of the agreement by each of Canada, France and Switzerland in relation to the Combination and each Exchange Offer.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

                              THE EXCHANGE OFFERS

1.1 Canada, Switzerland and France agree that Canada, with the full participation and cooperation of Switzerland and France, will make the Swiss Exchange Offer and the French Exchange Offer, in each case on the basis and in accordance with the provisions set out in Schedule 1 and on the terms and subject to the conditions of this Agreement.

1.2 France represents and warrants to Canada and Switzerland that the Board of Directors of France has adopted and approved this Agreement and the Combination and is, concurrently with the execution of this Agreement, recommending to the holders of French Shares that they accept the French Exchange Offer when made regardless of whether or not the Swiss Exchange Offer is consummated in accordance with the terms hereof. Unless permitted in accordance with Article 1.2.1 below, or otherwise required by law, to withdraw or adversely modify its recommendation, France agrees with Canada and Switzerland that it will procure that the Board of Directors of France will recommend at all times prior to the time the French Exchange Offer is made, at the time the French Exchange Offer is made and during the period of the French Exchange Offer, that the holders of French Shares accept the French Exchange Offer regardless of whether or not the Swiss Exchange Offer is consummated. The recommendation of the Board of Directors of France shall be contained in all relevant filings and disclosure documents, as applicable, and may only be withdrawn as permitted hereby.

1.2.1 Notwithstanding anything to the contrary contained herein, whether or not the French Exchange Offer shall have commenced, the Board of Directors of France may withdraw or adversely modify its recommendation that holders of French Shares tender their French Shares in the French Exchange Offer if (i) any of the representations and warranties of Canada set forth in this Agreement shall have become untrue in any respect which, individually or in the aggregate, has resulted, or would be reasonably likely to result, in a Canada Material Adverse Effect, (ii) Canada is in material breach of any of its obligations set forth in this Agreement that is not curable or, if curable is not cured within 15 days after written notice of such breach is given by France to Canada, (iii) Canada shall have suffered a Canada Material Adverse Effect, (iv) at the time of the consummation of the Swiss Exchange Offer the Chemicals Division Demerger shall not have occurred; provided that France's rights pursuant to this clause (iv) shall expire two business days following receipt of written notice from Canada of the consummation of the Swiss Exchange Offer and the failure of the Chemicals Division Demerger to have occurred if France shall not have exercised any of such rights prior thereto, or (v) a proposal constituting an Alternative Transaction (as defined below) for France shall have been made.

1.3 Switzerland represents and warrants to Canada and France that the Board of Directors of Switzerland has unanimously adopted and approved this Agreement and the Combination and is, concurrently with the execution of this Agreement, recommending to the shareholders of Switzerland that they accept the Swiss Exchange Offer when made, regardless of whether or not the French Exchange Offer is consummated in accordance with the terms hereof. Unless permitted in accordance with Article 1.3.1 below, or otherwise required by law to withdraw or adversely modify its recommendation, Switzerland agrees with Canada and France that the Board of Directors of Switzerland will unanimously recommend at all times prior to the time the Swiss Exchange Offer is made, at the time the Swiss Exchange Offer is made and during the period of the Swiss Exchange Offer, that the holders of Swiss

Shares accept the Swiss Exchange Offer regardless of whether or not the French Exchange Offer is consummated. The recommendation of the Board of Directors of Switzerland shall be contained in all relevant filings and disclosure documents, as applicable, and may only be withdrawn as permitted hereby.

1.3.1 Notwithstanding anything to the contrary contained herein, whether or not the Swiss Exchange Offer shall have been commenced, the Board of Directors of Switzerland may withdraw or adversely modify its recommendation that shareholders of Switzerland tender their Swiss Shares in the Swiss Exchange Offer if (i) any of the representations and warranties of Canada set forth in this Agreement shall have become untrue in any respect which, individually or in the aggregate, has resulted, or would be reasonably likely to result, in a Canada Material Adverse Effect, (ii) Canada is in material breach of any of its obligations set forth in this Agreement that is not curable or, if curable is not cured within 15 days after written notice of such breach is given by Switzerland to Canada, (iii) Canada shall have suffered a Canada Material Adverse Effect, or (iv) a proposal constituting an Alternative Transaction for Switzerland shall have been made.

1.4 Canada represents and warrants to France and Switzerland that the Board of Directors of Canada has unanimously adopted and approved this Agreement, the Combination and each of the Exchange Offers and is, concurrently with the execution of this Agreement, recommending to the shareholders of Canada that they approve the issue of Canada Common Shares in connection with each of the Swiss Exchange Offer and the French Exchange Offer regardless of whether or not both Exchange Offers are successful. Unless permitted in accordance with Article
1.4.1 or 1.4.2, as applicable, or 1.4.3, or otherwise required by law to withdraw or adversely modify its recommendation, Canada agrees with France and Switzerland that the Board of Directors of Canada will recommend at all times that the holders of Canada Common Shares approve the issue of Canada Common Shares in connection with each of the France Exchange Offer and the Swiss Exchange Offer regardless of whether or not both Exchange Offers are consummated. The recommendation of the Board of Directors of Canada shall be contained in all relevant filings and disclosure documents, as applicable, and may only be withdrawn as permitted hereby.

1.4.1 Notwithstanding anything to the contrary contained herein, whether or not the French Exchange Offer shall have been commenced, the Board of Directors of Canada may withdraw or adversely modify its recommendation that shareholders of Canada approve the issuance of Canada Common Shares in connection with the French Exchange Offer if (i) any of the representations and warranties of France set forth in this Agreement shall have become untrue in any respect which, individually or in the aggregate, has resulted, or would be reasonably likely to result, in a France Material Adverse Effect, (ii) France is in material breach of any of its obligations set forth in this Agreement that is not curable or, if curable is not cured within 15 days after written notice of such breach is given by Canada to France, or (iii) France shall have suffered a France Material Adverse Effect.

1.4.2 Notwithstanding anything to the contrary contained herein whether or not the Swiss Exchange Offer shall have been commenced, the Board of Directors of Canada may withdraw or adversely modify its recommendation that shareholders of Canada approve the issuance of Canada Common Shares in connection with the Swiss Exchange Offer if (i) any of the representations and warranties of Switzerland set forth in this Agreement shall have become untrue in any respect which, individually or in the aggregate, has resulted, or would be reasonably likely to result, in a Swiss Material Adverse Effect, (ii) Switzerland is in material breach of any of its obligations set forth in this Agreement that is not curable or, if curable is not cured within 15 days after written notice of such breach is given by Canada to Switzerland, or (iii) Switzerland shall have suffered a Swiss Material Adverse Effect.

1.4.3 Notwithstanding anything to the contrary contained herein, whether or not either Exchange Offer has commenced, the Board of Directors of Canada may modify or withdraw its recommendation that shareholders of Canada approve the issuance of Canada Common Shares in connection with both the Swiss Exchange Offer and the French Exchange Offer if a proposal constituting an Alternative Transaction for Canada shall have been made.

ARTICLE 2
                        COMMENCEMENT OF EXCHANGE OFFERS

2.1.1 Canada shall commence the Swiss Exchange Offer as soon as practicable following the satisfaction or earlier due waiver of the conditions set out in Part A of Schedule 2; provided, that Canada shall not be required to commence the Swiss Exchange Offer if this Agreement has been terminated either with respect to Switzerland or with respect to all Parties pursuant to Article 8.

2.1.2 Canada shall commence the French Exchange Offer as soon as practicable following the satisfaction or earlier due waiver of the conditions set out in Part B of Schedule 2; provided, that Canada shall not be required to commence the French Exchange Offer if this Agreement has been terminated either with respect to France or with respect to all Parties pursuant to Article 8.

2.2 Each Party agrees that it will notify the other Parties forthwith after any of its Executive Officers become aware that (i) the conditions set out in Part A of Schedule 2 have been satisfied or waived or have become incapable of satisfaction, (ii) the conditions set out in Part B of Schedule 2 have been satisfied or waived or have become incapable of satisfaction or (iii) a Material Adverse Effect has occurred or is reasonably likely to occur with respect to such Party, such notification to indicate in reasonable detail the nature and effect thereof.

ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1 REPRESENTATIONS AND WARRANTIES OF FRANCE. Except as set forth in the disclosure letter dated the date hereof delivered to Canada and Switzerland by France (the FRANCE DISCLOSURE LETTER), France hereby represents and warrants to Canada and Switzerland that:

3.1.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of France and its Material Subsidiaries has been duly organized and is validly existing as a corporation, and to the extent relevant under the applicable corporate law, in good standing, under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such standing, except where the failure to be in good standing would not, individually or in the aggregate, be reasonably likely to have a France Material Adverse Effect. France has made available to Canada and Switzerland a complete and correct copy of France's and its Material Subsidiaries' articles of association and by-laws, or other comparable governing instruments, each as amended to date. France's and its Material Subsidiaries' articles of association, by-laws and other comparable governing instruments as so made available are in full force and effect.

     As used in this Agreement, the term (A) SUBSIDIARY means, with respect to any Party, any entity, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly beneficially owned or controlled by such Party or by one or more of its respective Subsidiaries or by such Party and any one or more of its respective Subsidiaries, and (B) MATERIAL SUBSIDIARY means any Subsidiary constituting more than (i) 5% of the relevant Group's total assets or shareholder's equity at the end of the fiscal year ended December 31, 1998, or
(ii) 10% of the relevant Group's total net income for the fiscal year ended December 31, 1998; (C) FRANCE MATERIAL ADVERSE EFFECT means a material adverse effect on the financial condition, properties, business or results of operations of the France Group; except for any such effect resulting from any change in economic or business conditions generally, or with respect to the aluminum or packaging industries specifically and (D) FRANCE GROUP means France, its Subsidiaries and its interests in associated entities taken as a whole.

3.1.2 CAPITAL STRUCTURE. The authorized capital stock of France consists of 80,469,343 French Ordinary Shares and an additional number of French Ordinary Shares with a maximum nominal value (excluding any insurance premium) of 490,000,000 euros, provided that this maximum nominal value is reduced to

245,000,000 euros unless existing holders of French Ordinary Shares are afforded pre-emptive rights, and 1,091,044 French Preferred Shares, of which 80,469,343 French Ordinary Shares (which includes the French Shares referred to in Article 4.2.4) and 1,091,044 French Preferred Shares were outstanding as of the close of business on August 6, 1999. All of the outstanding French Shares have been duly authorized and are validly issued and fully paid and there is no liability on the part of the holders to pay any further amount in respect of any French Share. France has no French Shares reserved for issuance, except that, as of August 6, 1999, there were up to 2,835,000 French Ordinary Shares authorized for issuance pursuant to options that have been granted or are eligible to be granted by France to the officers and employees of France and its Subsidiaries, of which 1,606,000 French Ordinary Shares were reserved for issuance pursuant to options that have been granted by France to officers and employees of France and its Subsidiaries. Each of the outstanding shares of capital stock or other securities of each of France's Subsidiaries is duly authorized, validly issued and fully paid and there is no liability on the part of the holders to pay any further amount in respect of any French Share and, except for directors' qualifying shares, and except as provided in the French Reports filed prior to the date hereof, is owned by France or a direct or indirect wholly-owned Subsidiary of France, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of France or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person or entity a right to subscribe for or acquire, any securities of France or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. France does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of France on any matter.

3.1.3 AUTHORITY RELATIVE TO THIS AGREEMENT AND APPROVAL. (A) France has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement is a legal, valid and binding agreement of France enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the BANKRUPTCY AND EQUITY EXCEPTION).

(B) The Board of Directors of France has approved this Agreement, the Combination, the French Exchange Offer and the other transactions contemplated hereby to which it will be a party and, concurrently with the execution of this Agreement has resolved to recommend to its shareholders to accept the French Exchange Offer regardless of whether or not the Swiss Exchange Offer is consummated.

3.1.4 GOVERNMENTAL FILINGS; NO VIOLATIONS. (A) Other than the filings, approvals and/or notices required to be made (i) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR ACT), the Investment Canada Act (INVESTMENT CANADA ACT), the Canadian Competition Act (the CANADIAN COMPETITION ACT), EC Council Regulation 4064/89 (the EC ANTITRUST ACT), and such other filings as may be required by the antitrust or competition laws, rules or regulations of the United States, the European Union, Canada, France, Switzerland and any other applicable jurisdiction (such laws, rules and regulations together with the HSR Act, the EC Antitrust Act, the Canadian Competition Act and Investment Canada Act are referred to as the ANTITRUST
LAWS), (ii) under the United States Securities Exchange Act of 1934, as amended (the EXCHANGE ACT), the United States Securities Act of 1933, as amended (the SECURITIES ACT), local securities or "blue-sky" laws, takeover, company or securities laws, rules or regulations of the United States, Canada, Switzerland, France (including the regulations of the Conseil des Marches Financiers (CMF), the Commission des Operations de Bourse (COB), the ParisBourse-SBF (SBF)), the European Union and any other applicable jurisdiction (all such laws, rules and regulations, together with the Exchange Act and the Securities Act, are referred to as the SECURITIES LAWS), (iii) under any stock exchange rules or regulations in the United States, Canada, Switzerland, France, the European Union and any other applicable jurisdiction and (iv) to the French Ministere de l'Economie, des Finances et de l'Industrie under regulations for foreign investment in France, no notices, reports or other filings are required to be made by France with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by France from, any governmental or regulatory authority, agency, commission, body or other governmental entity (GOVERNMENTAL ENTITY), in connection with the execution and delivery of this Agreement by France and the consummation of the Combination, the French Exchange Offer and the other transactions contemplated by this Agreement to which France will be a party, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to have a France Material Adverse Effect or to prevent, materially delay or materially impair the ability of France to consummate the Combination.

(B) The execution, delivery and performance of this Agreement by France do not, and the consummation by France of the Combination and the other transactions contemplated hereby to which France will be a party will not (i) constitute or result in (I) a breach or violation of, or a default under, the articles of association or by-laws or the comparable governing instruments of France or any of its Material Subsidiaries, (II) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on or rights in respect of the assets of France or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation (CONTRACTS) binding upon France or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which France or any of its Subsidiaries is subject or (III) any change in the rights or obligations of any party under any of the Contracts to which France or any of its Subsidiaries is a party or (ii) require the consent of any counterparty to any of the Contracts to which France or any of its Subsidiaries is a party, except, in the case of sub-clauses (II) and (III) of clause (i), for any breach, violation, default, acceleration, creation, change or, in the case of clause
(ii), any consent that in each case would not, individually or in the aggregate, be reasonably likely to have a France Material Adverse Effect or prevent, materially delay or materially impair the ability of France to consummate the transactions contemplated by this Agreement to which it will be a party.

3.1.5 FRENCH REPORTS; FINANCIAL STATEMENTS. France has made available to each of Canada and Switzerland each annual report, registration statement, report, proxy statement or information statement prepared by it since December 31, 1998 (the AUDIT DATE), each in the form (including exhibits, annexes and any amendments thereto) filed with or provided to the COB or the United States Securities and Exchange Commission (SEC) (collectively, including any such reports filed subsequent to the date hereof and as amended, the FRENCH REPORTS). As of their respective dates (or, if amended, as of the date of such amendment), the French Reports were, and any French Reports filed with the COB or the SEC subsequent to the date hereof will be, true, complete and correct in all material respects and comply with applicable legal requirements. Each of the consolidated balance sheets included in or incorporated by reference into the French Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects the consolidated financial position of France and its Subsidiaries as of its date and each of the consolidated statements of income and of cash flows included in or incorporated by reference into the French Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and cash flows, as the case may be, of France and its Subsidiaries on a consolidated basis for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with the generally accepted accounting principles of France (FRENCH GAAP) or generally accepted accounting principles of the United States, as applicable, consistently applied during the periods involved, except as may be noted therein.

3.1.6 ABSENCE OF CERTAIN CHANGES. Except as fairly disclosed in the French Reports filed prior to the date of the Initial Combination Agreement and except as contemplated hereby, since the Audit Date and through the date of the Initial Combination Agreement, France and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of France and its Subsidiaries or any development or combination of developments of which the Executive Officers of France have knowledge that has had or would be, individually or in the aggregate, reasonably likely to have a France Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to the assets or property owned, leased or otherwise used by France or any of its Subsidiaries, whether or not covered by insurance, other than any damage, destruction or other casualty loss that would not, individually or in the aggregate, be reasonably likely to have a France Material Adverse Effect;
(iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of France or its Subsidiaries, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof or made by a wholly owned Subsidiary of France; or (iv) any change by France in accounting principles, practices or methods. Since the Audit Date, except as provided for herein or as disclosed in the French Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by France or any of its Subsidiaries to officers or key employees or any amendment of any of the Compensation and Benefit Plans of France other than increases or amendments in the ordinary course of business consistent with past practice.

     As used in this Agreement, the term (i) EXECUTIVE OFFICER means with respect to France: its Chairman and Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and Senior Vice President - Corporate Finance and their successors; Switzerland: its Chief Executive Officer, Chief Legal Officer, Executive Vice President - Corporate Development and their successors; and
Canada: Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and its Executive Vice President - Corporate Development and their successors and (ii) KNOWLEDGE with respect to a particular person shall mean such person's actual knowledge.

3.1.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the French Reports filed prior to the date of the Initial Combination Agreement, as of the date hereof there are no obligations or liabilities, including, in respect of obligations and liabilities disclosed in any French Report, any change in those obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law, or any other facts or circumstances of which the Executive Officers of France have knowledge that would be reasonably likely to result in any claims against, or obligations or liabilities of, France or any of its Subsidiaries, except for those that would not be reasonably likely to have a France Material Adverse Effect or prevent or materially delay or materially impair the ability of France to consummate the transactions contemplated by this Agreement to which it will be a party.

     As used in this agreement, (i) the term AFFILIATE means with respect to a specified person or entity, a person or entity which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the person or entity specified; (ii) the term ENVIRONMENTAL LAW means any United States, French, Swiss, Canadian, European Union or other relevant jurisdiction's statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance; and (iii) the term HAZARDOUS SUBSTANCE means: (A) any substance that is listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance which may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

3.1.8 COMPLIANCE WITH LAWS; PERMITS. Except as set forth in the French Reports filed prior to the date of the Initial Combination Agreement, the businesses of each of France and its Material Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, LAWS), except for violations or possible violations that would not, individually or in the aggregate, be reasonably likely to have a France Material Adverse Effect or prevent or materially delay or materially impair the ability of France to consummate the transactions contemplated by this Agreement to which it will be a party. Except as set forth in the French Reports filed prior to the date of the Initial Combination Agreement, no investigation or review by any Governmental Entity with respect to France or any of its Subsidiaries is pending or, to the knowledge of the Executive Officers of France, threatened, nor has any Governmental Entity indicated to France an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, be reasonably likely to have a France Material Adverse Effect or prevent or materially delay or materially impair the ability of France to consummate the transactions contemplated by this Agreement to which it will be a party. To the knowledge of the Executive Officers of France, no material change is required in France's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, except those that, individually or in the aggregate, would not be reasonably likely to have a France Material Adverse Effect, and, as of the date hereof, France has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. France and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a France Material Adverse Effect or prevent or materially delay or materially impair the ability of France to consummate the transactions contemplated by this Agreement to which it will be a party.

3.1.9 TAX MATTERS; ACCOUNTING. (a) As of the date hereof, neither France nor any of its Subsidiaries has taken or agreed to take any action, nor do the Executive Officers of France have any knowledge of any fact or circumstance relating to France, that would be reasonably likely to prevent the business combination resulting from the consummation of both of the Exchange Offers from being accounted for as a "pooling-of-interests" under Canadian GAAP if, in the absence of such action, such accounting treatment of such business combination would not have been so prevented.

(b) As of the date hereof, neither France nor any of its Subsidiaries has taken or agreed to take any action, nor do the Executive Officers of France have any knowledge of any fact or circumstance relating to France, that would be reasonably likely to prevent the Exchange Offers contemplated by this Agreement from qualifying as tax-free transactions to Canada, France, Switzerland and the shareholders of Canada and to the shareholders of France and Switzerland who are resident for tax purposes in France, Switzerland and the United States (other than a corporation holding Swiss Shares with a value in excess of CFH 2 million) to the extent such shareholders exchange Swiss Shares and French Shares, respectively, for Canada Common Shares unless, in the absence of such action the Exchange Offers would have failed to so qualify.

3.1.10 BROKERS AND FINDERS. Neither France nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Combination or the other transactions contemplated in this Agreement, except that France has employed Credit Suisse First Boston Limited and Rothschilds et Cie as its financial advisors.

3.1.11 The formation and initial public offering of American National Can Group, Inc. (ANC) has been consummated in accordance with the description set forth in the registration statement, as declared effective by the SEC, pursuant to which the common stock of ANC was offered for sale.

3.1.12 KNOWLEDGE OF BREACHES. France does not have knowledge that any representation and warranty made by either Canada or Switzerland under this
Article 3 is not true and correct in any material respect.

3.2 REPRESENTATIONS AND WARRANTIES OF SWITZERLAND. Except as set forth in the disclosure letter dated the date of the Initial Combination Agreement, delivered to Canada and France by Switzerland (the SWITZERLAND DISCLOSURE LETTER), Switzerland hereby represents and warrants to Canada and France that:

3.2.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of Switzerland and its Material Subsidiaries has been duly organized and is validly existing as a corporation, and to the extent relevant under the applicable corporate law, under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such standing, except where the failure to be in good standing would not, individually or in the aggregate, be reasonably likely to have a Swiss Material Adverse Effect. Switzerland has made available to Canada and France a complete and correct copy of Switzerland's articles of association and by-laws, or other comparable governing instruments each as amended to date. Switzerland's articles of association, by-laws and other comparable governing instruments as so made available are in full force and effect.

     As used in this Agreement, the term (A) SWISS MATERIAL ADVERSE EFFECT means a material adverse effect on the financial condition, properties, business or results of operations of the Switzerland Group except for any such effect resulting from any change in economic or business conditions generally, or with respect to the aluminum or packaging industries specifically and (B) SWITZERLAND GROUP means Switzerland, its Subsidiaries and its interests in associated entities taken as a whole (the terms "Subsidiary" and Switzerland Group" shall for purposes of this Agreement exclude any of the entities that are intended to be the subject of the Chemicals Division Demerger (as defined below)).

3.2.2 CAPITAL STRUCTURE. Switzerland has pursuant to its articles of association 6,286,126 Swiss Shares which are issued as well as a conditional capital for a maximum of 551,575 additional shares as of the close of business on August 6, 1999. As of August 6, 1999, up to a further 325,945 Swiss Shares would be issued under the conditional capital in connection with the exercise of conversion or option rights relating to the convertible bonds of Switzerland assuming the exercise of such rights. All issued Swiss Shares are validly issued, fully paid up and outstanding. Each of the outstanding shares of capital stock or other securities of each of Switzerland's Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and, except for directors' qualifying shares, and except as provided in the Swiss Reports filed prior to the date hereof, is owned by Switzerland or a direct or indirect wholly-owned Subsidiary of Switzerland, free and clear of any lien, pledge, security interest, claim or other encumbrance. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Switzerland or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person or entity a right to subscribe for or acquire, any securities of Switzerland or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for the securities specified above, Switzerland does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Switzerland on any matter.

3.2.3 AUTHORITY RELATIVE TO THIS AGREEMENT AND APPROVAL. (A) Switzerland has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement is a legal, valid and binding agreement of Switzerland enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(B) The Switzerland Board of Directors has unanimously approved this Agreement, the Combination and the Swiss Exchange Offer and the other transactions contemplated hereby to which it would be a party and the recommendation to its shareholders to accept the Swiss Exchange Offer (regardless of whether or not the French Exchange Offer is consummated) and to approve the Chemicals Division Demerger and to adopt a clause in the Articles of Association of Switzerland whereby the Swiss tender offer rules requiring a mandatory bid shall not apply to the Swiss Exchange Offer (OPT-OUT).

3.2.4 GOVERNMENTAL FILINGS; NO VIOLATIONS. (A) Other than the filings, approvals and/or notices required to be made (i) under the Antitrust Laws, (ii) under the Securities Laws, (iii) under any stock exchange rules or regulations in the United States, Canada, Switzerland, France, the European Union and any other applicable jurisdiction and (iv) required to comply with statutes of Switzerland relating to the acquisition of land by foreigners, no notices, reports or other filings are required to be made by Switzerland with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Switzerland from any Governmental Entity, in connection with the execution and delivery of this Agreement by Switzerland and the consummation by Switzerland of the Combination, the Swiss Exchange Offer and the other transactions contemplated hereby to which Switzerland will be a party, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Swiss Material Adverse Effect or prevent, materially delay or materially impair the ability of Switzerland to consummate the Combination.

(B) The execution, delivery and performance of this Agreement by Switzerland do not, and the consummation by Switzerland of the Combination, the Swiss Exchange Offer and the other transactions contemplated hereby to which Switzerland will be a party will not (i) constitute or result in (I) a breach or violation of, or a default under, the articles of association or by-laws or the comparable governing instruments of Switzerland or any of its Subsidiaries, (II) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on or rights in respect of the assets of Switzerland or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Switzerland or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Switzerland or any of its Subsidiaries is subject or (III) any change in the rights or obligations of any party under any of the Contracts to which Switzerland or any of its Subsidiaries is a party, or (ii) require the consent of any counterparty to any of the Contracts to which Switzerland or any of its Subsidiaries is a party, except, in the case of sub-clause (II) or (III) of clause (i) above, for any breach, violation, default, acceleration, creation or change or, in the case of clause
(ii) above any consent, that in each case would not, individually or in the aggregate, be reasonably likely to have a Swiss Material Adverse Effect or prevent, materially delay or materially impair the ability of Switzerland to consummate the transactions contemplated by this Agreement to which it will be a party.

3.2.5 SWISS REPORTS; FINANCIAL STATEMENTS. Switzerland has made available to each of Canada and France each registration statement, proxy statement, annual report and information statement, and other documents provided by Switzerland to the Swiss Exchange (SWX) and prepared by it since the Audit Date, each in the form (including exhibits, annexes and any amendments thereto) provided to the SWX (collectively, including any such reports provided subsequent to the date hereof and as amended, the SWISS REPORTS). As of their respective dates, (or, if amended, as of the date of such amendment) the Swiss Reports were, and any Swiss Reports provided to the SWX subsequent to the date hereof will be true, complete and correct in all material respects and comply with applicable legal requirements. Each of the consolidated balance sheets included in or incorporated by reference into the Swiss Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of Switzerland and its Subsidiaries as of its date and each of the consolidated statements of income and of cash flows included in or incorporated by reference into the Switzerland Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and cash flows, as the case may be, of Switzerland and its Subsidiaries on a consolidated basis for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with International Accounting Standards consistently applied during the periods involved, except as may be noted therein.

3.2.6 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Swiss Reports provided to the SWX prior to the date of the Initial Combination Agreement and except as contemplated hereby, since the Audit Date and through the date of the Initial Combination Agreement, Switzerland and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of Switzerland and its Subsidiaries or any development or combination of developments of which the Executive Officers of Switzerland have knowledge that has had or would be, individually or in the aggregate, reasonably likely to have a Swiss Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by Switzerland or any of its Subsidiaries, whether or not covered by insurance, other than any damage, destruction or other casualty loss that would not, individually or in the aggregate, be reasonably likely to have a Swiss Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Switzerland, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof, the Chemicals Division Demerger and other than dividends and distributions made by a wholly owned Subsidiary of Switzerland to Switzerland or a company that will be a wholly owned Subsidiary of Switzerland after the Chemicals Division Demerger; or (iv) any change by Switzerland in accounting principles, practices or methods. Since the Audit Date, except as provided for herein or as disclosed in the Swiss Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by Switzerland or any of its Subsidiaries to officers or key employees or any amendment of any of the Compensation and Benefit Plans of Switzerland other than increases or amendments in the ordinary course of business consistent with past practice.

3.2.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Swiss Reports provided to the SWX prior to the date of the Initial Combination Agreement, as of the date hereof there are no obligations or liabilities, including in respect of obligations and liabilities disclosed in any Swiss Report, any change in those obligations or liabilities whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law, or any other facts or circumstances of which the Executive Officers of Switzerland have knowledge that would be reasonably likely to result in any claims against, or obligations or liabilities of, Switzerland or any of its Subsidiaries, except for those that would not, individually or in the aggregate, be reasonably likely to have a Swiss Material Adverse Effect or prevent or materially delay or materially impair the ability of Switzerland to consummate the transactions contemplated by this Agreement to which it will be a party.

3.2.8 COMPLIANCE WITH LAWS; PERMITS. Except as set forth in the Swiss Reports provided to the SWX prior to the date of the Initial Combination Agreement, the businesses of each of Switzerland and its Material Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations or possible violations that would not, individually or in the aggregate, be reasonably likely to have a Swiss Material Adverse Effect or prevent or materially delay or materially impair the ability of Switzerland to consummate the transactions contemplated by this Agreement to which it will be a party. Except as set forth in the Swiss Reports provided to the SWX prior to the date of the Initial Combination Agreement, no investigation or review by any Governmental Entity with respect to Switzerland or any of its Subsidiaries is pending or, to the knowledge of the Executive Officers of Switzerland, threatened, nor has any Governmental Entity indicated to Switzerland an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Swiss Material Adverse Effect or prevent or materially delay or materially impair the ability of Switzerland to consummate the transactions contemplated by this Agreement to which it will be a party. To the knowledge of the Executive Officers of Switzerland, no material change is required in Switzerland's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, except those that, individually or in the aggregate, would not be reasonably likely to have a Swiss Material Adverse Effect, and, as of the date hereof, Switzerland has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. Switzerland and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Swiss Material Adverse Effect or prevent or materially delay or materially impair the ability of Switzerland to consummate the transactions contemplated by this Agreement to which it will be a party.

3.2.9 TAX MATTERS; ACCOUNTING. (a) As of the date hereof, neither Switzerland nor any of its Subsidiaries has taken or agreed to take any action, nor do the Executive Officers of Switzerland have any knowledge of any fact or circumstance relating to Switzerland, that would be reasonably likely to prevent the business combination resulting from the consummation of both of the Exchange Offers from being accounted for as a "pooling-of-interests" under Canadian GAAP if, in the absence of such action, such accounting treatment of such business combination would not have been so prevented.

(b) As of the date hereof, neither Switzerland nor any of its Subsidiaries has taken or agreed to take any action, nor do the Executive Officers of Switzerland have any knowledge of any fact or circumstance relating to Switzerland, that would be reasonably likely to prevent the Exchange Offers contemplated by this Agreement from qualifying as tax-free transactions to Canada, France, Switzerland and the shareholders of Canada and to the shareholders of France or Switzerland who are resident for tax purposes in France, Switzerland and the United States (other than a corporation holding Swiss Shares with a value in excess of CHF 2 million) to the extent such shareholders exchange Swiss Shares and

French Shares, respectively, for Canada Common Shares unless, in the absence of such action, the Exchange Offers would have failed to so qualify.

3.2.10 BROKERS AND FINDERS. Neither Switzerland nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Combination or the other transactions contemplated by this Agreement, except that Switzerland has employed Goldman Sachs International as its financial advisors.

3.2.11 KNOWLEDGE OF BREACHES. Switzerland does not have knowledge that any representation and warranty made by either Canada or France under this Article 3 is not true and correct in any material respect.

3.3 REPRESENTATIONS AND WARRANTIES OF CANADA. Except as set forth in the disclosure letter dated the date of the Initial Combination Agreement delivered to France and Switzerland by Canada (the CANADA DISCLOSURE LETTER), Canada hereby represents and warrants to France and Switzerland that:

3.3.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of Canada and its Subsidiaries has been duly organized and is validly existing as a corporation, and to the extent relevant under the applicable corporate law, under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such standing, except where the failure to be in good standing would not, individually or in the aggregate, be reasonably likely to have a Canada Material Adverse Effect (as defined below). Canada has made available to France and Switzerland a complete and correct copy of Canada's and its Material Subsidiaries' articles of incorporation and by-laws, or other comparable governing instruments each as amended to date. Canada's and its Material Subsidiaries' articles of incorporation, by-laws and other comparable governing instruments as so made available are in full force and effect.

     As used in this Agreement, the term (A) CANADA MATERIAL ADVERSE EFFECT means a material adverse effect on the financial condition, properties, business or results of operations of Canada and its Subsidiaries taken as a whole except for any such effect resulting from any change in economic or business conditions generally or with respect to the aluminum or packaging industries specifically and (B) CANADA GROUP means Canada and its Subsidiaries and its interests in associated entities taken as a whole.

3.3.2 CAPITAL STRUCTURE. The authorized capital stock of Canada consists of an unlimited number of Canada Common Shares, an unlimited number of shares of Preferred Stock, of which 217,647,557 Canada Common Shares, 4,200,000 shares of Series C Preferred Stock of Canada, 1,500,000 shares of Series C (1985) Preferred Stock of Canada and 3,000,000 shares of Series E Preferred Stock of Canada were outstanding as of the close of business on August 6, 1999. All of the outstanding Canada Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. Canada has no shares reserved for issuance, except that, as of August 6, 1999, there were 18,960,088 Canada Common Shares reserved for issuance pursuant to Canada's Executive Share Option Plan (the CANADA STOCK PLANS) and 524,934 Canada Common Shares reserved for issuance pursuant to Canada's dividend reinvestment plan and the Share Purchase Plan of Canada. Each of the outstanding shares of capital stock or other securities of each of Canada's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors' qualifying shares and except as provided in the Canada Reports filed prior to the date hereof, is owned by Canada or a direct or indirect wholly-owned Subsidiary of Canada, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Canada or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person or entity a right to subscribe for or acquire, any securities of Canada or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Canada does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Canada on any matter.

3.3.3 AUTHORITY RELATIVE TO THIS AGREEMENT AND APPROVAL. (A) Canada has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement except for the approval of the issuance of Canada Common Shares to be issued pursuant to the Exchange Offers by a majority of the votes cast by the holders of Canada Common Shares (the REQUISITE VOTE) at a duly held meeting of the stockholders of Canada and except for the approval by two-thirds of the votes cast by the holders of Canada Common Shares of the exporting of Canada's incorporation to the extent required pursuant to Schedule 3. This Agreement is a legal, valid and binding agreement of Canada enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(B) The Canada Board of Directors has unanimously approved this Agreement, the Combination and the Exchange Offers and the other transactions contemplated hereby to which it will be a party and approved the recommendations to its shareholders to approve (i) the issuance of Canada Common Shares in connection with the French Exchange Offer (regardless of whether or not the Swiss Exchange Offer is consummated), (ii) the issuance of Canada Common Shares in connection with the Swiss Exchange Offer (regardless of whether or not the French Exchange Offer is consummated) and (iii) the exporting of Canada's incorporation, if required.

3.3.4 GOVERNMENTAL FILINGS; NO VIOLATIONS. (A) Other than the filings, approvals and/or notices required to be made (i) under the Antitrust Laws, (ii) under the Securities Laws, (iii) under any stock exchange rules or regulations in the United States, Canada, Switzerland, France, the European Union and any other applicable jurisdiction, (iv) with the French Ministere de l'Economie, des Finances et de l'Industrie under regulations for foreign investment in France, and (v) to comply with statutes of Switzerland relating to the acquisition of land by foreigners, no notices, reports or other filings are required to be made by Canada with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Canada from, any Governmental Entity in connection with the execution and delivery of this Agreement by Canada and the consummation by Canada of the Combination, the Exchange Offers and the other transactions contemplated hereby, to which Canada will be a party except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Canada Material Adverse Effect or prevent, materially delay or materially impair the ability of Canada to consummate the Combination.

(B) The execution, delivery and performance of this Agreement by Canada do not, and the consummation by Canada of the Combination, the Exchange Offers and the other transactions contemplated hereby to which Canada will be a party will not
(i) constitute or result in (I) a breach or violation of, or a default under the articles of incorporation or by-laws or the comparable governing instruments of Canada or any of its Subsidiaries, (II) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on or rights in respect of the assets of Canada or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Canada or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Canada or any of its Subsidiaries is subject or (III) any change in the rights or obligations of any party under any of the Contracts to which Canada or any of its Subsidiaries is a party or (ii) require the consent of any counterparty to any of the Contracts to which Canada or any of its Subsidiaries is a party, except, in the case of sub-clause (II) or (III) of clause (i) above, for any breach, violation, default, acceleration, creation or change or in the case of clause (ii) above, for any consent that in each case would not, individually or in the aggregate, be reasonably likely to have a Canada Material Adverse Effect or prevent, materially delay or materially impair the ability of Canada to consummate the transactions contemplated hereby to which it will be a party.

3.3.5 CANADA REPORTS; FINANCIAL STATEMENTS. Canada has made available to each of France and Switzerland each management information circular, registration statement, prospectus, report, annual information form, proxy statement or information statement prepared by it since the Audit Date, each in the form (including exhibits, annexes and any amendments thereto) filed with the Ontario Securities Commission (the OSC) and the SEC (collectively, including any such reports filed subsequent to the date hereof and as amended, the CANADA REPORTS). As of their respective dates, (or, if amended, as of the date of such amendment) the Canada Reports were, and any Canada Reports filed with the OSC or the SEC subsequent to the date hereof will be, true, complete and correct in all material respects and comply with all applicable legal requirements. Each of the consolidated balance sheets included in or incorporated by reference into the Canada Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of Canada and its Subsidiaries as of its date and each of the consolidated statements of income and of cash flows included in or incorporated by reference into the Canada Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and cash flows, as the case may be, of Canada and its Subsidiaries on a consolidated basis for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with Canadian GAAP consistently applied during the periods involved, except as may be noted therein.

3.3.6 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Canada Reports filed prior to the date of the Initial Combination Agreement and except as contemplated hereby, since the Audit Date and through the date of the Initial Combination Agreement, Canada and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of Canada and its Subsidiaries or any development or combination of developments of which the Executive Officers of Canada have knowledge that has had or would be, individually or in aggregate, reasonably likely to have a Canada Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any assets or property owned, leased or otherwise used by Canada or any of its Subsidiaries, whether or not covered by insurance, other than any damage, destruction or other casualty loss that would not, individually or in the aggregate, be reasonably likely to have a Canada Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Canada, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof or made by a wholly-owned Subsidiary of Canada; or (iv) any change by Canada in accounting principles, practices or methods. Since the Audit Date, except as provided for herein or as disclosed in the Canada Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by Canada or any of its Subsidiaries to officers or key employees or any amendment of any of the Compensation and Benefit Plans of Canada other than increases or amendments in the ordinary course of business consistent with past practice.

3.3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Canada Reports filed prior to the date of the Initial Combination Agreement, as of the date hereof, there are no obligations or liabilities, including in respect of obligations and liabilities disclosed in any Canada Report, any change in those obligations or liabilities whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law, or any other facts or circumstances of which the Executive Officers of Canada have knowledge that would be reasonably likely to result in any claims against, or obligations or liabilities of, Canada or any of its Subsidiaries, except for those that would not, individually or in the aggregate, be reasonably likely to have a Canada Material Adverse Effect or prevent or materially delay or materially impair the ability of Canada to consummate the transactions contemplated hereby to which it will be a party.

3.3.8 COMPLIANCE WITH LAWS; PERMITS. Except as set forth in the Canada Reports filed prior to the date of the Initial Combination Agreement, the businesses of each of Canada and its Material Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations or possible violations that would not, individually or in the aggregate, be reasonably likely to have a Canada Material Adverse Effect or prevent or materially delay or materially impair the ability of Canada to consummate the transactions contemplated hereby to which it will be a party. Except as set forth in the Canada Reports filed prior to the date of the Initial Combination Agreement, no investigation or review by any Governmental Entity with respect to Canada or any of its Subsidiaries is pending or, to the knowledge of the Executive Officers of Canada, threatened, nor has any Governmental Entity indicated an intention to Canada to conduct the same, except for those the outcome of which would not be reasonably likely to have a Canada Material Adverse Effect or prevent or materially delay or materially impair the ability of Canada to consummate the transactions contemplated hereby to which it will be a party. To the knowledge of the Executive Officers of Canada, no material change is required in Canada's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, except those that, individually or in the aggregate, would not reasonably likely to have a Canada Material Adverse Effect, and, as of the date hereof, Canada has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. Canada and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Canada Material Adverse Effect or prevent or materially delay or materially impair the ability of Canada to consummate the transaction contemplated hereby to which it will be a party.

3.3.9 TAX MATTERS; ACCOUNTING. (a) As of the date hereof, neither Canada nor any of its Subsidiaries has taken or agreed to take any action, nor do the Executive Officers of Canada have any knowledge of any fact or circumstance relating to Canada, that would be reasonably likely to prevent the business combination resulting from the consummation of both of the Exchange Offers from being accounted for as a "pooling-of-interests" under Canadian GAAP if, in the absence of such action, such accounting treatment of such business combination would not have been so prevented.

(b) As of the date hereof, neither Canada nor any of its Subsidiaries has taken or agreed to take any action, nor do the Executive Officers of Canada have any knowledge of any fact or circumstance relating to Canada that would be reasonably likely to prevent the Exchange Offers contemplated by this Agreement from qualifying as tax-free transactions to Canada, France, Switzerland and the shareholders of Canada and to the shareholders of France and Switzerland who are residents for tax purposes in France, Switzerland or the United States (other than a corporation holding Swiss Shares with a value in excess of CFH 2 million) to the extent such shareholders exchange Swiss Shares and French Shares, respectively, for Canada Common Shares unless, in the absence of such action, the Exchange Offers would have failed to so qualify.

3.3.10 BROKERS AND FINDERS. Neither Canada nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Combination or the other transactions contemplated in this Agreement, except that Canada has employed Morgan Stanley Dean Witter as its financial advisors.

3.3.11 KNOWLEDGE OF BREACHES. Canada does not have knowledge that any representation and warranty made by either France or Switzerland under this
Article 3 is not true and correct in any material respect.

ARTICLE 4
                  COVENANTS OF CANADA, FRANCE AND SWITZERLAND

4.1    COVENANTS BY EACH OF CANADA, FRANCE AND SWITZERLAND TO EACH OF THE OTHERS

4.1.1 The covenants provided in Articles 4.1.2, 4.1.3, 4.1.4, 4.1.5, 4.1.6,
4.1.8 and 4.1.9 shall be effective from the date hereof until the date on which,
(i) with respect to the France Group, Canada has taken up and paid for French Shares tendered under the French Exchange Offer, (ii) with respect to the Switzerland Group, Canada has taken up and paid for Swiss Shares tendered under the Swiss Exchange Offer, (iii) with respect to the Canada Group and its obligations to France, Canada has taken up and paid for French Shares tendered under the French Exchange Offer; provided that Article 4.1.5 shall continue to be effective until the persons (or their replacement designees) proposed by France to become directors of Canada as specified in Schedule 3 have been offered the opportunity, and all necessary actions have been taken by Canada to permit such persons, to become directors of Canada and (iv) with respect to the Canada Group and its obligations to Switzerland, Canada has taken up and paid for Swiss Shares tendered under the Swiss Exchange Offer; provided that Article
4.1.5 shall continue to be effective until the persons (or their replacement designees) proposed by Switzerland to become directors of Canada as specified in Schedule 3 have been offered the opportunity, and all necessary actions have been taken by Canada to permit such persons, to become directors of Canada.

4.1.2 Each of Canada, France and Switzerland hereby covenants with the other Parties that it and its directors, officers, employees, agents and other representatives will:

(a) not, directly or indirectly, take any action to solicit, initiate, assist or encourage enquiries, submissions, proposals or offers from any other person, entity or group relating to it, and will not participate in any discussions or negotiations regarding, or furnish to any person, entity or group any information with respect to, or otherwise cooperate in any way or assist or participate in, or facilitate or encourage any effort or attempt with respect to:

     (i) the direct or indirect acquisition or disposition of all or any shares or any other securities of it or its subsidiaries; or

     (ii) any amalgamation, merger, sale of any substantial part of its or any of its subsidiaries' assets, take-over bid, share exchange, plan of arrangement, reorganization, joint venture, strategic alliance, substantial dividend or distribution out of the ordinary course of business, recapitalisation, liquidation or winding-up of, reverse take-over or other business combination or similar transaction involving it or a substantial part of its assets

     (except to the extent it would not be precluded from entering into such a transaction under the terms of Article 4.1.5 and except for the Chemicals Division Demerger and except as otherwise specifically contemplated herein).

The foregoing undertaking shall not, however, to the extent required by applicable laws and regulations (including, without limitation, relevant fiduciary duties applicable to the Board of Directors), prevent any Party from entering into discussions with any third party which, not having been encouraged, enticed or otherwise solicited as aforesaid, makes a written proposal which constitutes an Alternative Transaction (as defined below). Notwithstanding the foregoing, no Party will provide information to any third party about any other Party. Furthermore no Party will provide any information to any third party about itself unless that third party enters into a confidentiality and standstill agreement on customary terms which also permits disclosure to the other Parties concerning the Alternative Transaction. Each of the Parties agrees that if it has not already done so, it will promptly request each third party, if any, that has executed a confidentiality agreement within the 12 months prior to the date hereof with such Party in connection with the third party's consideration of a proposal which if made would be reasonably likely to result in an Alternative Transaction to return or destroy all confidential information furnished to that third party by or on behalf of it or any of its Subsidiaries.

(b) inform the other Parties forthwith upon becoming aware of an Alternative Transaction or an unsolicited enquiry, submission, offer or proposal (however made) described in Article 4.1.2(a) above, including the identity of the person or entity who has made the proposal and, if an advisor, the identity of the principal and of any action taken by it pursuant to the last paragraph of
Article 4.1.2(a) and continue to keep each Party informed in relation thereto.

     As used in this Agreement, ALTERNATIVE TRANSACTION means an offer or a proposal made to either France, Switzerland or Canada or some or all of such companies, as the case may be, in writing and duly authorised by the board of directors of the person or entity making the offer or proposal (i) to acquire by means of amalgamation, merger, purchase, exchange or otherwise all of the shares or all or substantially all of the assets of France, Switzerland or Canada, (ii) that would be a transaction substantially more favorable to the shareholders of such Party than the Combination, (iii) except in case of a transaction involving all or substantially all of the assets of a Party, that is available to all holders of shares in such Party and (iv) that is reasonably likely to be consummated taking into account all legal, financial and regulatory aspects of the proposal.

4.1.3 Notwithstanding the pre-agreement investigation of any of Canada, France and Switzerland, (each of which, together with its Subsidiaries shall for the purposes of this Agreement be referred to as the CORPORATION) conducted by or on behalf of another Party or the other two Parties, upon reasonable notice, and except as may otherwise be required by applicable law, each of Canada, France and Switzerland shall (and shall cause each of its Subsidiaries to) afford the other Corporations' officers, employees, counsel, accountants and other authorized representatives (REPRESENTATIVES) reasonable access, during normal business hours throughout the period prior to the consummation of the Combination, to its properties, books, contracts and records and, during such period, each shall furnish promptly to the other Corporation (if requested by such Corporation) all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Article 4.1.3 shall affect or be deemed to modify any representations and warranties made by any Corporation, and provided, further, that the foregoing shall not require any Corporation to permit any inspection, or to disclose any information, that in the reasonable judgment of such Corporation, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if such Corporation shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure and that the foregoing shall not require the Corporation to violate any attorney-client privilege or violate any law relating to antitrust or the regulation of markets generally. All requests for information made pursuant to this Article 4.1.3 shall be directed to an Executive Officer of the Corporation, or such person as may be designated by any of the Executive Officers, as the case may be. All such information shall be governed by the terms of the Confidentiality Agreement.

4.1.4 Each of France, Switzerland and Canada shall notify forthwith both other Parties upon its Executive Officers becoming aware of any material breach of the representations and warranties given by it, and of any circumstance reasonably likely to result in the representations and warranties not being true and accurate in all material respects if repeated at any time during the currency of this Agreement (by reference to the facts and circumstances at that time), including reasonable details of the breach or circumstance and, if remediable, the means and time frame for anticipated remedy and the applicable Corporation agrees to, if remediable, use commercially reasonable efforts to remediate.

4.1.5 Except if specifically contemplated herein (including, without limitation, taking actions permitted under Article 4.1.2) or in the France Disclosure Letter, the Switzerland Disclosure Letter or the Canada Disclosure Letter, respectively, each Party agrees that it will not take any action, or refrain from taking any action, in the operation of its business that is reasonably likely to be inconsistent with the economic or business fundamentals of either of the Exchange Offers or materially hinder the consummation of either of the Exchange Offers. In furtherance thereof, France, Canada and Switzerland respectively agree (as to it and its Subsidiaries) that it shall not without the written consent of the other Parties (such consent not to be unreasonably withheld or delayed):

     (a) issue any shares or capital stock (or rights to acquire shares of capital stock) except pursuant to obligations in effect on the date of the Initial Combination Agreement, or pursuant to existing employee stock option or stock purchase plans in amounts and to the extent consistent with past practice;

     (b) repurchase or redeem any shares or capital stock or permit its Subsidiaries (other than wholly-owned subsidiaries) to repurchase or redeem any shares or capital stock (or rights to acquire shares or capital stock), except that each Party may repurchase, redeem or acquire shares in it in connection with its employee stock plans in amounts and to the extent consistent with past practice;

     (c) make any declaration, set aside a payment of, or pay any dividend or other distribution in respect of its capital stock or the capital stock of its Subsidiaries except (i) in the case of France, the declaration and the payment in cash by France (I) to the holders of French Shares of a dividend in an amount not exceeding the regular annual dividend, consistent with past practice (the amount of such dividend including the "precompte" tax and any other tax payable by France under French law in relation thereto being the INITIAL DIVIDEND AMOUNT) and (II) subject to the consummation of the French Exchange Offer and prior to the settlement and delivery of Canada Common Shares to be delivered pursuant to the French Exchange Offer, to the holders of France Shares of a dividend in an aggregate amount (this amount including the "precompte" tax or any other tax payable by France under French tax law in connection with such dividend) in respect of all the French Shares not exceeding the amount by which US$549,000,000 exceeds the Initial Dividend Amount, (ii) in the case of Canada, normal quarterly dividends consistent with past practice and (iii) dividends by a wholly owned Subsidiary of a Party to another wholly owned Subsidiary of that Party (provided in the case of Switzerland such other wholly owned Subsidiary will be a wholly owned Subsidiary of Switzerland after the Chemicals Division Demerger), or by a wholly owned Subsidiary of a Party to that Party;

     (d) amend or change its articles of association, bylaws or other comparable governing instruments;

     (e) make or commit for any capital expenditures exceeding an aggregate of US$ 100 million, in the case of the Canada Group, US$50 million, in the case of the France Group, and US$50 million, in the case of the Switzerland; except in all cases for capital expenditures in amounts not exceeding those provided in the existing group budgets for 1999 and 2000, as applicable, specifically disclosed to the other Parties prior to the date of the Initial Combination Agreement;

     (f) make any investments in assets (other than equipment, inventories and goods in the ordinary course of business) or shares exceeding an aggregate of US$500 million, in the case of the Canada Group, US$250 million, in the case of the France Group and US$250 million in the case of the Switzerland Group; provided, that prior to making any investment in an aggregate amount in excess of US$100 million, in the case of the Canada Group and US$50 million in the case of each of the France Group and the Switzerland Group, it shall notify the other Parties of such investments;

     (g) divest or sell any assets (other than equipment, inventories and goods in the ordinary course of business) or any shares, or rights to acquire any shares, in a Subsidiary or associated entity with a fair market value exceeding an aggregate of US$75 million, in the case of the Canada Group, US$50 million, in the case of the France Group, and US$50 million, in the case of the Switzerland Group; provided, that the Chemicals Division Demerger shall not be included in calculating such amount for the Switzerland Group;

     (h) make any material tax election or permit any of its Subsidiaries to do so; or

     (i) take any action, or permit any of its Subsidiaries to take any action, that would make any representation or warranty hereunder untrue in any material respect;

4.1.5.1Each of France, Canada and Switzerland respectively represents and warrants that since the date of the Initial Combination Agreement and through the date hereof neither it nor its Subsidiaries has taken any action (or failed to take any action) that would have caused it to violate the provisions of
Article 4.1.5 if such Article had been in effect at such time.

4.1.5.2Each of France, Canada and Switzerland agree that for purposes of calculating the amounts set forth in subarticles (e), (f) and (g) of Article
4.1.5 all transactions between the date of the Initial Combination Agreement and the date hereof shall be taken into account.

4.1.6 Each of France, Canada and Switzerland agrees that it shall and shall cause its Subsidiaries to co-operate with the other Parties and use commercially reasonable efforts to take, or cause to be taken, all actions required in connection with (i) the timely production and approval of documentation to be used in accordance with effecting the Combination, (ii) the making and obtaining of any governmental or regulatory filings or applications or consents required to achieve satisfaction as soon as practicable of each of the conditions set out in Schedule 2, (iii) the listing of the Canada Common Shares to be issued under each of the Exchange Offers on the New York Stock Exchange, The Toronto Stock Exchange, SBF, SWX and the London Stock Exchange, (iv) the making and conduct of the Exchange Offers, and (v) the consummation of each of the Exchange Offers, including approvals of anti-trust authorities, third parties, securities and stock exchange authorities and the Applicable Takeover Authorities; such actions to include also provision of information and, confirming accuracy and completeness of information provided by it; the public acceptance of responsibility for information about each Party by the directors of that Party and the provision of reports and comfort letters and opinions from the investment bank, auditors and legal advisers of each Party (where required in connection with an Exchange Offer, registration, listing or shareholder solicitation document) and in connection therewith:

     (a) Canada, France and Switzerland each agree, as to itself and its Subsidiaries, that all of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in each document to be used for the purposes of either of the Exchange Offers or for the purpose of seeking the approval of the shareholders of Canada to the issue of the New Canada Shares, including, without limitation, the Canadian take-over bid circular, Proxy Statement, S-4 Registration Statement, Schedule 14D-1, note d'information, the COB Filing, the CMF Filing, the Joint Prospectus for the French Exchange Offer, the TOB Filing and the prospectus for the Swiss Exchange Offer, as of the date such documents are first mailed to shareholders or declared effective or published, as applicable, will be true, correct and complete in all material respects, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

     (b) Canada, France and Switzerland each shall, upon request by any of the others, furnish the requesting Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with each document to be used for the purposes of either of the Exchange Offers or for the purpose of seeking the approval of the shareholders of Canada to the issue of the New Canada Shares, including, without limitation, the Proxy Statement, Canadian take-over bid circular, the S-4 Registration Statement, the CMF Filing, the COB Filing, the note d'information, the Joint Prospectus for the French Exchange Offer, the TOB Filing, the Schedule 14D-1 and the prospectus for the Swiss Exchange Offer or any other statement, filing, notice or application made by or on behalf of Canada, France or Switzerland or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Combination or either of the Exchange Offers or any other transaction contemplated by this Agreement; and

     (c) Canada, France and Switzerland each shall keep the others apprised of the status of matters relating to completion of the Combination and each of the Exchange Offers, including promptly furnishing the others with copies of notices or other communications received by or on behalf of France, Switzerland or Canada, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Combination and either of the Exchange Offers or any other transaction contemplated by this Agreement.

     As used in this Agreement, APPLICABLE TAKEOVER AUTHORITY means, with respect to Switzerland, the relevant regulatory or stock exchange authorities in Switzerland regulating offers made for shares in public companies and, with respect to France, the relevant regulatory or stock exchange authorities in France and the relevant United States regulatory authority regulating offers made for shares in public companies.

4.1.7 Each of Canada, France and Switzerland agrees that neither it nor any of its Subsidiaries shall take or cause to be taken any action, whether before or after the consummation of either of the Exchange Offers, (a) that would prevent the business combination resulting from the consummation of both of the Exchange Offers from being accounted for as a "pooling of interests" under Canadian GAAP or (b) that would cause either of the Exchange Offers to fail to constitute a "tax-free" exchange of shares to the shareholders in France, Switzerland, and the United States, who are resident in those countries for tax purposes (other than a corporation holding Swiss shares with value in excess of CHF 2 million); provided that no Party shall be deemed to have breached the provisions of this
Article 4.1.7 (a) unless, in the absence of such action, the Combination would have been so prevented or an Exchange Offer would have so failed or (b) by reason of taking any action in furtherance of the transactions contemplated hereby.

4.1.8 Each Party agrees that except with the written consent of each of the other Parties (which consent shall not be withheld or delayed unreasonably) or except as required by applicable law or regulation, no Party shall make any announcement in any jurisdiction in any manner whatsoever with regard to the Combination or either of the Exchange Offers unless the information announced was previously disclosed in a substantially similar manner in a disclosure document filed by one of the Parties with respect to the transactions contemplated hereby.

4.1.9 Each of Canada, France and Switzerland agrees that it shall (i) provide promptly to any and all federal, state, local or foreign court or Government Entity with jurisdiction over enforcement of any applicable Antitrust Laws (GOVERNMENT ANTITRUST ENTITY) information and documents requested by any Government Antitrust Entity, which it is entitled to request under applicable law, or necessary, proper or advisable to permit consummation of each Exchange Offer and the Combination and the other transactions contemplated by this Agreement and shall use commercially reasonable efforts to obtain the consent or approval of any Government Antitrust Entity thereto and (ii) take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of either of the Exchange Offers or the Combination in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the Combination or the other transactions contemplated by this Agreement, commercially reasonable steps (including the appeal thereof or the posting of a bond) to vacate, modify or suspend such injunction or order so as to permit such consummation as expeditiously as possible. Any undertakings required to be given to secure any such regulatory consents or approvals or necessary in connection with clause (ii) of the preceding sentence shall be on a basis that is acceptable to each of the Parties, acting reasonably, and shall be consistent with the best commercial interests of all of the Parties, taken as a whole.

4.1.10 Canada covenants and agrees that the Proxy Statement shall provide the shareholders of Canada with the ability to separately approve the issuance of Canada Common Shares to be issued in the Swiss Exchange Offer and the issuance of Canada Common Shares to be issued in the French Exchange Offer.

ADDITIONAL COVENANTS BY FRANCE TO EACH OF THE OTHER PARTIES

4.2    France hereby covenants to Canada and Switzerland:

4.2.1 to use its commercially reasonable efforts to assist Canada and Switzerland to complete the Combination (including the making of the Exchange Offers and the acceptance of the French Exchange Offer by holders of French Shares) and to achieve timely satisfaction of each of the conditions set out in Part B of Schedule 2, including co-operating with Canada and Switzerland in making all requisite regulatory filings, and giving evidence in relation thereto, in providing information and in obtaining third party consents as necessary;

4.2.2 to provide, from time to time as Canada may reasonably request, a list indicating the aggregate issued share capital in France and changes to it from the immediately preceding list and of each registered holder of French Shares and of each registered holder of rights to acquire French Shares together with such other information relating to the identity of the holders of French Shares as it may have;

4.2.3 to use its commercially reasonable efforts to (i) (I) enable outstanding rights, other than employee options, to acquire French Shares granted by France to be exercised prior to consummation of the French Exchange Offer so that those French Shares can be tendered under the French Exchange Offer or to cause the holders of such rights to accept Canada Common Shares in place of French Shares,
(II) permit the exchange, through acceptance of the French Exchange Offer, of all French Shares held by employees of France through FCPE for Canada Common Shares (or, if the French Exchange Offer is consummated, rights to acquire Canada Common Shares using the same ratio as that on which French Ordinary Shares are acquired under the French Exchange Offer for a reasonable period of time following the expiry of the period of tax restriction that presently applies and encourage such exchange) and, (ii) to encourage holders of options to acquire French Shares granted by France to employees of France and its Subsidiaries to accept the offer to be made by Canada pursuant to Article 4.4.7; and

4.2.4 not to, and to procure that Pechiney Nederland N.V. does not, dispose of any of the 982,669 French Shares held by Pechiney Nederland N.V. and not to, and to procure that Pechiney Nederland N.V. does not, accept the French Exchange Offer in respect of such French Shares.

ADDITIONAL COVENANTS BY SWITZERLAND TO EACH OF THE OTHER PARTIES

4.3    Switzerland hereby covenants to France and Canada:

4.3.1 that subject to obtaining all necessary regulatory approvals/clearances and the approval of the holders of Swiss Shares, Switzerland shall cause its (i) fine chemicals and specialities and (ii) its intermediaries and additives divisions as well as its energy business to be extracted from the Switzerland Group in accordance with the terms and conditions and with the effect described in Schedule 4 hereto (the CHEMICALS DIVISION DEMERGER) and that the Chemicals Division Demerger shall have occurred so as to obtain the benefit of the Swiss Tax Ruling (as defined in Schedule 4);

4.3.2 to (i) convene a shareholders meeting as soon as practicable, for the purpose of voting upon the approval of the Chemicals Division Demerger and (ii) to the extent permissible under applicable law, to recommend that shareholders approve the Chemicals Division Demerger;

4.3.3 to use its commercially reasonable efforts to assist Canada and France to complete successfully the Combination (including the making of the Exchange Offers and their acceptance by shareholders of France and Switzerland) and to achieve timely satisfaction of each of the conditions set out in Schedule 2 and of the conditions which will form part of the Swiss Exchange Offer, including co-operating with Canada and France in making all requisite regulatory filings, and giving evidence in relation thereto, providing information and in obtaining third party consents as necessary;

4.3.4 to provide, from time to time as Canada may reasonably request, a list indicating the aggregate issued share capital in Switzerland and changes to it from the immediately preceding list and of each registered holder of Swiss Shares and of each registered holder of rights to be issued Swiss Shares together with such other information relating to the identity of its shareholders that it may have;

4.3.5 to use its commercially reasonable efforts to enable rights, other than employee options, to acquire Swiss Shares granted by Switzerland to be exercised prior to the consummation of the Swiss Exchange Offer so that the Swiss Shares can be tendered under the Swiss Exchange Offer or to cause the holders of such shares to accept Canada Common Shares in place of Swiss Shares and to use commercially reasonable efforts to permit the exchange of all outstanding rights to acquire Swiss Shares granted by Switzerland for Canada Common Shares (or rights to acquire Canada Common shares) on terms that provide the holder with equivalent economic benefits;

4.3.6 if necessary, as soon as reasonably practicable after the date hereof, convene and hold a meeting of shareholders of Switzerland for the purpose of presenting to the shareholders of Switzerland a proposal, and, subject to applicable law, the positive recommendation of the Board of Directors of Switzerland to adopt a clause in the Articles of Association of Switzerland whereby the Swiss tender offer rules requiring a mandatory bid shall not apply to the Swiss Exchange Offer;

4.3.7 to use its commercially reasonable efforts to obtain on terms satisfactory to it all consents and authorizations necessary to complete the Chemicals Division Demerger; and

4.3.8 that it will not permit any adjustment to the conversion terms of the two convertible issues referred to in the Swiss Disclosure Letter to occur by reason of the completion of the Chemical Division Demerger such that more than 6,641,796 Swiss Shares will be outstanding assuming full conversion of such convertibles provided that if the number of Swiss Shares outstanding would exceed such amount, the exchange ratio for the Swiss Exchange Offer will be adjusted in Canada's favor to take account of such excess.

ADDITIONAL COVENANTS BY CANADA TO EACH OF THE OTHER PARTIES

4.4    Canada hereby covenants with France and Switzerland:

4.4.1 to use its best efforts to procure that the Canada Common Shares to be issued pursuant to the Exchange Offers are listed on the New York Stock Exchange, The Toronto Stock Exchange, the SWX, the SBF and the London Stock Exchange at the time of expiration of the conditions to the consummation of the applicable Exchange Offer, subject to official notice of issuance and freely transferable through the facilities of such exchanges under applicable law except by a holder of a sufficient number of shares to affect materially the control of Canada;

4.4.2 to duly convene a meeting of holders of Canada Common Shares (the STOCKHOLDERS MEETING) as promptly as practicable (but in no event later than 15 November 1999) to consider and vote upon the approval of the issuance of Canada Common Shares pursuant to each of the French Exchange Offer and the Swiss Exchange Offer;

4.4.3 to promptly prepare with the full participation and cooperation of France and Switzerland and as soon as practicable after the date hereof, mail to its shareholders a form of proxy together with a management information circular (which shall include the positive recommendation of the Board of Directors of Canada required hereby) for use in connection with obtaining such approval (the PROXY STATEMENT). Canada shall, on the date the Proxy Statement is first mailed to its shareholders, file the Proxy Statement with all applicable Canadian securities authorities;

4.4.4 to use its commercially reasonable efforts to assist the other Parties to complete the Combination (including the making of the Exchange Offers and their acceptance by shareholders of France and Switzerland) and to achieve timely satisfaction of each of the conditions set out in Schedule 2 and of the conditions which will form part of the Exchange Offers, including co-operating with the other Parties in making all requisite regulatory filings, and giving evidence in relation thereto, providing information and in obtaining third party consents as necessary;

4.4.5 to use commercially reasonable efforts to permit the exchange, through acceptance of the French Exchange Offer, of all of the French Shares held by France Group employees through FCPE for Canada Common Shares (or, if the French Exchange Offer is consummated, rights to acquire Canada Common Shares using the same ratio as that on which French Ordinary Shares are acquired under the French Exchange Offer for a reasonable period of time following the expiry of the period of tax restriction that presently applies);

4.4.6 to seek any relief necessary from the SEC to permit the France Exchange Offer to be conducted in the United States on a basis consistent with the conduct of the French Exchange Offer in France;

4.4.7 prior to the expiration of the French Exchange Offer to offer (such offer to be subject only to the conditions that the French Exchange Offer shall have become unconditional and shall have been consummated) to each employee or former employee of France and its Subsidiaries holding options to purchase French Shares, to exchange, if such employee exercises any of such options at any time, for each French Share issued to such employee pursuant to each such option exercised, forthwith after its issue, Canada Common Shares using the same ratio as that on which Ordinary Shares are acquired under the French Exchange Offer. The foregoing offer of this right will comply with all applicable laws, be open for acceptance for a period of approximately 25 trading days, will be on detailed terms to be established at the time, will state that Canada may not be prepared to exchange French Shares acquired pursuant to the options for Canada Common Shares except pursuant to this right, will contain an authority/attorney in favour of Canada or one of its officers to effect such exchange on the applicable employee's behalf and will contain appropriate provisions for adjustment of the foregoing exchange ratio to prevent dilution; and

4.4.8 to use commercially reasonable efforts while regularly reporting to and consulting with France and Switzerland to, as promptly as practicable, obtain private legislation in order to cause all requirements under the Canada Business Corporations Act with respect to "resident Canadians" on Canada's Board of Directors to be declared inoperative or otherwise altered so that those requirements do not apply to Canada.

ARTICLE 5

                             INTENTIONALLY OMITTED

ARTICLE 6

        CORPORATE GOVERNANCE AND DIRECTORS AND OFFICERS INDEMNIFICATION

6.1    CORPORATE GOVERNANCE

     The Parties will take all actions that may be required to give effect to the matters set forth in Schedule 3, upon consummation of each of the Exchange Offers.

6.2    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

6.2.1 From and after the consummation of the Swiss Exchange Offer, with respect to the directors and officers of Switzerland and its Subsidiaries, and from and after the consummation of the French Exchange Offer, with respect to the directors and officers of France and its Subsidiaries, Canada agrees that it will indemnify and hold harmless each present and former director and officer of Switzerland and France and their respective Subsidiaries (the INDEMNIFIED PARTIES), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, COSTS) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the consummation of the relevant Exchange Offer, whether asserted or claimed prior to, at or after such consummation, to the fullest extent permitted by applicable law (and Canada shall also advance expenses as incurred). If such indemnity is not available with respect to any Indemnified Party, then Canada and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits (treating Canada in such case as if it were Switzerland or France).

6.2.2 Canada shall maintain each of France's and Switzerland's existing officers' and directors' liability insurance (each being D&O INSURANCE) for a period of six years after the consummation of the France Exchange Offer or the Swiss Exchange Offer, as the case may be; provided, however, that if the existing D&O Insurance expires, is terminated or canceled by the carrier during such six-year period, Canada will use its commercially reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period.

6.2.3 The provisions of Articles 6.2.1 and 6.2.2 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives and each of France and Switzerland is executing this Agreement as trustee for the benefit of the Indemnified Parties and their heirs and their representatives.

6.3 After the persons proposed by Switzerland, as specified on Schedule 3 shall have become directors of Canada, Switzerland shall use reasonable commercial efforts to procure, and procure that the Board of Directors of Switzerland shall, subject to their fiduciary duties under applicable law, cooperate with the making of changes to the composition of the Board of Directors of Switzerland including, without limitation, promptly convening a meeting of the shareholders of Switzerland to vote on resolutions to appoint and remove directors of Switzerland.

ARTICLE 7

                                TERMINATION FEES

7.1    PAYMENTS BY FRANCE

     If (x) this Agreement is terminated with respect to France (a) by France pursuant to Article 8.3.1(d) or (b) by Canada pursuant to Article 8.2.2(d) or
(y) following the commencement of the French Exchange Offer Period, the Board of Directors of France as permitted by Article 1.2.1(v), withdraws or adversely modifies its recommendation that holders of French Shares tender their French Shares in the French Exchange Offer or recommends an Alternative Transaction to its shareholders, then France shall, prior to or concurrently with a termination referred to in Article 7.1(x)(a), within two days following a termination referred to in Article 7.1(x)(b) and within two days following taking the action referred to in Article 7.1(y), pay the Fee, in each such case to be divided equally between Canada and Switzerland, unless the Agreement shall have previously been terminated with respect to Switzerland, without obligation to make payment of any portion of the Fee, in which case Canada shall receive 100% of the Fee.

7.2    PAYMENTS BY SWITZERLAND

     If (x) this Agreement is terminated with respect to Switzerland (a) by Canada pursuant to Article 8.2.1(d) or (b) by Switzerland pursuant to Article 8.4.1(d) or (y) following the commencement of the Swiss Exchange Offer, the Board of Directors of Switzerland (I) as permitted by Article 1.3.1(iv) withdraws or adversely modifies its recommendation that shareholders of Switzerland tender their Swiss Shares in the Swiss Exchange Offer or (II) recommends an Alternative Transaction to its shareholders, then Switzerland shall, prior to or concurrently with a termination referred to in Article 7.2(x)(b), within two days following a termination referred to in Article 7.2(x)(a) and within two days following taking the action referred to in Article 7.2(y), pay the Fee, in each such case, to be divided equally between Canada and France, unless the Agreement shall have previously been terminated with respect to France, without obligation to make payment of any portion of the Fee, in which case, Canada shall receive 100% of the Fee.

7.3    PAYMENTS BY CANADA

     If (x) this Agreement is terminated (a) by Canada pursuant to Article 8.2.3, (b) by France pursuant to Article 8.3.1(e) or (c) by Switzerland pursuant to Article 8.4.1(e) or (y) following the commencement of the Swiss Exchange Offer or the French Exchange Offer Period, the Board of Directors of Canada as permitted by Article 1.4.3 withdraws or adversely modifies its recommendation that shareholders of Canada approve the issue of Canada Common Shares in connection with each of the Swiss Exchange Offer and the French Exchange Offer, then Canada shall, prior to or concurrently with a termination referred to in
Article 7.3(a), within two days following a termination referred to in Articles 7.3(b) and (c) and within two days following taking the action referred to in
Article 7.3(y), pay the Fee, in each such case, to be divided equally between Switzerland and France, unless the Agreement shall have previously been terminated with respect to (i) France, without obligation to make payment of any portion of the Fee, in which case Switzerland shall receive 100% of the Fee or
(ii) Switzerland, without obligation to make payment of any portion of the Fee, in which case France shall receive 100% of the Fee.

7.4    FEE

     The aggregate fee payable hereunder by any Party shall be US$150,000,000 (the FEE) until such time as this Agreement has been terminated with respect to one Party in which case the Fee shall be US$100,000,000 except with respect to any prior obligation, or obligation resulting from such termination, to pay the Fee and none of Canada, France or Switzerland shall be liable to pay more than that amount under this Article 7.

ARTICLE 8

                                  TERMINATION

8.1    TERMINATION BY CANADA, FRANCE AND SWITZERLAND

     This Agreement may be terminated with respect to (i) Switzerland, whether before or after the commencement of the Swiss Exchange Offer, to the extent permitted under applicable law or stock exchange rule by the mutual written consent of each of Switzerland and Canada by action of their respective Boards of Directors or (ii) France, whether before or after commencement of the French Exchange Offer, to the extent permitted under applicable law or stock exchange rule by the mutual written consent of France and Canada by action of their respective Boards of Directors.

8.2    TERMINATION BY CANADA

8.2.1 Canada may terminate this Agreement, with respect to Switzerland, by written notice to the other Parties if prior to the commencement of the Swiss Exchange Offer:

     (a) any of the conditions set out in Part A of Schedule 2 has become incapable of satisfaction (including as a result of Canada's unwillingness to waive satisfaction of such condition where its consent to waiver is required); provided, that Canada shall have provided written notice of its intention to terminate pursuant to this Article 8.2.1(a) to the other Parties at least 10 days prior to termination (and in its notice of termination Canada shall specify the condition concerned); and, provided, further, that a condition waivable only by Switzerland shall not be deemed incapable of satisfaction for purposes of this Article 8.2.1(a);

     (b) Switzerland is in material breach of any of its material obligations set forth in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Canada to France and Switzerland;

     (c) the Swiss Exchange Offer shall not have been commenced by Canada by June 30, 2000;

     (d) the Board of Directors of Switzerland shall have withdrawn or adversely modified its recommendation that shareholders of Switzerland tender their Swiss Shares in the Swiss Exchange Offer other than pursuant to Article 1.3.1 (i), (ii) or (iii) or shall have recommended an Alternative Transaction to its shareholders; or

     (e) a Switzerland Material Adverse Effect shall have occurred after the date of this Agreement.

8.2.2 Canada shall be entitled to terminate the provisions of this Agreement with respect to France by written notice to the other Parties if, prior to the commencement of the French Exchange Offer Period:

     (a) any of the conditions set out in Part B of Schedule 2 has become incapable of satisfaction (including as a result of Canada's unwillingness to waive satisfaction of such condition where its consent to waiver is required); provided, that Canada shall have provided the written notice of its intention to terminate pursuant to this Article 8.2.2(a) to the other Parties at least 10 days prior to termination (and in its notice of termination Canada shall specify the condition concerned); and, provided, further, that a condition waivable only by France shall not be deemed incapable of satisfaction for purposes of this Article 8.2.2(a);

     (b) France is in material breach of any of its material obligations set forth in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Canada to France and Switzerland;

     (c) the French Exchange Offer Period shall not have commenced by June 30, 2000;

     (d) the Board of Directors of France shall have withdrawn or adversely modified its recommendation that shareholders of France tender their French Shares in the French Exchange Offer other than pursuant to
        Article 1.2.1 (i), (ii), (iii) or (iv) or shall have recommended an Alternative Transaction to its shareholders; or

     (e) a France Material Adverse Effect shall have occurred after the date of this Agreement.

8.2.3 Canada shall be entitled to terminate this Agreement by written notice to the other Parties if, prior to the commencement of the later to be commenced of the Exchange Offers, Canada shall have provided written notice to the other Parties of its intention to enter into an agreement providing for an Alternative Transaction or its Board of Directors' shall have resolved to recommend an Alternative Transaction; provided, that Canada shall not be entitled to terminate this Agreement pursuant to this Article 8.2.3 if it is in breach of
Article 4.1.2; provided, further, that this Article 8.2.3 shall be effective only with respect to the provisions of this Agreement relating to France if the Swiss Exchange Offer shall have been commenced prior to the time of a termination pursuant to this Article 8.2.3 and, provided, further, that this
Article 8.2.3 shall be effective only with respect to the provisions of this Agreement relating to Switzerland if the French Exchange Offer Period shall have been commenced prior to the time of a termination pursuant to this Article 8.2.3.

8.2.4 Canada shall not be entitled to exercise any of its termination rights under Article 8.2.1 or 8.2.2 if at the time it seeks to exercise such rights it is in material breach hereunder. Notwithstanding any such breach, Canada shall be permitted to exercise its termination right specified in Article 8.2.2(c).

8.3    TERMINATION BY FRANCE

8.3.1 France shall be entitled to terminate the provisions of this Agreement with respect to itself, by written notice to the other Parties, if prior to the commencement of the French Exchange Offer Period:

     (a) any of the conditions set out in Part B of Schedule 2 has become incapable of satisfaction (including as a result of France's unwillingness to waive satisfaction of such condition where its consent to waiver is required) (and in its notice of termination France shall specify the condition concerned); provided, that France shall have provided the written notice to the other Parties of its intention to terminate pursuant to this Article 8.3.1(a) at least 10 days prior to termination; and, provided, further, that a condition waivable only by Canada shall not be deemed incapable of satisfaction for purpose of this
        Article 8.3.1(a);

     (b) Canada is in material breach of any of its material obligations set forth in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by France to Canada and Switzerland;

     (c) the French Exchange Offer Period shall not have commenced by June 30, 2000;

     (d) France shall have provided written notice to the other Parties of its intention to enter into an agreement providing for an Alternative Transaction or its Board of Directors shall have resolved to recommend an Alternative Transaction; provided, that France shall not be permitted to terminate this Agreement pursuant to this Article 8.3.1(d) if it is in breach of Article 4.1.2;

     (e) the Board of Directors of Canada shall have withdrawn or adversely modified its recommendation that the shareholders of Canada approve the issuance of Canada Common Shares pursuant to this Agreement for purposes of the French Exchange Offer other than pursuant to Article 1.4.1 or Canada shall have recommended an Alternative Transaction to its shareholders;

     (f) a Canada Material Adverse Effect shall have occurred after the date of the Agreement; or;

     (g) the Board of Directors of Canada shall have withdrawn or adversely modified its recommendation that the shareholders of Canada approve the exporting of Canada's incorporation as contemplated in Schedule 3.

8.3.2 Provided that Canada has not taken all necessary actions to permit the persons proposed by France, specified on Schedule 3 to become directors of Canada, prior to the consummation of the Swiss Exchange Offer, France shall be entitled to terminate the provisions of this Agreement with respect to Switzerland, by written notice to the other Parties if, prior to the commencement of the Swiss Exchange Offer any of the conditions set forth in Part A of Schedule 2 has become incapable of satisfaction (including as a result of France's unwillingness to waive satisfaction of such condition where its consent to waiver is required) provided, that France shall have provided the written notice of its intention to terminate pursuant to this Article 8.3.2 to the other Parties at least 10 days prior to termination (and in its notice of termination France shall specify the condition concerned); and, provided, further, that a condition waivable only by Switzerland or Canada (or both) shall not be deemed incapable of satisfaction for purposes of this Article 8.3.2.

     8.3.3 France shall not be entitled to exercise any of its termination rights under this Article 8.3 if at the time it seeks to exercise such rights it is in material breach hereunder. Notwithstanding any such breach, France shall be entitled to exercise its termination right pursuant to Article 8.3.1(d), except as otherwise provided in Article 8.3.1(d), and its termination right pursuant to Article 8.3.1(c).

8.4    TERMINATION BY SWITZERLAND

8.4.1 Switzerland shall be entitled to terminate this Agreement, with respect to itself, by written notice to the other Parties, if prior to the commencement of the Swiss Exchange Offer:

     (a) any of the conditions set out in Part A of Schedule 2 has become incapable of satisfaction (including as a result of Switzerland's unwillingness to waive satisfaction of such condition where its consent to waiver is required); provided, that Switzerland shall have provided the written notice to the other Parties of its intention to terminate pursuant to this Article 8.4.1(a) at least 10 days prior to termination (and in its notice of termination Switzerland shall specify the condition concerned); and, provided, further, that a condition waivable only by Canada shall not be deemed incapable of satisfaction for purposes of this Article 8.4.1(a);

     (b) Canada is in material breach of any of its material obligations set forth in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Switzerland to Canada and France;

     (c) the Swiss Exchange Offer shall not have been commenced by Canada by June 30, 2000;

     (d) Switzerland shall have provided written notice to the other Parties of its intention to enter into an agreement providing for an Alternative Transaction or its Board of Directors shall have resolved to recommend an Alternative Transaction; provided, that Switzerland shall not be permitted to terminate this Agreement pursuant to this Article 8.4.1(d) if it is in breach of Article 4.1.2;

     (e) the Board of Directors of Canada shall have withdrawn or adversely modified its recommendation that the shareholders of Canada approve the issuance of Canada Common Shares pursuant to this Agreement for purposes of the Swiss Exchange Offer other than pursuant to Article 1.4.2 or Canada shall have recommended an Alternative Transaction to its shareholders;

     (f) a Canada Material Adverse Effect shall have occurred after the date of this Agreement; or

     (g) the Board of Directors of Canada shall have withdrawn or adversely modified its recommendation that the shareholders of Canada approve the exporting of Canada's incorporation as contemplated by Schedule 3.

8.4.2 Provided that Canada has not taken all necessary actions to permit the persons proposed by Switzerland and specified on Schedule 3 to become Directors of Canada, prior to the commencement of the French Exchange Offer Period, Switzerland shall be entitled to terminate the provisions of this Agreement with respect to France by written notice to the other Parties if, prior to the commencement of the French Exchange Offer Period any of the conditions set forth in Part B of Schedule 2 has become incapable of satisfaction (including as a result of Switzerland's unwillingness to waive satisfaction of such condition where its consent to waiver is required); provided, that Switzerland shall have provided the written notice to the other Parties of its intention to terminate pursuant to this Article 8.4.2 at least 10 days prior to termination (and in its notice of termination Switzerland shall specify the condition concerned); and, provided, further, that a condition waivable only by Canada or France (or both) shall not be deemed incapable of satisfaction for purposes of this Article 8.4.2.

8.4.3 Switzerland shall not be entitled to exercise any of its termination rights under this Article 8.4 if at the time it seeks to exercise such rights it is in material breach hereunder. Notwithstanding any such breach, Switzerland shall be entitled to exercise its termination right pursuant to Article 8.4.1(d), except as otherwise provided in Article 8.4.1(d), and its termination right pursuant to Article 8.4.1(c).

8.5    TERMINATION WITHOUT NOTICE

8.5.1 The provisions of this Agreement with respect to Switzerland shall terminate automatically, if (i) the Swiss Exchange Offer shall have expired without the purchase of Swiss Shares thereunder following any required or permitted extensions of the Swiss Exchange Offer or (ii) prior to the commencement of the Swiss Exchange Offer the shareholders of Canada shall have failed to approve the issuance of Canada Common Shares pursuant to the Swiss Exchange Offer by the Requisite Vote at a meeting duly held for that purpose.

8.5.2 The provisions of this Agreement with respect to France shall terminate automatically, if (i) the French Exchange Offer shall have expired without the purchase of French Shares thereunder following any required or permitted extensions of the French Exchange Offer or (ii) prior to the commencement of the French Exchange Offer the shareholders of Canada shall have failed to approve the issuance of Canada Common Shares pursuant to the French Exchange Offer by the Requisite Vote at a meeting duly held for that purpose.

8.6    EFFECT OF TERMINATION PROVISIONS

8.6.1 If this Agreement is terminated under this Article 8 solely with respect to France then (except in relation to obligations under the Surviving Provisions, which shall survive termination) this Agreement shall terminate and be of no further force or effect as between (i) Canada and Switzerland on the one hand and (ii) France on the other hand, and Canada and Switzerland, on the one hand, shall have no further obligations to France on the other and France shall have no further rights or obligations hereunder in each case other than with respect to breaches by any Party prior to such termination. As between Canada and Switzerland, this Agreement, after such termination, shall continue as an agreement between the two of them pursuant to which Canada agreed to make the Swiss Exchange Offer and this Agreement shall be construed and take effect as if France had never been a party to this Agreement and Canada had never been obligated to make the French Exchange Offer.

8.6.2 If this Agreement is terminated under this Article 8 solely with respect to Switzerland then (except in relation to obligations under the Surviving Provisions, which shall survive termination) this Agreement shall terminate and be of no further force or effect as between (i) Canada and France on the one hand and (ii) Switzerland on the other hand, and Canada and France, on the one hand, shall have no further obligations to Switzerland on the other and Switzerland shall have no further rights or obligations hereunder in each case other than with respect to breaches by any Party prior to such termination. As between Canada and France, this Agreement, after such termination, shall continue as an agreement between the two of them pursuant to which Canada agreed to make the French Exchange Offer, and this Agreement shall be construed and take effect as if Switzerland had never been a party to this Agreement and Canada had never been obligated to make the Swiss Exchange Offer.

8.7 In the event this Agreement is terminated with respect to all of the Parties under this Article 8, then this Agreement (except in relation to obligations under the Surviving Provisions, which shall survive termination) shall become void and of no effect.

8.8 Termination hereunder shall not relieve any Party from liability arising under this Agreement prior to termination and shall not affect the other Party's right subsequently to claim damages or other compensation under applicable law for any such breach arising before termination, including under Article 7.

8.9 In this Agreement the SURVIVING PROVISIONS means Article 7, the provisions of the Confidentiality Agreement, Article 9, Article 8.8 and Article 8.9, which shall all survive termination.

ARTICLE 9

                                    GENERAL

9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties shall not, in the case of France, survive the consummation of the French Exchange Offer and, in the case of Switzerland, the consummation of the Swiss Exchange Offer. The representations and warranties shall not, in the case of Canada, with respect to France, survive the consummation of the French Exchange Offer and, with respect to Switzerland, survive the consummation of the Swiss Exchange Offer. No investigations made by or on behalf of any Party hereunder or any of their authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty or covenant made by the Corporation in or pursuant to this Agreement, provided that no Party may rely on any representation or warranty which it knew was untrue at the time it was given. The covenants made hereunder shall survive in accordance with the terms of this Agreement.

9.2 ASSIGNMENT. This Agreement shall not be assignable by any Party hereto without the consent of the other Parties by operation of law or otherwise.

9.3    TIMING.  Time shall be of the essence in this Agreement.

9.4 NO PARTNERSHIP OR AGENCY. Nothing in this Agreement (or any of the arrangements contemplated by it) shall be deemed to constitute a partnership between the Parties nor, save as may be expressly set out in it, constitute any Party the agent of another Party for any purpose.

9.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of England without regard to its conflict of laws principles.

9.6 SETTLEMENT OF DISPUTES. Any dispute arising out of or in connection with this Agreement shall be subject to the jurisdiction of the English courts, to which each Party hereby submits for such purpose, and each will, if necessary, appoint an agent for service of process in England.

9.7 ENTIRE AGREEMENT. This Agreement, the France Disclosure Letter, the Switzerland Disclosure Letter and the Canada Disclosure Letter, the letter from Canada to Switzerland dated the date of the Initial Combination Agreement, the Schedules hereto, the letter delivered by Canada to Switzerland and France dated August 11, 1999, together with the confidentiality agreement dated June 21, 1999 between Canada, Switzerland and France (the CONFIDENTIALITY AGREEMENT), constitute the entire agreement and understanding between and among the Parties hereto with respect to the subject matter hereof and supersedes any prior agreement (including the MOU and the Initial Combination Agreement), representation or understanding with respect thereto other than any rights arising from any breaches of the Initial Combination Agreement dated August 11, 1999 between Canada and Switzerland. Each party hereto agrees that, except for representations and warranties expressly contained in this Agreement (including the Schedules hereto), none of Canada, France and Switzerland makes any other representations or warranties, and each hereby disclaims any other representations or warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

9.8 SPECIFIC PERFORMANCE AND OTHER EQUITABLE RIGHTS. Each of the Parties recognises and acknowledges that this Agreement is an integral part of the Exchange Offers, that Canada would not make the Exchange Offers, and that the other Parties would not agree to facilitate the Exchange Offers, unless this Agreement was executed, and accordingly acknowledges and agrees that a breach by a Party of any warranties, covenants or other commitments contained in this Agreement will cause any of the other Parties to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, each of the Parties agrees that in the event of any such breach, the aggrieved Party shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the Parties further agree to waive, to the extent permitted by applicable law any requirement for the securing or posting of any bond or giving an undertaking in damages in connection with the obtaining of any such injunctive or other equitable relief.

9.9 INFORMATION. Notwithstanding anything to the contrary herein including, without limitation, the obligations of cooperation and participation undertaken by the Parties in respect of the Exchange Offers, each Party shall be responsible for the accuracy and completeness, to relevant prospectus standards, only of the information with respect to it specifically agreed by it in writing to be included in specific documents in the context of the Exchange Offers (including the documents to be sent to shareholders of Canada in connection with the issuance of Canada Common Shares pursuant to the Exchange Offers), and, in relation to the pro forma presentation of information in connection with the Exchange Offers, including the documents to be sent to shareholders of Canada in connection with the issuance of Canada Common Shares pursuant to the Exchange Offers, of all information and disclosure about and provided by it which underlies that pro forma presentation. The Parties also will be jointly responsible for the accuracy and completeness of information and disclosure about the Combination (including information regarding the adjustments underlying the pro forma presentation as well as the pro forma results of such adjustments); provided, that with respect to information and disclosure that relates solely to a transaction between either Canada and Switzerland or Canada and France, only those Parties to which such information and disclosure relates shall be jointly responsible for the accuracy and completeness of such information and disclosure. A statement to the foregoing effect shall be included in all relevant disclosure documents.

9.10 NOTICES. Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered (by mail or by facsimile), in the case of:

SWITZERLAND                                      FRANCE
Feldeggstrasse 4,                                Pechiney,
PO Box                                           7, place du Chancelier Adenauer,
CH 8034 Zurich.                                  75116 Paris, France
Attention: Chief Legal Officer                   Attention: Antoine Bied-Charreton
fax: (   ) +411 386-2273                         fax: +33 (0)1 56 28 33 06
(with a copy to Scott D. Miller                  (with a copy to Didier Martin
Sullivan & Cromwell,                             Bredin Prat et Associes
St. Olave's House                                130, rue du Faubourg Saint-Honore
9a Ironmonger Lane                               75008 Paris, France
London, England                                  fax: +33 (0)1 42 89 10 73)
EC2V 8EY
fax: +44171 710 6565)
CANADA
Alcan Aluminium Limited,
1188 Sherbrooke Street West,
Montreal, Quebec
H3A 3G2, Canada
Attention: David McAusland, Chief Legal Officer
fax: (514) 848-1341
(with a copy to Gavin Darlington
Freshfields
69 Boulevard Haussmann
Paris, France 75008
Fax: +33 (0)1 4456 4400)

or to such other address or facsimile number as the relevant Party may from time to time advise by notice in writing given pursuant to this Article. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or telecopy (if during normal business hours or, if not, the next business day).

9.11 EXPENSES. Each of the Parties shall pay its legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed, prepared or filed pursuant hereto or any other costs and expenses whatsoever and howsoever incurred.

9.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of the counterparts may be effected by means of a telecopied transmission.

9.13 AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties hereto.

9.14 SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The parties shall then use all commercially reasonable efforts to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

     IN WITNESS WHEREOF, the undersigned have each executed and delivered this agreement as of the date first above written.

ALCAN ALUMINIUM LIMITED

By: /s/  Jacques Bougie

PECHINEY

By: /s/  Jean-Pierre Rodier

ALUSUISSE LONZA GROUP AG

By: /s/  Sergio Marchionne

                                   SCHEDULE 1

                      DETAILS OF THE SWISS EXCHANGE OFFER

OFFEROR: Canada, following satisfaction or due waiver of the conditions to the commencement of the Swiss Exchange Offer.

SHARES TO BE OFFERED FOR:  all of the Swiss shares with all rights attached thereto except rights arising from the Chemicals Division Demerger.

JURISDICTIONS IN WHICH THE
OFFER WILL BE MADE:        Switzerland and such further jurisdictions as are
                           agreed to by Canada and Switzerland (such agreement not to be unreasonably withheld or the delayed).

OFFER CONSIDERATION:       Canada Common Shares at the rate of 20.6291 Canada
                           Common Shares for each Swiss Share (the CANADA SWISS
                           OFFER SHARES).

FRACTIONS:                 Fractions of Canada Common Shares will not be issued.
                           Instead, Canada will make arrangements on reasonable terms for Canada Common Shares representing fractional entitlements to be aggregated and sold on the market and the net proceeds of sale (converted at the spot rate of exchange into Swiss francs) to be distributed amongst the persons entitled thereto or such other procedure agreed to by Switzerland and Canada to equitably compensate holders of Swiss
                           Shares for fractional share interests in Canada
                           Common Shares.

OFFER CONDITIONS:          The Swiss Exchange Offer shall become unconditional
                           if at the end of the Swiss Exchange Offer Acceptance
                           Period the following conditions shall have been satisfied or duly waived:

                           (i)    the approval, at a general shareholders'
                                meeting of Canada, of the issue of Canada Common Shares to be issued as consideration pursuant to the Swiss Exchange Offer (which condition may be waived by Canada, without prejudice to any other rights Switzerland may have hereunder);

                           (ii)   at the end of the applicable Swiss Exchange
                                Offer Acceptance Period, Canada having received valid acceptances (which have not been withdrawn) in respect of more than 67 per cent of the total number of Swiss Shares calculated on a fully diluted basis as of the end of such Swiss Exchange Offer Acceptance Period (the SWISS MINIMUM CONDITION);

                           (iii)   the Chemicals Division Demerger having been
                                completed;

                           (iv)  The European Commission having adopted a
                                decision under Articles 6(1)(b) or 8(2) of Council Regulation No 4064/89/ EEC clearing the Swiss Exchange Offer (the SWISS EC
                                CLEARANCE); and

                           (v)   The Swiss Competition Commission having adopted
                                a decision clearing the Swiss Exchange Offer, if and to the extent required.

SWISS EXCHANGE OFFER
ACCEPTANCE PERIOD:         Excluding the initial period of 10 trading days when
                           shares cannot be tendered in relation to which a waiver will be sought:

                           (i)    the Swiss Exchange Offer will be open for
                                acceptance for 20 trading days. Canada shall have the right to extend the

                                      A-1-1

                                Swiss Exchange Offer on one or more occasions for a total duration of 40 trading days and shall be obliged to so extend upon the request of Switzerland; and

                           (ii)   there will be no further extension of the
                                period during which the Swiss Exchange Offer is open for acceptance unless it is required by the Applicable Takeover Authority, including to permit satisfaction of conditions (the SWISS EXCHANGE OFFER ACCEPTANCE PERIOD).

SWISS EXCHANGE OFFER
PERIOD:                    the Swiss Exchange Offer Acceptance Period plus:

                           (i)    whatever time is required thereafter to
                                establish that all the conditions to the Swiss Exchange Offer have been satisfied, or that the Swiss Exchange Offer has failed; and

                           (ii)   if all the conditions to the Swiss Exchange
                                Offer are satisfied so that it becomes
                                unconditional, a further period of 10 trading days to permit additional acceptances only.

ANNOUNCEMENT OF
ACCEPTANCE LEVEL:          As soon as practicable after the end of the Swiss
                           Exchange Offer Acceptance Period in accordance with
                           Swiss regulations.

AMENDMENT OR WAIVER:       (a)   Without the prior written consent of
                                Switzerland, Canada shall not decrease the Canada Swiss Offer Shares or make any other change in the terms or conditions of the Swiss Exchange Offers adverse to the holders of Swiss Shares, except to implement the provisions set forth below under the caption, "Adjustments to Prevent Dilution".

                           (b)   Without the prior written consent of
                                Switzerland, Canada shall not decrease the number of Swiss Shares being sought in the Swiss Exchange Offer, change the form of consideration proposed to be paid in the Swiss Exchange Offer or change the Swiss Minimum Condition.

                           (c)   Without the prior written consent of
                                Switzerland any waiver or purported waiver by Canada of the Swiss Minimum Condition shall not be deemed effective.

ADJUSTMENTS TO PREVENT
DILUTION:                  In the event that (A) Switzerland changes the number
                           of (i) Swiss Shares or (ii) securities convertible or exchangeable into or exercisable for Swiss Shares, or
                           (B) Canada changes the number of (i) Canada Common
                           Shares or (ii) securities convertible or exchangeable into or exercisable for Canada Common Shares, issued and outstanding prior to the time at which the exchange of Canada Common Shares for Swiss Shares occurs as a result of a reclassification, stock split
                           (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Canada Swiss Offer Shares shall be equitably adjusted; but for the avoidance of doubt no such adjustment shall be required as a result of the Chemicals Division Demerger.

GOVERNING LAW OF SWISS
EXCHANGE OFFER:            Swiss law for governance of the conduct of the Swiss
                           Exchange Offer in Switzerland and other laws as appropriate for other jurisdictions.

                                      A-1-2

                      DETAILS OF THE FRENCH EXCHANGE OFFER

OFFEROR: Canada, following satisfaction or due waiver of the conditions to the commencement of the French Exchange Offer Period.

SHARES TO BE OFFERED FOR:  all of the French Shares, with all rights attached thereto, other than rights relating to the dividend contemplated in Article 4.1.5(c)(i)(II).

JURISDICTION IN WHICH THE
OFFER WILL BE MADE:        The United States and France and such further
                           jurisdictions as are agreed to by France and Canada
                           (such agreement shall not be unreasonably withheld or delayed).

OFFER CONSIDERATION:       Canada Common Shares at the rate of (i) 1.7816 Canada
                           Common Shares for each French Ordinary Share, (ii)
                           1.9598 Canada Common Shares for each French Preferred
                           Share and (iii) 0.8908 of a Canada Common Share for each ADR (the CANADA FRENCH OFFER SHARES).

FRACTIONS:                 Fractions of Canada Common Shares will not be issued.
                           Instead, Canada will make arrangements on reasonable terms for Canada Common Shares representing fractional entitlements to be aggregated and sold on the market and the net proceeds of sale (converted at the spot rate of exchange into French francs) to be distributed amongst the persons entitled thereto.

OFFER CONDITION:           At the end of the French Exchange Offer acceptance
                           period, Canada having received valid acceptances
                           (which have not been withdrawn) in respect of French
                           Shares which carry more than 67% of the total voting rights calculated on a fully diluted basis at the end of the French Exchange Offer Acceptance Period (the
                           FRENCH MINIMUM CONDITION). This condition may be waived only upon agreement of France and Canada.

FRENCH EXCHANGE OFFER
ACCEPTANCE PERIOD:         The normal period for a public offer in France (25
                           trading days) during which acceptance may be made, subject to:

                           (i)    any extension of such period permitted by the
                                Applicable Takeover Authority and agreed by Canada and France; and

                           (ii)   any extension of such period required by the
                                Applicable Takeover Authority.

FRENCH EXCHANGE OFFER
PERIOD: the period commencing with the filing of the formal French Exchange Offer documentation with the Applicable Takeover Authorities followed by the French Exchange Offer Acceptance Period (the FRENCH EXCHANGE OFFER PERIOD) then followed by such period as is required to establish that the condition to the French Exchange Offer has been satisfied or that the French Exchange Offer has failed.

RIGHT OF WITHDRAWAL OF
ACCEPTANCES:               minimum required by applicable law.

ANNOUNCEMENT OF ACCEPTANCE
LEVEL: as soon as possible after the end of the French Exchange Offer Acceptance Period.

AMENDMENT, WAIVER:         (a)   Without the prior written consent of France,
                                Canada shall not decrease the Canada French
                                Offer Shares or make any other change in the terms or conditions of the French Exchange
                                      A-1-3

                                Offer which is adverse to the holders of French Shares, except to implement the provisions below under the caption "Adjustments to Prevent Dilution".

                           (b)   Without the prior written consent of France,
                                Canada shall not decrease the number of French Shares being sought in the French Exchange Offer, change the form of consideration proposed to be paid in the French Exchange Offer or change the French Minimum Condition.

                           (c)   Without the prior written consent of France,
                                any waiver or purported waiver by Canada of the French Minimum Condition shall not be deemed effective.

                           (d)   Canada shall be entitled, during the French
                                Exchange Offer Period and in accordance with and subject to the provisions of the second paragraph of Article 5-2-9 of the General Regulation of the CMF, to withdraw the French Exchange Offer if France takes immediate and definitive steps that would result in "a modification of sa consistence" for the purposes of that Article to alter its substance and which would also constitute a breach of Article 4.1.5 of this Agreement.

ADJUSTMENTS TO PREVENT
DILUTION:                  In the event that (A) France changes the number of
                           (i) French Shares or (ii) securities convertible or exchangeable into or exercisable for French Shares, or (B) Canada changes the number of (i) Canada Common
                           Shares or (ii) securities convertible or exchangeable into or exercisable for Canada Common Shares, issued and outstanding prior to the time at which the exchange of Canada Common Shares for French Shares occurs as a result of a reclassification, stock split
                           (including a reverse split), stock dividend or distribution, re-capitalisation, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Canada French Offer Shares shall be equitably adjusted.

GOVERNING LAW FOR FRENCH
EXCHANGE OFFER:            French law for governance of the conduct of the
                           French Exchange Offer in France and other laws as appropriate for other jurisdictions.

                                      A-1-4

                                   SCHEDULE 2

                                     PART A

CONDITIONS TO BE SATISFIED OR WAIVED BEFORE THE MAKING OF THE SWISS EXCHANGE
OFFER

1. The Canada Common Shares issuable to the shareholders of Switzerland pursuant to the Combination shall have been authorized for listing on the New York Stock Exchange and The Toronto Stock Exchange upon official notice of issuance, provided, however, that this condition may be waived only by Switzerland.

2. The representations and warranties of Canada set forth in this Agreement shall be true and correct in all material respects as if made on and as of the date on which the last of the conditions set forth in paragraphs 2, 9 and 10 of this Part A of Schedule 2 shall be satisfied or waived (the SWISS OFFER CONDITION SATISFACTION DATE) (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case it need be true and correct only as of such date); provided, however, that this condition may be waived only by Switzerland.

3. The representations and warranties of Switzerland set forth in this Agreement shall be true and correct in all material respects as if made on and as of the Swiss Offer Condition Satisfaction Date (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case it shall need be true and correct only as of such date); provided, however, that this condition may be waived only by Canada.

4. Canada shall have performed in all material respects all obligations that are required to be performed by it under this Agreement prior to the commencement of the Swiss Exchange Offer; provided, however, that this condition may be waived only by Switzerland.

5. Switzerland shall have performed in all material respects all obligations that are required to be performed by it under this Agreement prior to the commencement of the Swiss Exchange Offer; provided, however, that this condition may be waived only by Canada.

6. There shall have occurred no Canada Material Adverse Effect since the date of the Agreement; provided, however, that this condition may be waived only by Switzerland.

7. There shall have occurred no Swiss Material Adverse Effect since the date of the Agreement; provided, however, that this condition may be waived only by Canada.

8. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Swiss Exchange Offer or the Combination; provided; that this condition may be waived only by agreement of both Canada and Switzerland.

9. The waiting period applicable to the consummation of the Swiss Exchange Offer under the HSR Act and the Competition Canada Act shall have expired or been earlier terminated and all notices, reports and other filings required to be made prior to the acquisition by Canada of Swiss Shares under the terms of the Swiss Exchange Offer, by Switzerland and Canada or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the acquisition by Canada of Swiss Shares under the terms of the Swiss Exchange Offer by Switzerland and Canada or any of their respective Subsidiaries (including consents and authorizations under the Investment Canada Act, but excluding the Swiss EC Clearance and any clearance under the Swiss Competition Act) from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Swiss Exchange Offer by Switzerland and Canada shall have been made or obtained (as the case may be), except those that the failure to make or to obtain would not, individually or in the aggregate, be reasonably likely to have a Canada Material Adverse Effect on the assumption that Switzerland is a

                                      A-2-1
     wholly owned subsidiary of Canada and considering Switzerland and Canada taken as a whole; provided, that this condition may be waived only by agreement of both Canada and Switzerland.

10. The opt-out shall have become effective. This condition may only be waived by Canada.

                                      A-2-2

                                     PART B

CONDITIONS TO BE SATISFIED OR WAIVED BEFORE THE MAKING OF THE FRENCH EXCHANGE OFFER

1. The issuance of Canada Common Shares in connection with the French Exchange Offer shall have been duly approved by holders of shares of Canada Common Shares constituting the Requisite Vote; provided, however, this condition may be waived only by agreement of both Canada and France.

2. The Canada Common Shares issuable to the holders of French Shares pursuant to the Combination shall have been authorised for listing on the New York Stock Exchange and The Toronto Stock Exchange upon official notice of issuance; provided, however, that this condition may be waived only by France.

3. The representations and warranties of Canada set forth in this Agreement shall be true and correct in all material respects as if made on the date on which the last of the conditions set forth in paragraphs 1, 2, 11 and 12 of this Part B of Schedule 2 shall be satisfied or waived (the FRENCH OFFER CONDITION SATISFACTION DATE) (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case it need be true and correct only as of such date), provided, however, that this condition may be waived only by France.

4. The representations and warranties of France set forth in this Agreement shall be true and correct in all material respects as if made on and as of the French Offer Condition Satisfaction Date (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case it need be true and correct only as of such date); provided, however, that this condition may be waived only by Canada.

5. Canada shall have performed in all material respects all obligations that are required to be performed by it under this Agreement prior to the commencement of the French Exchange Offer Period; provided, however, that this condition may be waived only by France.

6. France shall have performed in all material respects all obligations that are required to be performed by it under this Agreement prior to the commencement of the French Exchange Offer Period; provided, however, that this condition may be waived only by Canada.

7. There shall have occurred no Canada Material Adverse Effect since the date of the Agreement; provided; however, that this condition may be waived only by France.

8. There shall have occurred no France Material Adverse Effect since the date of the Agreement; provided; however, that this condition may be waived only by Canada.

9. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the French Exchange Offer or the Combination; provided, however, this condition may be waived only by agreement of both Canada and France.

10. The waiting period applicable to the consummation of the French Exchange Offer under the HSR Act and the Canadian Competition Act shall have expired or been earlier terminated and the European Commission has adopted a decision under Articles 6(1)(b) or 8(2) of Council Regulation No. 4064/89/EEC clearing the French Exchange Offer and all notices, reports and other filings required to be made prior to the acquisition by Canada of French Shares under the terms of the French Exchange Offer by France, Switzerland and Canada or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the acquisition by Canada of French Shares under the terms of the French Exchange Offer by France, Switzerland and Canada or any of their respective Subsidiaries (including consents and authorizations under the Investment Canada Act) from, any Governmental Entity (but excluding the CMF and the COB) in connection with the execution and delivery of this Agreement and the consummation of the Combination, the Exchange Offers and the other transactions contemplated

                                      A-2-3
     hereby by France, Switzerland and Canada shall have been made or obtained (as the case may be), except those that the failure to make or to obtain would not, individually or in the aggregate, be reasonably likely to have a Canada Material Adverse Effect (on the assumption that France is a wholly owned Subsidiary of Canada and considering France and Canada as a whole); provided, however, this condition may be waived only by agreement of both Canada and France.

11. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

12. Unless this Agreement has been terminated with respect to Switzerland, the Chemicals Division Demerger shall have been completed; provided, however, that this condition may be waived only by France.

                                      A-2-4

                                   SCHEDULE 3

RESIDENCY MATTERS:         (a)   The Canada Business Corporation Act (the
                                "CBCA") provides that, except as provided in paragraph (b) below, a majority of the directors of a corporation incorporated under the CBCA must be resident Canadians (the "Majority Canadian Resident Requirements"). If the Majority Canadian Resident Requirements apply, the CBCA also provides that the majority of the members of each committee of the board of directors of a corporation incorporated under the CBCA must be resident Canadians.

                           (b)   The CBCA also provides that not more than
                                one-third of the directors of a holding
                                corporation need be resident Canadians if the holding corporation earns in Canada directly or through its subsidiaries less than 5% of the gross revenues of the holding corporation and all of its subsidiary bodies corporate as shown in the most recent financial statements of the holding corporation and its subsidiary bodies corporate as at the end of the last completed financial year of the holding corporation (the "Holding Corporation Test").

                           (c)   Based on financial information with respect to
                                Canada, France and Switzerland, Canada expects to meet the Holding Corporation Test during the year ending December 31, 2000 in circumstances where:

                                  (i)    only the French Exchange Offer is
                                     completed;

                                  (ii)   only the Swiss Exchange Offer is
                                     completed; or

                                  (iii) both the French Exchange Offer and the Swiss Exchange Offer are completed.

                           (d)   Canada is seeking a legislative amendment to
                                the CBCA which would reduce the number of Canadian residents required on the board of directors of a corporation incorporated under the CBCA. Any amendment to the CBCA that provides that not more than one-quarter of the directors of corporation incorporated under the CBCA must be resident Canadians is referred to in this Schedule as the "Legislative Amendment".

                                      A-3-1

                           (e)   If: (i) either or both of the French Exchange
                                Offer and the Swiss Exchange Offer is completed;
                                (ii) a majority of the directors of Canada to be appointed in accordance with this Schedule 3 will not be resident Canadians; (iii) the Legislative Amendment has not been obtained and either (x) the Board of Directors has not determined at the time that each of the French Exchange Offer and the Swiss Exchange Offer is completed that Canada will satisfy the Holding Corporation Test during 2000 or (y) the Board of Directors has not determined at the end of the third quarter of 2000 that Canada will satisfy the Holding Corporation Test during 2001, Canada will immediately seek shareholder approval (supported by a positive recommendation of the board of directors of Canada) authorizing all matters in respect of which shareholder approval is required to effect the export of Canada's incorporation to another jurisdiction in Canada in which there are no requirements with respect to resident Canadians on the Board of Directors and the committees thereof and authorizing the Board of Directors to take the steps necessary and desirable to give effect thereto. Canada will take all steps necessary to effect the export as soon as practicable following receipt of shareholder approval.

                           (f)    If: (i) either or both of the French Exchange
                                Offer and the Swiss Exchange Offer is completed; and (ii) the Legislative Amendment has not been obtained on or before December 31, 2000 (whether or not a majority of the directors of Canada are resident Canadians and whether or not the board of directors of Canada determines that Canada will satisfy the Holding Corporation Test during
                                2001), Canada will seek shareholder approval
                                (supported by a positive recommendation of the board of directors of Canada) at its annual meeting of shareholders in 2001 to authorize all matters in respect of which shareholder approval is required to effect the export of Canada's incorporation to another jurisdiction in Canada in which there are no requirements with respect to resident Canadians on the Board of Directors and the committees thereof and authorizing the Board of Directors to take the steps necessary and desirable to give effect thereto. Canada will take all steps necessary to effect the export as soon as practicable following receipt of shareholder approval.

                           (g)   If the Legislative Amendment is obtained: (i)
                                prior to the date of the meeting of shareholders described in paragraph (e) or (f) above, the export resolution may be withdrawn and not voted on by the shareholders; or (ii) following the date that shareholder approval is obtained pursuant to paragraph (e) or (f) above, but prior to the effective date of the export, the export need not be effected.

BOARD OF DIRECTORS:

NUMBER OF DIRECTORS:       12, if both of the Exchange Offers are completed.

                                      A-3-2

COMPOSITION:               (a)   (i)    If either of the Exchange Offers is
                                     completed, the Board of Directors will
                                     include the following four nominees of
                                     Canada:

                                          John Evans
                                     Jacques Bougie
                                                         Travis Engen
                                                         Guy Saint-Pierre

                                  (ii)   If the France Exchange Offer is
                                     completed, the Board of Directors will
                                     include the following four nominees of
                                     France:

                                          Etienne Davignon
                                     Jean Pierre Rodier
                                                         Jean-Francois Dehecq
                                                         Yves Mansion

                                  (iii)   If the Swiss Exchange Offer is
                                     completed, the Board of Directors will
                                     include the following four nominees of
                                     Switzerland:

                                          Martin Ebner
                                     Rupert Gasser
                                                         Sergio Marchionne
                                                         Willi H. Kerth

                           (b)   (i)    If the Swiss Exchange Offer is completed
                                     before the France Exchange Offer, the
                                     nominees of Canada will appoint an
                                     additional nominee to the Board of
                                     Directors and Canada and Sergio Marchionne will take the requisite steps such that Mr. Marchionne will qualify as soon as practicable as a resident Canadian for purposes of the CBCA so that there will be an aggregate of five nominees for Canada and four nominees for Switzerland.

                                  (ii)   If the France Exchange Offer is
                                     subsequently completed, such additional
                                     nominee of Canada will resign.

                                  (iii)   If the Combination Agreement has been
                                     terminated with respect to France, the
                                     nominees of each of Canada and Switzerland to the Board of Directors each shall be entitled to appoint an additional nominee to the Board of Directors so that there will be an aggregate of six nominees of Canada and five nominees of Switzerland.

                           (c)   If the France Exchange Offer is completed
                                before the Swiss Exchange Offer, then the nominees of Canada will appoint two additional nominees and the nominees of France will appoint one additional nominee, which additional nominees will resign from the Board of Directors if the Swiss Exchange Offer is subsequently completed.

                                      A-3-3

NON-EXECUTIVE CHAIR:       The Board of Directors will have a non-executive
                           Chair who will be appointed by the Board annually on consideration of the recommendation of the Governance
                           Committee. The initial Chair will be John Evans.

COMMITTEES:                The Board of Directors will have such committees as
                           it determines, provided that it will at all times have Audit, Governance and Human Resources and
                           Compensation Committees, which initially will consist of an equal number of persons nominated by each of Canada and the other Parties in respect of which an Exchange Offer is completed. These nominees will be the following individuals:

                           Audit -- Guy Saint-Pierre (Canada), Yves Mansion (chair) (France) and Sergio Marchionne (Switzerland); Governance -- John Evans (chair) (Canada), Etienne Davignon (France) and Martin Ebner (Switzerland); Human Resources and Compensation -- Travis Engen (Canada), Jean-Francois Dehecq (France) and Sergio Marchionne (chair) (Switzerland).

                           The Governance Committee will be chaired by the nominee of Canada and, if the Swiss Exchange Offer is completed, the Human Resources and Compensation Committee will be chaired by the nominee of Switzerland and, if the France Exchange Offer is completed, the Audit Committee will be chaired by the nominee of France. If only one of the Exchange Offers is completed, the vacant chair will be an individual agreed by Canada and the Party in respect of which an Exchange Offer was completed.

                           So long as the Majority Canadian Resident
                           Requirements are applicable to Canada's Board of Directors and so require, each of the committees of the Board of Directors will be expanded to include that number of additional members who are resident Canadians and who are approved by the Board of Directors sufficient to result in a majority of the members of the committee being resident Canadians.

MEETINGS:                  At least half of the meetings of the Board of
                           Directors will be held outside of Canada to foster communications and relationships with the global constituencies of Canada.

SENIOR OFFICERS:           It is intended that the CEO will be Jacques Bougie
                           and that the President and COO will be Jean Pierre
                           Rodier. It is also intended that Mr. Bougie will retire after approximately two years, when the successful integration of the three companies has been completed. It is intended that Mr. Rodier succeed Mr. Bougie as CEO.

PRINCIPAL OFFICES:         The legal headquarters will be located at Montreal,
                           Canada.

                           Additionally, the office of the CEO will be in New York. There will be regional headquarters in Europe.

                                      A-3-4

                                   SCHEDULE 4

                               BASIC TERMS OF THE
                          CHEMICALS DIVISION DEMERGER

1.  BASIC TRANSACTION

     Prior to the launch of the Switzerland Exchange Offer, Switzerland intends to transfer its Chemical and Energy businesses ("Butterfly Business" or the "Business") into a separate legal structure and to demerge the Business to Switzerland's shareholders. The holding company to be formed for the Business is referred to as "Butterfly AG", and the demerger transaction as the "Butterfly Demerger" or the "Demerger".

     The Butterfly Business is to be spun off free of any net debt on a combined basis as of July 1, 1999. If any such net debt is determined to have existed on such date, a corresponding amount of cash or cash equivalents will be transferred by Switzerland to Butterfly.

     The Butterfly Demerger will be made pursuant to an agreement to be entered into between Switzerland and Butterfly AG (the "Separation Agreement"). The Separation Agreement will reflect in all material respects the general principles set forth below.

2.  DEFINITION OF THE BUTTERFLY BUSINESS

     The Butterfly Business, as a fully operational and autonomous business, will include (i) the chemicals business of Switzerland (Switzerland's fine chemicals and specialities and its intermediaries and additives divisions) and the (ii) the energy business of Switzerland, as currently conducted primarily by the entities listed in ANNEX I (the "Butterfly Companies"). The Butterfly Business will include all of the assets and liabilities of whatever kind which are attached to, or which relate primarily to the Butterfly Business. For the avoidance of doubt, all assets and liabilities of the Butterfly Companies are included in the Butterfly Business unless specifically excluded herein. Switzerland believes that, except for the assets and liabilities identified on ANNEX II, virtually all of the assets and liabilities of the Butterfly Business are held through the Butterfly Companies.

     An unaudited pro-forma combined balance sheet (the "Combined Balance Sheet") of Butterfly as of December 31, 1998 (the "Pro Forma Accounting Date") is attached as ANNEX III. In order to support the determination of net debt, Butterfly will confirm to Switzerland that the Butterfly Business has been operated in the ordinary course since December 31, 1998.

     Furthermore, the Business will include:

     a) U.S.$234 million in cash; provided that if the France Exchange Offer is not duly completed by Canada the calculation amount to be included shall be reduced to US$67 million through an adjustment to the net debt in paragraph 6;

     b) subject to the provisions of the Agreement, all liabilities and obligations relating to, or caused by, the Butterfly Business, it being understood that Butterfly Group shall, as of the Separation Effective Date, not have net debt (to be calculated in accordance with paragraph
        6); and

     All employees working essentially full time for the Butterfly Business, plus certain individuals employed in central headquarters or other common divisions or entities needed for the efficient operation of Butterfly and not required for the operation of Switzerland will to the extent not already employees of a Butterfly Company become employees of Butterfly.

3.  SEPARATION OF THE BUTTERFLY BUSINESS

     Switzerland will use commercially reasonable efforts to transfer the Business to Butterfly as soon as practicable (the "Separation Date"). For accounting and tax purposes and as between the parties the transfer is intended to have been made to the extent possible under applicable law with effect as of July 1, 1999 (hereinafter the "Separation Effective Date").

                                      A-4-1

     a) Switzerland will transfer the entire Butterfly Business to Butterfly AG or to any of the Butterfly Companies directly or indirectly owned by Butterfly AG by way of (i) capital contributions or (ii) purchase and sale agreements to the extent possible and reasonable under applicable tax laws. In return, Switzerland will initially be entitled to shares of Butterfly (the "Consideration Shares") and/or certain loans against Butterfly (hereinafter the "Loans") (the allocation between Consideration Shares and Loans will be made in the manner that in Switzerland's judgment is most tax efficient to both parties in the aggregate in the context of the Butterfly Demerger).

     b) Butterfly AG will assume the liabilities and obligations related thereto attached to the Butterfly Business. Butterfly will use reasonable efforts to cause third parties to approve the assumption by Butterfly or a designee of Butterfly of, and to release or discharge Switzerland from, any liabilities to the extent necessary to fulfil this term. If any third party does not provide any necessary release or discharge, arrangements will be made which would allow such obligations to be assumed by, or otherwise economically transferred to Butterfly, at no greater costs to Switzerland than it would have incurred had the third party approved the assumption immediately.

     c) Except as otherwise specifically agreed, Butterfly will be responsible from the Separation Effective Date for the terms and conditions of employment of the employees of central headquarters or other common divisions or entities who have become employees of Butterfly as of the Separation Date; Switzerland will be responsible for all claims relating to the employment of such employees arising prior to the Separation Effective Date. Baldi to check boiler-plate wording and propose modifications To the extent that the employment of such employees is terminated prior to the Separation Date, other than in contemplation of the Demerger, Switzerland will be responsible for any claims related to such termination. To the extent that the employment of such employees is terminated on or after the Separation Date, Butterfly will be responsible for any claims related to such termination.

     d) As a general matter, joint pension funds or pension provisions will be split in proportion to the respective projected benefit obligations to the employees remaining with Switzerland (or funds controlled by Switzerland), and the projected benefit obligations to the employees covered or to be covered by Butterfly. Notwithstanding the foregoing, if the split of any such pension funds or provisions is governed by mandatory local rules, such pension funds or pension provisions will be split according to such mandatory local rules but adjustments will be made to the extent practicable in order that, on an aggregate basis, the principles provided for in the previous sentence are given effect.

     e) If a legal transfer of an asset of the Butterfly Business or of shares in a Butterfly Company cannot be effected on the Separation Date as of the Separation Effective Date, Switzerland will to the extent possible transfer beneficial ownership or otherwise agree a solution which best approximates the situation that would have existed had the legal transfer occurred with the same financial effect as if it had been transferred on the Separation Effective Date.

     f) It is intended that the Butterfly Business will be a fully operational and autonomous business and not have to rely on services, assets or other facilities of Switzerland; however, Switzerland and Butterfly will enter into commercially reasonable cooperation and service agreements under which each will provide necessary transitional services to the other. It is expected that such services will generally be provided for a customary arm's length fee or, if such customary fee cannot be ascertained, at costs plus a 5% margin. The energy supply agreements between Switzerland and Butterfly will continue for their agreed duration in accordance with their terms.

4.  RESTRUCTURING OF BUTTERFLY

     In order to create the Butterfly Group, Switzerland will complete an internal restructuring which will create a separate legal structure, with Butterfly AG as the holding company for the Butterfly Group.

                                      A-4-2

     The internal restructuring described below (the "Internal Restructuring") will comprise the following key steps (subject to amendment by Switzerland if necessary or advisable for a more efficient restructuring process):

     1. French, Benelux and German subsidiaries of the Butterfly Business will be acquired by A-L Europe BV.

     2. U.K. subsidiaries in the Butterfly Business will be reorganized under a new UK intermediate holding company held by a new Dutch intermediate holding company (Dutchco)

     3.    French, Dutch and German companies will be contributed to Dutchco.

     4.    Dutchco will be distributed to Switzerland.

     5. Switzerland will form a Jersey subsidiary to acquire the Singapore Group in the Butterfly Business.

     6. US Butterfly Business subsidiaries will be reorganized under two intermediate holding companies.

     7. Brazilian sales office in the Butterfly Business will be acquired by new Brazilian subsidiary.

     8. Remaining minority (0.0001%) interest in French subsidiary of Switzerland business will be sold to an Switzerland group company.

     9. All top tier subsidiaries of Switzerland in the Butterfly Business will be transferred to Butterfly in exchange for shares and capital contribution.

     10.  Butterfly and Switzerland enter into Separation Agreement.

     As part of the Internal Restructuring, certain of steps 1-9 above (or comparable steps in any amended structure) may result in income, capital gains, transfer or other taxes to Butterfly and/or Switzerland. These taxes are expected largely to be offset, directly or indirectly, by tax losses available to either Butterfly or Switzerland. To the extent that any such steps result in taxes payable by Switzerland or a Switzerland subsidiary (i.e. by entities that are not part of the Butterfly Business), Butterfly will indemnify the Switzerland company that is subject to that tax, except to the extent that such tax liability may be offset by a tax loss carryforward or other tax credit available to Switzerland or any subsidiary of Switzerland at the Separation Date. Notwithstanding this, Butterfly will be responsible for any such taxes only if and to the extent that Switzerland or any subsidiary of Switzerland has paid an aggregate amount in cash of $20 million resulting from the Internal Restructuring. For purposes of the foregoing indemnity, the operations and transactions contemplated by paragraphs 5 and 6 below shall be deemed to form part of the Internal Restructuring (except to the extent that such taxes results from actions or inaction referred to in 8).

     Following the Internal Restructuring, the Butterfly Group will be organized substantially as set out in ANNEX IV (subject to amendment by Switzerland if necessary or advisable for a more efficient restructuring process)

5.  DEMERGER

     (A)  PRINCIPLE

        It is intended that Butterfly AG will be spun off to the Switzerland shareholders on the basis described below and in accordance with the Swiss Tax Ruling (as defined below), as soon as reasonably practicable (hereafter "the Demerger Date")

     (B) STRUCTURE

        Switzerland will demerge Butterfly AG and thus the Butterfly Business to Switzerland's shareholders by a rights offering structure. This structure involves the following steps:

        - Butterfly AG will increase its share capital by issuing a maximum of 6,616,796 shares with a nominal value of CHF 10 each, whereby Switzerland will not exercise its pre-emptive rights and whereby a syndicate of banks (the "Underwriters") will underwrite the new shares and pay the nominal value of the underwritten shares to Butterfly AG;

                                      A-4-3

        - Rights to purchase newly issued Butterfly shares from the Underwriters will be allocated to the shareholders of Switzerland who will receive one right per Switzerland share, each such right (a "Right") giving its holder an option to purchase on a given date (the "Payment Date") one Butterfly share from the Underwriters for CHF 10 per Butterfly share.

        - Switzerland shareholders may either exercise the Rights allocated to them or sell such Rights during a limited period of time prior to the last date the Rights can be exercised;

        - shares of Butterfly AG as to which the rights have not been exercised or as to which no payment occurs on the Payment Date will be sold back by the underwriters to Butterfly at CHF 10 per share;

     (c)  TRANSFER OF CONSIDERATION SHARES AND LOANS

        Switzerland will transfer the Consideration Shares and the Loans to Butterfly AG against consideration. The consideration to be paid to Switzerland for the Consideration Shares and for the Loans will be deemed to constitute a financial debt owed by Butterfly to Switzerland for purposes of the net debt calculation. Alternatively, if the Parties so agree, and if such action enables Switzerland to retain the benefit of the Swiss Tax Ruling referred to in paragraph 8 below and does not affect the calculation of net debt under paragraph 6 Switzerland will sell the Consideration Shares at market value and transfer the proceeds of the sale to Butterfly.

     (d) Each Party shall be responsible for the accuracy and completeness, to relevant prospectus standards, of the information with respect to it included in any disclosure documents related to the Butterfly Demerger and the listing of the Butterfly shares.

6.  DEBT FREE STATUS OF BUTTERFLY AND CASH EQUALIZATION

     The Butterfly Business is intended to be effectively debt free as of the Separation Effective Date. Therefore, if Butterfly has net debt (as described below) as of the Separation Effective Date, Butterfly shall receive from Switzerland an amount in cash or cash equivalents within a short time after the net debt statement described below is finalized in an amount designed to put Butterfly in the situation in which it would have been had the Butterfly Business been transferred free of net debt as of the Separation Effective Date. In order to achieve this, the following provisions will apply (eliminating any duplication).

     (a) As soon as is practicable after the Separation Date, Butterfly will prepare a statement determining "net debt" for the Butterfly Business which will be prepared under international accounting standards (IAS) applied on a basis consistent with (A) those used in the preparation of the Combined Balance Sheet and (B) those used in the preparation of Switzerland's historical financial statements, and reflect the following items as of the Separation Effective Date on a consolidated basis:

        (i)  all financial third party debt of the Butterfly Business;

        (ii) all financial net debts of the Butterfly business owed to Switzerland or its subsidiaries; and

        (iii) all pension liabilities relating to the German business to the extent they are recorded on Butterfly's balance sheet as of the Separate Effective Date;

     less: (w) cash, cash equivalents and refundable deposits within the Business;

        (x)  all costs attributable to Butterfly but paid by Switzerland;

        (y) all payments by Butterfly to employees transferred to Butterfly and relating to their employment for Switzerland prior to the Separation Date referred to in paragraph 3 (c); and

        (z) any consideration paid by Butterfly to Switzerland for the transfer of any portion of the Business to Butterfly AG or its subsidiaries pursuant to the Separation Agreement.

     (b)  The remainder of the sum of (i), (ii) and (iii) above less the sum of
        (w) through (z) above shall, if a positive amount, constitute net debt for the purposes hereof.

     (c) Switzerland will make a payment to Butterfly if required to eliminate any net debt together with interest from the Separation Date.
                                      A-4-4

     (d) For the avoidance of doubt, the following items will not be considered in the determination of net debt:

        - Net cash proceeds (after stamp taxes) received by Butterfly in connection with the subscription for shares in its capitalization as part of the Butterfly Demerger transaction;

        - The costs to be borne by Butterfly in connection with the Butterfly Demerger;

        - the CHF 2 million lump sum payment for expenses of the Butterfly Demerger as contemplated below.

        -  the cash amount described under clause (a) of paragraph 2;

     (e) To the extent that any items used in the calculation of net debt as described in clause (a) are recorded at subsidiaries that are not wholly-owned, the relevant amount will be given effect after multiplying it by the decimal equivalent of Butterfly's effective ownership interest in such subsidiary.

     (f) The net debt calculation shall be subject to a customary post-closing audit and any payments made pursuant to this Section 6 shall be adjusted in accordance with the results of this audit.

7.  REPRESENTATIONS AND WARRANTIES

     It is intended that Butterfly be provided with all of the assets (and assume all of the liabilities) currently held by Switzerland and its subsidiaries prior to the Separation Effective Date and related to the Butterfly Business. To give effect to this, the Separation Agreement will contain transfer provisions and representations/warranties (together with an undertaking by each party to take further action necessary to give effect to the relevant transfer):

     (a)  from Switzerland to Butterfly with respect to:

        -  absence of liens other than as related to the Butterfly business;

        -  intellectual property rights for Butterfly business;

        -  contractual rights relating to Butterfly business; and

        -  liabilities not relating to Butterfly business.

     (b)  from Butterfly to Switzerland with respect to:

        -  liabilities relating to the Butterfly business Appendix A hereto.

     together in the case of (a) and (b) with any representation and warranties necessary in connection with the issuance of rights and shares in Butterfly AG and the listing of Butterfly AG shares.

8.  TAX TREATMENT

     Subject to the conditions specified in the tax ruling (the "Swiss Tax Ruling" dated August 6, 1999) received from the relevant tax authorities in Switzerland, the Butterfly de-merger will not be subject to Swiss taxes to Switzerland or Butterfly.

     Switzerland and Butterfly will each indemnify the other for losses (and related costs) resulting from any action or inaction by it or by a third party with respect to it that causes the conditions to the Swiss Tax Ruling not to be satisfied.

9.  INDEMNIFICATION

     In addition to the cross indemnity for tax treatment above, Switzerland and Butterfly will also each indemnify the other for losses relating to or arising from:

     (a) liabilities incurred or paid by the other party relating to the indemnifying party's business;

     (b) breaches of representations, warranties or covenants in the Separation Agreement.

     The parties acknowledge that no indemnifiable "loss" will have been suffered in respect of any liability or contingent liability relating to the Business which does not exceed the remaining total of provisions which have been made in the Combined Balance Sheet for such kind of liability or contingent

                                      A-4-5
liability (after deducting any and all previous such liabilities which have been charged against such provisions);

     In addition, no indemnity will be available for any claim under clause (b) above

     - if the breach is not material (for the purpose of this provision a breach shall not be material if it can be remedied for less than CHF 1.5 million); or

     - if, and to the extent, all material claims made under this indemnity do not exceed a total amount of CHF 20 million.

     In the event that Butterfly, within five years of the Separation Date, distributes (by way of dividend, distribution, demerger or the like) for nil or nominal consideration, a subsidiary or a business, which, individually or in the aggregate, together with any such previous distribution, has net assets which exceed one-third of the consolidated net assets of Butterfly, that subsidiary or business will provide, effective upon such distribution, a joint and several guarantee of the indemnification obligations of Butterfly relating to the tax issues described in paragraphs 4 and 8, and liabilities for environmental matters of Butterfly and its subsidiaries.

     The indemnity will be subject to a two-year survival period, except for those claims relating to taxes (which shall have a five year survival period) (but for the avoidance of doubt shall cover the consequences of actions or inactions that occur during the five years after the demerger) and environmental liabilities (which shall survive in perpetuity).

10. COSTS

     Subject to the provisions of the Separation Agreement, or those of the transition service agreements, Butterfly shall bear all costs, expenses and taxes arising in connection with the Butterfly Demerger (except as described elsewhere herein), it being understood that Switzerland shall pay a lump sum of CHF 2 million as a participation to such costs.

11. DISCLOSURE

     Switzerland and Butterfly will provide each other with reasonable access on an ongoing basis to information relevant to their respective obligations and to verify the satisfaction of the other party's obligations in respect of the Butterfly Demerger.

                                      A-4-6

                                                                           ANNEX
B

                   ALGROUP CONSOLIDATED FINANCIAL STATEMENTS
                                      AND

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED
                        31 DECEMBER 1998, 1997 AND 1996

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Alusuisse Lonza Group AG:

We have audited the accompanying consolidated balance sheets of Alusuisse Lonza Group AG Zurich, and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Alusuisse-Lonza America Inc., a wholly-owned subsidiary, which statements reflect total assets constituting 20 percent and 21 percent in 1998 and 1997, respectively, and total revenues constituting 19 percent and 20 percent in 1998 and 1997, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Alusuisse-Lonza America Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alusuisse Lonza Group AG and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with International Accounting Standards.

International Accounting Standards vary in certain significant respects from accounting principles generally accepted in the United States and Canada. Application of accounting principles generally accepted in the United States and Canada would have affected results of operations for each of the years in the two-year period ended December 31, 1998 to the extent summarized in Note 33 to the consolidated financial statements.

KPMG Fides Peat

Zurich, Switzerland
February 3, 1999, except for Notes 26(a) and 29, as to which the date is October 18, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder and Board of Directors of Alusuisse-Lonza America Inc.

We have audited the accompanying consolidated balance sheets of Alusuisse-Lonza America Inc. and its subsidiaries (the "Company"), a wholly-owned subsidiary of Alusuisse Lonza Group Ltd ("algroup"), at December 31, 1998 and 1997, and the related consolidated statements of operations, of stockholders' equity and of cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1998 and 1997 financial statements of ALA (Nevada) Inc., a wholly-owned subsidiary of the Company, which statements reflect total assets (principally intercompany notes and loans receivables) of $434,249,000 and $31,506,000 at December 31, 1998 and 1997, respectively, and total net income (principally intercompany interest and dividend income) of $27,828,000 and $19,945,000 for the year ended December 31, 1998 and for the period from April 10, 1997 (inception) to December 31, 1997. The aforementioned intercompany notes and loans receivable and intercompany interest and dividend income of this company substantially eliminate in the Company's consolidation. Those statements were audited by KPMG Fides Peat, whose report thereon has been furnished to us, and the opinion expressed herein, insofar as it relates to the amounts included for ALA (Nevada) Inc., is based solely on the report of the other auditor.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditor provide a reasonable basis for our opinion.

In our report dated January 20, 1998, we expressed an opinion that the 1997 and 1996 financial statements did not fairly present financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States because of a departure from such principles; the Company excluded from deferred tax assets, net of valuation allowance, certain income tax benefits related to a portion of an available unused tax loss carryforward. As described in Note 19 to the financial statements, the Company has changed its method of accounting for these items and restated its 1997 financial statements to conform with accounting principles generally accepted in the United States. Accordingly, our present opinion on the 1997 financial statements, as presented herein, is different from that expressed in the previous report.

In our opinion, based upon our audits and the report of the other auditor, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alusuisse-Lonza America Inc., and its subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

Accounting principles generally accepted in the United States vary in certain significant respects from International Accounting Standards. The application of the latter would have affected the determination of consolidated stockholder's equity and consolidated financial position at December 31, 1998 and 1997 and the determination of consolidated net income (loss) for the years then ended to the extent summarized in Note 21 to the consolidated financial statements.

PRICEWATERHOUSECOOPERS LLP
FLORHAM PARK, NEW JERSEY, USA
SEPTEMBER 22, 1999

                                    ALGROUP

                          CONSOLIDATED BALANCE SHEETS
                                AT DECEMBER 31,

                                                               NOTE      1997      1998
                                                               -----    ------    ------
                                                                         (In millions)of
                                                                                     CHF
ASSETS
FIXED ASSETS
Property, plant and equipment...............................       4     6,926     7,156
Accumulated depreciation....................................       4    (4,518)   (4,676)
Intangible assets and goodwill..............................       4       255       246
Other noncurrent assets.....................................    4,22       122        87
Investments in affiliates...................................     4,6        21        19
Long-term loans and advances................................    4,14        51        11
                                                                        ------    ------
TOTAL FIXED ASSETS..........................................       4     2,857     2,843
                                                                        ------    ------
CURRENT ASSETS
Inventories, net............................................       7     1,092     1,120
Trade receivables, net......................................       8       940       926
Other receivables, prepaid expenses and accrued income......       9       368       325
Short-term advances.........................................      14        33        17
Cash and cash equivalents...................................   10,14       328       360
                                                                        ------    ------
TOTAL CURRENT ASSETS........................................             2,761     2,748
                                                                        ------    ------
Net assets of discontinuing operations......................      26     1,880     1,809
                                                                        ------    ------
TOTAL ASSETS................................................             7,498     7,400
                                                                        ======    ======
LIABILITIES AND SHAREHOLDERS' EQUITY
Share capital...............................................      12       780       629
Consolidated reserves.......................................             1,985     2,472
                                                                        ------    ------
TOTAL SHAREHOLDERS' EQUITY..................................      12     2,765     3,101
                                                                        ------    ------
MINORITY INTERESTS..........................................                32        41
                                                                        ------    ------
LIABILITIES
Long-term provisions........................................   13,22       633       608
Long-term debt:
  Bonds.....................................................   14,17       828       867
  Due to banks and other financial institutions.............      14       696       333
                                                                        ------    ------
TOTAL LONG-TERM LIABILITIES.................................             2,157     1,808
                                                                        ------    ------
Current liabilities:
  Trade payables............................................      16       752       702
  Other liabilities and deferred items......................      15       832       765
Short-term debt:
  Due to banks and other financial institutions.............      14       892       980
  Long-term debts due within one year.......................      14        68         3
                                                                        ------    ------
TOTAL CURRENT LIABILITIES...................................             2,544     2,450
                                                                        ------    ------
TOTAL LIABILITIES...........................................             4,701     4,258
                                                                        ------    ------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................             7,498     7,400
                                                                        ======    ======

      See the accompanying notes to the consolidated financial statements.

                                    ALGROUP

                         CONSOLIDATED INCOME STATEMENTS
                            YEARS ENDED DECEMBER 31,

                                                              NOTE      1996      1997      1998
                                                              -----    ------    ------    ------
                                                                             )(In millions of CHF
NET SALES.................................................              5,800     7,238     7,497
Changes in inventory of work-in-progress and finished
  goods...................................................                  6        48        14
                                                                       ------    ------    ------
INCOME FROM PRODUCTION....................................              5,806     7,286     7,511
Material costs............................................             (2,904)   (3,604)   (3,790)
Energy costs..............................................               (249)     (252)     (282)
Personnel expenses........................................             (1,339)   (1,660)   (1,712)
Other operating income and expenses, net..................     19        (573)     (840)     (751)
Depreciation and amortization.............................      4        (276)     (347)     (371)
                                                                       ------    ------    ------
OPERATING INCOME..........................................                465       583       605
Amortization of goodwill..................................      4          (7)      (14)      (15)
                                                                       ------    ------    ------
EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES
  AND MINORITY INTEREST...................................                458       569       590
Interest income and exchange gains........................     20          97        78       111
Interest expenses and exchange losses.....................     21        (241)     (248)     (270)
Other income, net.........................................                  8         5         5
                                                                       ------    ------    ------
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
  AND MINORITY INTEREST...................................                322       404       436
Income taxes..............................................     22         (74)      (82)     (107)
Income attributable to minorities.........................                 (3)       (3)       (7)
                                                                       ------    ------    ------
INCOME FROM CONTINUING OPERATIONS.........................                245       319       322
NET INCOME FROM DISCONTINUING OPERATIONS..................                168       144       208
                                                                       ------    ------    ------
NET INCOME................................................                413       463       530
                                                                       ======    ======    ======

                                                                        1996      1997      1998
                                                                        CHF       CHF       CHF
                                                                       ------    ------    ------
Basic earnings per share continuing operations............     31        40.0      51.8      51.4
Diluted earnings per share continuing operations..........     31        39.8      51.4      51.3
Basic earnings per share Group............................     31        67.5      75.3      84.7
Diluted earnings per share Group..........................     31        65.4      73.2      82.8

      See the accompanying notes to the consolidated financial statements.

                                    ALGROUP

                       CONSOLIDATED CASH FLOW STATEMENTS
                            YEARS ENDED DECEMBER 31,

                                                    NOTE       1996           1997          1998
                                                    ----   -------------   -----------   -----------
                                                               )                 (In millions of CHF
Income from continuing operations.................                   245           319           322
Depreciation on property, plant and equipment.....     4             271           340           365
Amortization of intangibles.......................     4               5             7             6
Amortization of goodwill..........................     4               7            14            15
Increase in long-term provisions, net.............    13              54            27             3
Income from application of the equity method......                    (5)           (5)           (4)
Increase in net working capital...................                   (10)          (95)          (93)
                                                                  ------          ----          ----
NET CASH PROVIDED BY CONTINUING OPERATIONS........                   567           607           614
NET CASH PROVIDED BY DISCONTINUING OPERATIONS.....    26             321           227           367
                                                                  ------          ----          ----
TOTAL CASH PROVIDED BY OPERATING ACTIVITIES.......                   888           834           981
                                                                  ------          ----          ----
Purchase of property, plant and equipment.........     4            (422)         (531)         (507)
Sale (purchase) of intangibles....................     4               3            (6)          (16)
Goodwill from purchase of operations..............     4               0             0            (4)
Sale of investments in affiliates, net............     4              14             3             7
Purchase of consolidated companies (less cash
  acquired).......................................  3,23            (508)          (18)          (61)
Sale of consolidated companies (less cash
  disposed).......................................    23               9             2           211
Sale of property, plant and equipment.............     4              18             2            24
(Purchase) sale of other assets...................                    (4)            7             5
Decrease in other long-term liabilities...........                     3            11             0
Decrease (increase) in loans and advances.........                   (27)           40            60
                                                                  ------          ----          ----
NET CASH USED IN INVESTING ACTIVITIES
  (CONTINUING)....................................                  (914)         (490)         (281)
NET CASH USED IN INVESTING ACTIVITIES
  (DISCONTINUED)..................................    26            (393)         (381)         (342)
                                                                  ------          ----          ----
TOTAL CASH USED IN INVESTING ACTIVITIES...........                (1,307)         (871)         (623)
                                                                  ------          ----          ----
Increase (decrease) of capital, net...............                     0           103          (113)
Increase (decrease) in debts......................                   247            79          (197)
Dividends paid....................................                  (115)         (115)            0
Contributions (to) from minority interest.........                     4            (1)            8
                                                                  ------          ----          ----
NET CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES (CONTINUING).........................                   136            66          (302)
NET CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES (DISCONTINUED).......................    26               4            (1)           (2)
                                                                  ------          ----          ----
TOTAL CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES......................................                   140            65          (304)
                                                                  ------          ----          ----
TRANSLATION ADJUSTMENTS...........................                    50           (17)          (22)
                                                                  ------          ----          ----
Net increase (decrease) in cash...................                  (229)           11            32
Cash and cash equivalents at 1 January............    10             546           317           328
                                                                  ------          ----          ----
CASH AND CASH EQUIVALENTS AT DECEMBER 31,.........    10             317           328           360
                                                                  ======          ====          ====
  -- Interest paid................................                   184           237           152
  -- Taxes paid...................................                    55            73            26

      See the accompanying notes to the consolidated financial statements.

                                    ALGROUP

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

GENERAL INFORMATION

    The consolidated financial statements are based on the annual accounts of the individual subsidiaries at December 31, which have been drawn up according to uniform Group principles. The consolidated accounts are prepared in conformity with the current International Accounting Standard (IAS), published by the International Accounting Standards Committee (IASC).

    At the extraordinary shareholders' meeting of algroup of 18 October 1999 the shareholders approved the demerger of the chemical business (composed of two divisions of the group, fine chemicals and specialties and intermediates and additives) and the energy business. The above mentioned activities are treated as discontinuing operations. In order to reflect the debt free status effective as of 1 July 1999, as stated in the Separation and Demerger Agreement and related to the above mentioned activities, all the debt and accordingly the interest positions are shown under the continuing operations. The financial statements have been restated accordingly.

RESTATEMENT

    For comparative purposes, the previous years' data were reclassified to conform with the current year presentation.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements represent the accounts for the year ended December 31, of Alusuisse Lonza Group AG and its subsidiaries.

    Subsidiaries acquired during the year are included in the consolidated accounts from the date of acquisition, while any subsidiaries sold are excluded from the accounts from the date of sale. Acquisitions are accounted for by the use of purchase method accounting. The full consolidation method is used, whereby the assets, liabilities, income and expenses are incorporated in full. The proportion of the net assets and net income attributable to minority shareholders is shown separately in the consolidated balance sheet and income statement.

    Payables, receivables, income and expenses between the companies included in the consolidation are eliminated. Intercompany profits included at the year-end in inventories of goods produced within the Group have been eliminated. Transactions between subsidiaries are concluded under market conditions.

    Jointly controlled entities are consolidated using the proportionate method of consolidation. The method of proportionate consolidation takes into account individual assets, liabilities, income and expenses line-by-line pro rata to the participation in the equity.

    Investments in affiliates are reflected in the balance sheet using the equity method of accounting. Under this method, the investment is initially recorded at cost, and is increased or decreased by the proportionate share of the affiliate's profits or losses after the date of acquisition, adjusted for any amortization of goodwill arising on acquisition and depreciation of fair market value increments/decrements recognized at that time. Dividends paid during the year reduce the carrying value of the investments.

    Investments of less than 20 percent are not consolidated and are stated at cost, less any write-offs that are necessary.

    Discontinued operations are not included in the consolidated financial statements on a line-by-line basis but segregated and shown as a net line item (net assets, net income) in the Group's statements.

    The principal companies included in the consolidation are shown in note 32.

DEFINITIONS

    A SUBSIDIARY is a Group company which Alusuisse Lonza Group AG controls normally by holding (either directly or indirectly) more than 50 percent of the voting shares of the company.

    An AFFILIATE is a Group company in which Alusuisse Lonza Group AG holds (either directly or indirectly) 20 to 50 percent of the voting shares of the company.

    LONG-TERM LIABILITIES AND PROVISIONS include all amounts becoming due and payable after more than one year.

    CURRENT LIABILITIES AND DEFERRED ITEMS include all amounts becoming due and payable within one year. This item also includes the proportion of long-term debts becoming due within one year. Receivables and payables bearing interest are stated as loans and advances and debts respectively.

CONSOLIDATION OF FOREIGN SUBSIDIARIES

    All assets and liabilities of a foreign subsidiary which is consolidated are translated using the exchange rates in effect at the balance sheet date (the current rate method). Income and expenses are translated at the average exchange rate for the year. Differences resulting from the application of these different methods of translation of the balance sheet and income statement, together with exchange gains or losses on the opening net asset values of the subsidiaries, are added to or deducted from consolidated reserves in the balance sheet.

                                    ALGROUP

FOREIGN CURRENCY TRANSACTIONS

    Transactions in foreign currencies are recorded using exchange rates in effect at the time of the transaction. Gains or losses arising on settlement of these transactions are included in the current year's income. Foreign currency denominated monetary assets and liabilities at December 31, are translated using the exchange rate in effect at the balance sheet date. Any gains or losses resulting from this translation are included in the current year's income.

DERIVATIVE FINANCIAL INSTRUMENTS

    To manage interest rate and currency exposures, the Group uses interest rate swaps and options as well as currency forwards and option contracts. The Group recognizes interest differentials on interest rate swaps and options as adjustments to interest expense in the period they occur. Realized and unrealized gains and losses arising from currency forwards and options are recognized as adjustments to the gains and losses resulting from the underlying transactions. Derivatives instruments designated as a hedge of the Group's net asset exposures related to foreign subsidiaries are reflected in the currency translation adjustment section of shareholders' equity offsetting the translation gains or losses relating to those net asset exposures.

FIXED ASSETS

    Fixed assets (property, plant and equipment) are stated at cost less depreciation.

    The assets are depreciated over their estimated useful lives, which vary from 25 to 50 years for buildings and structures, and 3 to 12 years for production facilities, machinery, plant, equipment and vehicles. Depreciation is charged on the straight-line basis.

    Long-term leasing arrangements, which effectively constitute assets purchased with long-term financing, are carried as fixed assets at their purchase price and written off over their estimated useful lives. The corresponding liabilities are included in the long-term and short-term debts.

INTANGIBLE ASSETS

    Intangibles include software, licences, patents, trademarks and similar rights granted by third parties. These assets are amortized on the straight-line principle over their estimated useful lives.

GOODWILL

    At the time of their initial consolidation, the assets and liabilities of consolidated subsidiaries are recorded at their estimated fair value. Goodwill represents the difference between the purchase price and the fair value of the net identifiable assets acquired. Goodwill is capitalized and amortized on a straight-line basis over its estimated useful life not exceeding 20 years. Goodwill relating to acquisitions prior to December 31, 1994 was deducted from the consolidated reserves.

INVENTORIES

    Inventories are reported at the lower of cost (purchase price or Group production cost) or market value (net realizable values). The cost of inventories is calculated using the monthly or weighted average method. Prorated production overheads are included in the valuation of inventories. Goods with long storage periods and obsolete goods are written down. Intercompany profits on inventories of goods produced in the Group have been eliminated from net income.

    Work-in-progress relating to long term construction contracts is accounted for using the percentage of completion method.

RECEIVABLES

    Trade receivables as well as other receivables are disclosed at nominal values minus expected economic adjustments at fair value.

CASH AND CASH EQUIVALENTS

    Cash includes cash on hand, in postal and bank accounts, as well as deposits becoming due or payable within no more than 90 days.

DEFERRED TAXES

    Tax expense is calculated using the balance sheet liability method. Additional deferred taxes are provided wherever temporary differences exist between the tax base of an asset or liability and its carrying amount in the consolidated results for the year.

    Provisions for and recoveries of income taxes are accounted for in the same way as the transactions and other events giving rise to the temporary differences. Therefore, for transactions and other events recognized in the income statement, any related tax effects are recognized in the income statement. For transactions and other events recognized directly in equity, any related tax effects are recognized directly in equity.

                                    ALGROUP

RETIREMENT BENEFITS

    Most of the subsidiaries operate their own pension plans, mainly legally independent from the Group. Generally, they are funded by employees' and employer's contributions.

    A policy has been established whereby actuarial valuations will be performed on a three-year basis and roll-forwards will be conducted during the intervening period. The cumulative effect from initial application of IAS 19 as of 1 January 1995 is included as a transitional amount and is recognized as an asset or liability respectively, over a period not exceeding the expected remaining working lives of the participating employees. In following years, the actuarial gains and losses are recognized over the same period as above if the accumulated gain and loss exceed the corridor of 10 % of the greater of plan assets and projected benefits obligation.

RESEARCH AND DEVELOPMENT

    Expenditure on research and development is not capitalized, but charged immediately to expenses. Expenses for research and development include associated wages and salaries, material costs, as well as overhead costs.

NOTE 1 - EXCHANGE RATES

    The following exchange rates were used to translate the most important currencies in the Group:

                                                                      BALANCE SHEET             INCOME STATEMENT
                                                                      YEAR-END RATES          AVERAGE YEARLY RATES
                                                                    ------------------    -----------------------------
EXCHANGE RATES                                                       1997       1998       1996       1997       1998
--------------                                                      -------    -------    -------    -------    -------
USA....................................            dollar      1     1.4535     1.3775     1.2360     1.4501     1.4497
Canada.................................            dollar      1     1.0142     0.8896     0.9066     1.0474     0.9798
Australia..............................            dollar      1     0.9513     0.8448     0.9684     1.0794     0.9135
Great Britain..........................    pound sterling      1     2.4100     2.2860     1.9319     2.3747     2.4008
Germany................................              mark    100    81.3080    82.1190    82.1210    83.7200    82.3850
France.................................             franc    100    24.2990    24.4870    24.1578    24.8700    24.5740
Italy..................................              lira    100     0.0827     0.0829     0.0803     0.0853     0.0835
Netherlands............................           guilder    100    72.1560    72.8860    73.2995    74.4000    73.0860
Spain..................................            peseta    100     0.9594     0.9657     0.9760     0.9912     0.9704

NOTE 2 - FINANCIAL INSTRUMENTS
RISK MANAGEMENT ACTIVITIES

    The Group is exposed to market risk from changes in interest rates and currency exchange rates. To manage the volatility relating to these exposures, the Group enters into various derivative transactions pursuant to the Group's policies in areas such as counterparty exposure and hedging practices. Counterparties to these agreements are major international financial institutions. Positions are monitored using techniques such as market value and sensitivity analyses.

    The following tables present information for interest rate and foreign exchange contracts. The notional amount of derivatives summarized below represents the gross amount of the contracts and includes already closed transactions which have not yet matured. Therefore the figures are not a direct measure of the Group's exposure. The market value approximates the cost to settle the outstanding contracts. These market value amounts should be viewed not in isolation but in relation to the market values of the underlying hedged transactions and the overall reduction in the Group exposure to adverse fluctuation of interest and foreign exchange rates.

                  INTEREST RATE CONTRACTS                          1997           1998
                  -----------------------                       -----------    -----------
                                                                       (In)millions of CHF
Notional amount.............................................       1,478          1,471
Net negative market value...................................         (65)           (57)
Net negative book value.....................................         (31)           (21)
Difference market value/book value..........................         (34)           (36)
CREDIT RISK.................................................           0              7

INTEREST RATE MANAGEMENT

    The Group's policy is to manage interest cost using a mix of fixed and variable rate debt. In order to manage this mix in a cost efficient manner, the Group enters into interest rate swaps, to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to a corresponding notional principal amount.

                                    ALGROUP

NOTE 2 - FINANCIAL INSTRUMENTS -- (CONTINUED)

FOREIGN EXCHANGE CONTRACTS                                         1997           1998
--------------------------                                      -----------    -----------
                                                                       (In)millions of CHF
Notional amount.............................................       2,128          2,620
Net negative market value...................................         (51)           (61)
Net negative book value.....................................         (51)           (61)
Difference market value/book value..........................           0              0
CREDIT RISK.................................................           9             22

FOREIGN EXCHANGE MANAGEMENT

    In management of its exposure to fluctuation in foreign currency exchange rates, the Group has entered into a variety of currency swaps, foreign exchange contracts and options. These agreements generally include the exchange of one currency for a second currency at a future date.

NOTE 3 - CHANGES IN THE SCOPE OF CONSOLIDATION

    In 1996, the following companies were acquired or newly consolidated:
Wheaton Inc, Millville, New Jersey, USA (at 24.5.1996) Celltech Biologics plc, Slough, Berkshire, GB (at 28.6.1996)

    In 1997, the following companies were acquired or newly consolidated:
Alusuisse Tomos Doo, Koper, Slovenia (at 1 July 1997, 66.6 % ownership interest) Lawson Mardon Wheaton (UK) Ltd, formerly ACI Rockware, Kingston, Norwich, GB (at 29 July 1997).

    In 1998, the following company was acquired: Pacquet Oneida, Inc, Clifton, NJ, US (at 1 August 1998).

    See additional details in note 23.

NOTE 4 - MOVEMENTS IN FIXED ASSETS

                                                   CURRENCY        CHANGE IN
                                                  TRANSLATION      THE SCOPE
AT COST                           AT 31.12.1996   DIFFERENCES   OF CONSOLIDATION   ADDITIONS   DISPOSALS   TRANSFERS
-------                           -------------   -----------   ----------------   ---------   ---------   ---------
                                           )                                                     (In millions of CHF
Land............................        132            (2)               9              1          (1)          0
Buildings and structures........      1,367           (14)              27             27          (3)         84
Production facilities,
  machinery, plant, equipment
  and vehicles..................      4,579          (112)             193            237         (63)        272
Construction in progress and
  advances for property, plant
  and equipment.................        285            (3)               1            266           0        (356)
                                     ------          ----             ----           ----        ----        ----
PROPERTY, PLANT AND EQUIPMENT...      6,363          (131)             230            531         (67)          0
Intangible assets...............         55            (1)               0              6           0           0
Goodwill........................        251            19                0              0           0           0
Other noncurrent assets.........        158            (2)               5              0         (39)          0
Investments in affiliates.......        155            (3)             (25)             0          (8)          0
Long-term loans and advances....        130            (1)               0              0         (51)          0
                                     ------          ----             ----           ----        ----        ----
TOTAL FIXED ASSETS..............      7,112          (119)             210            537        (165)          0
                                     ======          ====             ====           ====        ====        ====

                                                  FIXED ASSETS
                                                     NET AT
AT COST                           AT 31.12.1997    31.12.1997
-------                           -------------   ------------
Land............................        139            122
Buildings and structures........      1,488            505
Production facilities,
  machinery, plant, equipment
  and vehicles..................      5,106          1,588
Construction in progress and
  advances for property, plant
  and equipment.................        193            193
                                     ------          -----
PROPERTY, PLANT AND EQUIPMENT...      6,926          2,408
Intangible assets...............         60              8
Goodwill........................        270            247
Other noncurrent assets.........        122            122
Investments in affiliates.......        119             21
Long-term loans and advances....         78             51
                                     ------          -----
TOTAL FIXED ASSETS..............      7,575          2,857
                                     ======          =====

                                                                                                                       ACCUMULATED
                                                   CURRENCY        CHANGE IN                                           DEPRECIATION
                                                  TRANSLATION      THE SCOPE                                                AT
ACCUMULATED DEPRECIATION          AT 31.12.1996   DIFFERENCES   OF CONSOLIDATION   ADDITIONS   DISPOSALS   TRANSFERS    31.12.1997
------------------------          -------------   -----------   ----------------   ---------   ---------   ---------   ------------
                                           )                                                                    (In millions of CHF
Land (impairment)...............        (17)            0                0              0           0           0            (17)
Buildings and structures........       (948)           12              (15)           (34)          2           0           (983)
Production facilities,
  machinery, plant, equipment
  and vehicles..................     (3,210)           70             (135)          (306)         63           0         (3,518)
                                     ------          ----             ----           ----        ----        ----         ------
PROPERTY, PLANT AND EQUIPMENT...     (4,175)           82             (150)          (340)         65           0         (4,518)
Intangible assets...............        (47)            2                0             (7)          0           0            (52)
Goodwill........................         (8)           (1)               0            (14)          0           0            (23)
Investments in affiliates.......        (85)            2              (15)             0           0           0            (98)
Long-term loans and advances....        (26)            0                0             (1)          0           0            (27)
                                     ------          ----             ----           ----        ----        ----         ------
TOTAL DEPRECIATION..............     (4,341)           85             (165)          (362)         65           0         (4,718)
                                     ------          ----             ----           ----        ----        ----         ------
TOTAL FIXED ASSETS NET..........      2,771           (34)              45            175        (100)          0          2,857
                                     ======          ====             ====           ====        ====        ====         ======


ACCUMULATED DEPRECIATION
------------------------
Land (impairment)...............
Buildings and structures........
Production facilities,
  machinery, plant, equipment
  and vehicles..................
PROPERTY, PLANT AND EQUIPMENT...
Intangible assets...............
Goodwill........................
Investments in affiliates.......
Long-term loans and advances....
TOTAL DEPRECIATION..............
TOTAL FIXED ASSETS NET..........

                                    ALGROUP

NOTE 4 - MOVEMENTS IN FIXED ASSETS -- (CONTINUED)

                                                     CURRENCY        CHANGE IN
                                                    TRANSLATION      THE SCOPE
AT COST                             AT 31.12.1997   DIFFERENCES   OF CONSOLIDATION   ADDITIONS   DISPOSALS   TRANSFERS
-------                             -------------   -----------   ----------------   ---------   ---------   ---------
                                             )                                                     (In millions of CHF
Land..............................        139            (3)               3              2          (2)          0
Buildings and structures..........      1,488           (35)              10             13          (4)          8
Production facilities, machinery,
  plant, equipment and vehicles...      5,106          (167)              66            211        (128)        202
Construction in progress and
  advances for property, plant and
  equipment.......................        193            (7)               0            281         (10)       (210)
                                       ------          ----             ----           ----        ----        ----
PROPERTY, PLANT AND EQUIPMENT.....      6,926          (212)              79            507        (144)          0
Intangible assets.................         60            (2)               0             16          (1)          0
Goodwill..........................        270           (12)               2              4           0           0
Other noncurrent assets...........        122            (3)               0              0         (32)          0
Investments in affiliates.........        119             1                0              4          (7)          0
Long-term loans and advances......         78            (3)               0              0         (58)          0
                                       ------          ----             ----           ----        ----        ----
TOTAL FIXED ASSETS................      7,575          (231)              81            531        (242)          0
                                       ======          ====             ====           ====        ====        ====

                                                  FIXED ASSETS
                                        AT           NET AT
AT COST                             31.12.1998     31.12.1998
-------                             -----------   ------------
Land..............................       139           122
Buildings and structures..........     1,480           489
Production facilities, machinery,
  plant, equipment and vehicles...     5,290         1,622
Construction in progress and
  advances for property, plant and
  equipment.......................       247           247
                                      ------         -----
PROPERTY, PLANT AND EQUIPMENT.....     7,156         2,480
Intangible assets.................        73            18
Goodwill..........................       264           228
Other noncurrent assets...........        87            87
Investments in affiliates.........       117            19
Long-term loans and advances......        17            11
                                      ------         -----
TOTAL FIXED ASSETS................     7,714         2,843
                                      ======         =====

                                                                                                                       ACCUMULATED
                                                   CURRENCY        CHANGE IN                                           DEPRECIATION
                                                  TRANSLATION      THE SCOPE                                                AT
ACCUMULATED DEPRECIATION          AT 31.12.1997   DIFFERENCES   OF CONSOLIDATION   ADDITIONS   DISPOSALS   TRANSFERS    31.12.1998
------------------------          -------------   -----------   ----------------   ---------   ---------   ---------   ------------
                                           )                                                                    (In millions of CHF
Land (impairment)...............        (17)            0                0              0           0           0            (17)
Buildings and structures........       (983)           24                0            (35)          3           0           (991)
Production facilities,
  machinery, plant, equipment
  and vehicles..................     (3,518)           95              (32)          (330)        117           0         (3,668)
                                     ------          ----             ----           ----        ----        ----         ------
PROPERTY, PLANT AND EQUIPMENT...     (4,518)          119              (32)          (365)        120           0         (4,676)
Intangible assets...............        (52)            2                0             (6)          1           0            (55)
Goodwill........................        (23)            2                0            (15)          0           0            (36)
Investments in affiliates.......        (98)            0                0              0           0           0            (98)
Long-term loans and advances....        (27)            1                0              0          20           0             (6)
                                     ------          ----             ----           ----        ----        ----         ------
TOTAL DEPRECIATION..............     (4,718)          124              (32)          (386)        141           0         (4,871)
                                     ------          ----             ----           ----        ----        ----         ------
TOTAL FIXED ASSETS NET..........      2,857          (107)              49            145        (101)          0          2,843
                                     ======          ====             ====           ====        ====        ====         ======


ACCUMULATED DEPRECIATION
------------------------
Land (impairment)...............
Buildings and structures........
Production facilities,
  machinery, plant, equipment
  and vehicles..................
PROPERTY, PLANT AND EQUIPMENT...
Intangible assets...............
Goodwill........................
Investments in affiliates.......
Long-term loans and advances....
TOTAL DEPRECIATION..............
TOTAL FIXED ASSETS NET..........

    Commitments for capital expenditure in property, plant and equipment amount to CHF 101 million at year end 1998 (1997: CHF 89 million).

NOTE 5 - LEASES

    The Group has approximately CHF 2 million of equipment acquired under capital leases at December 31, 1998.

    Commitments for capital leases and non-cancellable operating leases at year-end are due as follows:

YEAR                                                            CAPITAL LEASES    OPERATING LEASES
----                                                            --------------    ----------------
                                                                       (In millions of CHF)
1999........................................................          1                  14
2000........................................................          1                  11
2001........................................................          0                   9
2002........................................................          0                   8
Thereafter..................................................          0                  55
                                                                      --                 --
TOTAL FUTURE MINIMUM LEASE PAYMENTS.........................          2                  97
                                                                      ==                 ==
Less amount representing interest...........................          0                   0
Present value of net minimum lease payments.................          2                   0
Sublease income.............................................          0                   1

                                    ALGROUP

NOTE 6 - INVESTMENTS IN AFFILIATES

KEY FIGURES                                                    1997          1998
-----------                                                    ----          ----
                                                                  (In)millions of
                                                                              CHF
Total assets................................................    35            33
Total liabilities...........................................    26            24
Turnover....................................................    54            50
Net income..................................................     2             2

    These key figures pertaining to investments held, using the equity method of accounting, mainly reflect the Group's interest in the companies: Alufluor Aktiebolag, Helsingborg, Sweden; Plus Pack A/S, Haustrup, EKCO, Odense, Denmark.

NOTE 7 - INVENTORIES

                                                                          1997                           1998
                                                               ---------------------------    ---------------------------
                                                               (In millions of CHF)     %     (In millions of CHF)     %
Raw materials...............................................            221             20             216             19
Work in process & finished goods............................            650             60             657             59
Others......................................................            221             20             247             22
                                                                      -----            ---           -----            ---
TOTAL.......................................................          1,092            100           1,120            100
                                                                      =====            ===           =====            ===

NOTE 8 - TRADE RECEIVABLES

                                                               1997          1998
                                                               ----          ----
                                                                  (In)millions of
                                                                              CHF
Receivables from customers..................................   949           917
Accounts receivable from affiliates.........................    25            45
Value adjustments...........................................   (34)          (36)
                                                               ---           ---
TOTAL.......................................................   940           926
                                                               ===           ===

    The credit risk is generally very diversified due to the large number of entities comprising the companies' customer bases and their dispersion across many different industries and regions.

NOTE 9 - OTHER RECEIVABLES, PREPAID EXPENSES AND ACCRUED INCOME

                                                               1997          1998
                                                               ----          ----
                                                                  (In)millions of
                                                                              CHF
Other receivables...........................................   198           115
Prepaid taxes and social security payments..................    74            60
Prepaid expenses and accrued income.........................    60            67
Accrued interest income.....................................    36            83
                                                               ---           ---
TOTAL.......................................................   368           325
                                                               ===           ===

NOTE 10 - CASH AND CASH EQUIVALENTS

                                                               1997          1998
                                                               ----          ----
                                                                  (In)millions of
                                                                              CHF
Cash........................................................   312           309
Time deposits...............................................    16            51
                                                               ---           ---
TOTAL.......................................................   328           360
                                                               ===           ===

NOTE 11 - PLEDGES AND ASSETS UNDER RESERVATION OF OWNERSHIP

    The assets pledged for security of own liabilities amount to CHF 94 million (1997: CHF 83 million).

NOTE 12 - CHANGE IN SHAREHOLDERS' EQUITY

SHARE CAPITAL TRANSACTIONS

    At the Shareholders' Meeting of 24 March 1998, the following capital transactions were approved:

                                    ALGROUP

NOTE 12 - CHANGE IN SHAREHOLDERS' EQUITY -- (CONTINUED)
    -- Conversion of 2 024 088 bearer shares each with a par value of CHF 125 into the same number of registered shares each with a par value of CHF 125.

    -- Reduction of the share capital from CHF 780 million to CHF 624 million by reducing the par value of each share by CHF 25 from CHF 125 to CHF 100. The released par value capital of CHF 25 per share was repaid on 24 June 1998 to the shareholders, including those who acquired their shares between 1 January and 19 June 1998 by way of exercising convertible bonds.

    In 1998, conversion rights were exercised on 46 980 (1997: 113 930) registered shares with a par value of CHF 5 million (1997: CHF 14 million), of these a total of 4 431 (1997: 3 965) registered shares as part of the employee participation program, 34 595 (1997: 113 930) registered shares through conversion of the 2 1/4% 1995-2002 convertible bond issue, and 7 954 registered shares through conversion of the 2 % 1996-2001 convertible bond issue.

    The Board of Directors' discretion to issue CHF 40 000 000 in authorized capital expired on 29 March 1998 and was not renewed.

    All the issued shares are in circulation and therefore entitled to voting rights and dividend payments in accordance with the Articles of Association.

    At December 31, 1998, the capital subject to a condition comprised 551 575 (1997: 598 555) totaling CHF 55 million (1997: CHF 75 million). This represents a decrease compared to 1997, due to the reduction in the par value per share as well as the exercising of conversion rights.

    Of these, the following are reserved:

    -- A TOTAL OF 91 475 (1997: 126 070) shares for securing conversion rights on the 2 1/4% convertible bond issue maturing in 2002, with conversion possible during 1995-2002

    -- A TOTAL OF 234 570 (1997: 238 865) registered shares for conversion rights on the 2 % 1996-2001 convertible bond issue from Alusuisse-Lonza Finance Ltd

    -- A TOTAL OF 38 054 (1997: 42 485) for the employee participation program and

    -- A TOTAL OF 187 476 (1997: 191 135) shares for the purchase of new shares from future negotiable and warrant issues.

    Further information per security is shown in note 31.

CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                                TOTAL
                                                                            TRANSLATION          INCOME     SHAREHOLDERS'
                                            SHARE CAPITAL    PREMIUM        DIFFERENCES         RESERVES       EQUITY
                                            -------------    -------    --------------------    --------    -------------
                                                                        (In millions of CHF)
AT 31.12.1995...........................         765           589              (606)            1,177          1,925
Net income..............................                                                           413            413
Dividend................................                                                          (115)          (115)
Translation differences.................                                         172                              172
                                                ----           ---              ----             -----          -----
AT 31.12.1996...........................         765           589              (434)            1,475          2,395
Increase of capital.....................          15            88                                                103
Net income..............................                                                           463            463
Dividend................................                                                          (115)          (115)
Translation differences.................                                         (81)                             (81)
                                                ----           ---              ----             -----          -----
AT 31.12.1997...........................         780           677              (515)            1 823          2,765
Increase of capital.....................           5            38                                                 43
Share capital repayment.................        (156)                                                            (156)
Net income..............................                                                           530            530
Translation differences.................                                         (81)                             (81)
                                                ----           ---              ----             -----          -----
AT 31.12.1998...........................         629           715              (596)            2,353          3,101
                                                ====           ===              ====             =====          =====

    The increase in the premium is mainly due to the conversion of the outstanding bonds.

                                    ALGROUP

NOTE 13 - LONG-TERM PROVISIONS

                                                                1997           1998
                                                                -----          -----
                                                                (In millions of CHF)
Deferred taxes..............................................     201            212
Retirement benefits.........................................     226            227
Others                                                           206            169
                                                                ----           ----
TOTAL.......................................................     633            608
                                                                ====           ====

    The provisions for retirement benefits mainly comprise the pension liability of the Group's defined benefit pension plans as disclosed in note 25. Included in the above amounts are provisions for healthcare relating to the Group's US subsidiaries.

NOTE 14 - NET DEBT

    The net debt comprises:

                                                                1997           1998
                                                                -----          -----
                                                                 (In millions)of CHF
LONG-TERM DEBT
Bonds.......................................................      828            867
Due to banks and others:
  Banks.....................................................      612            261
  Leasing...................................................       23             18
  Others....................................................        5              3
  Other financial institutions..............................       56             51
                                                                -----          -----
TOTAL.......................................................    1,524          1,200
                                                                =====          =====

    Debt due after more than five years in 1998: CHF 70 million (1997: CHF 219 million).

                                                                1997           1998
                                                                -----          -----
                                                                 (In millions)of CHF
SHORT-TERM DEBT
Due to banks and other financial institutions...............      876            966
Others......................................................       16             14
Long-term debt due within one year..........................       68              3
                                                                -----          -----
TOTAL.......................................................      960            983
                                                                -----          -----
TOTAL DEBT..................................................    2,484          2,183
                                                                =====          =====
LOANS AND ADVANCES
Long-term loans and advances................................      (51)           (11)
Short-term advances.........................................      (33)           (17)
Cash and cash equivalents...................................     (328)          (360)
                                                                -----          -----
TOTAL.......................................................     (412)          (388)
                                                                -----          -----
NET DEBT....................................................    2,072          1,795
                                                                =====          =====

    Loans and advances to affiliates amount to CHF 13 million (1997: CHF 12 million), whereas the debt owed to them amount to CHF 24 million (1997: CHF 18 million).

                                                                          1997                           1998
                                                               ---------------------------    ---------------------------
                                                               (In millions of CHF)      %    (In millions of CHF)     %
BREAKDOWN OF DEBTS BY CURRENCIES
Swiss franc................................................             699             28             411             19
Pound sterling.............................................             465             19             435             20
Italian lira...............................................             105              4             108              5
US dollar..................................................             918             37             909             42
Australian dollar..........................................              54              2             120              5
German mark................................................              69              3              65              3
Others.....................................................             174              7             135              6
                                                                      -----            ---           -----            ---
TOTAL......................................................           2,484            100           2,183            100
                                                                      =====            ===           =====            ===

                                    ALGROUP

NOTE 15 - OTHER LIABILITIES AND DEFERRED ITEMS

                                                                1997          1998
                                                                ----          ----
                                                                 (In millions of
                                                                       CHF)
Short-term provisions.......................................    315           266
Capital tax payables........................................     30            17
Current tax payables........................................     33            63
Other liabilities...........................................    229           245
Accrued liabilities and deferred items......................    185            66
Accrued interest payables...................................     40           108
                                                                ---           ---
TOTAL.......................................................    832           765
                                                                ===           ===

NOTE 16 - TRADE PAYABLES

                                                                1997           1998
                                                                -----          -----
                                                                (In millions of CHF)
Payable to third parties....................................     710            647
Payable to affiliates.......................................      42             55
                                                                ----           ----
TOTAL.......................................................     752            702
                                                                ====           ====

NOTE 17 - BONDS

                                                                                               1997                   1998
                                    ORIGINAL BOND                 NOT                  --------------------   --------------------
                                      AMOUNT IN                REDEEMABLE   INTEREST        LONG-TERM              LONG-TERM
                                      MILLIONS      MATURITY     BEFORE      RATE %    (IN MILLIONS OF CHF)   (IN MILLIONS OF CHF)
                                    -------------   --------   ----------   --------   --------------------   --------------------
Alusuisse Lonza Group
Ltd...................    D   CHF        150        91 / 01       1999        6.75             150                    150
                          D   CHF        150        93 / 03       2001        6.75             150                    150
                          C   CHF        240        95 / 02         --        2.25             126                     91
Lotschen..............    D   CHF         50        93 / 03       2001        5.00              50                     50
Alusuisse Lonza
  Finance Ltd*........    C   USD        252        96 / 01       2000        2.00             342                    320
                          E   CHF         10        97 / 02       1998        5.25              10                     10
                          E   DEM         16        98 / 08       1999        3.91              --                     13
                          E   DEM         25        98 / 08       1999        3.91              --                     21
ALA (Nevada) Inc......    E   USD         45        98 / 01       1999        0.50              --                     62
                                                                                               ---                    ---
TOTAL.................                                                                         828                    867
                                                                                               ===                    ===
D Debenture issue
C Convertible issue
E Euro Medium Term
  Note Program

---------------

(*)Net of unamortized discount of US$12.4 million (1997: US$17.1 million).
   Effective interest rate 4.25 %.

    Some bonds can be redeemed prior to their original maturity date.

NOTE 18 - CONTINGENT LIABILITIES

    Contingent liabilities concern bills discounted, purchase commitments and guarantees given to third parties in the ordinary course of business. They amount to CHF 189 million (1997: CHF 214 million).

    Various lawsuits and claims are pending against the Group and its subsidiaries for losses allegedly incurred under contracts, personal injury, property and environmental damage, and franchise and property tax assessments. In the opinion of management, disposition of these lawsuits and claims will not involve sums that would have a material adverse effect upon the consolidated financial position of the Group.

                                    ALGROUP

NOTE 19 - OTHER OPERATING INCOME AND EXPENSES

                                                                1996    1997    1998
                                                                ----    ----    ----
                                                                (In millions of CHF)
Other operating income......................................      95      69     135
Other operating expenses....................................    (668)   (909)   (886)
                                                                ----    ----    ----
TOTAL.......................................................    (573)   (840)   (751)
                                                                ====    ====    ====

    Apart from the repair and maintenance costs of CHF 345 million (1997: CHF 336 million; 1996: CHF 263 million), the major items reported under other operating expenses are selling, general and administrative expenses.

NOTE 20 - INTEREST INCOME AND EXCHANGE GAINS

                                                                1996    1997    1998
                                                                ----    ----    ----
                                                                 (In)millions of CHF
Interest income.............................................      73      58      64
Other financial income......................................      24      20      47
                                                                ----    ----    ----
TOTAL.......................................................      97      78     111
                                                                ====    ====    ====

NOTE 21 - INTEREST EXPENSES AND EXCHANGE LOSSES

                                                                1996    1997    1998
                                                                ----    ----    ----
                                                                 (In)millions of CHF
Interest expense............................................    (198)   (224)   (219)
Other financial expenses....................................     (43)    (24)    (51)
                                                                ----    ----    ----
TOTAL.......................................................    (241)   (248)   (270)
                                                                ====    ====    ====

NOTE 22 - INCOME TAXES

                                                               1996    1997    1998
                                                               ----    ----    ----
                                                                (In)millions of CHF
MAJOR COMPONENTS OF TAX EXPENSE
Current taxes...............................................    (40)    (50)    (61)
Deferred tax expense relating to the origination and
  reversal of temporary differences.........................    (34)    (33)    (46)
Deferred tax expense (income) resulting from tax rate
  changes...................................................      0       1       0
                                                               ----    ----    ----
TOTAL.......................................................    (74)    (82)   (107)
                                                               ====    ====    ====
RECONCILIATION OF TAX EXPENSE
Tax at the domestic rates applicable to the profits earned
  in the country concerned..................................    100     122     141
Tax effect of expenses that are not deductible for tax
  purposes..................................................      4       3       8
Tax credits earned..........................................      0       0      (3)
Tax benefits from changes in valuation allowance............    (26)    (48)    (37)
Deferred tax benefit from tax rate changes..................      0      (1)      0
All other...................................................     (4)      6      (2)
                                                               ----    ----    ----
TOTAL.......................................................     74      82     107
                                                               ====    ====    ====
DEFERRED TAX EXPENSES CHARGED DIRECTLY TO EQUITY............      0       0     (16)

                                    ALGROUP

NOTE 22 - INCOME TAXES -- (CONTINUED)

                                                                       1997                     1998
                                                               ---------------------    ---------------------
                                                               ASSETS    LIABILITIES    ASSETS    LIABILITIES
                                                               ------    -----------    ------    -----------
                                                                    )                     (In millions of CHF
COMPONENTS OF DEFERRED INCOME TAX BALANCES
Short-term operating provisions.............................      23          27           17           6
Long-term operating provisions..............................      44          16           10          50
Property, plant and equipment...............................       0         141            0         140
Pension benefits............................................       0          17            0          16
Tax loss carry forwards.....................................     114           0           79           0
                                                                ----        ----         ----        ----
SUBTOTAL....................................................     181         201          106         212
Valuation allowance.........................................     (78)          0          (33)          0
                                                                ----        ----         ----        ----
DEFERRED INCOME TAXES.......................................     103         201           73         212
                                                                ====        ====         ====        ====

    These amounts are included in the following captions in the balance sheet.

Other noncurrent assets and deferred items..................                 103                       73
Long-term provisions........................................                (201)                    (212)
                                                                            ----                     ----
NET DEFERRED TAX LIABILITY..................................                 (98)                    (139)
                                                                            ====                     ====

    The presentation of deferred income tax assets and liabilities in the 1997 balance sheet has been restated in accordance with IAS 12 (revised).

NOTE 23 - PURCHASE AND/OR SALE OF CONSOLIDATED COMPANIES

                                                               PURCHASE    PURCHASE    PURCHASE    SALE
                                                                 1996        1997        1998      1998
                                                               --------    --------    --------    ----
                                                                         (In millions of CHF)
Cash........................................................       23          13           1        (4)
Current assets..............................................      207          15          20      (142)
Goodwill....................................................      219           0           4         0
Property, plant and equipment and other fixed assets........      267          15          46      (128)
Total liabilities...........................................     (185)        (12)         (9)       59
                                                                 ----        ----        ----      ----
PURCHASE OR SALES PRICES....................................      531          31          62      (215)
Minus cash..................................................      (23)        (13)         (1)        4
                                                                 ----        ----        ----      ----
CASH OUTFLOW (INFLOW).......................................      508          18          61      (211)
                                                                 ====        ====        ====      ====

NOTE 24 - RESEARCH AND DEVELOPMENT

    Research and development expenses primarily reflect the cost incurred in basic scientific research and development. In 1998, these expenses amounted to CHF 65 million (1997: CHF 76 million; 1996: CHF 64 million).

NOTE 25 - PENSION BENEFITS

    The Group sponsors pension plans according to the regulations of the countries in which it operates. All significant plans provide defined benefits on retirement. The benefits are primarily based on years of service and the employees' compensation for certain periods during the last years of employment. During 1998, actuarial valuation was performed for the significant defined benefit plan using the projected unit credit valuation method. The long-term provisions for retirement benefits relating to the Group's German subsidiaries have been included in this calculation.

    A policy has been established whereby actuarial valuations will be performed periodically and roll-forwards will be conducted as at December 31, each year during the intervening period.

    The weighted average assumptions used in the actuarial valuations are according to the underlying national economic conditions of the respective countries:

                                                               1996    1997    1998
                                                               ----    ----    ----
Discount rate...............................................   6.4%    6.0%    5.8%
Expected long-term rates of return on plan assets...........   6.5%    6.8%    6.7%
Rates of increase in compensation...........................   3.9%    3.8%    3.6%

                                    ALGROUP

NOTE 25 - PENSION BENEFITS -- (CONTINUED)
    Except for the Group's German subsidiaries, pension costs are generally funded currently within national regulatory limitations. The projected benefit obligation for the German subsidiaries is included in the following table. The funded status for substantially all defined benefit plans, shown separately for plans whose assets exceeded and are less than the projected benefit obligation, is as follows:

                                                                  PLANS WITH ASSETS             PLANS WITH PBO
                                                                   IN EXCESS OF PBO          IN EXCESS OF ASSETS
                                                               ------------------------    ------------------------
                                                               31.12.1997    31.12.1998    31.12.1997    31.12.1998
                                                               ----------    ----------    ----------    ----------
                                                                       )                        (In millions of CHF
Projected benefits obligation (PBO).........................     (2,389)       (1,332)        (574)        (1,849)
Plan assets at fair value...................................      2,577         1,453          324          1,517
                                                                 ------        ------         ----         ------
PLAN ASSETS IN EXCESS OF (LESS THAN) PROJECTED BENEFIT
  OBLIGATION................................................        188           121         (250)          (332)
Long-term provision.........................................          0             0          208            202
                                                                 ------        ------         ----         ------
FUNDED STATUS...............................................        188           121          (42)          (130)
                                                                 ======        ======         ====         ======

    The pension assets and liabilities calculated above are disclosed in the financial statements for 1998.

    The net change of the prepaid pension costs accounted in financial year 1998 amounts to CHF 8 million and is reflected under prepaid expenses and accrued income. The prepaid amount at the end of 1998 is CHF 109 million (1997: CHF 101 million).

    Net periodic pension costs for the Group's significant defined benefit plans consist of the following:

                                                               1996    1997    1998
                                                               ----    ----    ----
                                                                (In)millions of CHF
Service costs...............................................     36      44      55
Interest costs..............................................    139     161     179
Actual return on plan assets................................   (136)   (168)   (196)
Net amortization and deferral...............................     (9)     (8)     (7)
                                                               ----    ----    ----
TOTAL.......................................................     30      29      31
                                                               ====    ====    ====

NOTE 26 - DISCONTINUING OPERATIONS

    The discontinuing operations are composed of the following activities:

    a) At the extraordinary shareholders' meeting of algroup of 18 October 1999 the shareholders approved the Demerger of the chemical business (composed of two divisions of the Group, fine chemicals and specialties and intermediates and additives) and the energy businesses free of any net financial debt as of 1 July 1999. The above mentioned activities are treated as discontinuing operations. The financial statements have been restated accordingly.

    b) In 1997, the Group had identified several operations, mainly in its Food Flexible and Tobacco Packaging division, as not being strategic businesses to the Group. In July 1997, these activities were proposed for divestiture and accordingly classified as discontinuing operations.

    This divestment program was completed in the second half of 1998.

    The Group financial statements reflect the net income of discontinuing operations as a separate item and the related assets and liabilities have been classified in the consolidated balance sheet as net assets discontinuing operations.

                                    ALGROUP

NOTE 26 - DISCONTINUING OPERATIONS -- (CONTINUED)
    The components of net operating assets, net income and cash flow provided by (used in) discontinuing operations are as follows:

                                                                1996      1997      1998
                                                               ------    ------    ------
                                                                  (In millions of CHF)
SUMMARIZED BALANCE SHEETS
Fixed assets................................................              1,913     1,994
Current assets..............................................              1,005       902
Current liabilities.........................................               (638)     (677)
Other assets and liabilities................................               (400)     (410)
                                                                         ------    ------
NET ASSETS DISCONTINUING OPERATIONS.........................              1,880     1,809
                                                                         ======    ======
SUMMARIZED INCOME STATEMENTS
Net sales...................................................    2,281     2,537     2,263
Operating expenses and others...............................   (1,888)   (2,143)   (1,796)
Depreciation and amortization...............................     (158)     (181)     (184)
                                                               ------    ------    ------
EARNINGS BEFORE INTEREST, TAXES AND MINORITY INTEREST.......      235       213       283
Financial expenses..........................................        0        (1)        1
Income taxes................................................      (66)      (68)      (78)
(Income)/loss attributable to minorities....................       (1)        0         2
                                                               ------    ------    ------
NET INCOME FROM DISCONTINUING OPERATIONS....................      168       144       208
                                                               ======    ======    ======
SUMMARIZED CASH FLOW STATEMENTS
Net cash provided by operating activities...................      321       227       367
Net cash used in investing activities.......................     (393)     (381)     (342)
Net cash provided by (used in) financing activities.........        4        (1)       (2)

NOTE 27 - BOARD OF DIRECTORS AND MAJOR SHAREHOLDERS

    There are no receivables or liabilities due from or to Directors or major shareholders. In 1998, payments to the Board of Directors of Alusuisse Lonza Group Ltd totalled CHF 1.2 million (1997: CHF 1.3 million).

NOTE 28 - YEAR 2000

    The challenge that Year 2000 compliance presents to organizations and individuals alike worldwide has been recognized. In 1997 a comprehensive Year 2000 compliance program was initiated including the inter alia testing of plant, machinery and facilities equipped with electronic devices supposed to have a time-related computing function. This assurance program is well under way.

    The group is dependent on a large number of external suppliers whose services and products also need to achieve compliance. These relationships are managed proactively and suppliers are required to certify their products and services as Year 2000 compliant. However, it is not possible to be certain that all aspects of the year 2000 issue affecting the Group will be fully resolved. Costs associated with Year 2000 system adjustments are being expensed as incurred over the 1998 and 1999 periods.

NOTE 29 - EVENTS AFTER BALANCE SHEET DATE (UNAUDITED)

    On 11 August 1999, Algroup announced that it had agreed to the principal terms of three-way combination agreement with Alcan Aluminium Limited (Alcan) and Pechiney SA (Pechiney). The combination will be accomplished through two independent exchange offers in which shares in Alcan will be issued. In connection therewith, Algroup announced that it would demerge its chemical and energy businesses prior to the effective date of the three-way combination.

    Upon completion of the demerger, Algroup will contribute US$234 million in cash (approximately CHF 322 million at December 31, 1998 rates) to the Chemical and Energy businesses. In the event there is only a two-way combination between Alcan and Algroup, excluding Pechiney, US$167 million (approximately CHF 230 million at December 31, 1998 rates) must be paid to Algroup.

    On 18 October 1999, at an extraordinary shareholders' meeting, the shareholders of Algroup approved the demerger of the chemical and energy businesses.

    Management anticipates that the separation of the chemical and energy businesses will be achieved without substantial current tax liabilities as any taxable gain on the separation should be sheltered by capital and net operating losses carried forward.

                                    ALGROUP

NOTE 30 - SEGMENT DATA

                                                                                                         NET CAPITAL
                                               NET SALES TO CUSTOMERS         OPERATING INCOME            INVESTED*
                                            ----------------------------   -----------------------   -------------------
                                            1996    1997        1998       1996   1997     1998      1997       1998
                                            -----   -----   ------------   ----   ----   ---------   -----   -----------
                                                 )                                                   (In millions of CHF
BY DIVISION
Primary materials and fabricated
  products...............................   2,370   2,735      3,079       242    300       340      1,599      1,715
Food flexible and tobacco packaging......   1,868   2,092      2,119       148    169       176        786        809
Pharmaceutical and cosmetics packaging...     809   1,249      1,268        76    116        90        643        666
Holding and others.......................       7       4          6        (1)    (2)       (1)        45         74
                                            -----   -----      -----       ---    ---       ---      -----      -----
SUBTOTAL.................................   5,054   6,080      6,472       465    583       605      3,073      3,264
Trading..................................   746..   1,158      1,025        na     na        na         na         na
                                            -----   -----      -----       ---    ---       ---      -----      -----
TOTAL....................................   5,800   7,238      7,497       465    583       605      3,073      3,264
                                            =====   =====      =====       ===    ===       ===      =====      =====

                                                                                                         NET CAPITAL
                                               NET SALES TO CUSTOMERS         OPERATING INCOME            INVESTED*
                                            ----------------------------   -----------------------   -------------------
                                            1996    1997        1998       1996   1997     1998      1997       1998
                                            -----   -----   ------------   ----   ----   ---------   -----   -----------
                                                 )                                                   (In millions of CHF
BY REGION
Europe...................................   4,687   5,769      5,993       312    372       411      2,172      2,323
Other regions............................   1,113   1,469      1,504       153    211       194        901        941
                                            -----   -----      -----       ---    ---       ---      -----      -----
TOTAL....................................   5,800   7,238      7,497       465    583       605      3,073      3,264
                                            =====   =====      =====       ===    ===       ===      =====      =====

* Net capital invested comprises the average of all assets and liabilities committed to the business operations of the Group at historical period end rates.

SALES

                                           1996                            1997                            1998
                               ----------------------------    ----------------------------    ----------------------------
                               (In millions of CHF)      %     (In millions of CHF)      %     (In millions of CHF)      %
BY PRODUCTION AREA
----------------------------
Switzerland.................           2,666             34            3,410             34            3,513             35
EU..........................           3,861             49            4,625             46            4,628             46
Rest of Europe..............             100              1              271              3              306              2
                                      ------            ---           ------            ---           ------            ---
EUROPE......................           6,627             84            8,306             83            8,447             83
North America...............             854             11            1,267             13            1,310             13
Other areas.................             430              5              387              4              374              4
                                      ------            ---           ------            ---           ------            ---
SUBTOTAL....................           7,911            100            9,960            100           10,131            100
Eliminations................          (2,111)                         (2,722)                         (2,634)
                                      ------                          ------                          ------
TOTAL.......................           5,800                           7,238                           7,497
                                      ======                          ======                          ======

                                            1996                           1997                           1998
                                 ---------------------------    ---------------------------    ---------------------------
                                 (In millions of CHF)     %     (In millions of CHF)     %     (In millions of CHF)     %
BY MARKETING AREA
------------------------------
Switzerland...................             356             6              374             5              434             6
EU............................           3,452            60            4,121            57            4,257            57
Rest of Europe................             269             4              443             6              536             7
                                        ------           ---           ------           ---           ------           ---
EUROPE........................           4,077            70            4,938            68            5,227            70
North America.................           1,068            18            1,570            22            1,650            22
Other areas...................             655            12              730            10              620             8
                                        ------           ---           ------           ---           ------           ---
TOTAL.........................           5,800           100            7,238           100            7,497           100
                                        ======           ===           ======           ===           ======           ===

                                    ALGROUP

NOTE 30 - SEGMENT DATA -- (CONTINUED)

                                            1996                           1997                           1998
                                 ---------------------------    ---------------------------    ---------------------------
                                 (In millions of CHF)     %     (In millions of CHF)     %     (In millions of CHF)     %
BY DIVISION
------------------------------
Primary materials and
  fabricated products.........           2,370            41            2,735            38            3,079            41
Food flexible and tobacco
  packaging...................           1,868            32            2,092            29            2,119            28
Pharmaceutical and cosmetics
  packaging...................             809            14            1,249            17            1,268            17
Holding and others............               7             0                4             0                6             0
                                        ------           ---           ------           ---           ------           ---
SUBTOTAL......................           5,054            87            6,080            84            6,472            86
Trading.......................             746            13            1,158            16            1,025            14
                                        ------           ---           ------           ---           ------           ---
TOTAL.........................           5,800           100            7,238           100            7.497           100
                                        ======           ===           ======           ===           ======           ===

DEPRECIATION & AMORTISATION

                                            1996                           1997                           1998
         BY DIVISION             ---------------------------    ---------------------------    ---------------------------
         -----------             (In millions of CHF)     %     (In millions of CHF)     %     (In millions of CHF)     %
Primary materials and
fabricated products...........           135              49            158              46            172              46
Food flexible and tobacco
  packaging...................            96              35            105              30            107              29
Pharmaceutical and cosmetics
  packaging...................            44              16             83              24             91              25
Holding and others............             1               0              1               0              1               0
                                         ---             ---            ---             ---            ---             ---
TOTAL.........................           276             100            347             100            371             100
                                         ===             ===            ===             ===            ===             ===

RESEARCH & DEVELOPMENT

                                            1996                           1997                           1998
         BY DIVISION             ---------------------------    ---------------------------    ---------------------------
         -----------             (In millions of CHF)     %     (In millions of CHF)     %     (In millions of CHF)     %
Primary materials and
fabricated products...........            36              56             46              61             38              58
Food flexible and tobacco
  packaging...................            26              41             24              32             22              34
Pharmaceutical and cosmetics
  packaging...................             2               3              6               7              5               8
Holding and others............             0               0              0               0              0               0
                                         ---             ---            ---             ---            ---             ---
TOTAL.........................            64             100             76             100             65             100
                                         ===             ===            ===             ===            ===             ===

INVESTMENTS IN PROPERTY, PLANT AND EQUIPMENT

                                            1996                           1997                           1998
          BY REGION              ---------------------------    ---------------------------    ---------------------------
          ---------              (In millions of CHF)     %     (In millions of CHF)     %     (In millions of CHF)     %
Switzerland...................            44              10             62              12             54              11
EU............................           294              70            271              51            247              49
Rest of Europe................             9               2             19               3             21               4
                                         ---             ---            ---             ---            ---             ---
EUROPE........................           347              82            352              66            322              64
North America.................            50              12            122              23            130              26
Other areas...................            25               6             57              11             55              10
                                         ---             ---            ---             ---            ---             ---
TOTAL.........................           422             100            531             100            507             100
                                         ===             ===            ===             ===            ===             ===

                                    ALGROUP

NOTE 30 - SEGMENT DATA -- (CONTINUED)

                                            1996                           1997                           1998
          BY REGION              ---------------------------    ---------------------------    ---------------------------
          ---------              (In millions of CHF)     %     (In millions of CHF)     %     (In millions of CHF)     %
Primary materials and
fabricated products...........           246              58            300              56            222              44
Food flexible and tobacco
  packaging...................           131              31            110              21            157              31
Pharmaceutical and cosmetics
  packaging...................            44              10            119              22            128              25
Holding and others............             1               1              2               1              0               0
                                         ---             ---            ---             ---            ---             ---
TOTAL.........................           422             100            531             100            507             100
                                         ===             ===            ===             ===            ===             ===

Investments calculated at average rates.

PERSONNEL

                                                                 1996                  1997                  1998
                  BY PRODUCTION AREA                      ------------------    ------------------    ------------------
                  ------------------                                      %                     %                     %
Switzerland............................................      2,992        13       3,117        13       3,146        13
EU.....................................................     12,496        54      12,427        53      12,199        51
Rest of Europe.........................................        763         3         983         4       1,002         5
                                                            ------       ---      ------       ---      ------       ---
EUROPE.................................................     16,251        70      16,527        70      16,347        69
North America..........................................      6,155        26       6,173        26       6,552        28
Other areas............................................        836         4         872         4         921         3
                                                            ------       ---      ------       ---      ------       ---
TOTAL..................................................     23,242       100      23,572       100      23,820       100
                                                            ======       ===      ======       ===      ======       ===

                                                                 1996                  1997                  1998
                      BY DIVISION                         ------------------    ------------------    ------------------
                      -----------                                         %          %          %
Primary materials and fabricated products..............      8,733        38       9,293        39       9,495        40
Food flexible and tobacco packaging....................      6,736        29       6,619        28       6,611        28
Pharmaceutical and cosmetics packaging.................      7,631        33       7,514        32       7,568        32
Holding and others*....................................        142         0         146         1         146         0
                                                            ------       ---      ------       ---      ------       ---
TOTAL..................................................     23,242       100      23,572       100      23,820       100
                                                            ======       ===      ======       ===      ======       ===

NOTE 31 - INFORMATION PER SECURITY

                     REGISTERED SHARES                                   1996         1997         1998*
                     -----------------                                 ---------    ---------    ---------
Number issued...............................................           4,097,163    4,215,058    6,286,126
Number ranking for a dividend...............................           4,097,163    4,215,058    6,286,126
Nominal value...............................................    CHF          125          125          100

                       BEARER SHARES                                     1996         1997         1998
                       -------------                                   ---------    ---------    ---------
Number issued...............................................           2,024,088    2,024,088           --
Number ranking for a dividend...............................           2,024,088    2,024,088           --
Nominal value...............................................    CHF          125          125           --

                    RATIOS PER SECURITY                                  1996         1997         1998
                    -------------------                                ---------    ---------    ---------
Basic weighted average number of shares.....................           6,120,068    6,153,102    6,260,541
Diluted weighted average number of shares...................           6,539,216    6,602,429    6,634,814
Basic earnings per share continuing operations..............    CHF         40.0         51.8         51.4
Diluted earnings per share continuing operations............    CHF         39.8         51.4         51.3
Basic earnings per share Group..............................    CHF         67.5         75.3         84.7
Diluted earnings per share Group............................    CHF         65.4         73.2         82.8
Total dividend (in million CHF).............................                 115           --          157
Share capital repayment (CHF 25 per share)..................                  --          156           --

                                    ALGROUP

NOTE 31 - INFORMATION PER SECURITY -- (CONTINUED)
---------------

(*) In line with the decision of its Shareholders' Meeting of 24 March 1998, Alusuisse Lonza Group Ltd has only one class of shares (registered shares), exclusively traded since 15 April 1998.

NOTE 32 - SIGNIFICANT SUBSIDIARIES CONTINUING OPERATIONS 31 DECEMBER 1998

                                                                                          NET SALES    SHARE CAPITAL   % HOLDING
                                     REGISTERED OFFICE            ACTIVITIES   CURRENCY   IN MILLION      IN 000        DIRECT
                                     -----------------            ----------   --------   ----------   -------------   ---------
EUROPEAN COUNTRIES
Aluchemie -- Aluminium & Chemie
Rotterdam BV.......................  Rotterdam, NL                      OK     NLG            303           33,000
Alusuisse Decin sro................  Decin, CZ                          OK     CZK          2,813        1,097,800         62
Alusuisse France SA................  St-Florentin, FR                   OK     FRF            572          100,000
Alusuisse Schweizerische
Aluminium AG.......................  Sierre, CH                        MOK     CHF            528           60,000        100
Alusuisse Singen GmbH..............  Singen/Hohentwiel, DE              OK     DEM          1,094          160,000
Alusuisse Trading AG...............  Zurich, CH                          K     CHF          2,288            5,000        100
ISAL - Icelandic Aluminium
Company Ltd........................  Hafnarfjodur, IS                   OK     CHF            307            6,388        100
Lawson Mardon Boxal SA.............  Beaurepaire, FR                    OK     FRF            325           60,000
Lawson Mardon Boxal BV.............  Veenendaal, NL                     OK     NLG             99           13,000
Lawson Mardon Morin SA.............  Sarrebourg, FR                     OK     FRF            417           11,280
Lawson Mardon Neher AG.............  Kreuzlingen, CH                   MOK     CHF            180           15,000        100
Lawson Mardon
Packaging UK Ltd...................  Bristol, GB                        OK     GBP            175           20,991
Lawson Mardon Picopac BV...........  Zutphen, NL                        OK     NLG            111            1,220
Lawson Mardon Singen GmbH..........  Singen/Hohentwiel, DE              OK     DEM            517           50,000
Lawson Mardon Star Ltd.............  Bristol, GB                        OK     GBP             96           10,433
Martinswerk GmbH fur chemische
und metallurgische Produktion......  Bergheim/Erft, DE                  OK     DEM            209           55,000

OTHER COUNTRIES
Austraswiss -
Swiss Aluminium Australia Ltd......  Canberra, AU                       KS     AUD            331          146,000
Lawson Mardon Packaging Inc........  Wilmington, DE, US                 OK     USD            276           39,087
Lawson Mardon Wheaton, Inc.........  Millville, NJ, US                 MOK     USD            405                1

HOLDING COMPANIES AND OTHER
ALA (Nevada Inc)...................  Sparks, NV, US                      S     USD                               3
Alusuisse Holdings AG..............  Neuhausen am Rheinfall, CH          S     CHF              4            1,000        100
Alusuisse-Lonza GmbH...............  Singen/Hohentwiel, DE               S     DEM             10          262,200          1
Alusuisse-Lonza Capital Ltd........  St. Helier, Jersey, GB              S     GBP                             250
Alusuisse-Lonza Europe BV..........  Breda, NL                           S     NLG                             550        100
Alusuisse-Lonza Finance Ltd........  St. Helier, Jersey, GB              S     USD                              50

                                     % HOLDING
                                     INDIRECT
                                     ---------
EUROPEAN COUNTRIES
Aluchemie -- Aluminium & Chemie
Rotterdam BV.......................      73
Alusuisse Decin sro................
Alusuisse France SA................     100
Alusuisse Schweizerische
Aluminium AG.......................
Alusuisse Singen GmbH..............     100
Alusuisse Trading AG...............
ISAL - Icelandic Aluminium
Company Ltd........................
Lawson Mardon Boxal SA.............     100
Lawson Mardon Boxal BV.............     100
Lawson Mardon Morin SA.............     100
Lawson Mardon Neher AG.............
Lawson Mardon
Packaging UK Ltd...................     100
Lawson Mardon Picopac BV...........     100
Lawson Mardon Singen GmbH..........     100
Lawson Mardon Star Ltd.............     100
Martinswerk GmbH fur chemische
und metallurgische Produktion......     100
OTHER COUNTRIES
Austraswiss -
Swiss Aluminium Australia Ltd......     100
Lawson Mardon Packaging Inc........     100
Lawson Mardon Wheaton, Inc.........     100
HOLDING COMPANIES AND OTHER
ALA (Nevada Inc)...................     100
Alusuisse Holdings AG..............
Alusuisse-Lonza GmbH...............      99
Alusuisse-Lonza Capital Ltd........     100
Alusuisse-Lonza Europe BV..........
Alusuisse-Lonza Finance Ltd........     100

---------------
M Research/Applications
O Production
K Sales
S Services/Financing

Abbreviations of countries and currencies in accordance with ISO standards.

Holding percentages are rounded off.

                                    ALGROUP

NOTE 33 - RECONCILIATION

    Significant Differences Between International Accounting Standards and Generally Accepted Accounting Principles in the United States and Canada

    The Group's consolidated financial statements have been prepared in accordance with International Accounting Standards (IAS) of the International Accounting Standards Committee (IASC) which differ in certain significant respects from generally accepted accounting principles in the United States (U.S. GAAP) and Canada (Canadian GAAP). The significant differences that affect the consolidated net income and shareholders' equity are set out below.

RECONCILIATION OF NET INCOME TO U.S. GAAP

                                                                          YEARS ENDED
                                                                          DECEMBER 31,
                                                                        ----------------
                                                                NOTE     1997      1998
                                                                ----    ------    ------
                                                                          million CHF
Net income as reported in the consolidated income statements
in accordance with IAS......................................               463       530
Adjustments required to conform with U.S. GAAP:
  Goodwill amortization.....................................    (a)        (31)      (28)
  Capitalized interest......................................    (b)         19        13
  Inventories...............................................    (c)         (4)        7
  Debt issue costs..........................................    (d)         (1)       (1)
  Fixed assets..............................................    (e)         14         3
  Pensions..................................................    (f)         13        25
  Stock ownership plan......................................    (g)         (6)       (8)
  Accruals..................................................    (h)        (26)        1
  Provisions................................................    (i)         11       (66)
  Restructuring provisions..................................    (j)         10        (1)
  Deferred taxes............................................    (k)        (14)       (5)
  Other.....................................................                (5)        1
  Tax effect of U.S. GAAP adjustments.......................    (l)         (5)      (16)
                                                                        ------    ------
Net income in accordance with U.S. GAAP.....................               438       455
                                                                        ======    ======
  Continuing operations.....................................               305       303
  Discontinued operations...................................               133       152
Basic earnings per share in accordance with U.S. GAAP:                   CHF       CHF
  Continuing operations.....................................             49.57     48.38
  Discontinued operations...................................             21.62     24.27
                                                                        ------    ------
  Net income................................................    (m)      71.19     72.65
                                                                        ======    ======
Diluted earnings per share in accordance with U.S GAAP:                  CHF       CHF
  Continuing operations.....................................             49.23     48.41
  Discontinued operations...................................             20.14     22.99
                                                                        ------    ------
  Net income................................................    (m)      69.37     71.40
                                                                        ======    ======

                                    ALGROUP

NOTE 33 - RECONCILIATION -- (CONTINUED)
RECONCILIATION OF NET INCOME TO CANADIAN GAAP

                                                                          YEARS ENDED
                                                                          DECEMBER 31,
                                                                        ----------------
                                                                NOTE     1997      1998
                                                                ----    ------    ------
                                                                          million CHF
Net income as reported in the consolidation income
statements in accordance with IAS...........................               463       530
Adjustments required to conform with Canadian GAAP:
  Goodwill amortization.....................................    (a)        (31)      (28)
  Capitalized interest......................................    (b)         19        13
  Inventories...............................................    (c)         (2)        8
  Debt issue costs..........................................    (d)         (1)       (1)
  Fixed assets..............................................    (e)         14         3
  Pensions..................................................    (f)         13        25
  Derivatives...............................................    (h)        (26)        1
  Accruals..................................................    (i)         11       (66)
  Restructuring provisions..................................    (j)         10        (1)
  Deferred taxes............................................    (k)        (14)       (5)
  Other.....................................................                (5)        1
  Tax effect of Canadian GAAP adjustments...................    (l)         (5)      (16)
                                                                        ------    ------
Net income in accordance with Canadian GAAP.................               446       464
                                                                        ======    ======
  Continuing operations.....................................               312       311
  Discontinued operations...................................               134       153
Earnings per share in accordance with Canadian GAAP:            (m)      CHF       CHF
  Continuing operations.....................................             50.71     49.66
  Discontinued operations...................................             21.78     24.43
                                                                        ------    ------
  Net income................................................             72.49     74.09
                                                                        ======    ======
Fully diluted earnings per share in accordance with Canadian
  GAAP:                                                         (m)      CHF       CHF
  Continuing operations.....................................             50.29     49.62
  Discontinued operations...................................             20.30     23.14
                                                                        ------    ------
  Net income................................................             70.59     72.76
                                                                        ======    ======

                                    ALGROUP

NOTE 33 - RECONCILIATION -- (CONTINUED)
RECONCILIATION OF SHAREHOLDERS' EQUITY TO U.S. GAAP

                                                                          DECEMBER 31,
                                                                        ----------------
                                                                NOTE     1997      1998
                                                                ----    ------    ------
                                                                          million CHF
Shareholders' equity as reported in the consolidated balance
sheets in accordance with IAS...............................             2,765     3,101
Adjustments required to conform with U.S. GAAP:
  Goodwill:
    Cost....................................................    (a)        561       548
    Amortization............................................    (a)       (306)     (334)
  Capitalized interest......................................    (b)         68        80
  Inventories...............................................    (c)         (6)        2
  Debt issue costs..........................................    (d)          4         3
  Fixed assets..............................................    (e)         23        26
  Pensions..................................................    (f)         82        98
  Derivatives...............................................    (h)        (26)      (24)
  Accruals..................................................    (i)         94        28
  Restructuring provisions..................................    (j)         10         8
  Deferred taxes............................................    (k)         33        28
  Other.....................................................                 2         6
  Tax effect of U.S. GAAP adjustments.......................    (l)        (24)      (33)
                                                                        ------    ------
Shareholders' equity in accordance with U.S. GAAP...........             3,280     3,537
                                                                        ======    ======

RECONCILIATION OF SHAREHOLDERS' EQUITY TO CANADIAN GAAP

                                                                          DECEMBER 31,
                                                                        ----------------
                                                                NOTE     1997      1998
                                                                ----    ------    ------
                                                                          million CHF
Shareholders' equity as reported in the consolidated balance
sheets in accordance with IAS...............................             2,765     3,101
Adjustments required to conform with Canadian GAAP:
  Goodwill:
    Cost....................................................    (a)        561       548
    Amortization............................................    (a)       (306)     (334)
  Capitalized interest......................................    (b)         68        80
  Inventories...............................................    (c)         (4)        5
  Debt issue costs..........................................    (d)          4         3
  Fixed assets..............................................    (e)         23        26
  Pensions..................................................    (f)         82       118
  Derivatives...............................................    (h)        (26)      (24)
  Accruals..................................................    (i)         94        28
  Restructuring provisions..................................    (j)         10         8
  Deferred taxes............................................    (k)         33        28
  Other.....................................................                 2         6
  Tax effect of Canadian GAAP adjustments...................    (l)        (24)      (33)
                                                                        ------    ------
Shareholders' equity in accordance with Canadian GAAP.......             3,282     3,560
                                                                        ======    ======

(A)  GOODWILL AND BUSINESS COMBINATIONS

    In accordance with IAS 22 (revised 1993), the difference between the purchase price and the aggregate fair value of tangible and identifiable intangible assets and liabilities acquired in a business combination is capitalized as goodwill and amortized over its useful life, not to exceed 20 years. Prior to January 1, 1995, in accordance with IAS, goodwill was charged by the Group directly to

                                    ALGROUP

NOTE 33 - RECONCILIATION -- (CONTINUED)
shareholders' equity. For U.S. and Canadian GAAP purposes, goodwill acquired prior to January 1, 1995 is recorded as an asset and is being amortized over its estimated useful life of 15 years.

    IAS 22 requires a review of the recoverability of unamortized goodwill at each balance sheet date and a write-off to the extent it no longer represents future economic benefits. Under U.S. GAAP, if a long-lived asset being tested for recoverability was acquired in a business combination, the goodwill that arose in that transaction shall be included as part of the asset grouping in determining recoverability. In instances where goodwill is identified with assets that are subject to impairment loss under SFAS No. 121, the carrying amount of the identified goodwill must be eliminated before making any reduction of the carrying amounts of impaired long-lived assets and identifiable intangibles. Under U.S. GAAP, the Group has chosen to measure impairments of "enterprise" goodwill based on an analysis of estimated future discounted operating cash flows of the underlying businesses. Under Canadian GAAP, goodwill must be written down to the extent that there has been a permanent impairment in the value of the unamortized portion of goodwill. For Canadian GAAP purposes, the Group has chosen to measure any impairments of goodwill based on an analysis of estimated future discounted operating cash flows of the underlying businesses.

    In 1996, for U.S. and Canadian GAAP purposes, an impairment of CHF 212 was recognized on the basis of the operating performance of the underlying businesses. This impairment principally resulted from the acquisition of Lawson Mardon in 1994. The remaining balance of goodwill associated with the Lawson Mardon acquisition is being amortized over its estimated remaining useful life of 12 years.

(B)  CAPITALIZED INTEREST

    Under IAS, the capitalization of interest on major capital projects, which extend useful lives or increase capacity, is not required. In accordance with U.S. GAAP, interest costs incurred during the construction period (i.e. the period of time necessary to bring a constructed fixed asset to the condition and location necessary for its intended use) must be capitalized as part of the cost of the fixed asset. Under Canadian GAAP, the capitalization of interest on major capital projects is permitted but not required. The Group has chosen to capitalize interest for Canadian GAAP purposes.

(C)  INVENTORIES

    Costs of certain raw materials and consumables are recorded at replacement cost according to current market prices. Under U.S. and Canadian GAAP, inventories are valued at the lower of cost and market value, with market value defined as the lower of current replacement cost or net realizable value less a normal profit margin.

    For IAS reporting purposes, the Group values inventory at certain U.S. subsidiaries using the average cost method. Under U.S. GAAP, these inventories are valued using the LIFO method, consistent with the stand-alone reporting of such subsidiaries. Under Canadian GAAP, the Group has chosen to value the inventories at these U.S. subsidiaries using the average cost method.

(D)  DEBT ISSUANCE COSTS

    Under IAS, the Group expensed debt issuance costs as incurred. Under U.S. and Canadian GAAP, these costs are required to be capitalized and amortized over the life of the related debt issue.

(E)  FIXED ASSETS

    Under IAS, cost and expenses for future maintenance and repairs of long-lived assets may be provided on a basis of reasonable estimates. Under U.S. and Canadian GAAP, such costs may only be recognized if a liability has been incurred. Additionally, costs and expenses are capitalized to the extent (i) it is probable that future economic benefits will be realized and/or (ii) the estimated useful life of a long-lived asset is extended.

(F)  PENSION AND POSTRETIREMENT BENEFITS

    Under IAS, pension costs and similar obligations are accounted for in accordance with IAS No. 19 Retirement Benefit Costs. Under U.S. GAAP, pension costs and similar obligations are accounted for in accordance with SFAS No. 87 Employers' Accounting for Pensions which was adopted by the Group effective January 1, 1989 for all operations except those in the United States where SFAS No. 87 was adopted effective January 1, 1987. For Canadian GAAP purposes, the Group has chosen to early adopt on a retroactive restatement basis the provisions of Section 3461, Employee Future Benefits, of the Handbook of the Canadian Institute of Chartered Accountants (C.I.C.A.). As permitted by Section 3461, the Group has applied the provisions of the Section in a manner that produces the same recognized and unrecognized amounts for all of its benefit plans as determined under U.S. GAAP.

    Upon adoption of IAS 19, the Group ceased deferring actuarial and net asset gains and losses. Deferred losses were charged to expense at that date. Under U.S. and Canadian GAAP, actuarial and net asset gains and losses are deferred and amortized in future periods, when gains and losses exceed prescribed limits. In accordance with IAS 19, gains and losses are recognized without regard to prescribed limits. In addition, IAS 19 stipulates the use of long-term assumptions, while U.S. and Canadian GAAP require assumptions to reflect current market and economic conditions.

                                    ALGROUP

NOTE 33 - RECONCILIATION -- (CONTINUED)
    Under U.S. GAAP, a minimum pension liability is recognized as a separate component of equity when the unfunded accumulated benefit obligation exceeds the accrual. Under IAS and Canadian GAAP, recognition of a minimum pension liability is not required.

(G)  STOCK OWNERSHIP PLAN

    Effective in 1995, the Board of Directors approved the Executive Stock Ownership Plan. Under the Plan, officers and key employees of the Group receive rights to purchase shares of the Group at prices lower than market prices prevailing at the time the rights are granted. The Board of Directors has absolute discretion to determine whether any purchase rights will be granted in any one year, to specify the performance goals to be achieved in the year and to select the officers and key employees who will be granted such rights. On October 1, 1999, the Group terminated its stock ownership plan in connection with the proposed transaction described in Note 26(a).

    Under IAS, compensation expense was not recognized for rights granted under the Plan. Under U.S. GAAP, the Group has chosen to utilize the provisions of APB Opinion 25 for measuring compensation expense associated with the Plan. APB 25 requires that compensation expense be recognized for the difference between the market value and share purchase price. For Canadian GAAP purposes, it is not necessary to recognize the compensation element for such plans.

(H)  DERIVATIVES

    The Group enters into various derivative financial instruments consistent with its strategy to reduce the Group's economic risk. Under IAS, these strategies have been treated as hedges for accounting purposes. Under U.S. and Canadian GAAP, certain of these strategies do not qualify for hedge accounting and accordingly, the related derivative instruments are marked to market with the associated unrealized gains or losses reflected in income immediately.

    In order to manage the volatility of LME pricing for aluminum, the Group enters into various derivative transactions pursuant to the Group's policies in areas such as counterparty exposure and hedging practices. The objective of such strategies is to preserve the economic performance of the Group's primary metal operations by stabilizing the associated revenue stream over a number of years. This objective is normally set on a multi-year basis and is achieved by securing guaranteed selling prices well in excess of productions costs for these commodities within pre-established price bands. These strategies are reviewed by management on a continuous basis, and rely mainly on the use of LME futures and options. The key element of these strategies is to secure the profitability of the primary metal operations by obtaining a guaranteed minimum price, in exchange for which the Group foregoes the right to participate in price increases in excess of the pre-established bands. The Group utilizes a combination of futures and options to implement these strategies.

    Under IAS, these strategies have been treated as hedges, and the gain or loss on these instruments has been deferred to match the timing of the Group's production and sale of the underlying commodities. Under U.S. and Canadian GAAP, some of these strategies do not qualify for hedge accounting and have been marked to market, thus giving rise to unrealized gains and losses that are reflected in income immediately. There is no certainty that any of these mark to market adjustments will result in realized gains and losses.

    As a consequence of the proposed merger of the Group with Alcan and Pechiney, these strategies have not been continued and will mature in accordance with their terms.

(I) ACCRUALS

    Under U.S. and Canadian GAAP, costs and expenses are accrued and charged to income only if it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. If a loss is probable and the reasonable estimate of the loss is a range and no amount within the range appears to be a better estimate than any other amount, the minimum amount in the range should be accrued. If an amount or a range of amounts cannot be reasonably estimated, no accrual shall be made. Furthermore, general or unspecified risks or possible losses do not meet the conditions for an accrual under U.S. and Canadian GAAP. Under IAS, accruals can be made on the basis of reasonable estimates of expected costs and expenses.

(J) RESTRUCTURING PROVISIONS

    The Group has recorded restructuring and similar provisions for IAS purposes in the period management committed itself to a plan, it was probable that a liability had been incurred and the amount was estimable. These criteria differ from those specified by U.S. and Canadian GAAP, which are more prescriptive that IAS in terms of the timing of recognizing restructuring provisions and exit costs, as well as the types of costs that may be accrued.

(K) DEFERRED TAXES

    U.S. GAAP requires recognition of deferred tax assets and liabilities for temporary differences using enacted tax rates in effect at year-end in accordance with SFAS No. 109 Accounting for Income Taxes. Prior to the adoption of IAS 12 (revised), as of

                                    ALGROUP

NOTE 33 - RECONCILIATION -- (CONTINUED)
January 1, 1996, the Group applied the provisions of IAS 12 (original). The effect of the January 1, 1998 adoption of IAS 12 (revised) eliminated the netting of deferred tax assets and liabilities.

    For Canadian GAAP purposes, the Group has chosen to early adopt on a retroactive restatement basis the provisions of C.I.C.A. Handbook Section 3465, Income Taxes, which in the Group's circumstances, results in no significant differences from U.S. GAAP on accounting for income taxes.

    U.S. and Canadian GAAP requires deferred taxes to be recognized for all differences between the bases of assets and liabilities for tax and financial reporting purposes. Additionally, under U.S. and Canadian GAAP, net operating loss carryforwards ("NOLs") and other credits that are available to reduce future taxes are recognized as deferred tax assets. Such amounts are reduced by a valuation allowance to the extent that it is more likely than not that the tax benefit related to the utilization of such NOLs or credits will not be realized. Under IAS, deferred tax assets are only recognized when it is probable that they will be realized. In addition, under U.S. and Canadian GAAP, NOLs and other credits existing at the date of a purchased business combination that are first recognized subsequent to the acquisition date (by reduction of the valuation allowance) are reported in the following manner:

    - First, the positive goodwill related to the acquisition is reduced to zero;

    - Second, other non-current intangible assets related to the acquisition are reduced to zero; and

    - Third, any remaining benefit is reported as a reduction of income tax expense.

(L)  TAX EFFECT OF U.S. GAAP AND CANADIAN GAAP ADJUSTMENTS

    The deferred tax adjustment included in the reconciliation of IAS to U.S. and Canadian GAAP includes the income tax effects of the U.S. and Canadian GAAP adjustments where appropriate.

(M)  EARNINGS PER SHARE

    Under IAS and U.S. GAAP, the presentation of basic and diluted earnings per share (EPS) is required. Basic EPS is calculated by dividing earnings available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS takes into account the dilutive effect of options and convertible securities using the treasury stock method.

    Under Canadian GAAP, basic EPS is calculated in the same manner as IAS and U.S. GAAP. Fully diluted EPS is computed taking into account the dilutive effect of options and convertible securities using the "if converted" method for convertible securities and imputing earnings on the assumed exercise of options, warrants or other rights.

ADDITIONAL U.S. AND CANADIAN GAAP INFORMATION

TOTAL COST METHOD

    As allowed under IAS, the Group has presented its statement of operations under the "total cost" method. Under U.S. and Canadian GAAP, the statement of operations would be presented in a cost of sales format. Such difference in presentation has no effect on net income.

INCOME STATEMENT

    Certain items in the consolidated income statements would be classified differently under U.S. and Canadian GAAP. These items include the reversal of certain provisions and allowances for doubtful accounts that would generally be recorded as reductions to the original expense line item under U.S. and Canadian GAAP rather than in other income and the interest component of net periodic pension cost would be recorded within pension expense rather than interest expense under U.S. and Canadian GAAP.

                                    ALGROUP

NOTE 33 - RECONCILIATION -- (CONTINUED)
COMPREHENSIVE INCOME

    Beginning in 1998, U.S. GAAP requires the disclosure of comprehensive income which, for the Group, is net income increased or decreased for translation differences as presented in Note 12. The following presents the Group's comprehensive income based upon IAS for each of the years ended December 31, 1998, 1997 and 1996:

                                                                    YEARS ENDED
                                                                    DECEMBER 31,
                                                                --------------------
                                                                1996    1997    1998
                                                                ----    ----    ----
                                                                    million CHF
Net income in accordance with IAS...........................     413     463     530
Other comprehensive income:
  Currency translation adjustment...........................     172     (81)    (81)
                                                                ----    ----    ----
Comprehensive income........................................     585     382     449
                                                                ====    ====    ====

SPIN-OFF OF CHEMICALS BUSINESS

    Under Canadian GAAP, liabilities that will be assumed by a purchaser or discharged from the proceeds of sale may not be offset against assets held for disposal. Accordingly, the liabilities of discontinued operations that have been offset against the assets of discontinued operations and classified as a part of net assets of discontinued operations in the consolidated balance sheet under IAS would be shown on a broad basis, rather than net. Such difference in presentation has no impact on consolidated shareholders' equity.

DISCONTINUED OPERATIONS

    As described in Note 26(b), certain Lawson Mardon businesses that were acquired during 1994 have been classified as discontinued operations under IAS. Under U.S. and Canadian GAAP, the requirements to be classified as discontinued operations are more prescriptive. Accordingly, the results of operations for these disposals would be classified as part of income from continuing operations. Had such businesses been classified as continuing operations at December 31, 1997, the Group's total assets and liabilities, as prepared in accordance with IAS, would have increased by approximately CHF 225 million and the net assets of discontinued operations would be decreased by the same amount. Net sales for the years ended December 31, 1998 and 1997 would have increased by approximately CHF 110 million and CHF 440 million, respectively.

DEFERRED TAXES

    Under IAS, the Group's deferred tax assets and liabilities are classified as long-term. Under U.S. and Canadian GAAP, the Group's deferred tax assets and liabilities would be segregated between current and long-term.

USE OF ESTIMATES

    The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

PROPORTIONAL CONSOLIDATION

    Under IAS, the Group's interest in a mining joint venture is reported using the proportionate consolidation method. This method takes into account individual assets, liabilities, income and expenses line-by-line pro rata to the participation in the equity.

    Under U.S. and Canadian GAAP, this joint venture would be fully consolidated, with a corresponding balance reflected for the minority interest, as the Group has effective operating control of the joint venture.

    Under the full consolidation method, the Group's consolidated financial statements would include 100 percent of the assets and liabilities of the joint venture and reflect the related minority ownership interest. The effect of fully consolidating the joint venture would be to increase total assets and the minority interest by approximately CHF 98 million and CHF 101 million at December 31, 1998 and 1997, respectively, principally representing the operating fixed assets of the joint venture. Operating expenses and minority interests would be increased by approximately CHF 97 million and CHF 96 million for the years ended December 31, 1998 and 1997, respectively, principally representing the minority interest's share of the joint venture's operating expenses. These adjustments would have no impact on the Group's net income for the respective periods.

OTHER U.S. GAAP STATEMENTS ISSUED BUT NOT ADOPTED:

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), Accounting for Derivative Instruments and Hedging Activities. This Statement establishes accounting and reporting for

                                    ALGROUP

NOTE 33 - RECONCILIATION -- (CONTINUED)
derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments an fair value. This Statement, as amended by SFAS No. 137, is effective for all fiscal years beginning after June 15, 2000. Management has not determined the effect of the adoption of SFAS No. 133.

              UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                                    ALGROUP

                      INTERIM CONSOLIDATED BALANCE SHEETS
                   AT DECEMBER 31, 1998 AND AT JUNE 30, 1999

                                                                  DECEMBER 31,        JUNE 30,
                                                                      1998              1999
                                                                ----------------    ------------
                                                                                    (unaudited)
                                                                      (In millions of CHF)
ASSETS
FIXED ASSETS
Property, plant and equipment...............................          7,156             7,688
Accumulated depreciation....................................         (4,676)           (5,069)
Intangible assets and goodwill..............................            246               274
Other noncurrent assets.....................................             87                84
Investments in affiliates...................................             19                13
Long-term loans and advances................................             11                12
                                                                     ------            ------
TOTAL FIXED ASSETS..........................................          2,843             3,002
                                                                     ------            ------
CURRENT ASSETS
Inventories, net............................................          1,120             1,203
Trade receivables, net......................................            926             1,269
Other receivables, prepaid expenses and accrued income......            325               430
Short-term advances.........................................             17                37
Cash and cash equivalents...................................            360               445
                                                                     ------            ------
TOTAL CURRENT ASSETS........................................          2,748             3,384
Net assets of discontinued operations.......................          1,809             1,909
                                                                     ------            ------
TOTAL ASSETS................................................          7,400             8,295
                                                                     ======            ======

LIABILITIES AND SHAREHOLDERS' EQUITY

Share capital...............................................            629               629
Consolidated reserves.......................................          2,472             2,698
                                                                     ------            ------
TOTAL SHAREHOLDERS' EQUITY..................................          3,101             3,327
                                                                     ------            ------
MINORITY INTERESTS..........................................             41                37
                                                                     ------            ------
LIABILITIES
Long-term provisions........................................            608               616
Long-term debt:
  Bonds.....................................................            867               699
  Due to banks and other financial institutions.............            333               692
                                                                     ------            ------
TOTAL LONG-TERM LIABILITIES.................................          1,808             2,007
                                                                     ------            ------
Current liabilities:
  Trade payables............................................            702               695
  Other liabilities and deferred items......................            765               979
Short-term debt:
  Due to banks and other financial institutions.............            980             1,249
  Long-term debt due within one year........................              3                 1
                                                                     ------            ------
TOTAL CURRENT LIABILITIES...................................          2,450             2,924
                                                                     ------            ------
TOTAL LIABILITIES...........................................          4,258             4,931
                                                                     ------            ------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................          7,400             8,295
                                                                     ======            ======

    See accompanying notes to the interim consolidated financial statements

                                    ALGROUP

                     INTERIM CONSOLIDATED INCOME STATEMENTS

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                               --------------------
                                                                 1998        1999
                                                               --------    --------
                                                               (In millions of CHF)
                                                                      )  (unaudited
NET SALES...................................................     3,875       3,691
Changes in inventory of work-in-progress and finished
  goods.....................................................        32          24
------------------------------------------------------------
                                                                ------      ------
INCOME FROM PRODUCTION......................................     3,907       3,715
Material costs..............................................    (1,992)     (1,828)
Energy costs................................................      (146)       (137)
Personnel expenses..........................................      (845)       (883)
Other operating income and expenses, net....................      (412)       (387)
Depreciation and amortization...............................      (190)       (201)
                                                                ------      ------
OPERATING INCOME............................................       322         279
Amortization of goodwill....................................        (7)         (8)
                                                                ------      ------
EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES
  AND MINORITY INTEREST.....................................       315         271
Interest income and exchange gains..........................        41         130
Interest expenses and exchange losses.......................      (143)       (203)
Other income, net...........................................         2           1
                                                                ------      ------
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND
  MINORITY INTEREST.........................................       215         199
Income taxes................................................       (47)        (39)
Income attributable to minorities...........................        (3)         (3)
                                                                ------      ------
INCOME FROM CONTINUING OPERATIONS...........................       165         157
Net income from discontinuing operations....................        84         121
                                                                ------      ------
NET INCOME..................................................       249         278
                                                                ======      ======

                                                                1998      1999
                                                                CHF       CHF
                                                               ------    ------
Basic earnings per share continuing operations..............     26.4      25.0
Diluted earnings per share continuing operations............     26.4      25.1
Basic earnings per share group..............................     39.9      44.2
Diluted earnings per share group............................     39.1      43.4

    See accompanying notes to the interim consolidated financial statements.

                                    ALGROUP

                   INTERIM CONSOLIDATED CASH FLOW STATEMENTS

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                                -----------------
                                                                1998        1999
                                                                -----       -----
                                                                  (In)millions of
                                                                    (unauditedCHF)
Income from continuing operations...........................     165         157
Depreciation on property, plant and equipment...............     188         197
Amortization of intangibles.................................       2           4
Amortization of goodwill....................................       7           8
Increase in long-term provisions............................       0           7
Income from application of the equity method................      (1)         (1)
Increase in net working capital.............................    (202)       (288)
                                                                ----        ----
NET CASH PROVIDED BY CONTINUING OPERATIONS..................     159          84
NET CASH PROVIDED BY DISCONTINUING OPERATIONS...............     104         180
                                                                ----        ----
TOTAL CASH PROVIDED BY OPERATING ACTIVITIES.................     263         264
                                                                ----        ----
Purchase of property, plant and equipment...................    (198)       (173)
Purchase of intangibles.....................................      (4)         (1)
Goodwill from purchase of operations........................       0         (11)
Sale of investments in affiliates...........................       4           7
Purchase of consolidated companies (less cash acquired).....     (12)          0
Sale of consolidated companies (less cash disposed).........     185           2
Sale of property, plant and equipment.......................       7           6
Decrease in other long-term liabilities.....................       6           0
Decrease (increase) in loans and advances...................      12         (18)
                                                                ----        ----
NET CASH USED IN INVESTING ACTIVITIES (CONTINUING)..........       0        (188)
NET CASH USED IN INVESTING ACTIVITIES (DISCONTINUING).......    (168)        (73)
                                                                ----        ----
TOTAL CASH USED IN INVESTING ACTIVITIES.....................    (168)       (261)
                                                                ----        ----
Increase (decrease) of capital, net.........................    (125)          1
Increase (decrease) in debts................................     (31)        241
Dividend payout.............................................       0        (157)
Contribution from (distribution to) minority interests......       3          (3)
                                                                ----        ----
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
  (CONTINUING)..............................................    (153)         82
NET CASH PROVIDED BY FINANCING ACTIVITIES (DISCONTINUING)...       5           3
                                                                ----        ----
TOTAL CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.......    (148)         85
                                                                ----        ----
TRANSLATION ADJUSTMENTS.....................................       2          (3)
                                                                ----        ----
Net increase (decrease) in cash.............................     (51)         85
Cash and cash equivalents at 1 January......................     328         360
                                                                ----        ----
CASH AND CASH EQUIVALENTS AT JUNE 30,.......................     277         445
                                                                ====        ====

    See accompanying notes to the interim consolidated financial statements.

                                    ALGROUP

        NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1.  ACCOUNTING PRINCIPLES

    These consolidated financial statements are based on the accounts of the individual subsidiaries at June 30, which have been drawn up according to uniform Group accounting principles consistent with those adopted by algroup in its consolidated financial statements for the year ended December 31, 1998 and include all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for fair presentation. The consolidated accounts are rendered in conformity with the existing International Accounting Standards (IAS), published by the International Accounting Standards Committee (IASC).

    For comparative purposes, the previous period's data were reclassified to conform with the current period's presentation.

2.  DISCONTINUING OPERATIONS

    The discontinuing operations are comprised of the following activities:

    a) At the shareholders' meeting of algroup of 18 October 1999 the shareholders' approved the Demerger of the chemical business (composed of two divisions of the Group, fine chemicals and specialties and intermediates and additives) and the energy business free of any net financial debts effective as of 1 July 1999. The aforementioned algroup activities are consequently treated as discontinuing operations. The financial statements of the periods contemplated have been restated accordingly.

    b) In 1997, Algroup had identified several operations, mainly in its Food Flexible and Tobacco Packaging division, as not being strategic businesses to the group. In July 1997, these activities were proposed for divestiture and accordingly classified as discontinuing operations second half of 1998 with the exception of two operations (LM Can and LM Star) which have been reincorporated as continuing operations (with restatement of 1997 data). The divestment program was completed in the second half of 1998.

    The Group financial statements reflect the net income of discontinuing operations as a separate item and related assets and liabilities have been classified in the consolidated balance sheet as net assets discontinuing operations.

3.  CHANGE IN THE SCOPE OF CONSOLIDATION

    Pacquet Oneida, Inc, Clifton, NJ, US, a company engaged in the production of flexible packaging was acquired effective 1 August 1998.

4.  EVENTS AFTER BALANCE SHEET DATE (UNAUDITED)

    On 11 August 1999, Algroup announced that it had agreed to the principal terms of three-way merger agreement with Alcan Aluminium Limited (Alcan) and Pechiney SA (Pechiney). The combination will be accomplished through two independent exchange offers in which shares in Alcan will be issued. In connection therewith, Algroup announced that it would demerge its chemical and energy businesses prior to the effective date of the three-way combination.

    Upon completion of the demerger, Algroup will contribute US$234 million in cash (approximately CHF 360 million at June 30, 1999 rates) to the Chemical and Energy businesses. In the event there is only a two-way merger between Alcan and Algroup, excluding Pechiney, US$167 million (approximately CHF 260 million at June 30, 1999 rates) must be paid to Algroup.

    On 18 October 1999, at an extraordinary shareholders' meeting, the shareholders of the Group approved the demerger of the chemical and energy businesses.

    Management anticipates that the separation of the chemical and energy businesses will be achieved without substantial current tax liabilities as any taxable gain on the separation should be sheltered by capital and net operating losses carried forward.

5.  CHANGES IN SHAREHOLDERS' EQUITY

                                                               JUNE 30,    JUNE 30,
                                                                 1998        1999
                                                               --------    --------
                                                               (In millions of CHF)
BEGINNING OF PERIOD.........................................    2,765       3,101
Share capital increase......................................       31           1
Net income..................................................      249         278
Dividend....................................................        0        (157)
Nominal value repayment (CHF 25 per share)..................     (156)          0
Translation differences.....................................       44         104
                                                                -----       -----
END OF PERIOD...............................................    2,933       3,327
                                                                =====       =====

                                    ALGROUP

6.  EXCHANGE RATES

                                                                                                        INCOME STATEMENT
                                                                              BALANCE SHEET          ----------------------
                                                                         ------------------------    HALF-YEAR    HALF-YEAR
                                                                         DECEMBER 31,    JUNE 30,     AVERAGE     RATE CHF
                                                                             1998          1999        1998         1999
                                                                         ------------    --------    ---------    ---------
                                                                              (CHF per unit)
USA...........................................   Dollar           1          1.38          1.55         1.48         1.47
Canada........................................   Dollar           1          0.89          1.05         1.03         0.99
Australia.....................................   Dollar           1          0.84          1.02         0.96         0.95
Great Britain.................................   Pound Sterling   1          2.29          2.44         2.45         2.38
Germany.......................................   Mark             100       82.12         81.90        82.18        81.80
France........................................   Franc            100       24.49         24.42        24.52        24.39
Italy.........................................   Lira             100       0.083         0.083        0.083        0.083

7.  SEGMENT DATA

                                                                        JUNE 30,                       JUNE 30,
                                                                          1998                           1999
                     SALES BY DIVISION                         ---------------------------    ---------------------------
                     -----------------                         (In millions of CHF)     %     (In millions of CHF)     %
Primary materials and fabricated products..................           1,580             41           1,512             41
Food, flexible and tobacco packaging.......................           1,065             27           1,036             28
Pharmaceutical and cosmetics packaging                                  675             17             653             18
Holding and others.........................................               3              1               4              0
                                                                      -----            ---           -----            ---
SUBTOTAL...................................................           3,323             86           3,205             87
Trading....................................................             552             14             486             13
                                                                      -----            ---           -----            ---
TOTAL......................................................           3,875            100           3,691            100
                                                                      =====            ===           =====            ===

                                                                        JUNE 30,                       JUNE 30,
                                                                          1998                           1999
               OPERATING INCOME BY DIVISION                    ---------------------------    ---------------------------
               ----------------------------                    (In millions of CHF)     %     (In millions of CHF)     %
Primary materials and fabricated products..................             176             54             164             59
Food, flexible and tobacco packaging.......................              86             27              85             30
Pharmaceutical and cosmetics packaging.....................              58             18              48             17
Holding and others.........................................               2              1             (18)            (6)
                                                                      -----            ---           -----            ---
SUBTOTAL...................................................             322            100             279            100
Trading....................................................              na                             na
                                                                      -----            ---           -----            ---
TOTAL......................................................             322            100             279            100
                                                                      =====            ===           =====            ===

DEPRECIATION & AMORTISATION

                                                                      JUNE 30,                       JUNE 30,
                                                                        1998                           1999
                       BY DIVISION                           ---------------------------    ---------------------------
                       -----------                           (In millions of CHF)     %     (In millions of CHF)     %
Primary materials and fabricated products................               89            47               93            46
Food, flexible and tobacco packaging.....................               54            28               60            30
Pharmaceutical and cosmetics packaging...................               46            24               48            24
Holding and others.......................................                1             1                0             0
                                                                    ------           ---           ------           ---
TOTAL....................................................              190           100              201           100
                                                                    ======           ===           ======           ===

                                    ALGROUP

7.  SEGMENT DATA -- (CONTINUED)
INVESTMENTS IN PROPERTY, PLANT & EQUIPMENT

                                                                      JUNE 30,                       JUNE 30,
                                                                        1998                           1999
                       BY DIVISION                           ---------------------------    ---------------------------
                       -----------                           (In millions of CHF)     %     (In millions of CHF)     %
Primary materials and fabricated products.................              80            40               90            52
Food, flexible and tobacco packaging......................              53            27               49            28
Pharmaceutical and cosmetics packaging....................              65            33               33            19
Holding and others                                                       0             0                1             1
                                                                    ------           ---           ------           ---
TOTAL.....................................................             198           100              173           100
                                                                    ======           ===           ======           ===

PERSONNEL

                                                                  JUNE 30,          JUNE 30,
                                                                    1998              1999
                     BY PRODUCTION AREA                        --------------    --------------
                     ------------------                                    %                 %
Switzerland.................................................    3,166      13     3,190      13
EU..........................................................   12,665      53    12,235      51
Rest of Europe..............................................    1,012       4       997       5
                                                               ------     ---    ------     ---
Europe......................................................   16,843      70    16,422      69
North America...............................................    6,259      26     6,460      27
Other areas.................................................      871       4       938       4
                                                               ------     ---    ------     ---
TOTAL.......................................................   23,973     100    23,820     100
                                                               ======     ===    ======     ===

                                                                  JUNE 30,          JUNE 30,
                                                                    1998              1999
                        BY DIVISION                            --------------    --------------
                        -----------                                        %                 %
Primary materials and fabricated products...................    9,707      40     9,698      41
Food, flexible and tobacco packaging........................    6,552      27     6,561      28
Pharmaceutical and cosmetics packaging......................    7,569      32     7,413      31
Holding and others..........................................      145       1       148       0
                                                               ------     ---    ------     ---
TOTAL.......................................................   23,973     100    23,820     100
                                                               ======     ===    ======     ===

                                    ALGROUP

8.  RECONCILIATION

    Significant Differences Between International Accounting Standards and Generally Accepted Accounting Principles in the United States and Canada.

    The Algroup unaudited interim consolidated financial statements have been prepared in accordance with International Accounting Standards (IAS) of the International Accounting Standards Committee (IASC) which differ in certain significant respects from generally accepted accounting principles in the United States (U.S. GAAP) and Canada (Canadian GAAP). The significant differences that affect the consolidated net income and shareholders' equity are set out below. U.S. and Canadian GAAP have been applied on a basis consistent with that of the consolidated financial statements for the year ended December 31, 1998.

RECONCILIATION OF NET INCOME TO U.S. GAAP

                                                                  SIX MONTHS
                                                                ENDED JUNE 30,
                                                                --------------
                                                                1998     1999
                                                                -----    -----
                                                                 million CHF
Net income as reported in the consolidated income statements
in accordance with IAS......................................      249      278
Adjustments required to conform with U.S. GAAP:
  Goodwill amortization.....................................      (14)     (12)
  Capitalized interest......................................        7        6
  Inventories...............................................        1       (4)
  Debt issue costs..........................................       (1)      (1)
  Fixed assets..............................................        2        7
  Pensions..................................................       16       14
  Stock ownership plan......................................       (4)      --
  Derivatives...............................................       12      (94)
  Accruals..................................................      (10)      13
  Restructuring provisions..................................       --      (14)
  Deferred taxes............................................       (5)      (4)
  Other.....................................................        4        2
  Tax effect of U.S. GAAP adjustments.......................       (8)      20
                                                                -----    -----
Net income in accordance with U.S. GAAP.....................      249      211
                                                                =====    =====
    Continuing operations...................................      163       84
    Discontinued operations.................................       86      127
Basic earnings per share in accordance with U.S. GAAP:           CHF      CHF
  Continuing operations.....................................    26.07    13.36
  Discontinued operations...................................    13.76    20.20
                                                                -----    -----
  Net income................................................    39.83    33.56
                                                                =====    =====
Diluted earnings per share in accordance with U.S. GAAP:         CHF      CHF
  Continuing operations.....................................    26.09    14.02
  Discontinued operations...................................    13.03    19.20
                                                                -----    -----
  Net income................................................    39.12    33.22
                                                                =====    =====

                                    ALGROUP

8.  RECONCILIATION -- (CONTINUED)
RECONCILIATION OF NET INCOME TO CANADIAN GAAP

                                                                   SIX MONTHS
                                                                 ENDED JUNE 30,
                                                                ----------------
                                                                 1998      1999
                                                                ------    ------
                                                                  (unaudited)
                                                                  million CHF
Net income as reported in the consolidation income
statements in accordance with IAS...........................       249       278
Adjustments required to conform with Canadian GAAP:
  Goodwill amortization and impairment......................       (14)      (12)
  Capitalized interest......................................         7         6
  Inventories...............................................         1        (2)
  Debt issue costs..........................................        (1)       (1)
  Fixed assets..............................................         2         7
  Pensions..................................................        16        14
  Derivatives...............................................        12       (94)
  Accruals..................................................       (10)       13
  Restructuring provisions..................................        --       (14)
  Deferred taxes............................................        (5)       (4)
  Other.....................................................         4         2
  Tax effect of Canadian GAAP adjustments...................        (8)       20
                                                                ------    ------
Net income in accordance with Canadian GAAP:................       253       213
                                                                ======    ======
    Continuing operations...................................       166        85
    Discountinued operations................................        87       128
Earnings per share in accordance with Canadian GAAP:             CHF       CHF
  Continuing operations.....................................     26.55     13.52
  Discontinued operations...................................     13.92     20.36
                                                                ------    ------
  Net income................................................     40.47     33.88
                                                                ======    ======
Fully diluted earnings per share in accordance with Canadian
  GAAP:                                                          CHF       CHF
  Continuing operations.....................................     26.55     14.17
  Discontinued operations...................................     13.18     19.36
                                                                ------    ------
  Net income................................................     39.73     33.53
                                                                ======    ======

                                    ALGROUP

8.  RECONCILIATION -- (CONTINUED)
RECONCILIATION OF SHAREHOLDERS' EQUITY TO U.S. AND CANADIAN GAAP

                                                                DECEMBER 31, 1998      JUNE 30, 1999
                                                                -----------------    -----------------
                                                                 US      CANADIAN     US      CANADIAN
                                                                GAAP       GAAP      GAAP       GAAP
                                                                -----    --------    -----    --------
                                                                             million CHF
Shareholders' equity as reported in the consolidated balance
sheets in accordance with IAS...............................    3,101     3,101      3,327     3,327
Adjustments required to conform with U.S. and Canadian GAAP:
  Goodwill
    Cost....................................................     548        548       552        552
    Amortization............................................    (334)      (334)     (335)      (335)
  Capitalized interest......................................      80         80        87         87
  Inventories...............................................       2          5        (3)         2
  Debt issue costs..........................................       3          3         3          3
  General accruals..........................................      26         26        33         33
  Pensions..................................................      98        118       109        132
  Derivatives...............................................     (24)       (24)     (117)      (117)
  Accruals..................................................      28         28        41         41
  Restructuring provisions..................................       8          8        (6)        (6)
  Deferred taxes............................................      28         28        25         25
  Other.....................................................       6          6         3          3
  Tax effect of U.S. and Canadian GAAP adjustments..........     (33)       (33)      (12)       (12)
                                                                -----     -----      -----     -----
Shareholders' equity in accordance with U.S. and Canadian
  GAAP......................................................    3,537     3,560      3,707     3,735
                                                                =====     =====      =====     =====

COMPREHENSIVE INCOME

    Beginning in 1998, U.S. GAAP requires the disclosure of comprehensive income which, for the Group, is net income increased or decreased for translation differences. The following presents the Group's comprehensive income based upon IAS for each of the six-month periods ended June 30, 1999 and 1998:

                                                                 SIX MONTHS
                                                                   ENDED
                                                                  JUNE 30,
                                                                ------------
                                                                1997    1998
                                                                ----    ----
                                                                million CHF
Net income in accordance with IAS...........................    249     278
Other comprehensive income:
  Currency translation adjustment...........................     44     104
                                                                ---     ---
Comprehensive income........................................    293     382
                                                                ===     ===

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    ALGROUP

     The following discussion should be read in conjunction with algroup's consolidated financial statements and the notes thereto which are included elsewhere in this document. These financial statements have been prepared in accordance with International Accounting Standards (IAS) which differ in certain significant respects from U.S. GAAP (Note 33). In light of the demerger of Lonza Group AG from algroup, which was completed in October 1999, the financial results of Lonza Group are reflected as discontinued operations. The following discussion related to algroup's continuing operations, consisting of its primary materials and fabricated products, food flexible and tobacco packaging and pharmaceutical and cosmetic packaging divisions.

RESULTS OF OPERATIONS

     The following table sets forth certain income statement data on a group-wide basis expressed in millions of Swiss Francs:

CONTINUING OPERATIONS

                                                                                SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,          JUNE 30,
                                                  --------------------------    ----------------
                                                   1996      1997      1998      1998      1999
                                                  ------    ------    ------    ------    ------
                                                        )                       (CHF in millions
Total net sales...............................     5,800     7,238     7,497     3,875     3,691
Income from production........................     5,806     7,286     7,511     3,907     3,715
Material and energy costs.....................    (3,153)   (3,856)   (4,072)   (2,138)   (1,965)
Personnel costs...............................    (1,339)   (1,660)   (1,712)     (845)     (883)
Other operating expenses, net.................      (573)     (840)     (751)     (412)     (387)
Depreciation and amortization.................      (283)     (361)     (386)     (197)     (209)
Earnings before interest and taxes............       458       569       590       315       271
Net finance and interest expenses.............      (136)     (165)     (154)     (100)      (72)
Income taxes..................................       (74)      (82)     (107)      (47)      (39)
Minority interests............................        (3)       (3)       (7)       (3)       (3)
Income from continuing operations.............       245       319       322       165       157

                                    ALGROUP

     Algroup's continuing operations are conducted through three divisions, algroup Alusuisse (Primary Materials and Fabricated Products), algroup Lawson Mardon (Food Flexible and Tobacco Packaging) and algroup Wheaton (Pharmaceutical and Cosmetics Packaging). The following table sets forth sales and operating income by division.

                                                                                  SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,        JUNE 30,
                                                       -----------------------    ----------------
                                                       1996     1997     1998      1998      1999
                                                       -----    -----    -----    ------    ------
                                                            )                     (CHF in millions
SALES BY DIVISION
Primary materials and
Fabricated products................................    2,370    2,735    3,079    1,580     1,512
Food flexible and tobacco packaging................    1,868    2,092    2,119    1,065     1,036
Pharmaceutical and cosmetics packaging.............      809    1,249    1,268      675       653
Holding and others.................................        7        4        6        3         4
                                                       -----    -----    -----    -----     -----
SUBTOTAL...........................................    5,054    6,080    6,472    3,323     3,205
                                                       -----    -----    -----    -----     -----
Trading............................................      746    1,158    1,025      552       486
                                                       -----    -----    -----    -----     -----
TOTAL..............................................    5,800    7,238    7,497    3,875     3,691
                                                       =====    =====    =====    =====     =====
OPERATING INCOME
Primary materials and Fabricated products..........      242      300      340      176       164
Food flexible and tobacco packaging................      148      169      176       86        85
Pharmaceutical and cosmetics packaging.............       76      116       90       58        48
Holding and others.................................       (1)      (2)      (1)       2       (18)
                                                       -----    -----    -----    -----     -----
SUBTOTAL...........................................      465      583      605      322       279
                                                       -----    -----    -----    -----     -----
Trading............................................       na       na       na       na        na
                                                       -----    -----    -----    -----     -----
TOTAL..............................................      465      583      605      322       279
                                                       =====    =====    =====    =====     =====

                                    ALGROUP

                   HALF YEAR ENDED JUNE 30, 1999 COMPARED TO
                         HALF YEAR ENDED JUNE 30, 1998

NET SALES

     Total net sales of in the continuing aluminum and packaging activities for the six months ended June 30, 1999 decreased by 4.7% to CHF 3,691 million. On a constant exchange rate basis (applying 1999 actual exchange rates to local currency sales in 1998), the decrease was 1%. The fall in groupwide net sales reflected declines in each of algroup's principal operating segments. Sales by division are discussed in greater detail below.

     PRIMARY MATERIALS AND FABRICATED PRODUCTS. Net sales in the aluminum business for the first six months of 1999 fell by 4.3% compared with the corresponding period in the prior year to CHF 1,512 million. This decrease reflected lower prices for bauxite, alumina and metal in the primary materials businesses in the wake of lower LME notations. In the fabricated products operations some softness in demand for industrial products was felt in response to the delay in economic recovery in the central European economies. This was largely offset by a stronger order book for mass transportation applications and a favorable development of the automotive sector. Demand for composites was substantially more robust than in the comparable period in 1998.

     FOOD AND TOBACCO PACKAGING. Total net sales for the Food and Tobacco Packaging division decreased by CHF 29 million (2.7%) to CHF 1,036 million for the first six months of 1999 as compared to the corresponding period of 1998. This decline corresponds to a decrease of 1% at constant exchange rates.

     Food flexible sales were stable reflecting mixed conditions in the various geographic markets. Food flexible packaging sales in Continental Europe decreased by CHF 12 million or 9.1%. Output was satisfactory but market conditions remained tight. Sales in the UK and Ireland decreased by CHF 18 million or 7%. The UK food flexible market remained soft with confectionery production impacted by falling export levels as a result of the continuing strength of the Pound Sterling. Share gains in snacks and other film products partly offset soft market conditions in other areas. Food flexible packaging sales in North America increased by CHF 30 million or 16%. The mid-1998 acquisition of Pacquet Oneida accounted for CHF 28 million of this increase. Significant growth was also achieved in drink pouches. The roll-fed label business was affected by weak sales of soft drinks in PET bottles.

     Tobacco packaging sales were also stable. The tobacco market declined in the United States owing to tax increases and in Turkey and Russia due to economic difficulties. These market factors, combined with a destocking program at a major customer, were offset by market share gains.

     The sales of other packaging products decreased by CHF 26 million or 7.6%. Sales of foil products and print finishing were satisfactory but the price level of aluminum based products was significantly lower than in the first half of 1998 reflecting fluctuations in aluminum prices.

     PHARMACEUTICAL AND COSMETICS PACKAGING. Total net sales for the first six months of 1999 decreased by 3.3% to CHF 653 million from CHF 675 million for the corresponding period of 1998. This decrease corresponds to a 2.0% reduction on a constant exchange rate basis. The decline was attributable to Cosmetics market shortfalls.

     Pharmaceutical trading performance was strong across most product categories in the first half of 1999 while in some areas moderate competitive price pressures were experienced. Sales of pharmaceutical, glass, plastics and tubing products in North America showed good development. Contract manufacturing services and sales of pharmaceutical cartons also improved after a slow start in 1999. Progress was made with the penetration of plastic packaging media in the European market. Positive development was also evident in European tubing operations as a result of our progress in establishing global alliances with the major pharmaceutical customers. Poor market conditions in Brazil including the significant devaluation of its currency, have negatively impacted both net sales and operating income in that region.

                                    ALGROUP

     Challenging market conditions have been experienced in both North America and European cosmetics markets. Aggressive pricing pressures have also impacted both North American molded glass and European aerosols.

OPERATING COSTS

     Overall operating costs decreased by CHF 149 million from CHF 3,585 million (92.5% of net sales) in the six months ended June 30, 1998 to CHF 3,436 (93.1% of net sales) in the six months ended June 30, 1999. This represents a decrease of 4.2% compared to the previous year period in absolute terms and a 3.1% decrease on a constant exchange rate basis. The principal driver was lower materials costs which declined 8.2% to CHF 1,828 in the period ended June 30, 1999 from the corresponding period of 1998, reflecting the lower raw materials prices that also affected net sales for the period.

OPERATING INCOME

     Total operating income declined 13.4% to CHF 279 million in the first half of 1999 from CHF 322 million in the first half of 1998 and the group wide operating margin fell from 8.3% to 7.6% mainly due to the costs (CHF 18 million) related to the foreseen merger with the VIAG group and reduced operating margins in pharmaceutical and cosmetics packaging. The aluminum and food flexibles businesses recorded relatively steady margins notwithstanding pressures from materials prices and competitive conditions.

     PRIMARY MATERIALS AND FABRICATED PRODUCTS. Operating income in this sector decreased by 6.8% on the prior year period. The most significant factor was the lower margin on alumina and metal sales of the primary materials activities, which more than offset the impact of strong trading results, including significant metal hedging gains. Fabricated products operating income increased in the industry and transport businesses as a result of the benefits of plant restructuring and through good regional growth. The composites businesses also enjoyed substantial improvement in profitability resulting from strong organic growth and the successful introduction of significant new products, despite also absorbing the planned start-up losses of a new Chinese joint venture for the local production of Alocobond(R) facade material.

     FOOD FLEXIBLE AND TOBACCO PACKAGING. Total operating income was stable at CHF 85 million compared to CHF 86 million for the first half of 1998. Operating margin for the period was 8.2% compared to 8.1% for the first half of 1998, reflecting reductions in food flexibles offset by improved productivity in tobacco and other packaging products. Difficulties faced with the start-up of new equipment in the first quarter combined with the weakness of demand in some market segments affected the profitability of the UK food flexible units productivity and cost control. enabled the Continental European units to improve steadily their results despite tight market conditions.

     Despite stable sales in the tobacco sector, continuing efforts in improving productivity had a positive impact on operational performance.

     PHARMACEUTICALS AND COSMETICS PACKAGING. Total operating profit decreased by 17.2% from CHF 58 million to CHF 48 million for the corresponding period of 1998. This was attributable to the cosmetics sector.

     The decrease in European Cosmetics was due to aggressive pricing in the marketplace, a pronounced emphasis on smaller-sized, less profitable product mix, and an overall softness in the aerosol can business.

     The decrease in North American Cosmetics resulted also from lower prices and compared to the first half of 1998 operational difficulties in connection with the introduction of the new technology for molded glass.

                                    ALGROUP

FINANCIAL RESULTS

     The financial results of algroup, consisting of net interest expense and exchange gains and losses, improved from CHF (100) million in the first half of 1998 to CHF (72) million in the comparable period of 1999. This decrease in mainly due to the decrease of market rates.

TAXES

     Income taxes declined from CHF 47 million in the first half of 1998 to CHF 39 million in the same period in 1999. Algroup's effective tax rate improved to 18.9% in the first half of 1999 from 21.4% in the comparable period of the prior year. This reflected a shift in earnings to jurisdictions with lower statutory tax rates.

NET INCOME

     Net income, after minority interests, but before discontinued operations fell CHF 8 million to CHF 157 million in the first half of 1999.

                    YEAR ENDED DECEMBER 31, 1998 COMPARED TO
                          YEAR ENDED DECEMBER 31, 1997

NET SALES

     Algroup's net sales improved 3.6% to CHF 7,497 million in 1998 from CHF 7,238 million in 1997. On a constant exchange rate basis, net sales improved 4.6%. The net sales improvement primarily reflected improved price and volume conditions in the aluminum business as well as modest improvements in the packaging business. Net sales by division are analyzed in greater detail below.

     PRIMARY MATERIALS AND FABRICATED PRODUCTS. Net sales for 1998 increased to CHF 3,079 million, or 12.6% as compared with 1997. On a constant exchange rate basis, net sales increased 14.8%. Significantly increased trading volumes, favorable LME prices in the earlier months of the year and the first full year operation of the smelter expansion in Iceland contributed to a 30% increase in sales in the Primary Materials operations. Fabricated Products sales increased by 8% year-on-year, reflecting very strong demand for automotive products and strength, particularly in the earlier months of the year, in industrial products. In composites, the decline in sales to the Asian facade market could not be fully offset by the increasing market demand in Europe and in the Americas.

     FOOD FLEXIBLES AND TOBACCO PACKAGING. Total net sales for the Food and Tobacco Packaging division increased by CHF 27 million from CHF 2,092 million in 1997 to CHF 2,119 million in 1998. This represents an increase of 1.3%. On a constant exchange rate basis, net sales increased 2.0%.

     Food Flexible sales increased by CHF 35 million or 3.0% reflecting strong increases in Continental Europe and North America, offset by reduced sales in the U.K. In Continental Europe food flexible packaging sales showed an improvement with strong demand from dairy customers mainly in France. Sales in the UK were belowed the 1997 level as the key markets of confectionery and biscuits remained sluggish and demand was affected by the strength of the Pound Sterling. Food flexible packaging sales in North America increased by 9.8%. The mid year acquisition of Pacquet Oneida accounted for more than two thirds of this increase.

     Tobacco packaging sales increased 7.5% with market share gains in North America and growing demand in Turkey and Central Asia.

     The sales of other packaging products decreased by 4.0% mainly due to foil products sales which were impacted by declining aluminum prices in the second part of the year, combined with a slowdown of activity.

     PHARMACEUTICAL AND COSMETIC PACKAGING. Total net sales in the pharmaceutical and cosmetic packaging division increased by 1.5% to CHF 1,268 million in 1998 from CHF 1,249 million in 1997. On a constant exchange rate basis net sales improved 2.1%. Overall strong demand for our pharmaceutical offering in both North America and Europe was offset by softness in the U.S. cosmetics business.

                                    ALGROUP

     Pharmaceutical packaging benefitted from sales growth across all product lines and regions, but particularly in the North American pharma flexibles operations. Multi-year global supply agreements were reached with pharmaceutical industry leaders across the division's broad, multi-product offering.

     In Cosmetics packaging activities, the aerosol business in Europe enjoyed continuing strong demand particularly from the leading European-based cosmetics companies. However, North American Cosmetics was adversely impacted by the start-up of the new glass-tanks due to the advanced technology and automation incorporated in their design.

OPERATING COSTS

     Algroup's operating costs increased 3.0% from CHF 6,703 million (92.6% of net sales) in 1998 to CHF 6,906 million (92.1% of net sales) in 1999. On a constant exchange rate basis, costs increased 3.8% Increases were driven by a 5.2% increase in materials costs, an 11.9% increase in energy costs and a 3.1% increase in personnel costs and a 10.6% decrease in other operating income and expenses.

OPERATING INCOME

     Operating income increased 3.8% from CHF 583 million in 1997 to CHF 605 million in 1998 reflecting an substantial improvement in aluminum operations as well as improved results in food flexible and tobacco packaging, offset by poor market conditions affecting foil products and pharmaceutical and cosmetics packaging.

     PRIMARY MATERIALS AND FABRICATED PRODUCTS. Operating income in the aluminum business increased 13.3% to CHF 340 million. Strong margin performance in the alumina and smelting operations were augmented by sharply increased trading profits to push primary materials operating income up by 35%. Fabricated Products operating profit, however, softened year-on-year, despite significant performance improvements across most industrial and automotive businesses. The key negative issue was operational problems in the German formed parts business which triggered a major plant restructuring program. Also contributing to the weaker overall performance was a much lower profit performance in the export composite materials as a result of the collapse of Asian markets at the end of 1997.

     FOOD FLEXIBLE AND TOBACCO PACKAGING. Total operating profit in this division increased by CHF 7 million or 4.1% driven by improved tobacco packaging income and a solid performance in food flexibles that was offset by slower foil products sales. Operating margin for the period was 8.3% compared to 8.1% for 1997.

     Food flexible operating profit increased with a stable performance in North America, UK and Ireland, but with a significant improvement in Continental Europe. This performance was achieved as a result of significant cost reductions and productivity improvements and despite increasingly competitive market conditions in the second half of the year.

     The major contributor to the division's improved operating results was tobacco packaging where operating income improved by as a result of productivity improvement in the UK and sales growth in North America and Turkey.

     Other packaging operating profit declined owing to the significant slowdown of foil product sales and the impact of reduced aluminum prices on inventories.

     PHARMACEUTICAL AND COSMETICS PACKAGING. The total operating income for this division decreased by 22.4% from CHF 116 million to CHF 90 million. The primary driver for the decrease were the start-up issues in North American Cosmetics.

     North American Cosmetics operating income showed an pronounced decline of CHF 27 million. The main factors in the year-over-year decrease were: (a) lost sales volume during the start-up of the new glass tanks, (b) a 3% price decline, and (c) additional depreciation on the new investment (CHF 4 million increased cost).

     Pharma Flexibles operating income improved buoyed by significant operational improvements in the Shelbyville, Kentucky Pharma Center as well as double digit sales growth at this facility.

                                    ALGROUP

FINANCIAL RESULTS

     Net financial results improved from CHF (165) million net in 1997 to CHF
(154) million net in 1998. A lower interest rate environment together with improved capital management are the main reason for the improvement.

TAXES

     Income taxes increased from CHF 82 million in 1997 to CHF 107 million in 1998, reflecting in part the higher pre-tax income and in part a higher effective tax rate which increased from 19.9% in 1997 to 24.0% in 1998, reflecting the reduced benefit from previously recognized tax losses.

                    YEAR ENDED DECEMBER 31, 1997 COMPARED TO
                          YEAR ENDED DECEMBER 31, 1996

NET SALES

     Algroup's net sales of CHF 7,238 million in 1997 reflected a 24.8% increase over the CHF 5,800 million recorded in 1996. On a constant exchange rate basis, net sales improved by 15.9%. The increased net sales primarily reflected solid performance in the aluminum and food and tobacco packaging business as well as a significant increase in the pharmaceutical and cosmetics business due in part to the full year impact of the acquisition of Wheaton Inc..

     PRIMARY MATERIALS AND FABRICATED PRODUCTS. Net sales for 1997 in the division increased by 15.4% compared with 1996 to CHF 2,735 million. Increasing demand for primary aluminum, a stable LME price and a strong US dollar combined to lift sales in primary materials. Algroup Alusuisse also benefitted from additional capacity created by productivity programs and the start-up of the additional potline commissioned in Iceland in September 1997. Fabricated Products sales increased 14% driven in particular by healthy demand for industrial products, especially in the electrotechnical and machine industry as customers restocked in response to the rapid rise in LME prices in the last quarter of 1996. Very strong exports of composite facade materials to the Far East, continued until the third quarter.

     FOOD AND TOBACCO PACKAGING. Total net sales for the Food and Tobacco Packaging division increased by CHF 224 million from CHF 1,868 million in 1996 to CHF 2,092 million in 1997. This represents an increase of 12%. Because more than half of the sales of the division were in North America, the UK and Ireland, the impact of changing exchange rates was significant as these currencies strengthened by between 15% and 20% versus the Swiss Franc in the period. At constant exchange rates the increase in net sales was -0.8%.

     In Food Flexibles, sales in the UK declined by 5%, as reductions in raw material costs were passed on to customers. In North America, sales of roll labels and drink pouches increased significantly but were partly offset by the impact of the loss of a major customer (CHF 28 million of sales) in the plastic tray business. Sales were up by 33% in Tobacco, benefitting from recent investments in the Netherlands and Turkey, an excellent start-up of the new greenfield operation in the US and new capacity in the UK. In other packaging products, the demand for aluminum foil and packaging converters was very strong and sales increased by 9% against 1996.

     PHARMACEUTICAL AND COSMETICS PACKAGING. Total net sales for 1997 increased by 54.4% to CHF 1,249 million from CHF 809 million for the corresponding period in 1996. The most significant factor was the full year impact of the Wheaton, Inc. acquisition in 1997 compared to seven months in 1996. The year-over-year difference directly attributable to Wheaton, Inc. is CHF 302 million.

     While most of the growth was attributable to the full year inclusion of Wheaton, Inc., the division experienced strong demand for its pharmaceutical offerings, more than offsetting softness in the U.S. cosmetics area.

     Sales to multinational customers increased substantially in 1997. Particular growth was achieved in flexible pharma packaging throughout Europe, as well as in plastic bottles and glass tubing vials in North

                                    ALGROUP

America. Solid growth was achieved also in our Canadian folding cartons and contract packaging activities.

     In our cosmetics activities, the overall market development in molded glass products was flat and characterized by competitive pressures. The aerosol businesses in Europe, on the other hand, enjoyed continuing strong demand.

     In July 1997, we acquired the plastic bottle and closure activities of ACI Rockware in the UK. With much of its revenue coming from leading personal care/cosmetics customers, this acquisition complements our other offerings in the UK and continental European cosmetics market.

OPERATING COSTS

     Algroup's operating costs advanced 25.5% from CHF 5,341 million in 1996 to CHF 6,703 million in 1997. On a constant exchange rate basis, these costs increased 16.6%. The increase was driven by higher materials costs which rose 24.1% to CHF 3,604 million in 1997 and higher personnel costs (24.0% higher) and other operating expenses (46.6% higher) reflecting the full year impact of the Wheaton acquisition.

OPERATING INCOME

     Group operating income improved 25.4% to CHF 583 million in 1997 from CHF 465 million in 1996. This improvement benefitted from a significantly stronger performance in the aluminum business as well as a solid increase in profitability from the food and tobacco business as well as pharmaceutical and cosmetics activities inclusive of the 12 months results of Wheaton.

     PRIMARY MATERIALS AND FABRICATED PRODUCTS. Operating income increased 24.0% to CHF 300 million, mainly related to improved volume and especially margins on all products of the primary sector. Higher and stable LME prices together with a stronger US dollar were a significant contributory margin factor for alumina and aluminum. Most aluminum product lines, however, experienced an ongoing margin squeeze in Europe because of currency-related increases in raw material costs. The profitability of the composites business rose strongly based on business growth in the American and Asian markets supported also by the successful introduction of new display products.

     FOOD AND TOBACCO PACKAGING. Total operating income increased by CHF 21 million or 14.2%. Operating margin for the period was 8.1% compared to 7.9% for 1996. Food Flexible operating profit increased by despite a shortfall in profit in North America owing to the loss of a major customer for plastic trays. The major gains were due to productivity improvement in flexo printing in the UK and strong performance by the Irish business.

     Tobacco posted a very strong increase in operating income mainly related to volume growth. Other packaging operating profit increased also by volume growth in aluminum foil for converters.

     PHARMACEUTICAL AND COSMETICS PACKAGING. Total operating profit increased by 52.6% from CHF 76 million to CHF 116 million for the corresponding period of 1997. The increased profit directly attributable to the full year impact of Wheaton, Inc. was CHF 28 million. In addition, Pharma Flexibles operating profit improved substantially due to their strong growth in 1997.

FINANCIAL RESULTS

     Net financial results fell from CHF (136) million in 1996 to CHF (165) million in 1997 reflecting lower interest income and exchange gains.

TAXES

     Income taxes increased to CHF 82 million in 1997 from CHF 74 million in 1996; however, the group's effective tax rate improved from 23.1% to 19.9% due to the recognition of previously unrecognized tax benefits.

                                    ALGROUP

NET INCOME FROM CONTINUING OPERATIONS

     As a result of these factors, Algroup's income from continuing operations improved 30.2% to CHF 319 million in 1997 from CHF 245 million in 1996.

                       LIQUIDITY AND FINANCIAL RESOURCES

     The proposed source of funds for algroup's operations in cash generated from operating activities. The following table shows summarized cash flow data for the periods indicated.

                                                                                       SIX MONTHS
                                                          YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                                          -----------------------    --------------
                                                          1996     1997     1998     1998     1989
                                                          -----    -----    -----    -----    -----
                                                              )                    (CHF in millions
CASH FLOW FROM OPERATING ACTIVITIES:
  Income from Continuing Operations...................     245      319      322      165      157
  Non-cash operating Items............................     332      383      385      196      215
  (Increase) decrease in working capital..............     (10)     (95)     (93)    (202)    (288)
  Net cash provided by (used for)
  continuing operating activities.....................     567      607      614      159       84
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of Property, Plant & Equipment.............    (422)    (531)    (507)    (198)    (173)
  Sales of Investments & Assets.......................      37       14      247      196       15
  Purchase of Consolidated Companies..................    (508)     (18)     (61)     (12)       0
  Decrease (Increase) in loans and liabilities........     (24)      51       60       18      (18)
  Other...............................................       3       (6)     (20)      (4)     (12)
  Net cash used in investing activities
     (continuing).....................................    (914)    (490)    (281)       0     (188)
CASH FLOWS FROM FUNDING:
  Increase (decrease) in capital......................       0      103     (113)    (125)       1
  Increase (decrease) in debt.........................     247       79     (197)     (31)     241
  Dividends paid......................................    (115)    (115)       0        0     (157)
  Minority interests..................................       4       (1)       8        3       (3)
Net cash provided by (used in) financing activities
  (continuing)........................................     136       66     (302)    (153)      82

OPERATING ACTIVITIES

     Net cash provided by continuing operating activities was CHF 614 million for the year 1998, slightly over the level of previous comparable period 1997 (CHF 607 million), which in turn improved from CHF 567 million in 1996. The Net Working Capital increase at the end of June 1998 and 1999 compared to the year end amounts of 1996, 1997 and 1998 is partially due to the increase in stocks in order to deal with summer shut-downs.

INVESTING ACTIVITIES

     Net cash used in investing activities amounted to CHF 281 million in 1998 and CHF 490 in 1997. The decrease of 42.6% is mainly due to the realization of the sales program of some packaging activities accordingly classified as discontinuing operations. Algroup realized CHF 247 million in net proceeds from sales of investments and assets in 1998, the bulk of which was recorded in the first half of the year. Capital expenditure levels represent approximately 8 to 9% of sales (sales before trading activities). Those capital expenditures reflects the need for state of the art facilities in order to retain a leading position in the development of the business sections in which the group operates.

FINANCING AND SOURCES OF FUNDS

     The forecasted capital expenditure program for the next years will be fully financed by the cash provided by the operating operations.

                                    ALGROUP

RISK MANAGEMENT

     The group is exposed to market risk from changes in commodity prices and currency exchange rates. Algroup manages its exposure to changes in metals prices through an active trading arm. Alusuisse Trading which sells excess materials such as alumina and anodes and purchases metals to cover the shortfall between internal aluminum production and groupwide requirements. Alusuisse Trading also manages risk exposures through trading on the London Metals Exchange (LME) on behalf of algroup and third parties.

     To manage the volatility relating to the Group's exposures to market risk from changes in interest rates and currency exchange rates, algroup enters into various derivative transactions pursuant to the Group's policies in areas such as counterparty exposure and hedging practices. Counterparties to these agreements are major international financial institutions. Positions are monitored using techniques such as market value and sensitivity and analyses.

     The following tables present information for interest rate and foreign exchange contracts. The notional amount of derivatives summarized below represents the gross amount of the contracts and includes already closed transactions which have not yet matured. Therefore the figures are not a direct measure of algroup's exposure. The market value approximates the cost to settle the outstanding contracts. These market value amounts should be viewed not in isolation but in relation to the market values of the underlying hedged transactions and the overall reduction in algroup exposure to adverse fluctuation of interest and foreign exchange rates.

                                                                   1997           1998
                                                                -----------    -----------
                                                                million CHF    million CHF
INTEREST RATE CONTRACTS
  Notional amount...........................................       1,478          1,471
  Net negative market value.................................         (65)           (57)
  Net negative book value...................................         (31)           (21)
  Difference market value/book value........................         (34)           (36)
  CREDIT RISK...............................................           0              7

     INTEREST RATE MANAGEMENT. Algroup's policy is to manage interest cost using a mix of fixed and variable rate debt. In order to manage this mix in a cost efficient manner, algroup enters into interest rate swaps, to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to a corresponding notional principal amount.

                                                                   1997           1998
                                                                -----------    -----------
                                                                million CHF    million CHF
FOREIGN EXCHANGE CONTRACTS
  Notional amount...........................................       2,128          2,620
  Net negative market value.................................         (51)           (61)
  Net negative book value...................................         (51)           (61)
  Difference market value/book value........................           0              0
  CREDIT RISK...............................................           9             22

     FOREIGN EXCHANGE MANAGEMENT. In management of its exposure to fluctuation in foreign currency exchange rates, algroup has entered into a variety of currency swaps, foreign exchange contracts and options. These agreements generally include the exchange of one currency for a second currency at a future date.

     COMMODITY RISK MANAGEMENT. In order the manage the volatility of LME pricing for aluminum, algroup enters into various derivative transactions pursuant to the Group's policies in areas such as counterparty exposure and hedging practices. The objective of such strategies to present the economic performance of the Group's upstream assets by stabilizing the associated revenue stream over a number of years. This objective is normally set on a multi-year basis and is achieved by securing guaranteed selling prices for these commodities within pre-established price bands. These strategies are reviewed by

                                    ALGROUP

management on a continuous basis, and rely mainly on the use of LME futures and options. The key element of these strategies is to secure the profitability of the upstream assets by obtaining a guaranteed minimum price, in exchange for which the group foregoes the right to participate in price increases in excess of the pre-established bands. Historically, the group has found these strategies quite successful in safeguarding the financial performance of its upstream assets, especially in times when depressed LME pricing would normally have led to significant earnings volatility and poor financial results. As a consequence of the proposed merger of algroup with Alcan and Pechiney, these strategies have not been continued and will mature in accordance with their terms.

YEAR 2000 COMPLIANCE

     In 1997, a comprehensive Year 2000 compliance program was initiated including, inter alia, the testing of plant, machinery and facilities equipped with electronic devices supposed to have a time-related computing function. This assurance program is almost completed. Algroup is dependent on a large number of external suppliers whose services and products also need to achieve compliance. These relationships are managed proactively and suppliers are required to certify their products and services as Year 2000 compliant. Costs associated with Year 2000 system adjustments are being expensed as incurred over the 1998 and 1999 period. While management does not believe that Algroup will suffer any major damage as a result of Year 2000 problems, no assurance can be given in this respect. For additional information on Year 2000 compliance, see Note 28 to the Algroup Consolidated Financial Statements.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Canada Business Corporations Act (the "Act"), the governing Act to which the Company is subject, provides that, except in the case of an action taken by the Company or of a derivative action taken by a shareholder on behalf of the Company as provided below, a Director or Officer may be indemnified by the Company against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment if (i) he acted honestly and in good faith with a view to the best interests of the Company; and (ii) in the case of a criminal or administrative action or proceeding he had reasonable grounds for believing that his conduct was lawful. The right of indemnification is more limited where Directors and Officers are sued by the Company or on its behalf by a shareholder. In those cases, the Company may with the approval of a court indemnify Directors and Officers against all costs, charges and expenses but not the amount of the judgment or settlement of an action, provided he fulfills the conditions of (i) and (ii) above. A Director or Officer must be indemnified for costs, charges and expenses if he was substantially successful on the merits in his defense and fulfills the conditions of (i) and (ii) above.

     The Directors' Standing Resolution pertaining to indemnification of Directors and Officers of the Company represents, in general terms, the extent to which Directors and Officers may be indemnified by the Company under the Act. This resolution provides as follows:

           "18. INDEMNITY. Subject to the limitations contained in the governing Act but without limit to the right of the Corporation to indemnify as provided for in the Act, the Corporation shall indemnify a Director or Officer, a former Director or Officer, or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Corporation or at the Corporation's request on behalf of any such body corporate) and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a Director or Officer of the Corporation or such body corporate or by reason of having undertaken such liability, if

        (a) he acted honestly and in good faith with a view to the best interests of the Corporation; and

        (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful."

     The Company also has an insurance policy covering Directors and Officers of the Company and of its subsidiaries against certain liabilities which might be incurred by them in their capacities as such, but excluding those claims for which such insured persons could be indemnified by the Company or its subsidiaries.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS AND SCHEDULES.

     (a)  The following Exhibits are filed herewith unless otherwise indicated:

                                 EXHIBIT INDEX

                                                                           PAGINATION BY
                                                                            SEQUENTIAL
EXHIBIT                                                                      NUMBERING
  NO.                              DESCRIPTION                                SYSTEM
-------                            -----------                             -------------
  2        Combination Agreement dated September 16, 1999 (included as
           Annex A to the prospectus which is part of this registration statement)..................................................
 3.1       Articles of Amalgamation, dated as of January 1, 1995, as
           amended as of May 8, 1995 (incorporated herein by reference to exhibit 3.1 of the Annual Report on Form 10-K of Alcan
           for 1996 (File No. 1-3677)).................................
 3.2       By-law No. 1A (incorporated herein by reference to exhibit
           3.5 to the Annual Report on Form 10-K of Alcan for 1987
           (File No. 1-3677))..........................................
  5        Opinion of McMillan Binch regarding validity of securities being registered.*..........................................
 8.1       Opinion of Milbank, Tweed, Hadley & McCloy LLP regarding
           United States tax consequences of the combination.*.........
 8.2       Opinion of McMillan Binch regarding Canadian tax
           consequences of the combination.*...........................
 21        Subsidiaries (incorporated herein by reference to the Annual
           Report on Form 10-K for the fiscal year ended December 31,
           1998 (File No. 1-3677)).....................................
23.1       Consent of PricewaterhouseCoopers LLP as auditors of the
           financial statements of Alcan...............................
23.2       Consent of PricewaterhouseCoopers as auditors of the
           financial statements of Pechiney............................
23.3       Consent of McCarthy Tetrault.**.............................
23.4       Consent of KPMG Fides Peat as auditors of the financial
           statements of Algroup.......................................
23.5       Consent of PricewaterhouseCoopers LLP as auditors of the
           financial statements of Alusuisse-Lonza America Inc.........
23.6       Consent of Milbank, Tweed, Hadley & McCloy LLP (included in the opinion filed as Exhibit 8.1 to this registration
           statement and incorporated herein by reference).............
23.7       Consents of McMillan Binch (included in the opinions filed as Exhibits 5 and 8.2 to this registration statement and
           incorporated herein by reference)...........................
 24        Powers of Attorney.**.......................................

---------------

*   To be filed by amendment.

**  Previously filed.

     (b)  Financial Statement Schedules

        Not Applicable

ITEM 22.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

            (i)   To include any prospectus required in Section 10(a)(3) of the
                Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Montreal, Province of Quebec, Country of Canada on December 23, 1999.

                                       ALCAN ALUMINIUM LIMITED
                                       (Registrant)

                                                /s/ JACQUES BOUGIE*
                                       By:
                                       -----------------------------------------

                                            Name: Jacques Bougie
                                            Title: President and Chief Executive
                                           Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE FOLLOWING CAPACITIES ON DECEMBER 23, 1999.

                  SIGNATURE                                               TITLE
                  ---------                                               -----

             /s/ JACQUES BOUGIE*                 Director, President and Chief Executive Officer
---------------------------------------------    (Principal Executive Officer)
               Jacques Bougie

           /s/ WARREN CHIPPINDALE*               Director
---------------------------------------------
             Warren Chippindale

          /s/ ELEANOR R. CLITHEROE*              Director
---------------------------------------------
            Eleanor R. Clitheroe

              /s/ TRAVIS ENGEN*                  Director
---------------------------------------------
                Travis Engen

             /s/ JOHN R. EVANS*                  Chairman of the Board
---------------------------------------------
                John R. Evans

            /s/ ALLAN E. GOTLIEB*                Director
---------------------------------------------
              Allan E. Gotlieb

              /s/ J.E. NEWALL*                   Director
---------------------------------------------
                 J.E. Newall

            /s/ PETER H. PEARSE*                 Director
---------------------------------------------
               Peter H. Pearse

           /s/ SIR GEORGE RUSSELL*               Director
---------------------------------------------
             Sir George Russell

            /s/ GUY SAINT-PIERRE*                Director
---------------------------------------------
              Guy Saint-Pierre

                  SIGNATURE                                               TITLE
                  ---------                                               -----

           /s/ GERHARD SCHULMEYER*               Director
---------------------------------------------
             Gerhard Schulmeyer

                                                 Director
---------------------------------------------
               Paul M. Tellier

            /s/ SURESH THADHANI*                 Executive Vice President and Chief Financial Officer
---------------------------------------------    (Principal Financial Officer)
               Suresh Thadhani

             /s/ RICHARD GENEST*                 Corporate Controller (Principal Accounting Officer)
---------------------------------------------
               Richard Genest

          /s/ WILLIAM H. JAIRRELS*               Authorized Representative in the United States of
---------------------------------------------    America
             William H. Jairrels


                /s/ ROY MILLINGTON
*By ----------------------------------------
     Roy Millington as Attorney-in-fact

                                 EXHIBIT INDEX

                                                                           PAGINATION BY
                                                                            SEQUENTIAL
EXHIBIT                                                                      NUMBERING
  NO.                              DESCRIPTION                                SYSTEM
-------                            -----------                             -------------
  2        Combination Agreement dated September 16, 1999 (included as
           Annex A to the prospectus which is part of this registration statement)..................................................
 3.1       Articles of Amalgamation, dated as of January 1, 1995, as
           amended as of May 8, 1995 (incorporated herein by reference to exhibit 3.1 of the Annual Report on Form 10-K of Alcan
           for 1996 (File No. 1-3677)).................................
 3.2       By-law No. 1A (incorporated herein by reference to exhibit
           3.5 to the Annual Report on Form 10-K of Alcan for 1987
           (File No. 1-3677))..........................................
  5        Opinion of McMillan Binch regarding validity of securities being registered.*..........................................
 8.1       Opinion of Milbank, Tweed, Hadley & McCloy LLP regarding
           United States tax consequences of the combination.*.........
 8.2       Opinion of McMillan Binch regarding Canadian tax
           consequences of the combination.*...........................
 21        Subsidiaries (incorporated herein by reference to the Annual
           Report on Form 10-K for the fiscal year ended December 31,
           1998 (File No. 1-3677)).....................................
23.1       Consent of PricewaterhouseCoopers LLP as auditors of the
           financial statements of Alcan...............................
23.2       Consent of PricewaterhouseCoopers as auditors of the
           financial statements of Pechiney............................
23.3       Consent of McCarthy Tetrault.**.............................
23.4       Consent of KPMG Fides Peat as auditors of the financial
           statements of Algroup.......................................
23.5       Consent of PricewaterhouseCoopers LLP as auditors of the
           financial statements of Alusuisse-Lonza America Inc.........
23.6       Consent of Milbank, Tweed, Hadley & McCloy LLP (included in the opinion filed as Exhibit 8.1 to this registration
           statement and incorporated herein by reference).............
23.7       Consents of McMillan Binch (included in the opinions filed as Exhibits 5 and 8.2 to this registration statement and
           incorporated herein by reference)...........................
 24        Powers of Attorney.**.......................................

---------------

*   To be filed by amendment.

**  Previously filed.